Exhibit 99.2

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

)
In re:	)	Chapter 11
)
MCDERMOTT INTERNATIONAL, INC., et al.,[1]	)	Case No. 20-[_____] (___)
)
Debtors.	)	(Joint Administration Requested)
)

DISCLOSURE STATEMENT FOR THE JOINT

PREPACKAGED CHAPTER 11 PLAN OF REORGANIZATION OF

MCDERMOTT INTERNATIONAL, INC. AND ITS DEBTOR AFFILIATES

JACKSON WALKER L.L.P.	KIRKLAND & ELLIS LLP
Elizabeth C. Freeman (TX Bar No. 24009222)	KIRKLAND & ELLIS INTERNATIONAL LLP
Matthew D. Cavenaugh (TX Bar No. 24062656)	Joshua A. Sussberg, P.C. (pro hac vice pending)
1401 McKinney Street, Suite 1900	Christopher T. Greco, P.C. (pro hac vice pending)
Houston, Texas 77010	Anthony R. Grossi (pro hac vice pending)
Telephone: (713) 752-4200	601 Lexington Avenue
Facsimile: (713) 752-4221	New York, New York 10022
Email: efreeman@jw.com	Telephone: (212) 446-4800
mcavenaugh@jw.com	Facsimile: (212) 446-4900
Proposed Co-Counsel to the Debtors and Debtors in Possession	Email: joshua.sussberg@kirkland.com christopher.greco@kirkland.com anthony.grossi@kirkland.com

-and-

James H.M. Sprayregen, P.C.
John R. Luze (pro hac vice pending)
300 North LaSalle Street
Chicago, Illinois 60654
Telephone: (312) 862-2000
Facsimile: (312) 862-2200
Email: james.sprayregen@kirkland.com john.luze@kirkland.com

Proposed Co-Counsel to the Debtors
and Debtors in Possession

Dated: January 21, 2020

[1]

A complete list of each of the Debtors in these chapter 11 cases may be obtained on the website of the Debtors’ proposed claims and noticing agent at https://cases.primeclerk.com/McDermott. The location of Debtor McDermott International, Inc.’s principal place of business and the Debtors’ service address in these chapter 11 cases is 757 North Eldridge Parkway, Houston, Texas 77079.

THIS IS A SOLICITATION OF VOTES TO ACCEPT OR REJECT THE PLAN IN ACCORDANCE WITH BANKRUPTCY CODE SECTION 1125 AND WITHIN THE MEANING OF BANKRUPTCY CODE SECTION 1126, 11 U.S.C. §§ 1125, 1126. THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT. THE DEBTORS INTEND TO SUBMIT THIS DISCLOSURE STATEMENT TO THE BANKRUPTCY COURT FOR APPROVAL FOLLOWING COMMENCEMENT OF SOLICITATION AND THE DEBTORS’ FILING FOR RELIEF UNDER CHAPTER 11 OF THE BANKRUPTCY CODE. THE INFORMATION IN THIS DISCLOSURE STATEMENT IS SUBJECT TO CHANGE. THIS DISCLOSURE STATEMENT IS NOT AN OFFER TO SELL ANY SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY ANY SECURITIES.

IMPORTANT INFORMATION ABOUT THIS DISCLOSURE STATEMENT

SOLICITATION OF VOTES ON THE JOINT PREPACKAGED CHAPTER 11 PLAN OF REORGANIZATION OF MCDERMOTT INTERNATIONAL, INC. AND ITS DEBTOR AFFILIATES PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE FROM THE HOLDERS OF OUTSTANDING:

VOTING CLASS	NAME OF CLASS UNDER THE PLAN
CLASS 5	2021 LETTER OF CREDIT CLAIMS

CLASS 6A	2023 LETTER OF CREDIT CLAIMS

CLASS 6B	REVOLVING CREDIT CLAIMS

CLASS 6C	TERM LOAN CLAIMS

CLASS 6D	CREDIT AGREEMENT HEDGING CLAIMS

CLASS 7	CASH SECURED LETTER OF CREDIT CLAIMS

CLASS 8	LLOYDS LETTER OF CREDIT CLAIMS

CLASS 9	SENIOR NOTES CLAIMS

IF YOU ARE IN CLASS 5, CLASS 6A–6D, CLASS 7, CLASS 8, OR CLASS 9, YOU ARE RECEIVING THIS DOCUMENT AND THE ACCOMPANYING MATERIALS BECAUSE YOU ARE ENTITLED TO VOTE ON THE PLAN.

DELIVERY OF BALLOTS

CLASS 5, CLASS 6A–6D, CLASS 7, AND CLASS 8 BALLOTS MAY BE RETURNED IN THE ENCLOSED PRE-PAID, PRE-ADDRESSED RETURN ENVELOPE WITH THE BALLOT OR TO AN ADDRESS BELOW, AND MUST BE RECEIVED BY THE SOLICITATION AGENT BY THE VOTING DEADLINE, WHICH IS 4:00 P.M. (PREVAILING CENTRAL TIME) ON WEDNESDAY, FEBRUARY 19, 2020.

BY REGULAR MAIL AT: Prime Clerk, LLC Re: McDermott International, Inc., et al., One Grand Central Place, 60 East 42nd Street, Suite 1440, New York, NY 10165	BY HAND DELIVERY OR OVERNIGHT MAIL AT: Prime Clerk, LLC Re: McDermott International, Inc., et al., One Grand Central Place, 60 East 42nd Street, Suite 1440, New York, NY 10165

PLEASE CHOOSE ONLY ONE METHOD TO RETURN YOUR BALLOT.

CLASS 9 BALLOTS, INCLUDING MASTER BALLOTS AND PRE-VALIDATED BENEFICIAL OWNER BALLOTS, MUST BE ACTUALLY RECEIVED BY THE SOLICITATION AGENT BY THE VOTING DEADLINE, WHICH IS 4:00 P.M. (PREVAILING CENTRAL TIME) ON WEDNESDAY, FEBRUARY 19, 2020, VIA THE ENCLOSED PRE-PAID, PRE-ADDRESSED RETURN ENVELOPE, OR AS OTHERWISE DIRECTED ON THE BALLOT:

If you are a noteholder and received an envelope addressed to your nominee, please return your ballot to your nominee, allowing enough time for your nominee to cast your vote on a master ballot before the Voting Deadline.

BALLOTS RECEIVED VIA EMAIL OR FACSIMILE WILL NOT BE COUNTED

IF YOU HAVE ANY QUESTIONS REGARDING THE PROCEDURE FOR

VOTING ON THE PLAN, PLEASE CONTACT THE SOLICITATION AGENT AT:

BY E-MAIL TO:

MCDERMOTTBALLOTS@PRIMECLERK.COM

WITH A REFERENCE TO “MCDERMOTT INTERNATIONAL, INC.” IN THE SUBJECT LINE

BY TELEPHONE:

1-877-426-7705 (TOLL FREE) OR 1-917-994-8380 (INTERNATIONAL)

AND REQUEST TO SPEAK WITH A MEMBER OF THE SOLICITATION TEAM

This disclosure statement (this “Disclosure Statement”) provides information regarding the Joint Prepackaged Chapter 11 Plan of Reorganization of McDermott International, Inc. and Its Debtor Affiliates (as may be amended, supplemented, or otherwise modified from time to time, the “Plan”),2 for which the Debtors will seek confirmation by the Bankruptcy Court. A copy of the Plan is attached hereto as Exhibit A and is incorporated herein by reference. The Debtors are providing the information in this Disclosure Statement to certain holders of Claims for purposes of soliciting votes to accept or reject the Plan.

Pursuant to the Restructuring Support Agreement, the Plan is currently supported by the Debtors and certain Consenting Stakeholders that have executed the Restructuring Support Agreement, including holders of approximately 95% in principal of the 2021 Letter of Credit Claims, approximately 85% in principal of the 2023 Letter of Credit Claims, approximately 85% in principal of the Revolving Credit Claims, approximately 74% in principal of the Term Loan Claims, approximately [•]% in principal of the Credit Agreement Hedging Claims, approximately [•]% in principal of the Cash Secured Letter of Credit Claims, and approximately 67% in principal of the Senior Notes Claims.

[2]	Capitalized terms used but not otherwise defined in this Disclosure Statement have the meanings ascribed to such terms in the Plan.

The consummation and effectiveness of the Plan are subject to certain material conditions precedent described herein and set forth in Article IX of the Plan. There is no assurance that the Bankruptcy Court will confirm the Plan or, if the Bankruptcy Court does confirm the Plan, that the conditions necessary for the Plan to become effective will be satisfied or, in the alternative, waived.

The Debtors urge each holder of a Claim or Interest to consult with its own advisors with respect to any legal, financial, securities, tax, or business advice in reviewing this Disclosure Statement, the Plan, and each proposed transaction contemplated by the Plan.

The Debtors strongly encourage holders of Claims in Class 5, Class 6A–6D, Class 7, Class 8, and Class 9 to read this Disclosure Statement (including the Risk Factors described in Article VII hereof) and the Plan in their entirety before voting to accept or reject the Plan. Assuming the requisite acceptances to the Plan are obtained, the Debtors will seek the Bankruptcy Court’s approval of the Plan at the Confirmation Hearing.

RECOMMENDATION BY THE DEBTORS

EACH DEBTOR’S BOARD OF DIRECTORS, MEMBER, OR MANAGER, AS APPLICABLE, HAS APPROVED THE TRANSACTIONS CONTEMPLATED BY THE PLAN AND DESCRIBED IN THIS DISCLOSURE STATEMENT, AND EACH DEBTOR BELIEVES THAT THE COMPROMISES CONTEMPLATED UNDER THE PLAN ARE FAIR AND EQUITABLE, MAXIMIZE THE VALUE OF EACH OF THE DEBTOR’S ESTATES, AND PROVIDE THE BEST RECOVERY TO CLAIM AND INTEREST HOLDERS. AT THIS TIME, EACH DEBTOR BELIEVES THAT THE PLAN AND RELATED TRANSACTIONS REPRESENT THE BEST ALTERNATIVE FOR ACCOMPLISHING THE DEBTORS’ OVERALL RESTRUCTURING OBJECTIVES. EACH OF THE DEBTORS THEREFORE STRONGLY RECOMMENDS THAT ALL HOLDERS OF CLAIMS WHOSE VOTES ARE BEING SOLICITED SUBMIT BALLOTS TO ACCEPT THE PLAN BY RETURNING THEIR BALLOTS SO AS TO BE ACTUALLY RECEIVED BY THE SOLICITATION AGENT NO LATER THAN WEDNESDAY, FEBRUARY 19, 2020 AT 4:00 P.M. (PREVAILING CENTRAL TIME) PURSUANT TO THE INSTRUCTIONS SET FORTH HEREIN AND ON THE BALLOTS.

SPECIAL NOTICE REGARDING FEDERAL AND STATE SECURITIES LAWS

The Bankruptcy Court has not reviewed this Disclosure Statement or the Plan, and the securities to be issued on or after the Effective Date will not have been the subject of a registration statement filed with the United States Securities and Exchange Commission (the “SEC”) under the United States Securities Act of 1933 as amended (the “Securities Act”) or any securities regulatory authority of any state under any state securities law (“Blue Sky Laws”). The Plan has not been approved or disapproved by the SEC or any state regulatory authority and neither the SEC nor any state regulatory authority has passed upon the accuracy or adequacy of the information contained in this Disclosure Statement or the Plan. Any representation to the contrary is a criminal offense. The Debtors are relying on section 4(a)(2) and/or Regulation D of the Securities Act, and similar Blue Sky Laws provisions, to exempt from registration under the Securities Act and Blue Sky Laws the offer to certain Institutional holders of Revolving Loan Claims, Term Loan Claims, and Senior Notes Claims of new securities prior to the Petition Date, including in connection with the solicitation of votes to accept or reject the Plan (the “Solicitation”).

After the Petition Date, the Debtors will rely on section 1145(a) of the Bankruptcy Code and the exemption listed above to exempt from registration under the Securities Act and Blue Sky Laws the offer, issuance, and distribution of New Common Stock and New Warrants under the Plan, and the shares of New Common Stock issuable upon exercise of the New Warrants. Neither the Solicitation nor this Disclosure Statement constitutes an offer to sell or the solicitation of an offer to buy securities in any state or jurisdiction in which such offer or solicitation is not authorized.

Except to the extent publicly available, this Disclosure Statement, the Plan, and the information set forth herein and therein are confidential. This Disclosure Statement and the Plan contain material non-public information concerning the Debtors, their subsidiaries, and their respective debt and Securities. Each recipient hereby acknowledges that it (a) is aware that the federal securities laws of the United States prohibit any person who has material non-public information about a company, which is obtained from the company or its representatives, from purchasing or selling Securities of such company or from communicating the information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such Securities and (b) is familiar with the United States Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”) and the rules and regulations promulgated thereunder, and agrees that it will not use or communicate to any Person or Entity, under circumstances where it is reasonably likely that such Person or Entity is likely to use or cause any Person or Entity to use, any confidential information in contravention of the Securities Exchange Act or any of its rules and regulations, including Rule 10b-5.

v

DISCLAIMER

This Disclosure Statement contains summaries of certain provisions of the Plan and certain other documents and financial information. The information included in this Disclosure Statement is provided solely for the purpose of soliciting acceptances of the Plan and should not be relied upon for any purpose other than to determine whether and how to vote on the Plan. All holders of Claims entitled to vote to accept or reject the Plan are advised and encouraged to read this Disclosure Statement and the Plan in their entirety before voting to accept or reject the Plan. The Debtors believe that these summaries are fair and accurate. The summaries of the financial information and the documents that are attached to, or incorporated by reference in, this Disclosure Statement are qualified in their entirety by reference to such information and documents. In the event of any inconsistency or discrepancy between a description in this Disclosure Statement, on the one hand, and the terms and provisions of the Plan or the financial information and documents incorporated in this Disclosure Statement by reference, on the other hand, the Plan or the financial information and documents, as applicable, shall govern for all purposes.

Except as otherwise provided in the Plan or in accordance with applicable law, the Debtors are under no duty to update or supplement this Disclosure Statement. The Bankruptcy Court’s approval of this Disclosure Statement does not constitute a guarantee of the accuracy or completeness of the information contained herein or the Bankruptcy Court’s endorsement of the merits of the Plan. The statements and financial information contained in this Disclosure Statement have been made as of the date hereof unless otherwise specified. Holders of Claims or Interests reviewing the Disclosure Statement should not assume at the time of such review that there have been no changes in the facts set forth in this Disclosure Statement since the date of this Disclosure Statement. No holder of a Claim or Interest should rely on any information, representations, or inducements that are not contained in or are inconsistent with the information contained in this Disclosure Statement, the documents attached to this Disclosure Statement, and the Plan. This Disclosure Statement does not constitute legal, business, financial, or tax advice. Any Person or Entity desiring any such advice should consult with their own advisors. Additionally, this Disclosure Statement has not been approved or disapproved by the Bankruptcy Court, the SEC, or any securities regulatory authority of any state under Blue Sky Laws. The Debtors are soliciting acceptances to the Plan prior to commencing any cases under chapter 11 of the Bankruptcy Code.

The financial information contained in or incorporated by reference into this Disclosure Statement has not been audited, except as specifically indicated otherwise. The Debtors’ management, in consultation with the Debtors’ advisors, has prepared the financial projections attached hereto as Exhibit E and described in this Disclosure Statement (the “Financial Projections”). The Financial Projections, while presented with numerical specificity, necessarily were based on a variety of estimates and assumptions that are inherently uncertain and may be beyond the control of the Debtors’ management. Important factors that may affect actual results and cause the management forecasts not to be achieved include, but are not limited to, risks and uncertainties relating to the Debtors’ businesses (including their ability to achieve strategic goals, objectives, and targets over applicable periods), industry performance, the regulatory environment, general business and economic conditions, and other factors. The Debtors caution that no representations can be made as to the accuracy of these projections or to their ultimate performance compared to the information contained in the forecasts or that the forecasted results will be achieved. Therefore, the Financial Projections may not be relied upon as a guarantee or other assurance that the actual results will occur.

Regarding contested matters, adversary proceedings, and other pending, threatened, or potential litigation or other actions, this Disclosure Statement does not constitute, and may not be construed as, an admission of fact, liability, stipulation, or waiver by the Debtors or any other party, but rather as a statement made in the context of settlement negotiations in accordance with Rule 408 of the Federal Rules of Evidence and any analogous state or foreign laws or rules. As such, this Disclosure Statement shall not be admissible in any non-bankruptcy proceeding involving the Debtors or any other party in interest, nor shall it be construed to be conclusive advice on the tax, securities, financial, or other effects of the Plan to holders of Claims against, or Interests in, the Debtors or any other party in interest. Please refer to Article VIII of this Disclosure Statement, entitled “Risk Factors” for a discussion of certain risk factors that holders of Claims voting on the Plan should consider.

Except as otherwise expressly set forth herein, all information, representations, or statements contained herein have been provided by the Debtors. No person is authorized by the Debtors in connection with this Disclosure Statement, the Plan, or the Solicitation to give any information or to make any representation or statement regarding this Disclosure Statement, the Plan, or the Solicitation, in each case, other than as contained in this Disclosure Statement and the exhibits attached hereto or as otherwise incorporated herein by reference or referred to herein. If any such information, representation, or statement is given or made, it may not be relied upon as having been authorized by the Debtors.

This Disclosure Statement contains certain forward-looking statements, all of which are based on various estimates and assumptions. Such forward-looking statements are subject to inherent uncertainties and to a wide variety of significant business, economic, and competitive risks, including, but not limited to, those summarized herein. When used in this Disclosure Statement, the words “anticipate,” “believe,” “estimate,” “will,” “may,” “intend,” and “expect” and similar expressions generally identify forward-looking statements. Although the Debtors believe that their plans, intentions, and expectations reflected in the forward-looking statements are reasonable, they cannot be sure that they will be achieved. These statements are only predictions and are not guarantees of future performance or results. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by a forward-looking statement. All forward-looking statements attributable to the Debtors or Persons or Entities acting on their behalf are expressly qualified in their entirety by the cautionary statements set forth in this Disclosure Statement. Forward-looking statements speak only as of the date on which they are made. Except as required by law, the Debtors expressly disclaim any obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.

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TABLE OF CONTENTS

			Page

I.	INTRODUCTION		1

II.	PRELIMINARY STATEMENT		1

III.	QUESTIONS AND ANSWERS REGARDING THIS DISCLOSURE STATEMENT AND PLAN		5

	A.	What is chapter 11?	5
	B.	Why are the Debtors sending me this Disclosure Statement?	6
	C.	Why are votes being solicited prior to Bankruptcy Court approval of the Disclosure Statement?	6
	D.	Am I entitled to vote on the Plan?	6
	E.	What will I receive from the Debtors if the Plan is consummated?	7
	F.	What will I receive from the Debtors if I hold an Allowed Administrative Claim, DIP Claim, or a Priority Tax Claim?	10
	G.	Are any regulatory approvals required to consummate the Plan?	12
	H.	What happens to my recovery if the Plan is not confirmed or does not go effective?	13
	I.	If the Plan provides that I get a distribution, do I get it upon Confirmation or when the Plan goes effective, and what is meant by “Confirmation,” “Effective Date,” and “Consummation?”	13
	J.	What are the sources of Cash and other consideration required to fund the Plan?	13
	K.	Are there risks to owning the New Common Stock or New Warrants upon emergence from chapter 11?	13
	L.	Is there potential litigation related to the Plan?	13
	M.	What is the Management Incentive Plan and how will it affect the distribution I receive under the Plan?	14
	N.	Will the final amount of Allowed General Unsecured Claims affect the recovery of holders of Allowed General Unsecured Claims under the Plan?	14
	O.	How will the preservation of the Causes of Action impact my recovery under the Plan?	14
	P.	Will there be releases and exculpation granted to parties in interest as part of the Plan?	15
	Q.	What is the deadline to vote on the Plan?	20
	R.	How do I vote for or against the Plan?	21
	S.	Why is the Bankruptcy Court holding a Confirmation Hearing?	21
	T.	What is the purpose of the Confirmation Hearing?	21
	U.	What is the effect of the Plan on the Debtors’ ongoing businesses?	21
	V.	Will any party have significant influence over the corporate governance and operations of the Reorganized Debtors?	21
	W.	Who do I contact if I have additional questions with respect to this Disclosure Statement or the Plan?	22
	X.	Do the Debtors recommend voting in favor of the Plan?	22
	Y.	Who Supports the Plan?	22

IV.	THE DEBTORS’ RESTRUCTURING SUPPORT AGREEMENT AND PLAN		23

	A.	Restructuring Support Agreement	23
	B.	The Plan	23

V.	THE DEBTORS’ CORPORATE HISTORY, STRUCTURE, AND BUSINESS OVERVIEW		31

	A.	McDermott’s Corporate History	31
	B.	The Debtors’ Key Assets and Operations	32
	C.	The Debtor’s Prepetition Capital Structure	34

VI.	EVENTS LEADING TO THE CHAPTER 11 FILINGS		38

	A.	Troubled Projects and Liquidity Trough	38
	B.	Significant Loss Projects and Liquidity Constraints	39
	C.	Retention of Advisors, Announcement of Technology Business Sale	40
	D.	The Superpriority Financing, Stakeholder Discussions, Stalking Horse Bidder, and Restructuring Support Agreement	41

VII.	MATERIAL DEVELOPMENTS AND ANTICIPATED EVENTS OF THE CHAPTER 11 CASES		42

	A.	First Day Relief	42
	B.	Proposed Case Timeline	42
	C.	Lummus Technology Business Marketing and Sale Process	43
	D.	Disinterested Director Independent Investigation	44

VIII.	RISK FACTORS		44

	A.	Bankruptcy Law Considerations	44
	B.	Risks Related to Recoveries under the Plan	49
	C.	Risks Related to the Debtors’ and the Reorganized Debtors’ Businesses	52

IX.	SOLICITATION, VOTING, AND NEW COMMON STOCK ELECTION PROCEDURES		60

	A.	Holders of Claims Entitled to Vote on the Plan	60
	B.	Voting Record Date	60
	C.	Voting on the Plan	60
	D.	Ballots Not Counted	62

X.	CONFIRMATION OF THE PLAN		63

	A.	Requirements for Confirmation of the Plan	63
	B.	Best Interests of Creditors/Liquidation Analysis	63
	C.	Feasibility	64
	D.	Acceptance by Impaired Classes	64
	E.	Confirmation Without Acceptance by All Impaired Classes	65
	F.	Valuation of the Debtors	65

XI.	CERTAIN SECURITIES LAW MATTERS		66

	A.	Issuance of Securities under the Plan	66
	B.	Subsequent Transfers	66
	C.	New Common Stock & Management Incentive Plan	68
	D.	Shares issuable pursuant to the Rights Offering	68

XII.	CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN		68

	A.	Introduction	68
	B.	Certain U.S. Federal Income Tax Consequences to the Debtors and the Reorganized Debtors	69
	C.	Certain U.S. Federal Income Tax Consequences to U.S. Holders of Certain Claims Entitled to Vote	72
	D.	Information Reporting and Back-Up Withholding	80

XIII.	RECOMMENDATION		82

EXHIBITS3

EXHIBIT A	Plan of Reorganization

EXHIBIT B	Restructuring Support Agreement

EXHIBIT C	Corporate Organization Chart

EXHIBIT D	Liquidation Analysis

EXHIBIT E	Financial Projections

EXHIBIT F	Valuation Analysis

[3]	Each Exhibit is incorporated herein by reference.

I.	INTRODUCTION

McDermott International, Inc.(“MDR”) and its debtor affiliates, as debtors and debtors in possession (collectively, the “Debtors,” and together with MDR’s direct and indirect non-Debtor subsidiaries and affiliates, the “Company” or “McDermott”), submit this disclosure statement (this “Disclosure Statement”), pursuant to section 1125 of the Bankruptcy Code, to holders of Claims against and Interests in the Debtors in connection with the solicitation of votes for acceptance of the Joint Prepackaged Chapter 11 Plan of Reorganization of McDermott International, Inc. and Its Debtor Affiliates (the “Plan”), dated January 21, 2020.1 A copy of the Plan is attached hereto as Exhibit A and incorporated herein by reference. The Plan constitutes a separate chapter 11 plan for each of the other Debtors.

THE DEBTORS AND CERTAIN CONSENTING STAKEHOLDERS THAT HAVE EXECUTED THE RESTRUCTURING SUPPORT AGREEMENT, INCLUDING HOLDERS OF APPROXIMATELY 95% IN PRINCIPAL OF THE 2021 LETTER OF CREDIT CLAIMS, APPROXIMATELY 85% IN PRINCIPAL OF THE 2023 LETTER OF CREDIT CLAIMS, APPROXIMATELY 85% IN PRINCIPAL OF THE REVOLVING CREDIT CLAIMS, APPROXIMATELY 74% IN PRINCIPAL OF THE TERM LOAN CLAIMS, APPROXIMATELY [•]% IN PRINCIPAL OF THE CREDIT AGREEMENT HEDGING CLAIMS, APPROXIMATELY [•]% IN PRINCIPAL OF THE CASH SECURED LETTER OF CREDIT CLAIMS, AND APPROXIMATELY 67% IN PRINCIPAL OF THE SENIOR NOTES CLAIMS, BELIEVE THAT THE COMPROMISES CONTEMPLATED UNDER THE PLAN ARE FAIR AND EQUITABLE, MAXIMIZE THE VALUE OF THE DEBTORS’ ESTATES, AND PROVIDE THE BEST RECOVERY TO STAKEHOLDERS. AT THIS TIME, THE DEBTORS BELIEVE THE PLAN REPRESENTS THE BEST AVAILABLE OPTION FOR COMPLETING THE CHAPTER 11 CASES. THE DEBTORS STRONGLY RECOMMEND THAT YOU VOTE TO ACCEPT THE PLAN.

II.	PRELIMINARY STATEMENT

The Debtors are a Houston, Texas-based services company for the onshore-offshore energy industry and a leading provider of integrated engineering, procurement, construction and installation (“EPCI”), front-end engineering and design, module fabrication services, and technology to offshore, subsea, power, liquefied natural gas (“LNG”), downstream energy projects, and upstream field developments worldwide. As of the date of this Disclosure Statement, the Company operates in approximately 54 countries, has over 42,000 employees and independent contractors, and owns a diversified fleet of specialty marine construction vessels and fabrication facilities.

As of the date of this Disclosure Statement, among other obligations, the Debtors have approximately $5.12 billion in aggregate outstanding secured and unsecured funded debt obligations, approximately $3.44 billion in aggregate outstanding unfunded secured and unsecured letter of credit obligations, and approximately $588 million in aggregate surety-related obligations, including the following: (a) approximately $800 million in secured superpriority term loans; (b) approximately $200 million in secured superpriority letters of credit; (c) approximately $801 million in funded obligations and approximately $194 million in letters of credit under a $1 billion first lien revolving credit facility; (d) approximately $2.22 billion in first lien term loans; (e) approximately $305 million in cash

[1]

Capitalized terms used but not otherwise defined in this Disclosure Statement have the meanings ascribed to such terms in the Plan. The summary of the Plan provided herein is qualified in its entirety by reference to the Plan. In the case of any inconsistency between this Disclosure Statement and the Plan, the Plan will govern.

collateralized letters of credit issued under the first lien term loan facility; (f) approximately $1.257 billion in letters of credit under a first lien letter of credit facility; (g) approximately $228 million in letters of credit under a first lien sidecar letter of credit facility; (h) approximately $102 million in letters of credit issued under a senior secured letter of credit facility; (i) approximately $105 million aggregate in other secured financings, finance leases, and equipment financings; (i) approximately $1.3 billion in 10.625% senior unsecured notes due 2024; (j) approximately $1.154 billion in aggregate letters of credit issued under certain unsecured bi-lateral letter of credit facilities; and (k) approximately $585 million in aggregate surety-related obligations that are largely uncollateralized. In addition, MDR has outstanding preferred equity with a stated aggregate liquidation preference of approximately $330 million.

In May 2018, McDermott combined with Chicago Bridge & Iron Company N.V. (“CB&I”), a downstream provider of onshore petrochemical, refining, power, gasification, and gas processing technology (the “Combination”). As a result of the Combination, McDermott became a fully integrated, onshore-offshore company. With a presence on six continents, the below map shows the global scope of McDermott’s operations:

The Combination presented a unique opportunity with respect to McDermott’s ability to win new projects and offer more expansive services, but has brought with it certain challenges for the combined enterprise. Although the Combination allowed the size, scale, and complexity of McDermott’s projects to dramatically increase, McDermott inherited certain legacy CB&I projects that have ultimately resulted in significant losses. Two of those projects, the Cameron LNG export facility project in Hackberry, Louisiana, and the Freeport LNG export facility project in Freeport, Texas, remain ongoing. These projects, and certain other loss projects, have used substantial amounts of cash in the past year, straining McDermott’s liquidity and capital resources.

At the same time the Debtors were working to address these loss projects, which the Debtors believe to be contained occurrences unlikely to be replicated in future projects, the Debtors were winning new projects at a high rate—as reflected in McDermott’s record project backlog, which now exceeds $19 billion. With this success, though, came increased near-term financial obligations. In addition to front-end capital investment, each of these projects will require new letters of credit to support the Debtors’ performance obligations under the applicable project contracts. As of the date hereof, the Debtors had reached the limit of their existing letter of credit capacity and, absent a substantial deleveraging, were unlikely to be able to secure access to new letters of credit on any terms, much less favorable terms. Moreover, as described below, the Debtors operated in an extremely competitive, capital intensive industry. Projects must be carefully and precisely bid to protect project profit margin. All of this only exacerbated the Debtors’ already tight liquidity position. As a result of the Debtors’ financial condition, their vendor base became increasingly stretched—as of the date of this Disclosure Statement, the Debtors have in excess of $1 billion in outstanding trade claims, a significant portion of which is substantially past due.

Despite the Debtors’ efforts to mitigate the financial strain brought on by current adverse market conditions through non-core asset divestitures and operational “rightsizing,” the Debtors’ liquidity position remained strained and was projected to be insufficient over the long-term to fund the capital-intensive nature of the their business and to service its highly leveraged capital structure. Further, notwithstanding significant efforts, as further detailed herein, the Debtors have been unable to refinance their debt or attract sufficient new capital. As a result, in the second half of 2019, the Company engaged financial and legal advisors to explore strategic alternatives to enhance the Debtors’ liquidity, evaluate strategic merger and acquisition opportunities, and address their capital structure.

A core component of the Debtors’ exploration of strategic alternatives has been the marketing and sale process for the Debtors Lummus Assets and Interests (the “Lummus Technology Business”). The Debtors’ commenced their formal process in late September 2019 by reaching out to potential financial and strategic purchasers. The Debtors received initial indications at or above $2.5 billion. Due to the Debtors’ strained liquidity position, though, it became clear that McDermott would require additional financing and letter of credit support prior to the time that a sale of the Lummus Technology Business could close.

Accordingly, in late September, McDermott began discussions with steering committees of their letter of credit issuing and revolving credit facility institutions and senior secured term lenders. As a result of these discussions, on October 21, 2019, certain of the Debtors entered into a superpriority senior secured credit facility (the “Superpriority Credit Agreement,” and the lenders thereunder, the “Superpriority Lenders”), which provides for an aggregate principal amount of $1.7 billion, consisting of a $1.3 billion term loan facility and a $400 million letter of credit facility (the “Superpriority Financing”). Importantly, the Superpriority Credit Agreement provided for immediate access to $550 million of term loan facility borrowings and $100 million of letter of credit availability. Subject to satisfaction of conditions specified in the Superpriority Credit Agreement, up to three subsequent tranches of capital would be made available to McDermott. Contemporaneously with entry into the Superpriority Credit Agreement, McDermott entered into amendments to its Credit Agreement and Letter of Credit Agreement to amend, among other things, its leverage ratio, fixed charge coverage ratio, and minimum liquidity covenants through December 31, 2021, and modify certain affirmative covenants, negative covenants, and events of default to allow for the incurrence of indebtedness and pledge of assets under the Superpriority Credit Agreement.

The financial support of the Superpriority Lenders provided the Debtors with the ability to continue to pursue the Lummus Technology Business marketing and sale process, as well as other strategic alternatives. On November 1, 2019, McDermott elected to enter into the 30-day grace period with respect to the $69 million in interest (the “Interest Payment”) due on November 1, 2019, under the Senior Notes Indenture (as defined below) to continue discussions with its senior secured lenders regarding a long-term balance sheet solution. On December 1, 2019, the Debtors satisfied (or secured a waiver of) the conditions to the funding of the second tranche (“Tranche B”) of financing under the Superpriority Credit Agreement, which provided McDermott with an additional $250 million under the superpriority term loan and $100 million in incremental superpriority letter of credit capacity. Additionally, in connection with accessing the second tranche of financing under the Superpriority Credit Agreement, on December 1, 2019, McDermott entered into a forbearance agreement (the “Forbearance Agreement”) with holders of approximately 35 percent in principal of the Senior Notes (as defined herein) with respect to the Interest Payment. The forbearance period extended through January 15, 2020. Following entry into the Forbearance Agreement, in parallel with discussions with their senior secured lenders, the Debtors engaged with two ad hoc groups of holders of Senior Notes regarding the terms of their support for the Debtors’ restructuring.

These efforts ultimately bore fruit. The second tranche of the Superpriority Financing allowed McDermott to continue discussions with its key secured and unsecured stakeholder groups regarding a long-term balance sheet solution and continue to progress the Lummus Technology Business marketing and sale process. Instead of pursuing the third and fourth tranches of financing under the Superpriority Credit Agreement, the Debtors, with broad support across their capital structure, ultimately determined that pursuing an in-court deleveraging transaction and sale of the Lummus Technology Business represents the value-maximizing path forward. After extensive, arm’s-length negotiations, the Consenting Stakeholders and the Debtors arrived at the transactions embodied in the Restructuring Support Agreement, a copy of which is attached hereto as Exhibit B, the key terms of which include:

•

an aggregate $2.81 billion debtor in possession financing package (the “DIP Facility”) provided by the Debtors’ senior secured lenders, which includes $1.2 billion in new secured term loans, $543 million in new letter of credit capacity, and the “roll up” of the $800 million in superpriority term loans and $200 million in superpriority letters of credit;

•

an agreement by the Debtors’ senior secured term lenders to substantially equitize more than $3 billion in funded debt in exchange for 94% of the equity in the Reorganized Debtors (subject to certain adjustments described in the Restructuring Support Agreement and Plan) and $500 million in take back senior secured exit term loans (the “Take Back Facility”);

•

commitments from the Debtors’ letter of credit issuing banks to (a) allow for the renewal of existing letters of credit (on existing terms) during these chapter 11 cases, (b) provide the incremental letter of credit capacity under the DIP Facility, and (c) provide for an aggregate of up to $2.44 billion in letter of credit capacity to support the Debtors’ go-forward business on emergence from chapter 11 under three senior secured exit letter of credit facilities (collectively, together with the Take Back Facility, the “Exit Facilities”);

•

the sale of the Lummus Technology Business for at least $2.725 billion, as set forth in the stalking horse purchase agreement entered into by the Debtors and The Chatterjee Group and Rhone Capital as stalking horse purchaser prior to the Petition Date, the proceeds of which will be used to (a) fund a minimum $820 million cash balance to support the Debtors’ go-forward business and (b) repay the funded obligations under the DIP Facility;

•

recovery for unsecured bondholders in form of 6% of the equity in the Reorganized Debtors (subject to certain adjustments described in the Restructuring Support Agreement and Plan), the New Warrants, and the Consenting Noteholders the ability to participate in the Rights Offering;

•	repayment in full or reinstatement of all unsecured trade claims;

•	assumption of all project-related executory contracts (in some instances, as amended pursuant to agreement between the Debtors and the applicable customers);

•	reinstatement and assumption of unsecured bi-lateral facility letter of credit obligations and surety obligations;

•	payment in full in cash of all administrative and priority claims; and

•	cancellation of all existing preferred and common equity interests.

The Restructuring Support Agreement is a significant achievement for the Debtors. A right-sized capital structure will allow the Debtors to capitalize on their record backlog and maximize value for the benefit of all stakeholders. In addition, the compromises and settlements embodied in the Restructuring Support Agreement, and to be implemented pursuant to the Plan, preserve value by enabling the Debtors to avoid protracted, value-destructive litigation over potential recoveries and other causes of action that could delay the Debtors’ emergence from chapter 11. As of the date of this Disclosure Statement, holders of approximately 95% in principal of the 2021 Letter of Credit Claims, approximately 85% in principal of the 2023 Letter of Credit Claims, approximately 85% in principal of the Revolving Credit Claims, approximately 74% in principal of the Term Loan Claims, approximately [•]% in principal of the Credit Agreement Hedging Claims, approximately [•]% in principal of the Cash Secured Letter of Credit Claims, and approximately 67% in principal of the Senior Notes Claims have signed onto the Restructuring Support Agreement. The core terms of the Restructuring Support Agreement will be implemented through a chapter 11 plan of reorganization—namely, the Plan (described more fully in Article IV.B of this Disclosure Statement, entitled “The Plan,” which begins on page 23).

With a prepackaged Plan and key creditor support in place pursuant to the Restructuring Support Agreement, the Debtors expect to emerge positioned to capitalize on their asset base as the Company looks to reorient its go-forward growth and operating plans to be competitive. Given the Debtors’ core strengths—including their experienced management team and employees and the strategic location of their projects—the Debtors are confident that they can implement the Restructuring Support Agreement’s balance sheet restructuring to ensure the Debtors’ long-term viability.

III.	QUESTIONS AND ANSWERS REGARDING THIS DISCLOSURE STATEMENT AND PLAN

A.	What is chapter 11?

Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. In addition to permitting debtor rehabilitation, chapter 11 promotes equality of treatment for creditors and similarly situated equity interest holders, subject to the priority of distributions prescribed by the Bankruptcy Code.

The commencement of a chapter 11 case creates an estate that comprises all of the legal and equitable interests of the debtor as of the date the chapter 11 case is commenced. The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a “debtor in possession.”

Consummating a chapter 11 plan is the principal objective of a chapter 11 case. A bankruptcy court’s confirmation of a plan binds the debtor, any person acquiring property under the plan, any creditor or equity interest holder of the debtor, and any other entity as may be ordered by the bankruptcy court. Subject to certain limited exceptions, the order issued by a bankruptcy court confirming a plan provides for the treatment of the debtor’s liabilities in accordance with the terms of the confirmed plan.

B.	Why are the Debtors sending me this Disclosure Statement?

The Debtors are seeking to obtain Bankruptcy Court approval of the Plan. Before soliciting acceptances of the Plan, section 1125 of the Bankruptcy Code requires the Debtors to prepare a disclosure statement containing adequate information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment regarding acceptance of the Plan and to share such disclosure statement with all holders of claims whose votes on the Plan are being solicited. This Disclosure Statement is being submitted in accordance with these requirements.

C.	Why are votes being solicited prior to Bankruptcy Court approval of the Disclosure Statement?

By sending this Disclosure Statement and soliciting the Plan prior to approval by the Bankruptcy Court, the Debtors are preparing to seek Confirmation of the Plan shortly after commencing the Chapter 11 Cases. The Debtors will ask the Bankruptcy Court to approve this Disclosure Statement together with Confirmation of the Plan at the same hearing, which may be scheduled as shortly as two weeks after commencing the Chapter 11 Cases, all subject to the Bankruptcy Court’s approval and availability.

D.	Am I entitled to vote on the Plan?

Your ability to vote on, and your distribution under, the Plan, if any, depends on what type of Claim you hold and whether you held that Claim as of the Voting Record Date (as defined herein). Each category of holders of Claims or Interests, as set forth in Article III of the Plan pursuant to section 1122(a) of the Bankruptcy Code, is referred to as a “Class.” Each Class’s respective voting status is set forth below:

Class	Claims and Interests	Status	Voting Rights
Class 1	Other Secured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)

Class 2	Other Priority Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)

Class 3	Other Prepetition Financing Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)

Class 4	Bilateral Facility Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)

Class 5	2021 Letter of Credit Claims	Impaired	Entitled to Vote

Class 6A	2023 Letter of Credit Claims	Impaired	Entitled to Vote

Class 6B	Revolving Credit Claims	Impaired	Entitled to Vote

Class 6C	Term Loan Claims	Impaired	Entitled to Vote

Class 6D	Credit Agreement Hedging Claims	Impaired	Entitled to Vote

Class 7	Cash Secured Letter of Credit Claims	Impaired	Entitled to Vote

Class 8	Lloyds Letter of Credit Claims	Impaired	Entitled to Vote

Class 9	Senior Notes Claims	Impaired	Entitled to Vote

Class 10	General Unsecured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)

Class 11	Intercompany Claims	Unimpaired / Impaired	Not Entitled to Vote (Presumed to Accept or Deemed to Reject)

Class	Claims and Interests	Status	Voting Rights
Class 12	Existing Equity Interests Other Than in McDermott	Unimpaired / Impaired	Not Entitled to Vote (Presumed to Accept or Deemed to Reject)

Class 13	Existing Preferred Equity Interests in McDermott	Impaired	Not Entitled to Vote (Deemed to Reject)

Class 14	Existing Common Equity Interests in McDermott	Impaired	Not Entitled to Vote (Deemed to Reject)

E.	What will I receive from the Debtors if the Plan is consummated?

The following chart provides a summary of the anticipated recovery to holders of Claims or Interests under the Plan. Any estimates of Claims or Interests in this Disclosure Statement may vary from the final amounts allowed by the Bankruptcy Court. Your ability to receive distributions under the Plan depends upon the ability of the Debtors to obtain Confirmation and meet the conditions necessary to consummate the Plan.

THE PROJECTED RECOVERIES SET FORTH IN THE TABLE BELOW ARE ESTIMATES ONLY AND THEREFORE ARE SUBJECT TO CHANGE. FOR A COMPLETE DESCRIPTION OF THE DEBTORS’ CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS, REFERENCE SHOULD BE MADE TO THE ENTIRE PLAN2.

SUMMARY OF EXPECTED RECOVERIES
Class	Claim/Equity Interest	Treatment of Claim/Equity Interest	Projected Amount of Claims (In millions)	Projected Recovery Under the Plan[3]
1	Other Secured Claims	On the Plan Effective Date, each holder of an Allowed Other Secured Claim shall receive, at the option of the applicable Debtor: (a) payment in full in Cash of its Allowed Other Secured Claim; (b) the collateral securing its Allowed Other Secured Claim; (c) Reinstatement of its Allowed Other Secured Claim; or (d) such other treatment that renders its Allowed Other Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.	TBD	100%

2	Other Priority Claims	On the Plan Effective Date, each holder of an Allowed Other Priority Claim shall receive payment in full in Cash.	TBD	100%

3	Other Prepetition Financing Claims	On the Plan Effective Date, each Allowed Other Prepetition Financing Claim shall be Reinstated.	$105	100%

4	Bilateral Facility Claims	On the Plan Effective Date, each Allowed Bilateral Facility Claim shall be Reinstated.	$1,154	100%

[2]

The recoveries set forth below may change based upon changes in the amount of Claims that are Allowed as well as other factors related to the Debtors’ business operations and general economic conditions.

[3]

Projected recoveries under the Plan assume that no distributable proceeds will result from the Rights Offering (as defined herein) and that no Technology Business Sale Proceeds will be available for distributions to holders of Prepetition Funded Secured Claims.

SUMMARY OF EXPECTED RECOVERIES
Class	Claim/Equity Interest	Treatment of Claim/Equity Interest	Projected Amount of Claims (in millions)	Projected Recovery Under the Plan
5	2021 Letter of Credit Claims	On the Plan Effective Date, each holder of an Allowed 2021 Letter of Credit Claim shall receive: (a) with respect to any 2021 Letter of Credit Claims on account of unfunded 2021 Letters of Credit, participation in the Roll-Off LC Exit Facility in an amount equal to each such holder’s Allowed 2021 Letter of Credit Claim, (b) with respect to any 2021 Letter of Credit Claims on account of funded 2021 Letters of Credit, its Secured Creditor Pro Rata Share of the Secured Creditor Funded Debt Distribution, and (c) payment in full in Cash of any amounts accrued and unpaid, as of the Petition Date, due to such holder of an Allowed 2021 Letter of Credit Claim pursuant to Section 2.15 of the 2021 LC Agreement.	$229	100%

6A	2023 Letter of Credit Claims	On the Plan Effective Date, each holder of an Allowed 2023 Letter of Credit Claim shall receive: (a) with respect to any 2023 Letter of Credit Claims on account of unfunded 2023 Letters of Credit, participation in the Roll-Off LC Exit Facility in an amount equal to each such holder’s Allowed 2023 Letter of Credit Claim, (b) with respect to any 2023 Letter of Credit Claims on account of funded 2023 Letters of Credit, its Secured Creditor Pro Rata Share of the Secured Creditor Funded Debt Distribution, and (c) payment in full in Cash of any amounts accrued and unpaid, as of the Petition Date, due to such holder of an Allowed 2023 Letter of Credit Claim pursuant to Section 2.51 of the Credit Agreement.	$1,259	100%

6B	Revolving Credit Claims	On the Plan Effective Date, each holder of an Allowed Revolving LC Claim shall receive: (a) with respect to any Revolving Credit Claims on account of unfunded Revolving LCs, participation in the Roll-Off LC Exit Facility in an amount equal to each such holder’s Allowed Revolving Credit Claim, (b) with respect to any Revolving Credit Claims on account of (i) Revolving Loans or (ii) funded Revolving LCs, its Secured Creditor Pro Rata Share of the Secured Creditor Funded Debt Distribution, and (c) payment in full in Cash of any amounts accrued and unpaid, as of the Petition Date, due to such holder of an Allowed Revolving Credit Claim pursuant to Section 2.15 of the Credit Agreement.	$998	84%[4]

6C	Term Loan Claims	On the Plan Effective Date, each holder of an Allowed Term Loan Claim shall receive its Secured Creditor Pro Rata Share of the Secured Creditor Funded Debt Distribution.	$2,229	84%

6D	Credit Agreement Hedging Claims	On the Plan Effective Date, each holder of an Allowed Credit Agreement Hedging Claim that remains unpaid as of the Effective Date shall receive for any Allowed Credit Agreement Hedging Claims such holder’s Secured Creditor Pro Rata Share of the Secured Creditor Funded Debt Distribution.	$50	84%

7	Cash Secured Letter of Credit Claims	On the Plan Effective Date, each holder of an Allowed Cash Secured Letter of Credit Claim outstanding as of such date shall: (a) be deemed to reissue its Cash Secured Letters of Credit under the Cash Secured LC Exit Facility which shall be secured by the same cash collateral which secured the Cash Secured Letters of Credit prior to the Petition Date, and (b) payment in full in Cash of any amounts accrued and unpaid, as of the Petition Date, due to such holder of an Allowed Cash Secured Letter of Credit Claim pursuant to Section 2.15 of the Credit Agreement.	$305	100%

[4]	The projected recovery under the Plan for Class 6B Revolving Credit Claims only accounts for funded Revolving Credit Claims.

SUMMARY OF EXPECTED RECOVERIES
Class	Claim/Equity Interest	Treatment of Claim/Equity Interest	Projected Amount of Claims	Projected Recovery Under the Plan
			(in millions)
8	Lloyds Letter of Credit Claims	On the Plan Effective Date, each holder of an Allowed Lloyds Letter of Credit Claim shall receive: (a) with respect to any Lloyds Letter of Credit Claims on account of unfunded Lloyds Letters of Credit, participation in the Roll-Off LC Exit Facility in amount equal to such Allowed Lloyds Letter of Credit Claim, (b) with respect to any Lloyds Letter of Credit Claims on account of funded Lloyds Letters of Credit, its Secured Creditor Pro Rata Share of the Secured Creditor Funded Debt Distribution, and (c) payment in full in cash of any amounts accrued and unpaid, as of the Petition Date, due to such holder of an Allowed Lloyds Letter of Credit Claim pursuant to Section 2(b) of the Lloyds Letter of Credit Agreement.	$102	100%

9	Senior Notes Claims	On the Plan Effective Date, each holder of an Allowed Senior Notes Claim shall receive its pro rata share of : (a) 6% of the New Common Stock, plus additional shares of New Common Stock as a result of the Prepetition Funded Secured Claims Excess Cash Adjustment, subject to dilution on account of the New Warrants and the Management Incentive Plan and (b) the New Warrants;	$1,402	19%

10	General Unsecured Claims	On the Plan Effective Date, each holder of an Allowed General Unsecured Claim shall receive, at the option of the applicable Debtor, payment in full in Cash or Reinstatement.	TBD	100%

11	Intercompany Claims	On the Plan Effective Date, each Allowed Intercompany Claim shall be, at the option of the applicable Debtor, (with the consent of the Required Consenting Lenders) either: (a) Reinstated, (b) canceled, released, and extinguished, and will be of no further force or effect, or (c) otherwise addressed at the option of each applicable Debtor such that holders of Intercompany Claims will not receive any distribution on account of such Intercompany Claims.	N/A	0–100%

12	Existing Equity Interests Other Than in McDermott	On the Plan Effective Date, each Existing Equity Interest Other Than in McDermott shall be, at the option of the applicable Debtor, either: (a) Reinstated, (b) canceled, released, and extinguished, and will be of no further force or effect, or (c) otherwise addressed at the option of each applicable Debtor such that holders of Existing Equity Interests Other Than in McDermott will not receive any distribution on account of such Existing Equity Interests Other Than in McDermott.	N/A	0–100%

13	Existing Preferred Equity Interests in McDermott	On the Plan Effective Date, holders of Existing Preferred Equity Interests will not receive any distribution on account of such Interests, which will be canceled, released, and extinguished as of the Effective Date, and will be of no further force or effect.	N/A	0%

14	Existing Common Equity Interests in McDermott	On the Plan Effective Date, holders of Existing Common Equity Interests will not receive any distribution on account of such Interests, which will be canceled, released, and extinguished as of the Effective Date, and will be of no further force or effect.	N/A	0%

F.	What will I receive from the Debtors if I hold an Allowed Administrative Claim, DIP Claim, or a Priority Tax Claim?

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, DIP Claims, Professional Claims, and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims or Interests set forth in Article III of the Plan.

1.	Administrative Claims

Administrative Claims will be satisfied as set forth in Article II.A of the Plan, as summarized herein. Unless otherwise agreed to by the holder of an Allowed Administrative Claim and the Debtors or the Reorganized Debtors, as applicable, or otherwise provided for under the Plan or the Restructuring Support Agreement each holder of an Allowed Administrative Claim (other than holders of Professional Claims and Claims for fees and expenses pursuant to section 1930 of chapter 123 of title 28 of the United States Code) will receive in full and final satisfaction of its Administrative Claim an amount of Cash equal to the amount of such Allowed Administrative Claim in accordance with the following: (1) if an Administrative Claim is Allowed on or prior to the Effective Date, on the Effective Date or as soon as reasonably practicable thereafter (or, if not then due, when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter); (2) if such Administrative Claim is not Allowed as of the Effective Date, no later than thirty (30) days after the date on which an order allowing such Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter; (3) if such Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claim without any further action by the holders of such Allowed Administrative Claim; (4) at such time and upon such terms as may be agreed upon by such holder and the Debtors or the Reorganized Debtors, as applicable; or (5) at such time and upon such terms as set forth in an order of the Bankruptcy Court.

2.	DIP Claims

DIP Claims will be satisfied as set forth in Article II.B of the Plan, as summarized herein. As set forth in Article IV.D of the Plan, certain of the Technology Business Sale Proceeds shall be used to pay Allowed DIP Claims (including Allowed DIP Claims with respect to the Make Whole Amount pursuant to the Technology Business Sale Proceeds Waterfall) outstanding on the Effective Date. Except to the extent that a holder of an Allowed DIP Claim agrees to less favorable treatment, on the Effective Date, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, each holder of an Allowed DIP Claim shall receive the following treatment:

(a) to the extent not paid in full in accordance with the Technology Business Sale Proceeds Waterfall, each holder of an Allowed DIP Term Loan Claim (other than the Make Whole Amount, but including all principal, accrued and unpaid interest, fees and expenses and non-contingent indemnity claims) shall receive payment in full in Cash;

(b) to the extent not paid in full in accordance with the Technology Business Sale Proceeds Waterfall or the proceeds of the Rights Offering, each holder of an Allowed DIP Term Loan Claim constituting the Make Whole Amount shall receive its Pro Rata share of the term loans arising under the Make Whole Tranche;

(c) to the extent not paid in full in accordance with the Technology Business Sale Proceeds Waterfall, each holder of an Allowed DIP LC Claim with respect to drawn DIP Letters of Credit that have not been reimbursed in full in Cash as of the Effective Date shall receive payment in full in Cash;

(d) each holder of an Allowed DIP LC Claim (other than in respect of DIP Cash Secured Letters of Credit) shall receive participation in the Super Senior Exit Facility in an amount equal to each such holder’s DIP Letter of Credit Facility commitments;

(e) each holder of a DIP Cash Secured Letter of Credit Claim shall receive participation in the Cash Secured Exit LC Facility in an amount equal to such holder’s DIP Cash Secured Letter of Credit Claim; provided that any cash collateral in the DIP Cash Secured LC Account (as defined in the DIP Credit Facility Term Sheet) shall collateralize the Cash Secured LC Exit Facility; and

(f) all DIP Hedging Obligations shall be rolled into and deemed incurred under the Super Senior Exit Facility.

To the extent the Funded DIP Indebtedness is repaid in full prior to the Effective Date, the Debtors shall not make any payments to trade vendors for penalty interest payments (excluding, for the avoidance of doubt, customary liquidated damages to customers) unless such payments had otherwise been specified in the Approved Budget (as defined in the DIP Credit Agreement) or authorized pursuant to the DIP Financing Orders.

3.	Professional Claims

Professional Claims will be satisfied as set forth in Article II.C of the Plan, as summarized herein.

(a)	Final Fee Applications and Payment of Professional Claims.

All requests for payment of Professional Claims for services rendered and reimbursement of expenses incurred prior to the Confirmation Date must be Filed no later than 45 days after the Effective Date. The Bankruptcy Court shall determine the Allowed amounts of such Professional Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Court. The Reorganized Debtors shall pay Professional Claims in Cash in the amount the Bankruptcy Court allows, including from the Professional Escrow Account, which the Reorganized Debtors will establish in trust for the Professionals and fund with Cash equal to the Professional Amount on the Effective Date.

(b)	Professional Escrow Account.

On the Effective Date, the Reorganized Debtors shall, in consultation with the Required Consenting Lenders, establish and fund the Professional Escrow Account with Cash equal to the Professional Amount, which shall be funded by the Reorganized Debtors. The Professional Escrow Account shall be maintained in trust solely for the Professionals. Such funds shall not be considered property of the Estates of the Debtors or the Reorganized Debtors. The amount of Allowed Professional Claims shall be paid in Cash to the Professionals by the Reorganized Debtors from the Professional Escrow Account as soon as reasonably practicable after such Professional Claims are Allowed. When such Allowed Professional Claims have been paid in full, any remaining amount in the Professional Escrow Account shall promptly be paid to the Reorganized Debtors without any further action or order of the Bankruptcy Court.

(c)	Professional Amount.

Professionals shall reasonably estimate their unpaid Professional Claims and other unpaid fees and expenses incurred in rendering services to the Debtors before and as of the Effective Date, and shall deliver such estimate to the Debtors no later than five days before the Effective Date; provided that such estimate shall not be deemed to limit the amount of the fees and expenses that are the subject of each Professional’s final request for payment in the Chapter 11 Cases. If a Professional does not provide an estimate, the Debtors or Reorganized Debtors may estimate the unpaid and unbilled fees and expenses of such Professional.

(d)	Post-Confirmation Fees and Expenses.

Except as otherwise specifically provided in the Plan, from and after the Confirmation Date, the Debtors shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable and documented legal, professional, or other fees and expenses related to implementation of the Plan and Consummation incurred by the Debtors. Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331, 363, and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

4.	Priority Tax Claims.

Priority Tax Claims will be satisfied as set forth in Article II.D of the Plan, as summarized herein. Except to the extent that a holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code.

5.	Payment of Restructuring Expenses, Consent Fee.

The Restructuring Expenses incurred, or estimated to be incurred, up to and including the Effective Date, and noteholder consent fees payable under Section 12 of the Restructuring Support Agreement payable in Cash shall be paid in full in Cash on the Effective Date or as reasonably practicable thereafter (to the extent not previously paid during the course of the Chapter 11 Cases) in accordance with, and subject to, the terms of the Restructuring Support Agreement, without any requirement to file a fee application with the Bankruptcy Court, without the need for itemized time detail, or without any requirement for Bankruptcy Court review or approval. All Restructuring Expenses and Cash consent fees to be paid on the Effective Date shall be estimated prior to and as of the Effective Date and such estimates shall be delivered to the Debtors at least two (2) Business Days before the anticipated Effective Date; provided that such estimates shall not be considered an admission or limitation with respect to such Restructuring Expenses. On or as soon as practicable after the Effective Date, final invoices for all Restructuring Expenses incurred prior to and as of the Effective Date shall be submitted to the Debtors. In addition, the Debtors and the Reorganized Debtors (as applicable) shall continue to pay pre- and post-Effective Date, when due, Restructuring Expenses related to implementation, consummation, and defense of the Plan, whether incurred before, on, or after the Effective Date.

G.	Are any regulatory approvals required to consummate the Plan?

There are no known regulatory approvals that are required to consummate the Plan. However, to the extent any such regulatory approvals or other authorizations, consents, rulings, or documents are necessary to implement and effectuate the Plan, it is a condition precedent to the Effective Date that they be obtained.

H.	What happens to my recovery if the Plan is not confirmed or does not go effective?

In the event that the Plan is not confirmed or does not go effective, there is no assurance that the Debtors will be able to reorganize their businesses. It is possible that any alternative may provide holders of Claims with less than they would have received pursuant to the Plan. For a more detailed description of the consequences of an extended chapter 11 case, or of a liquidation scenario, see Article X.B of this Disclosure Statement, entitled “Best Interests of Creditors/Liquidation Analysis,” which begins on page 63, and the Liquidation Analysis attached hereto as Exhibit D.

I.	If the Plan provides that I get a distribution, do I get it upon Confirmation or when the Plan goes effective, and what is meant by “Confirmation,” “Effective Date,” and “Consummation?”

“Confirmation” of the Plan refers to approval of the Plan by the Bankruptcy Court. Confirmation of the Plan does not guarantee that you will receive the distribution indicated under the Plan. After Confirmation of the Plan by the Bankruptcy Court, there are conditions that need to be satisfied or waived so that the Plan can go effective. Initial distributions to holders of Allowed Claims will only be made on the date the Plan becomes effective—the “Effective Date”—or as soon as reasonably practicable thereafter, as specified in the Plan. See Article X of this Disclosure Statement, entitled “Confirmation of the Plan,” which begins on page 63, for a discussion of the conditions precedent to consummation of the Plan.

J.	What are the sources of Cash and other consideration required to fund the Plan?

The Debtors and the Reorganized Debtors, as applicable, shall fund distributions under the Plan with: (1) Cash on hand, including Cash from operations, the Rights Offering, or the Technology Business Sale in accordance with the Technology Business Sale Waterfall, as applicable; (2) the New Common Stock; (3) the proceeds from the Rights Offering, as applicable; (4) the New Warrants; and (5) the proceeds from the Exit Facilities, as applicable.

K. Are there risks to owning the New Common Stock or New Warrants upon emergence from chapter 11?

Yes. See Article VIII of this Disclosure Statement, entitled “Risk Factors,” which begins on page 44.

L.	Is there potential litigation related to the Plan?

Parties in interest may object to the approval of this Disclosure Statement and may object to Confirmation of the Plan as well, which objections potentially could give rise to litigation. See Article VIII.C.11 of this Disclosure Statement, entitled “The Reorganized Debtors May Be Adversely Affected by Potential Litigation, Including Litigation Arising Out of the Chapter 11 Cases,” which begins on page 59.

In the event that it becomes necessary to confirm the Plan over the rejection of certain Classes, the Debtors may seek confirmation of the Plan notwithstanding the dissent of such rejecting Classes. The Bankruptcy Court may confirm the Plan pursuant to the “cramdown” provisions of the Bankruptcy Code, which allow the Bankruptcy Court to confirm a plan that has been rejected by an impaired Class if it determines that the Plan satisfies section 1129(b) of the Bankruptcy Code. See Article X.E of this Disclosure Statement, entitled “Confirmation Without Acceptance by All Impaired Classes,” which begins on page 65.

M.	What is the Management Incentive Plan and how will it affect the distribution I receive under the Plan?

On the Effective Date, the Reorganized Debtors will implement the Management Incentive Plan (as described more fully in Article IV.B.13 on page 32 of this Disclosure Statement). The New Common Stock being provided in connection with the Management Incentive Plan will dilute all of the New Common Stock equally.

As is typical for many of the Debtors’ peer companies, to be a competitive employer and to maximize the value of the Debtors’ estates, the Debtors have requested access to a pool of New Common Stock that the New Board can use to attract, incentivize, and retain talented key employees (including officers) after the Effective Date. After the Effective Date, the New Board will implement the allocation, timing, and structure of the issuance of the New Common Stock pursuant to the Management Incentive Plan Term Sheet.

N.	Will the final amount of Allowed General Unsecured Claims affect the recovery of holders of Allowed General Unsecured Claims under the Plan?

Each holder of an Allowed General Unsecured Claim shall receive payment in full in Cash or Reinstatement.

O.	How will the preservation of the Causes of Action impact my recovery under the Plan?

The Plan provides for the retention of all Causes of Action other than those that are expressly waived, relinquished, exculpated, released, compromised, or settled.

In accordance with section 1123(b) of the Bankruptcy Code, but subject to Article VIII hereof, each Reorganized Debtor, as applicable, shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action of the Debtors, whether arising before or after the Petition Date, including any actions specifically enumerated in the Schedule of Retained Causes of Action, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than the Causes of Action released by the Debtors pursuant to the releases and exculpations contained in the Plan, including in Article VIII of the Plan, which shall be deemed released and waived by the Debtors and the Reorganized Debtors as of the Effective Date.

The Reorganized Debtors may pursue such retained Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Entity (other than the Released Parties) may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or the Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action of the Debtors against it. The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan, including Article VIII of the Plan. Unless otherwise agreed upon in writing by the parties to the applicable Cause of Action, all objections to the Schedule of Retained Causes of Action must be Filed with the Bankruptcy Court on or before thirty (30) days after the Effective Date. Any such objection that is not timely filed shall be disallowed and forever barred, estopped, and enjoined from assertion against any Reorganized Debtor, without the need for any objection or responsive pleading by the Reorganized Debtors or any other party in interest or any further notice to or action, order, or approval of the Bankruptcy Court.

The Reorganized Debtors may settle any such objection without any further notice to or action, order, or approval of the Bankruptcy Court. If there is any dispute regarding the inclusion of any Cause of Action on the Schedule of Retained Causes of Action that remains unresolved by the Debtors or Reorganized Debtors, as applicable, and the objection party for thirty (30) days, such objection shall be resolved by the Bankruptcy Court. Unless any Causes of Action of the Debtors against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Final Order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

The Reorganized Debtors reserve and shall retain such Causes of Action of the Debtors notwithstanding the rejection or repudiation of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan. In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that a Debtor may hold against any Entity shall vest in the Reorganized Debtors, except as otherwise expressly provided in the Plan, including Article VIII of the Plan. The applicable Reorganized Debtors, through their authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court.

P.	Will there be releases and exculpation granted to parties in interest as part of the Plan?

Yes, the Plan proposes to release the Released Parties and to exculpate the Exculpated Parties, with such releases being subject to the resolution of potential claims resulting from the Independent Investigation (as described more fully in Article VII.D of this Disclosure Statement). The Debtors’ releases, third-party releases, and exculpation provisions included in the Plan are an integral part of the Debtors’ overall restructuring efforts and were an essential element of the negotiations among the Debtors and the Consenting Stakeholders in obtaining their support for the Plan pursuant to the terms of the Restructuring Support Agreement.

The Released Parties and the Exculpated Parties have made substantial and valuable contributions to the Debtors’ restructuring through efforts to negotiate and implement the Plan, which will maximize and preserve the going-concern value of the Debtors for the benefit of all parties in interest. Accordingly, each of the Released Parties and the Exculpated Parties warrants the benefit of the release and exculpation provisions.

IMPORTANTLY, THE FOLLOWING PARTIES ARE INCLUDED IN THE DEFINITION OF “RELEASING PARTIES” AND WILL BE DEEMED TO HAVE EXPRESSLY, UNCONDITIONALLY, GENERALLY, INDIVIDUALLY, AND COLLECTIVELY RELEASED AND DISCHARGED ALL CLAIMS AND CAUSES OF ACTION AGAINST THE DEBTORS AND THE RELEASED PARTIES: ALL HOLDERS OF CLAIMS OR INTERESTS WHO DO NOT (X) VALIDLY OPT OUT OF THE RELEASES CONTAINED IN THE PLAN, (Y) FILE AN OBJECTION TO THE RELEASES CONTAINED IN THE PLAN BY THE PLAN OBJECTION DEADLINE, OR (Z) TIMELY VOTE TO REJECT THE PLAN. THE RELEASES ARE AN INTEGRAL ELEMENT OF THE PLAN.

Based on the foregoing, the Debtors believe that the releases and exculpations in the Plan are necessary and appropriate and meet the requisite legal standard promulgated by the United States Court of Appeals for the Fifth Circuit. Moreover, the Debtors will present evidence at the Confirmation Hearing to demonstrate the basis for and propriety of the release and exculpation provisions. The release, exculpation, and injunction provisions that are contained in the Plan are copied in pertinent part below.

1.	Release of Liens.

Except as otherwise provided in the Exit Facility Documents, the Plan, the Confirmation Order, or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, except for Other Secured Claims that the Debtors elect to Reinstate in accordance with the Plan, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns. Any holder of such Secured Claim (and the applicable agents for such holder) shall be authorized and directed, at the sole cost and expense of the Reorganized Debtors, to release any collateral or other property of any Debtor (including any cash collateral and possessory collateral) held by such holder (and the applicable agents for such holder), and to take such actions as may be reasonably requested by the Reorganized Debtors to evidence the release of such Liens and/or security interests, including the execution, delivery, and filing or recording of such releases. The presentation or filing of the Confirmation Order to or with any federal, state, provincial, or local agency, records office, or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens.

To the extent that any holder of a Secured Claim that has been satisfied or discharged in full pursuant to the Plan, or any agent for such holder, has filed or recorded publicly any Liens and/or security interests to secure such holder’s Secured Claim, then as soon as practicable on or after the Effective Date, such holder (or the agent for such holder) shall take any and all steps requested by the Debtors, the Reorganized Debtors, or Exit Facility Agents that are necessary or desirable to record or effectuate the cancellation and/or extinguishment of such Liens and/or security interests, including the making of any applicable filings or recordings, and the Reorganized Debtors shall be entitled to make any such filings or recordings on such holder’s behalf.

2.	Releases by the Debtors.

Notwithstanding anything contained in the Plan to the contrary, pursuant to section 1123(b) of the Bankruptcy Code, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, on and after the Effective Date, each Released Party is, and is deemed hereby to be, fully, conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged by the Debtors, the Reorganized Debtors, their Estates, and any person seeking to exercise the rights of the Debtors or their Estates, including any successors to the Debtors or any Estates representatives appointed or selected pursuant to section 1123(b)(3) of the Bankruptcy Code, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other Entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, from any and all Claims and Causes of Action, including any derivative claims asserted or assertable on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, contingent or non-contingent, in law, equity, contract, tort or otherwise, that the Debtors, the Reorganized Debtors, or their Estates, including any successors to the Debtors or any Estates representative appointed or selected pursuant to section 1123(b) of the Bankruptcy Code, would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Debtor or other Entity, or that any Holder of any Claim against, or Interest in, a Debtor or other Entity could have asserted on behalf of the Debtors, based on or relating to, or in any manner arising from, in whole or in part:

(a)

the Debtors (including the capital structure, management, ownership, or operation thereof), the business or contractual arrangement between the Debtors and any Released Party, any Securities issued by the Debtors and the ownership thereof, the assertion or enforcement of rights and remedies against the Debtors, the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions (but excluding Avoidance Actions brought as counterclaims or defenses to Claims asserted against the Debtors), intercompany transactions between or among a Company Party and another Company Party, the Superpriority Credit Agreement, the Credit Agreement, the 2021 LC Agreement, the Lloyds Letter of Credit Agreement, the Senior Notes Indenture, the Senior Notes, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the Restructuring Support Agreement, the Disclosure Statement, the DIP Credit Agreement, the Exit Facility Documents, or the Plan (including, for the avoidance of doubt, the Plan Supplement);

(b)

any Restructuring Transaction, contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the Rights Offering, the Disclosure Statement, the DIP Credit Agreement, the New Warrants Agreements, the Exit Facility Documents, the Plan, or the Plan Supplement, before or during the Chapter 11 Cases;

(c)

the Chapter 11 Cases, the filing of the Chapter 11 Cases, the Disclosure Statement or the Plan, the solicitation of votes with respect to the Plan, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, the Rights Offering, or the distribution of property under the Plan or any other related agreement; or

(d)

any related act or omission, transaction, agreement, event, or other occurrence related or relating to any of the foregoing taking place on or before the Effective Date, including all Avoidance Actions or other relief obtained by the Debtors in the Chapter 11 Cases.

Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (i) post Effective Date obligations of any party or Entity under the Plan, the Confirmation Order, any Restructuring Transaction, any Definitive Document, or any other document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the Exit Facility Documents, the New Warrants Agreements or any Claim or obligation arising under the Plan, or (ii) the rights of any holder of Allowed Claims to receive distributions under the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the foregoing Debtor release, which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute the Bankruptcy Court’s finding that the foregoing Debtor release is: (a) in exchange for the good and valuable consideration provided by the Released Parties, including, without limitation, the Released Parties’ contributions to facilitating the Restructuring Transactions and implementing the Plan; (b) a good faith settlement and compromise of the Claims released by the foregoing Debtor release; (c) in the best interests of the Debtors and their Estates and all holders of Claims and Interests; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any of the Debtors, the Reorganized Debtors, or the Debtors’ Estates asserting any Claim or Cause of Action released pursuant to the foregoing Debtor release.

3.	Releases by the Releasing Parties.

Except as otherwise expressly set forth in the Plan or the Confirmation Order, on and after the Effective Date, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, each Released Party is, and is deemed hereby to be, fully, conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged by each Releasing Party, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other Entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, from any and all Claims and Causes of Action, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, contingent or non-contingent, in law, equity, contract, tort, or otherwise, including any derivative claims asserted on behalf of the Debtors, that such Entity would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim against, or Interest in, a Debtor or other Entity, or that any holder of any Claim against, or Interest in, a Debtor or other Entity could have asserted on behalf of the Debtors, based on or relating to, or in any manner arising from, in whole or in part:

(a)

the Debtors (including the capital structure, management, ownership, or operation thereof), the business or contractual arrangement between the Debtors and any Releasing Party, any Securities issued by the Debtors and the ownership thereof, the assertion or enforcement of rights and remedies against the Debtors, the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions (but excluding Avoidance Actions brought as counterclaims or defenses to Claims asserted against the Debtors), intercompany transactions between or among a Company Party and another Company Party, the Superpriority Credit Agreement, the Credit Agreement, the 2021 LC Agreement, the Lloyds Letter of Credit Agreement, Senior Notes Indenture, the Senior Notes, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the Restructuring Support Agreement, the Disclosure Statement, the DIP Credit Agreement, the Exit Facility Documents, or the Plan (including, for the avoidance of doubt, the Plan Supplement);

(b)

any Restructuring Transaction, contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the Rights Offering, the Disclosure Statement, the DIP Credit Agreement, the New Warrants Agreements, the Exit Facility Documents, the Plan, or the Plan Supplement, before or during the Chapter 11 Cases;

(c)

the Chapter 11 Cases, the filing of the Chapter 11 Cases, the Disclosure Statement, or the Plan, the solicitation of votes with respect to the Plan, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, the Rights Offering, or the distribution of property under the Plan or any other related agreement; or

(d)

any related act or omission, transaction, agreement, event, or other occurrence related or relating to any of the foregoing taking place on or before the Effective Date, including all Avoidance Actions or other relief obtained by the Debtors in the Chapter 11 Cases.

Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (i) any party of any obligations related to customary banking products, banking services or other financial accommodations (except as may be expressly amended or modified by the Plan and the Exit Facility Documents, or any other financing document under and as defined therein), (ii) any post-Effective Date obligations of any party or Entity under the Plan, the Confirmation Order, any Restructuring Transaction, or any document, instrument, any Definitive Document, or any agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the Exit Facility Documents, the New Warrants Agreements, or any Claim or obligation arising under the Plan, or (iii) the rights of holders of Allowed Claims to receive distributions under the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the foregoing third-party release, which includes by reference each of the related provisions and definitions contained herein, and, further, shall constitute the Bankruptcy Court’s finding that the foregoing third-party release is: (a) consensual; (b) essential to the Confirmation of the Plan; (c) given in exchange for a substantial contribution and for the good and valuable consideration provided by the Released Parties that is important to the success of the Plan; (d) a good faith settlement and compromise of the Claims released by the foregoing third-party release; (e) in the best interests of the Debtors and their Estates; (f) fair, equitable, and reasonable; (g) given and made after due notice and opportunity for hearing; and (h) a bar to any of the Releasing Parties asserting any claim or Cause of Action released pursuant to the foregoing third-party release.

4.	Exculpation.

Except as otherwise specifically provided in the Plan or the Confirmation Order, no Exculpated Party shall have or incur liability for, and each Exculpated Party shall be released and exculpated from any Claims and Cause of Action for any claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, filing, or termination of the Restructuring Support Agreement and related prepetition transactions (including the Superpriority Credit Agreement, the Credit Agreement, the Senior Notes Indenture or Senior Notes, the 2021 LC Agreement, and the Lloyds Letter of Credit Agreement), the Disclosure Statement, the Plan, the DIP Credit Facility, the Exit Facility Documents, the New Warrants Agreements, the Plan Supplement, the Rights Offering, or any Restructuring Transaction, contract, instrument, release or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion), including any Definitive Document, created or entered into before or during the Chapter 11 Cases, any preference, fraudulent transfer, or other avoidance claim arising pursuant to chapter 5 of the Bankruptcy Code or other applicable law, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, except for claims related to any act or omission that is determined in a Final Order by a court of competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.

The Exculpated Parties and other parties set forth above have, and upon confirmation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

5.	Injunction.

Except as otherwise expressly provided in the Plan or the Confirmation Order or for obligations or distributions issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities who have held, hold, or may hold the Released Claims are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any Released Claims; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any Released Claims; (3) creating, perfecting, or enforcing any lien or encumbrance of any kind against such Entities or the property of such Entities on account of or in connection with or with respect to any Released Claims; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property or the Estates of such Entities on account of or in connection with or with respect to any Released Claims unless such holder has filed a motion requesting the right to perform such setoff on or before the Effective Date, and notwithstanding an indication of a Claim or Interest or otherwise that such holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any Released Claims released or settled pursuant to the Plan.

Upon entry of the Confirmation Order, all holders of Claims and Interests and their respective current and former employees, agents, officers, directors, principals, and direct and indirect Affiliates shall be enjoined from taking any actions to interfere with the implementation or Consummation of the Plan. Each holder of an Allowed Claim or Allowed Interest, as applicable, by accepting, or being eligible to accept, distributions under or Reinstatement of such Claim or Interest, as applicable, pursuant to the Plan, shall be deemed to have consented to the injunction provisions set forth in Article VIII.F of the Plan.

For more detail, see Article VIII of the Plan, entitled “Settlement, Release, Injunction, and Related Provisions,” which is incorporated herein by reference.

Q.	What is the deadline to vote on the Plan?

The Voting Deadline is Wednesday, February 19, 2020, at 4:00 p.m. (prevailing Central Time).

R.	How do I vote for or against the Plan?

Detailed instructions regarding how to vote on the Plan are contained on the ballots distributed to holders of Claims that are entitled to vote on the Plan. For your vote to be counted, the master ballot containing your vote and returned by your nominee, or the “pre-validated” ballot provided by your nominee for direct return by you must be properly completed, executed, and delivered as directed, so that the master ballot or pre-validated ballot containing your vote is actually received by the Debtors’ solicitation agent, Prime Clerk, LLC (the “Solicitation Agent”) on or before the Voting Deadline, i.e. Wednesday, February 19, 2020, at 4:00 p.m., prevailing Central Time. See Article IX of this Disclosure Statement, entitled, “Solicitation, Voting, and New Common Stock Election Procedures“ which begins on page 60 for more information.

S.	Why is the Bankruptcy Court holding a Confirmation Hearing?

Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court to hold a hearing on confirmation of the Plan and recognizes that any party in interest may object to Confirmation of the Plan. The Confirmation Hearing will be scheduled by the Bankruptcy Court shortly after the commencement of the Chapter 11 Cases. All parties in interest will be served notice of the time, date, and location of the Confirmation Hearing once scheduled.

T.	What is the purpose of the Confirmation Hearing?

The confirmation of a plan of reorganization by a bankruptcy court binds the debtor, any issuer of securities under a plan of reorganization, any person acquiring property under a plan of reorganization, any creditor or equity interest holder of a debtor, and any other person or entity as may be ordered by the bankruptcy court in accordance with the applicable provisions of the Bankruptcy Code. Subject to certain limited exceptions, the order issued by the bankruptcy court confirming a plan of reorganization discharges a debtor from any debt that arose before the confirmation of such plan of reorganization and provides for the treatment of such debt in accordance with the terms of the confirmed plan of reorganization.

U.	What is the effect of the Plan on the Debtors’ ongoing businesses?

The Debtors are reorganizing under chapter 11 of the Bankruptcy Code. As a result, the occurrence of the Effective Date means that the Debtors will not be liquidated or forced to go out of business. Following Confirmation, the Plan will be consummated on the Effective Date, which is a date that is the first Business Day after the Confirmation Date on which (1) no stay of the Confirmation Order is in effect and (2) all conditions to Consummation have been satisfied or waived (see Article IX of the Plan). On or after the Effective Date, and unless otherwise provided in the Plan, the Reorganized Debtors may operate their businesses and, except as otherwise provided by the Plan, may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules. Additionally, upon the Effective Date, all actions contemplated by the Plan will be deemed authorized and approved.

V.	Will any party have significant influence over the corporate governance and operations of the Reorganized Debtors?

As of the Effective Date, the terms of the then-sitting members of the boards of directors of the Debtors shall expire, and the initial boards of directors, including the New Board, as well as the officers of each of the Reorganized Debtors, shall be appointed in accordance with the New Organizational Documents. The initial New Board shall consist of those individuals that are selected in accordance with Article IV.L of the Plan.

Assuming that the Effective Date occurs, holders of Allowed Claims or Allowed Interests (as applicable) that receive distributions representing a substantial percentage of outstanding shares of the New Common Stock (including shares issued upon exercise of the New Warrants), may be in a position to influence matters requiring approval by the holders of shares of New Common Stock, including, among other things, the election of directors and the approval of a change of control of the Reorganized Debtors.

W. Who do I contact if I have additional questions with respect to this Disclosure Statement or the Plan?

If you have any questions regarding this Disclosure Statement or the Plan, please contact the Debtors’ Solicitation Agent, Prime Clerk, LLC, via one of the following methods:

By regular mail at:

Prime Clerk, LLC

Re: McDermott International, Inc., et al.,

One Grand Central Place,

60 East 42nd Street, Suite 1440,

New York, NY 10165

By hand delivery or overnight mail at:

Prime Clerk, LLC

Re: McDermott International, Inc., et al.,

One Grand Central Place,

60 East 42nd Street, Suite 1440,

New York, NY 10165

By electronic mail at:

McDermottBallots@primeclerk.com

By telephone (toll free) at:

1-877-426-7705 (toll free) or 1-917-994-8380 (international) and request to speak with a member of the Solicitation Team

Copies of the Plan, this Disclosure Statement, and any other publicly filed documents in the Chapter 11 Cases are available upon written request to the Solicitation Agent at the address above or by downloading the exhibits and documents from the website of the Solicitation Agent at https://cases.primeclerk.com/McDermott (free of charge) or the Bankruptcy Court’s website at http://www.txs.uscourts.gov (for a fee).

X.	Do the Debtors recommend voting in favor of the Plan?

Yes. The Debtors believe that the Plan provides for a larger distribution to the Debtors’ creditors and equity holders than would otherwise result from any other available alternative. The Debtors believe that the Plan, which contemplates a significant deleveraging of the Debtors’ balance sheet and enables them to emerge from chapter 11 expeditiously, is in the best interest of all holders of Claims or Interests, and that any other alternatives (to the extent they exist) fail to realize or recognize the value inherent under the Plan.

Y.	Who Supports the Plan?

The Plan is supported by the Debtors and certain Consenting Stakeholders that have executed the Restructuring Support Agreement, which includes holders of approximately and 95% in principal of the 2021 Letter of Credit Claims, approximately 85% in principal of the 2023 Letter of Credit Claims, approximately 85% in principal of the Revolving Credit Claims, approximately 74% in principal of the Term Loan Claims, in principal of the Credit Agreement Hedging Claims, approximately [•]% in principal of the Cash Secured Letter of Credit Claims, approximately [•]% and approximately 67% in principal of the Senior Notes Claims.

IV.	THE DEBTORS’ RESTRUCTURING SUPPORT AGREEMENT AND PLAN

A.	Restructuring Support Agreement

On January 21, 2020, the Debtors and the Consenting Stakeholders entered into the Restructuring Support Agreement. Since executing the Restructuring Support Agreement, the Debtors have documented the terms of the pre-arranged restructuring contemplated thereby, including the Plan. The restructuring transactions contemplated by the Plan will significantly reduce the Debtors’ funded-debt obligations and annual interest payments and result in a stronger balance sheet for the Debtors.

The Plan represents a significant step in the Debtors’ months-long restructuring process. The Restructuring Support Agreement will allow the Debtors to proceed expeditiously through chapter 11 to a successful emergence. The Plan will significantly deleverage the Debtors’ balance sheet and provide the capital injection needed for the Debtors to conduct competitive operations going forward.

B.	The Plan

The Plan contemplates the following key terms, among others described herein and therein:

1.	General Settlement of Claims and Interests

As discussed in detail in the Disclosure Statement and as otherwise provided herein, pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims and Interests and controversies resolved pursuant to the Plan, including (1) any challenge to the amount, validity, perfection, enforceability, priority or extent of the DIP Claims, Superpriority Term Loan Claims, 2021 Letter of Credit Claims, 2023 Letter of Credit Claims, Revolving LC Claims, Revolving Loan Claims, Term Loan Claims, Cash Secured Letter of Credit Claims, Credit Agreement Hedging Claims, and Senior Notes Claims and 92) any claim to avoid, subordinate, or disallow any 2021 Letter of Credit Claims, 2023 Letter of Credit Claims, Revolving LC Claims, Revolving Loan Claims, Term Loan Claims, Cash Secured Letter of Credit Claims, Credit Agreement Hedging Claims, and Senior Notes Claims, whether under any provision of chapter 5 of the Bankruptcy Code, on any equitable theory (including equitable subordination, equitable disallowance, or unjust enrichment) or otherwise. The Plan shall be deemed a motion to approve the good faith compromise and settlement of all such Claims, Interests, and controversies pursuant to Bankruptcy Rule 9019, and the entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of such compromise and settlement under section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, as well as a finding by the Bankruptcy Court that such settlement and compromise is fair, equitable, reasonable and in the best interests of the Debtors and their Estates. Subject to Article VI of the Plan, all distributions made to holders of Allowed Claims and Allowed Interests (as applicable) in any Class are intended to be and shall be final.

2.	Restructuring Transactions

On or before the Effective Date, the applicable Debtors or the Reorganized Debtors shall enter into and shall take any actions as may be necessary or appropriate to effect the Restructuring Transactions, including as set forth in the Restructuring Transactions Memorandum. The actions to implement the Restructuring Transactions may include: (1) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable law and any other terms to which the applicable Entities may agree; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable parties agree; (3) the filing of appropriate certificates or articles of incorporation, formation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution pursuant to applicable state or provincial law; and (4) all other actions that the applicable Entities determine to be necessary, including making filings or recordings that may be required by applicable law in connection with the Plan. The Confirmation Order shall, and shall be deemed to, pursuant to sections 363 and 1123 of the Bankruptcy Code, authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, contemplated by, or necessary to effectuate the Plan. On the Effective Date or as soon as reasonably practicable thereafter, the Reorganized Debtors, as applicable, shall issue all securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Restructuring Transactions.

3.	Reorganized Debtors

On the Effective Date, the New Board shall be established, and the Reorganized Debtors shall adopt their New Organizational Documents, consistent with the Restructuring Support Agreement (including section 3.02 of the Restructuring Support Agreement). The Reorganized Debtors shall be authorized to adopt any other agreements, documents, and instruments and to take any other actions contemplated under the Plan as necessary to consummate the Plan. Cash payments to be made pursuant to the Plan will be made by the Debtors or Reorganized Debtors. The Debtors and Reorganized Debtors will be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable the Debtors or Reorganized Debtors, as applicable, to satisfy their obligations under the Plan. Except as set forth herein, any changes in intercompany account balances resulting from such transfers will be accounted for and settled in accordance with the Debtors’ historical intercompany account settlement practices and will not violate the terms of the Plan.

From and after the Effective Date, the Reorganized Debtors, subject to any applicable limitations set forth in any post-Effective Date agreement, shall have the right and authority without further order of the Bankruptcy Court to raise additional capital and obtain additional financing, subject to the New Organizational Documents and the Exit Facility Documents, as the boards of directors of the applicable Reorganized Debtors deem appropriate.

4.	Technology Business Sale

(a)	Technology Business Sale Process

Following the Petition Date, in consultation with the Consultation Parties (as defined in the Bidding Procedures), the Debtors shall continue their sale and marketing process and solicit bids for the sale or other disposition of all or substantially all of the Technology Business Sale, in accordance with the terms and conditions of the RSA (including the Milestones) and in a manner acceptable to the Required Consenting Lenders. For the avoidance of doubt, the Debtors may only execute an agreement for the sale or other disposition of any part of the Technology Business with the consent of the Required Consenting Lenders.

The Consultation Parties shall have the right to review all information, diligence, documents and other materials provided by the Debtors or their advisors to any bidder or prospective bidder in connection with the Technology Business Sale and to consult with the Debtors and their advisors with respect to the Technology Business Sale. The Debtors shall provide to the Consultation Parties all term sheets, letters, proposals, offers, bids and other materials, whether non-binding or not, that are received by the Debtors or their advisors in connection with the Technology Business Sale within one (1) day of receipt by the Debtors or their advisors, as applicable.

(b)	Closing of the Technology Business Sale

On or before the Effective Date, the Debtors shall be authorized to consummate the Technology Business Sale and, among other things, the Lummus Assets and Interests (including Executory Contracts and Unexpired Leases assumed and assigned pursuant to Article V of the Plan) shall be transferred to and vest in the Purchaser free and clear of all Liens, Claims, charges, or other encumbrances pursuant to the terms of the Purchase Agreement and, as applicable, the Confirmation Order Or an order approving the Technology Business Sale; provided that, to the extent the Technology Business Sale is to be consummated pursuant to the Confirmation Order, the Debtors may request entry of any order supplementing the Confirmation Order that the Debtors believe is necessary or appropriate to implement the terms and conditions of the Technology Business Sale. On and after the Effective Date, except as otherwise provided in the Plan, the Debtors or the Purchaser, as applicable, may operate the Debtors’ businesses and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

(c)	Technology Business Sale Proceeds Waterfall

Any Technology Business Sale Proceeds that have not otherwise been applied in accordance with the DIP Credit Agreement, shall be applied as follows:

(i)	first, to fund a minimum Cash balance of $820 million, as required by the Business Plan;

(ii)	second, to repay Funded DIP Indebtedness (other than the Make Whole Amount);

(iii)	third, payment of the Make Whole Amount;

(iv)	fourth, to fund cash to support new or additional letters of credit sufficient to meet the $2.44 billion letter of credit capacity contemplated by the Exit Facilities Term Sheet; and

(v)	fifth, the repayment of Prepetition Funded Secured Claims on a Pro Rata basis.

(d)	Residual Prepetition Funded Secured Claims Pay Down

On the Effective Date, the Prepetition Funded Secured Claims will be repaid on a pro rata basis from (i) the Residual Technology Business Sale Proceeds and (ii) any available Cash (such available Cash shall exclude Cash held in variable interest entities associated with joint venture and consortium arrangements, Cash trapped in foreign jurisdictions, and insurance captive Cash) in excess of $820 million available cash at emergence after payment of all fees and transaction expenses ((i) and (ii) together the “Residual Prepetition Funded Secured Claims Pay Down”).

If the Residual Prepetition Funded Secured Claims Pay Down amount is greater than $0, the initial allocation of 94% of the New Common Stock to the holders of Prepetition Funded Secured Claims shall be reduced, and the initial allocation of 6% of the New Common Stock to holders of Senior Notes Claim shall be increased, by the percentage calculated by dividing:

(a)	the Residual Prepetition Funded Secured Claims Pay Down amount by

(b)	an amount equal to:

(i)

the aggregate amount of Prepetition Funded Secured Claims (including, without limitation, principal and any accrued prepetition or postpetition interest at the default rate as applicable) minus an amount equal to the sum of (y) the aggregate amount of the loans to be issued under the Term Loan Exit Facility and (z) any proceeds of the Rights Offering up to $150 million; divided by

(ii)

94% minus an amount equal to (y) the aggregate proceeds of the Rights Offering up to $150 million divided by (z) Plan Equity Value (such adjustment of initial allocations, the “Prepetition Funded Secured Claims Excess Cash Adjustment”).

For the avoidance of doubt, if the Technology Business Sale Proceeds paid pursuant to the Technology Business Sale Proceeds Waterfall have not paid the Make Whole Amount in full, all proceeds of the Rights Offering will (a) first go to the pay down of the Make Whole Amount and (b) once the Make Whole Amount is paid in full, the Prepetition Funded Secured Claims will be repaid on a pro rata basis from such remaining proceeds of the Rights Offering.

5.	Sources of Consideration for Plan Distributions

The Debtors and the Reorganized Debtors, as applicable, shall fund distributions under the Plan with: (1) Cash on hand, including Cash from operations, the Rights Offering, or the Technology Business Sale in accordance with the Technology Business Sale Proceeds Waterfall, as applicable; (2) the New Common Stock; (3) the proceeds from the Rights Offering, as applicable; (4) the New Warrants, as applicable; and (5) the proceeds from the Exit Facilities, as applicable.

(a)	Exit Facilities

On the Effective Date, the Reorganized Debtors shall enter into the Exit Facilities, the terms of which will be set forth in the Exit Facility Documents.

To the extent applicable, Confirmation of the Plan shall be deemed (a) approval of the Exit Facilities (including the transactions and related agreements contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred and fees and expenses to be paid by the Debtors or the Reorganized Debtors, as applicable, in connection therewith), to the extent not approved by the Bankruptcy Court previously, and (b) authorization for the Debtors or the Reorganized Debtors, as applicable, to, without further notice to or order of the Bankruptcy Court, (i) execute and deliver those documents and agreements necessary or appropriate to pursue or obtain the Exit Facilities, including the Exit Facility Documents, and incur and pay any fees and expenses in connection therewith, and (ii) act or take action under applicable law, regulation, order, or rule or vote, consent, authorization, or approval of any Person, subject to such modifications as the Debtors or the Reorganized Debtors, as applicable, may deem to be necessary to consummate the Exit Facilities.

As of the Effective Date, upon the granting or continuation of Liens in accordance with the Exit Facility Documents, such Liens shall constitute valid, binding, enforceable, and automatically perfected Liens in the collateral specified in the Exit Facility Documents. To the extent provided in the Exit Facility Documents, the Exit Facility Agents or holder(s) of Liens under the Exit Facility Documents are authorized to file with the appropriate authorities mortgages, financing statements and other documents, and to take any other action in order to evidence, validate, and perfect such Liens or security interests. The guarantees, mortgages, pledges, Liens, and other security interests granted to secure the obligations arising under the Exit Facility Documents have been granted in good faith, for legitimate business purposes, and for reasonably equivalent value as an inducement to the lenders thereunder to extent credit thereunder shall be deemed not to constitute a fraudulent conveyance or fraudulent transfer and shall not otherwise be subject to avoidance, recharacterization, or subordination for any purposes whatsoever and shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable nonbankruptcy law, and the priorities of such Liens and security interests shall be as set forth in the Exit Facility Documents. The Reorganized Debtors and the persons and entities granted such Liens and security interests shall be authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, federal, or other law that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

In no event shall the sum of (v) the face amount of letters of credit issued and outstanding at any time under the Senior Exit LC Facility, plus (w) the face amount of letters of credit issued and outstanding at any time under the Super Senior Exit Facility, plus (x) the face amount of letters of credit issued or deemed issued and outstanding at any time under the Roll-Off LC Exit Facility, plus (y) the face amount of letters of credit issued and outstanding at any time under the Cash Secured LC Exit Facility, exceed the Secured Letter of Credit Cap plus permitted incremental capacity set forth in the Exit Facilities Term Sheet.

(b)	Issuance of New Common Stock

The issuance of the New Common Stock, including the Rights Offering Shares and any options or other equity awards, if any, reserved for the Management Incentive Plan and the New Warrants, by the Reorganized Debtors (as set forth in the Restructuring Transactions Memorandum) shall be authorized without the need for any further corporate action or without any further action by the holders of Claims or Interests. The Reorganized Debtors shall be authorized to issue a certain number of shares, units or equity interests (as the case may be based on how the New Common Stock is denominated and the identity of the Reorganized Debtor issuing such shares, units, or equity interests) of New Common Stock required to be issued under the Plan and pursuant to their New Organizational Documents. On the Effective Date, the Debtors or Reorganized Debtors, as applicable, shall issue all Securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Plan.

All of the shares, units, or equity interests (as the case may be based on how the New Common Stock is denominated) of New Common Stock issued or authorized to be issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable. Each distribution and issuance referred to in Article VI of the Plan shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance.

On the Effective Date or as soon as reasonably practicable thereafter, the New Common Stock will be distributed in accordance with the Plan.

(c)	Rights Offering.

On or about the Effective Date, the applicable Reorganized Debtor shall consummate the Rights Offering, through which each participant shall have the opportunity, subject to the terms and conditions set forth in the Plan and the Rights Offering Procedures, to purchase the Rights Offering Shares.

The Rights Offering Procedures shall be approved within 5 days of Petition Date and shall provide for a subscription deadline of no later than the Voting Deadline. Subscription rights to participate in the Rights Offering shall be distributed to the Consenting Noteholders in accordance with Section 12 of the Restructuring Support Agreement, the Restructuring Term Sheet, and the Plan and the issuance of such subscription rights will be exempt from SEC registration under applicable law. Pursuant to the Restructuring Support Agreement, each Consenting Noteholder electing to participate in the Rights Offering shall receive incremental New Common Stock equal to (x) its respective share of the aggregate participation in the Rights Offering multiplied by (y) the total percentage of the New Common Stock received in the Rights Offering. Proceeds of the Rights Offering to be used (a) first, for Cash pay down of any portion Make Whole Amount that is not paid in full in Cash from Technology Business Sale Proceeds in accordance with the Technology Business Sale Proceeds Waterfall and (b) second, for Cash pay down of Prepetition Funded Secured Claims.

(d)	Issuance of New Warrants

On the Effective Date, the applicable Reorganized Debtor (as set forth in the Restructuring Transactions Memorandum) will issue the New Warrants only to the extent required to provide for distributions to holders of the Senior Notes Claims, as contemplated by the Plan. All of the New Warrants issued pursuant to the Plan shall be duly authorized without the need for any further corporate action and without any further action by the Debtors or Reorganized Debtors, as applicable, validly issued, fully paid, and non-assessable. Each distribution and issuance referred to in Article VI of the Plan shall be governed by the terms and conditions set forth in the Restructuring Support Agreement and the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance without the need for execution by any party thereto other than the applicable Reorganized Debtor(s).

The New Warrants shall be distributed to holders of Senior Notes Claims in accordance with the Restructuring Support Agreement and the Plan. The New Warrants shall have full anti-dilution and Black-Scholes protection.

6.	Corporate Existence

Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated in the Plan or the Plan Supplement, each Debtor shall continue to exist after the Effective Date as a separate corporate entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws (or other formation documents) are amended under the Plan or otherwise, in each case, consistent with the Plan and the Restructuring Support Agreement, and to the extent such documents are amended in accordance therewith such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state, provincial, or federal law). After the Effective Date, the respective certificate of incorporation and bylaws (or other formation documents) of one or more of the Reorganized Debtors may be amended or modified on the terms therein without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules. After the Effective Date, one or more of the Reorganized Debtors may be disposed of, dissolved, wound down, or liquidated without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

7.	Vesting of Assets in the Reorganized Debtors

Except as otherwise provided in the Confirmation Order, the Plan (including, for the avoidance of doubt, the Restructuring Transactions Memorandum), or any agreement, instrument, or other document incorporated in, or entered into in connection with or pursuant to, the Plan or Plan Supplement, on the Effective Date, all property in each Estate, all Causes of Action, and any property acquired by any of the Debtors pursuant to the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances. On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

8.	Cancellation of Existing Securities and Agreements

On the Effective Date, except to the extent otherwise provided in the Plan, all notes, instruments, certificates, credit agreements, indentures, and other documents evidencing Claims or Interests shall be cancelled and the obligations of the Debtors thereunder or in any way related thereto shall be deemed satisfied in full, cancelled, discharged, and of no force or effect. Holders of or parties to such cancelled instruments, Securities, and other documentation will have no rights arising from or relating to such instruments, Securities, and other documentation, or the cancellation thereof, except the rights provided for pursuant to this Plan. Notwithstanding anything to the contrary herein, but subject to any applicable provisions of Article VI of the Plan to the extent cancelled pursuant to that paragraph, the DIP Credit Agreement, 2021 LC Agreement, the Credit Agreement, and the Senior Notes Indenture shall continue in effect solely to the extent necessary to: (1) permit holders of Claims under the DIP Credit Agreement, the 2021 LC Agreement, the Credit Agreement, and the Senior Notes Indenture to receive their respective Plan Distributions, if any; (2) permit the Reorganized Debtors and the Disbursing Agent, as applicable, to make Plan Distributions on account of the Allowed Claims under the DIP Credit Agreement, the 2021 LC Agreement, the Credit Agreement, and the Senior Notes Indenture, as applicable; (3) permit each of the DIP Agents, the Revolving and LC Administrative Agent, the Term Loan Administrative Agent, the 2021 LC Administrative Agent, the Superpriority Term Loan Agent and the Senior Notes Trustee to seek compensation and/or reimbursement of fees and expenses in accordance with the terms of the Plan; and (4) permit each of the DIP Agent, the Revolving and LC Administrative Agent, the Term Loan Administrative Agent, the 2021 LC Administrative Agent, Superpriority Term Loan Agent, and the Senior Notes Trustee to appear and be heard in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court, including to enforce any obligation owed to the DIP Agent, the Revolving and LC Administrative Agent, the Term Loan Administrative Agent, the 2021 LC Administrative Agent, the Superpriority Term Loan Agent, and the Senior Notes Trustee, or holders of Claims under the DIP Credit Agreement, the 2021 LC Agreement, the Credit Agreement, and the Senior Notes Indenture. Except as provided in the Plan (including Article VI of the Plan), on the Effective Date, the DIP Agents, the Revolving and LC Administrative Agent, the Term Loan Administrative Agent, the 2021 LC Administrative Agent, the Superpriority Term Loan Agent and the Senior Notes Trustee, and their respective agents, successors, and assigns, shall be automatically and fully discharged of all of their duties and obligations associated with the DIP Credit Agreement, the 2021 LC Agreement, the Credit Agreement, and the Senior Notes Indenture, as applicable. To the extent cancelled in accordance with this paragraph, the commitments and obligations (if any) of the holders of the Senior Notes and the lenders under the DIP Credit Agreement, the Credit Agreement, and the 2021 LC Agreement to extend any further or future credit or financial accommodations to any of the Debtors, any of their respective subsidiaries or any of their respective successors or assigns under the 2021 LC Agreement, the Credit Agreement, and the Senior Notes Indenture, as applicable, shall fully terminate and be of no further force or effect on the Effective Date.

9.	Corporate Action

Upon the Effective Date, all actions contemplated under the Plan shall be deemed authorized and approved in all respects, including: (1) adoption or assumption, as applicable, of the Compensation and Benefit Programs; (2) selection of the directors and officers for the Reorganized Debtors; (3) the issuance and distribution of the New Common Stock; (4) implementation of the Restructuring Transactions, including the Rights Offering; (5) issuance and distribution of the New Warrants; (6) entry into the New Warrants Agreements and the Exit Facility Documents, as applicable; (7) all other actions contemplated under the Plan (whether to occur before, on, or after the Effective Date); (8) adoption of the New Organizational Documents; (9) the rejection, assumption, or assumption and assignment, as applicable, of Executory Contracts and Unexpired Leases; and (10) all other acts or actions contemplated or reasonably necessary or appropriate to promptly consummate the Restructuring Transactions contemplated by the Plan (whether to occur before, on, or after the Effective Date). All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate, partnership, limited liability company, or other governance action required by the Debtors or the Reorganized Debtor, as applicable, in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the Security holders, members, directors, or officers of the Debtors or the Reorganized Debtors, as applicable. On or (as applicable) prior to the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized and (as applicable) directed to issue, execute, and deliver the agreements, documents, Securities, and instruments contemplated under the Plan (or necessary or desirable to effect the transactions contemplated under the Plan) in the name of and on behalf of the Reorganized Debtors, including the New Common Stock, the New Organizational Documents, the Exit Facility Documents, the New Warrants, the New Warrants Agreements (as applicable), and any and all other agreements, documents, Securities, and instruments relating to the foregoing. The authorizations and approvals contemplated by Article IV.I shall be effective notwithstanding any requirements under non-bankruptcy law.

10.	New Organizational Documents.

On or immediately prior to the Effective Date, the New Organizational Documents shall be automatically adopted by the applicable Reorganized Debtors. To the extent required under the Plan or applicable non-bankruptcy law, each of the Reorganized Debtors will file its New Organizational Documents with the applicable Secretaries of State and/or other applicable authorities in its respective state or country of organization if and to the extent required in accordance with the applicable laws of the respective state or country of organization. The New Organizational Documents will (a) prohibit the issuance of non-voting equity Securities, to the extent required under section 1123(a)(6) of the Bankruptcy Code and (b) provide for customary minority shareholder protections and information and reporting requirements reasonably acceptable to the Debtors and the Required Consenting Lenders.

After the Effective Date, the Reorganized Debtors may amend and restate their respective New Organizational Documents in accordance with the terms thereof, and the Reorganized Debtors may file such amended certificates or articles of incorporation, bylaws, or such other applicable formation documents, and other constituent documents as permitted by the laws of the respective states, provinces, or countries of incorporation and the New Organizational Documents.

11.	Directors and Officers of the Reorganized Debtors.

As of the Effective Date, the term of the current members of the board of directors of McDermott shall expire, and all of the directors for the initial term of the New Board shall be appointed. The New Board will initially consist of [•] directors as set forth in the Plan Supplement, including: (i) the Chief Executive Officer of Reorganized McDermott, (ii) [•] directors selected by the Required Consenting Term Lenders as set forth in the Plan Supplement, and (iii) [•] directors selected by the Required Consenting Revolving Lenders and the Required Consenting LC Lenders as set forth in the Plan Supplement. In subsequent terms, the directors shall be selected in accordance with the New Organizational Documents of the Reorganized Debtors. To the extent known, the identity of the members of the New Board will be disclosed in the Plan Supplement or prior to the Confirmation Hearing, consistent with section 1129(a)(5) of the Bankruptcy Code. Each director and officer of the Reorganized Debtors shall serve from and after the Effective Date pursuant to the terms of the applicable New Organizational Documents and other constituent documents.

12.	Effectuating Documents; Further Transactions.

On and after the Effective Date, the Reorganized Debtors, and their respective officers, directors, members, or managers (as applicable), are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan, Exit Facilities entered into, and the Securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorization, or consents except for those expressly required pursuant to the Plan.

13.	Management Incentive Plan

Effective on the Plan Effective Date, the Reorganized Debtors will reserve 7.5% of New Common Stock (on a fully diluted and fully distributed basis) which may be granted in the form of options, restricted stock, restricted stock units, warrants, stock appreciations rights or any combination thereof (each an “Award” and such reserve, the “MIP Pool”) for grant to management employees and members of the New Board and enter into severance and change in control arrangements (“Severance Arrangements”) with senior executives of the Debtors that are insiders pursuant to Section 16 of the Securities Exchange Act of 1934 (“Senior Executives”) in amounts and on terms and conditions to be agreed with and approved by the Required Consenting Lenders. The New Board shall grant no less than 53.33% of the MIP Pool to the employees of the Debtors no later than 60 days following the Plan Effective Date (the “Emergence Awards”) with the terms of the Emergence Awards to be determined as set forth below and the remainder of the MIP Pool will be available for future grants to management employees and members of the New Board with allocations, terms and conditions to be determined by the New Board. From the Petition Date through entry of the Confirmation Order, the Debtors, the Required Consenting Lenders and any consultants or advisors engaged by the Required Consenting Lenders will use commercially reasonable efforts to agree on an allocation schedule and the terms, conditions, vesting and composition (including, for the avoidance of doubt, which may be in any form of Award) of the Emergence Awards (together, the “MIP Proposal”), and during this period the Debtors will use commercially reasonable efforts to facilitate meetings between the Required Consenting Lenders and the Debtors’ key management personnel. As soon as reasonably practicable following the Plan Effective Date but no later than 60 days following the Plan Effective Date, the New Board shall consider the MIP Proposal for approval and New Board shall determine the final terms and conditions of the actual grants. A Senior Executive will be permitted to voluntarily terminate for “Good Reason” and receive the severance benefits under the Severance Arrangements if the Senior Executive does not receive an Emergence Award.

14.	Employee and Retiree Benefits.

Unless otherwise provided herein, and subject to Article V of the Plan, all employee wages, compensation, and benefit programs in place as of the Effective Date with the Debtors shall be assumed by the Reorganized Debtors and shall remain in place as of the Effective Date, and the Reorganized Debtors will continue to honor such agreements, arrangements, programs, and plans. Notwithstanding the foregoing, pursuant to section 1129(a)(13) of the Bankruptcy Code, from and after the Effective Date, all retiree benefits (as such term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law. On the Effective Date, subject to the consent of the Required Consenting Lenders, the Debtors shall (a) assume all change of control agreements entered into with current employees, provided that the Restructuring Transactions shall not trigger any change of control or similar trigger under such agreements, or (b) enter into new agreements with such employees on terms and conditions acceptable to the Reorganized Debtors and the Required Consenting Lenders.

15.	Preservation of Causes of Action

In accordance with section 1123(b) of the Bankruptcy Code, but subject to Article VIII hereof, each Reorganized Debtor, as applicable, shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action of the Debtors, whether arising before or after the Petition Date, including any actions specifically enumerated in the Schedule of Retained Causes of Action, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than the Causes of Action released by the Debtors pursuant to the releases and exculpations contained in the Plan, including in Article VIII of the Plan, which shall be deemed released and waived by the Debtors and the Reorganized Debtors as of the Effective Date.

The Reorganized Debtors may pursue such retained Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Entity (other than the Released Parties) may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or the Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action of the Debtors against it. The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan, including Article VIII of the Plan. Unless otherwise agreed upon in writing by the parties to the applicable Cause of Action, all objections to the Schedule of Retained Causes of Action must be Filed with the Bankruptcy Court on or before thirty (30) days after the Effective Date. Any such objection that is not timely filed shall be disallowed and forever barred, estopped, and enjoined from assertion against any Reorganized Debtor, without the need for any objection or responsive pleading by the Reorganized Debtors or any other party in interest or any further notice to or action, order, or approval of the Bankruptcy Court. The Reorganized Debtors may settle any such objection without any further notice to or action, order, or approval of the Bankruptcy Court. If there is any dispute regarding the inclusion of any Cause of Action on the Schedule of Retained Causes of Action that remains unresolved by the Debtors or Reorganized Debtors, as applicable, and the objection party for thirty (30) days, such objection shall be resolved by the Bankruptcy Court. Unless any Causes of Action of the Debtors against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Final Order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

The Reorganized Debtors reserve and shall retain such Causes of Action of the Debtors notwithstanding the rejection or repudiation of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan. In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that a Debtor may hold against any Entity shall vest in the Reorganized Debtors, except as otherwise expressly provided in the Plan, including Article VIII of the Plan. The applicable Reorganized Debtors, through their authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court.

16.	Releases

The Plan contains certain releases (as described more fully in Article III.P of this Disclosure Statement, entitled “Will there be releases and exculpation granted to parties in interest as part of the Plan?,” which begins on page 15, including mutual releases among each of the following, solely in its capacity as such: (a) each Debtor; (b) each Reorganized Debtor; (c) each Company Party; (d) each DIP Lender and each DIP Letter of Credit Issuer; (e) each Agent; (f) the Senior Notes Trustee; (g) each Consenting Stakeholder; (h) each Hedge Bank; (i) each Cash Management Bank; (j) each lender under the Superpriority Credit Agreement, Credit Agreement, the 2021 LC Agreement, and the Lloyds Letter of Credit Agreement; (k) each holder of an Obligation (as defined in the Superpriority Credit Agreement) under the Superpriority Credit Agreement; (l) each holder of an Obligation (as defined in the Credit Agreement) under the Credit Agreement; (m) each Issuer (as defined in the Superpriority Credit Agreement) under the Superpriority Credit Agreement; (n) each Issuer (as defined in the Credit Agreement) under the Credit Agreement; (o) the Term Loan Ad Hoc Group, the Liquidity Lender Steering Committee, and the Senior Notes Ad Hoc Group; (p) each current and former Affiliate of each Entity in clause (a) through (o); and (q) each Related Party of each Entity in clause (a) through (o); provided that any holder of a Claim or Interest that opts out of the releases shall not be a “Released Party.”

V.	THE DEBTORS’ CORPORATE HISTORY, STRUCTURE, AND BUSINESS OVERVIEW

A.	McDermott’s Corporate History

McDermott International, Inc. traces its roots to 1923, and was born out of a contract to build 50 wooden rigs to drill for oil in Texas. The company expanded rapidly during the oil boom and over the next decade. After forming joint ventures and making acquisitions that enabled it to pioneer the construction and installation of platforms and pipelines, McDermott began to explore the world of offshore drilling in the Gulf of Mexico, and was the first to create a Gulf of Mexico pipeline. Further expansion, acquisition, projects, and opportunistic investments pushed McDermott into the international sphere, and McDermott was formally incorporated under the laws of the Republic of Panama in 1959.

CB&I has played an integral role in the energy infrastructure advancements of the 20th and 21st centuries. It was founded in 1889 in Chicago, Illinois by Horace E. Horton, and its shares were first listed on the New York Stock Exchange in 1977. Chicago Bridge & Iron Company N.V. went public on March 27, 1997. Although CB&I began as the structural and bridge business that inspired its name, it quickly developed a historical association with the oil & gas industry, beginning in 1919, when CB&I built its first oil storage tanks for Sinclair Refining Company in Glenrock, Wyoming.

Since 2000, CB&I embarked on a number of strategic acquisitions that dramatically expanded its capabilities and services, beginning with its acquisition of Howe-Baker International, L.L.C., a technology company based in Tyler, Texas specializing in the construction of hydrocarbon processing plants for customers in the refining, petrochemical, and natural gas industries, as well as approximately eight additional major businesses to expand their capabilities and market share, including the Lummus Global business and the Shaw Group.

Recognizing the opportunities presented by acquiring CB&I’s diverse business and the potential to strengthen its own platform, on December 18, 2018, McDermott entered into an agreement to combine with CB&I. The Combination between these two companies was completed on May 10, 2018, and McDermott and CB&I closed the acquisition for a gross purchase price of approximately $4.6 billion, $2.87 million of which was cash consideration. In this transaction, McDermott is considered the acquirer for accounting purposes, and a group of McDermott’s directors, President and Chief Executive Officer, and Executive Vice President and Chief Financial Officer continued in those roles. As part of the Combination, McDermott acquired the equity of certain U.S. and non-U.S. CB&I subsidiaries that owned CB&I’s technology business, as well as certain intellectual property rights, which now constitutes McDermott’s Technology Segment.

B.	The Debtors’ Key Assets and Operations

1.	EPCI Services

As a result of the Combination, McDermott became a single vertically integrated company with onshore and offshore service capabilities. Today, McDermott has a firmly established global presence as one of the world’s premier EPCI companies, and provides service and products in a number of fields, including:

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Upstream Oil & Gas: McDermott offers services including delivery of fixed, floating, and subsea production facilities, and pipelines and storage systems, from concept to commissioning. McDermott specializes in oil & gas production systems, subsea production systems, onshore oil & gas field production, onshore and offshore pipelines, and natural gas processing.

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Industrial Storage and Tanks: McDermott is the largest storage tank construction company in the world. Through CB&I Storage Tank Solutions, McDermott offers services for pressure, refrigerated and atmospheric storage, import and export storage terminals, water and wastewater projects, including water and wastewater egg shaped digesters, low temperature and cryogenic storage systems, atmospheric storage tanks and terminals, elevated water storage tanks, and thermal energy storage tanks.

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Refining and Petrochemicals: McDermott designs and builds downstream oil & gas processing facilities for some of the most recognizable brands in the energy industry. McDermott is one of the few contractors in the world that can perform the entire scope of services required through all phases of the project life cycle, and has been responsible for building refinery process units, petrochemical facilities, hydrogen and synthesis gas plants, and sulfur processing plants.

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Power: McDermott provides a range of power generation services to accommodate various fuel types and various output and operating characteristics. Some of these include gas turbine power plants, solid fuel plants, air quality control systems, and NET Power, which is a new natural gas power cycle that produces zero atmospheric emissions, including carbon dioxide.

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Liquefied Natural Gas: McDermott has served the LNG industry for over 50 years. McDermott has designed and built nearly every type of LNG project, and is one of the few contractors that can successfully perform the entire scope of work necessary in these complex projects. McDermott’s LNG specialties include liquefaction plants, regasification terminals, peak shaving facilities, storage tanks, and other industry-specific offerings.

2.	Operating Group Overview

McDermott’s business today is organized into five operating groups, which represent its reportable segments (each a “Segment”). These groups consist of North, Central and South America (“NCSA”); Europe, Africa, Russia and Caspian (“EARC”); the Middle East and North Africa (“MENA”); Asia Pacific (“APAC”); and Technology. McDermott has a presence across 54 countries and six continents and has over 42,000 employees and independent contractors, each of whom perform a variety of roles, including various corporate functions and bespoke, project-specific services. The skills and knowledge of McDermott’s employee base are essential to preserving operational stability, safety, and efficiency, which will be necessary to maximize value over the course of these chapter 11 cases.

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NCSA: McDermott’s NCSA Segment designs, engineers, and constructs upstream offshore oil & gas facilities, downstream oil & gas facilities, gas-fired power plants, LNG import and export terminals, atmospheric and refrigerated storage vessels, and terminals and water storage and treatment facilities, and performs pipe and module fabrication. In the second quarter of 2019, McDermott sold Alloy Piping Products LLC, the distribution and manufacturing arm of its pipe fabrication business, which was previously included in its NCSA Segment. McDermott anticipates that the majority of NCSA’s future opportunities are likely to be in the U.S. LNG and petrochemical markets.

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EARC: McDermott’s EARC Segment designs, engineers, and constructs upstream offshore oil & gas facilities, downstream oil & gas facilities, LNG import and export terminals, and atmospheric and refrigerated storage vessels and terminals. McDermott anticipates that the majority of future opportunities for its EARC Segment are likely to be in the downstream oil & gas markets in Russia and upstream and LNG projects in Africa.

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MENA: McDermott’s MENA Segment designs, engineers, and constructs upstream offshore oil & gas facilities and pipelines, downstream oil & gas facilities, hydrocarbon processing facilities, atmospheric and refrigerated storage vessels and terminals, and performs pipe fabrication and manufacturing. McDermott anticipates the majority of future opportunities for its MENA Segment are likely to be in the Middle East offshore market.

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APAC: McDermott’s APAC Segment designs, engineers, and constructs upstream offshore oil & gas facilities and pipelines, refining and petrochemical facilities, hydrocarbon processing facilities, LNG import and export terminals, and atmospheric and refrigerated storage vessels and terminals. The majority of future opportunities for its APAC Segment are likely to be in the India and Australia markets.

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Technology: McDermott’s Technology Segment is a leading technology licensor of proprietary gas processing, refining, petrochemical, and coal gasification technologies, as well as a supplier of proprietary catalysts, equipment, and related engineering services. These technologies are critical in the refining of crude oil into gasoline, diesel, jet fuel, and lubes, the manufacturing of petrochemicals and polymers, as well as the gasification of coal into syngas. The Technology segment also owns a 50 percent unconsolidated joint venture interest in Chevron Lummus Global, L.L.C. with a unit of Chevron Corporation that licenses proprietary process technology and provides associated engineering services and catalysts, primarily for the refining industry. As previously discussed, McDermott views the primary future opportunity for its Technology Segment is the Technology Sale.

3.	The Debtors’ Projects

McDermott’s business is centered on winning bids to engage on major construction projects in a highly competitive field. As a result, McDermott’s success is directly linked to the strengths of its relationships as well as its reputation in the marketplace. McDermott derives a significant amount of its revenues and profits from a relatively small number of customers in a given year.    McDermott’s significant customers include major integrated and national oil and gas exploration and development companies. In McDermott’s industry, there is a high premium on trust, not only between the company and its ultimate customers, but also with its employees, vendors, suppliers, and other parties who work alongside McDermott at the respective project sites.

C.	The Debtor’s Prepetition Capital Structure

As of the date of this Disclosure Statement, the Debtors have approximately $9.283 billion in aggregate outstanding principal amount of funded and unfunded debt obligations, as well as outstanding preferred equity with a stated aggregate liquidation preference of approximately $330 million.

Funded and Unfunded Debt	Maturity	Principal Amount (in USD millions)
Superpriority Credit Agreement
Term Facility	October 2021	$800
Letter of Credit Facility	October 2021	$200
Credit Agreement
Revolving Credit Facility (Funded)	May 2023	$801
Revolving Credit Facility (LCs)	May 2023	$194
Term Facility	May 2025	$2,220
Term Facility Collateralized LCs	May 2025	$305
2023 LC Facility	May 2023	$1,257
2021 LC Facility	December 2021	$228
Lloyds LC Facility	December 2021	$102
Other Financings / Leases	Various	$105
10.625% Senior Notes	May 2024	$1,300
Bilateral LC Agreements	Various	$1,154
Surety Bond Obligations	Various	$585
Total Obligations		$9,251

1.	Superpriority Credit Agreement

On October 21, 2019, McDermott, as a guarantor, entered into the Superpriority Credit Agreement with McDermott Technology (Americas), Inc., McDermott Technology (US), Inc., and McDermott Technology, B.V., as co-borrowers, a syndicate of lenders and LC issuers, Barclays Bank PLC, as administrative agent for the New Term Facility (as defined herein), and Crédit Agricole Corporate and Investment Bank, as administrative agent for the New LC Facility (as defined herein). The Superpriority Credit Agreement is guaranteed by McDermott and certain of its subsidiaries (collectively, the “Superpriority Guarantors”), and is secured on a first-priority basis by substantially all of the Superpriority Guarantors’ assets. The New Term Facility and the New LC Facility are contractually senior to the Credit Agreement and the Letter of Credit Agreement. The Superpriority Credit Agreement provides for borrowings and LCs in an aggregate principal amount of $1.7 billion, consisting of a $1.3 billion term loan facility (the “New Term Facility”) and a $400 million LC facility (the “New LC Facility”).

Upon the closing of the Superpriority Credit Agreement, McDermott was provided access to $650 million of capital, comprised of $550 million under the New Term Facility (before reduction for related fees and expenses), and $100 million under the New LC Facility. Subject to satisfaction of certain conditions specified in the Superpriority Credit Agreement, subsequent tranches of capital would be made available to McDermott, including: (a) a second tranche of $350 million of capital (comprised of $250 million under the New Term Facility and $100 million under the New LC Facility) between November 30, 2019 and December 31, 2019; (b) a third tranche of $150 million under the New Term Facility between December 30, 2019 and March 31, 2020; and (c) a fourth tranche of $550 million of capital (comprised of $350 million under the New Term Facility and $200 million under the New LC Facility) between January 31, 2020 and March 31, 2020. The New Term Facility and the New LC Facility are scheduled to mature on October 21, 2021. As of the Petition Date, the superpriority lenders had funded the first two tranches under the Superpriority Credit Agreement. As such, there is approximately $800 million in the aggregate principal amount in borrowings outstanding under the New Term Facility and $200 million of letters of credit currently issued under the New LC Facility.

2.	Credit Agreement

On May 10, 2018, McDermott, as a guarantor, entered into a Credit Agreement (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”) with McDermott Technology (Americas), Inc., McDermott Technology (US), Inc., and McDermott Technology, B.V., each a wholly owned subsidiary of McDermott, as co-borrowers, a syndicate of lenders and LC issuers, Barclays Bank PLC, as administrative agent for a term facility under the Credit Agreement, and Crédit Agricole Corporate and Investment Bank, as administrative agent for the other facilities under the Credit Agreement. The Credit Agreement is guaranteed by McDermott and certain of its subsidiaries (collectively, the “First Lien Guarantors”) and is secured on a first-priority basis by substantially all of the First Lien Guarantors’ assets, subject to liens securing the New Term Facility or New LC Facility.

On October 21, 2019, McDermott entered into Consent and Amendment No. 1 to the Credit Agreement (the “Credit Agreement Amendment”). The Credit Agreement Amendment, among other things, amended McDermott’s leverage ratio, fixed charge coverage ratio, and minimum liquidity covenant for each fiscal quarter through December 31, 2021. The Credit Agreement Amendment also modified certain affirmative covenants, negative covenants, and events of default to, among other things, make changes to allow for the incurrence of indebtedness and pledge of assets under the Superpriority Credit Agreement and eliminate McDermott’s reinvestment rights with respect to proceeds from asset sales. The Credit Agreement Amendment also modified the participation fees McDermott is charged for letters of credit. On December 1, 2019, McDermott entered into an additional consent and waiver agreement with the holders of the Redeemable Preferred Stock (as defined herein) in connection with the funding of Tranche B under the Superpriority Credit Agreement. On December 1, 2019, McDermott entered into a second amendment under the Credit Agreement to amend the events of default to provide that, among other things, for so long as the Forbearance Agreement is in effect, the failure to make the Interest Payment will not constitute an event of default. On January 9, 2020, McDermott entered into a third amendment under the Credit Agreement to clarify certain conditions precedent to the Tranche B funding and amend the events of default to extend the period in which effectiveness of the Forbearance Agreement would prevent an event of default to January 21, 2020.

The Credit Agreement provides for a $2.22 billion senior secured term loan facility (the “Term Facility”), a $1 billion senior secured revolving credit facility (the “Revolving Credit Facility”), and a $1.44 billion senior secured letter of credit facility (the “2023 LC Facility”). Both the Term Facility and the Revolving Credit Facility provide for the issuance of cash-collateralized letters of credit, while the 2023 LC Facility does not require cash collateral. Outstanding amounts are summarized as follows:

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Term Facility: The Term Facility is scheduled to mature on May 10, 2025. As of the Petition Date, there is approximately $2.22 billion in the aggregate principal amount of borrowings outstanding and $305 million of cash collateralized letters of credit currently issued under the Term Facility.

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Revolving Credit Facility: The Revolving Credit Facility is scheduled to mature on May 10, 2023. As of the Petition Date, there is approximately $801 million in the aggregate principal amount of borrowings outstanding and $194 million in cash collateralized letters of credit currently issued under the Revolving Credit Facility.

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2023 LC Facility: The 2023 LC Facility is scheduled to mature on May 10, 2023. As of the Petition Date, there is approximately $1.257 billion in the aggregate principal amount of LCs currently issued under the 2023 LC Facility.

3.	Lloyds Facility Agreement

On May 10, 2018, CB&I Company, as a guarantor, entered into a standby letters of credit agreement (as amended, restated, amended and restated, supplemented, waived, or otherwise modified from time to time, the “Lloyds Facility Agreement”) with Comet II B.V. and CB&I, LLC, as co-applicants, Chicago Bridge & Iron Company (Delaware), Chicago Bridge and Iron Company, B.V., CBI Services, LLC, CB&I UK Limited, CBI Constructors PTY LTD, CB&I Group Inc., and Woodlands International Insurance Limited, as additional parties (collectively, the “Lloyds Facility Applicants”), and Lloyds Bank plc, as bank (in such capacity, the “Lloyds Facility Secured Party”). The Lloyds Facility Agreement provides financial accommodations to, and maintained letters of credit (the “Lloyds Facility Letters of Credit”) for the account of the Lloyds Facility Applicants. The Lloyds Facility Letters of Credit are guaranteed on a joint and several basis by each of the Lloyd Facility Applicants and the Prepetition Credit Facility Guarantors and is secured on a first-priority basis by substantially all of the Prepetition Credit Facility Guarantors’ assets, subject to the Prepetition Superpriority Liens except for the prepetition Lloyds Cash Collateralized LC Liens. The guarantees and liens securing the Lloyds Facility Letters of Credit rank equal in priority with the liens securing obligations under the Prepetition Credit Agreement. The Lloyds Facility Letters of Credit is scheduled to expire in June 2021. As of the Petition Date, there is approximately $102 million in the aggregate principal amount of letters of credit currently issued under the Lloyds Facility Letters of Credit.

4.	Letter of Credit Agreement

On October 30, 2018, McDermott, as a guarantor, entered into a Letter of Credit Agreement (as amended, restated, supplemented, or otherwise modified from time to time, the “Letter of Credit Agreement”) with McDermott Technology (Americas), Inc., McDermott Technology (US), Inc., and McDermott Technology, B.V., each a wholly owned subsidiary of McDermott, as co-applicants, and Barclays Bank PLC, as administrative agent. The Letter of Credit Agreement provides for a facility for extensions of credit in the form of performance LCs in the aggregate face amount of up to $230 million (the “2021 LC Facility”). The 2021 LC Facility is guaranteed by the First Lien Guarantors and is secured on a first-priority basis by substantially all of the First Lien Guarantors’ assets. The guarantees and liens securing the 2021 LC Facility rank equal in priority with the liens securing obligations under the Credit Agreement. The 2021 LC Facility is scheduled to expire in December 2021. As of the Petition Date, there is approximately $228 million in the aggregate principal amount of LCs currently issued under the 2021 LC Facility.

On October 21, 2019, McDermott entered into Consent and Amendment No. 1 to the Letter of Credit Agreement (the “LC Agreement Amendment”). The LC Agreement Amendment amended, among other things, the compliance levels for McDermott’s leverage ratio and fixed charge coverage ratio for each fiscal quarter through December 31, 2021. The LC Agreement Amendment also modified the event of default provisions and covenant provisions in the same manner as provided in the Credit Agreement Amendment, as well as the participation fee McDermott is charged for newly issued LCs or with respect to any increase in the amount of any existing LC to 5 percent. On December 1, 2019, McDermott entered into a second amendment under the Letter of Credit Agreement to amend the events of default to provide that, among other things, for so long as the Forbearance Agreement is in effect, the failure to make the Interest Payment will not constitute an event of default. On January 9, 2020, McDermott entered into a third amendment under the Letter of Credit Agreement to clarify certain conditions precedent to the Tranche B funding and amend the events of default to extend the period in which effectiveness of the Forbearance Agreement would prevent an event of default to January 21, 2020.

5.	Senior Notes

On April 18, 2018, McDermott issued $1.3 billion in aggregate principal of 10.625% senior unsecured notes due 2024 (the “Senior Notes”), pursuant to an indenture by and among McDermott Technology (Americas), Inc., McDermott Technology (US), Inc., the Company, the other guarantors party thereto, and UMB Bank, N.A. (as successor to Wells Fargo Bank, National Association) as trustee (as amended, restated, supplemented or otherwise modified from time to time, the “Senior Notes Indenture”). The obligations under the Senior Notes are guaranteed by the First Lien Guarantors, but are unsecured. Interest on the Senior Notes is payable semi-annually in arrears on each of May 1 and November 1. On December 1, 2019, McDermott entered into the Forbearance Agreement. The Senior Notes are scheduled to mature on May 1, 2024. As of the Petition Date, there is approximately $1.3 billion in principal amount outstanding under the Senior Notes.

6.	Bilateral Letter of Credit Facilities and Surety Obligations

McDermott is party to a number of short-term uncommitted, unsecured bilateral credit facilities (the “Bilateral LC Agreements”) and surety bond arrangements (the “Surety Bond Obligations”) across several geographic regions. The amounts outstanding, security (if any), and maturities under the Bilateral LC Agreements and the Surety Bond Obligations vary from facility to facility. As of the Petition Date, the Debtors estimate that the total aggregate amount of letters of credit currently issued under the Bilateral LC Agreements is approximately $1.154 billion and the total aggregate amount of Surety Bond Obligations outstanding is approximately $585 million.

7.	North Ocean 105 Financing

On September 30, 2010, McDermott, as guarantor, and North Ocean 105 AS (“NO 105 AS”), a subsidiary of McDermott, as borrower, entered into a facility agreement (as amended, restated, supplemented or otherwise modified from time to time, the “NO 105 Facility,” and together with each lender participant or other holder of a claim in respect of the NO 105 Facility, the “NO 105 Lenders”), to pay a portion of the construction costs of the M.V. Lay Vessel North Ocean 105, a deepwater reeled pipelay installation vessel (the “NO 105”). Borrowings under the NO 105 Facility are secured by, among other things, a pledge of all of the equity of NO 105 AS, a mortgage on the NO 105 and a lien on substantially all of the other assets of NO 105 AS (the “NO 105 Collateral”). The NO 105 Facility is scheduled to mature on October 2020.

As of the Petition Date, the aggregate principal amount outstanding under the NO 105 Facility is approximately $8 million. The Debtors believe the borrowings under the NO 105 Facility are substantially oversecured by the NO 105 Collateral and, accordingly, are seeking authorization in the DIP Orders to make adequate protection payments consisting of principal, interest, and fees during the pendency of the case as and when they become due, in accordance with the terms of the NO 105 Facility.

8.	Preferred Equity

On November 29, 2018, McDermott completed a private placement of (i) 300,000 shares of 12% Redeemable Preferred Stock, par value $1.00 per share (the “Redeemable Preferred Stock”), and (ii) Series A warrants to purchase approximately 6.8 million shares of McDermott common stock, with an initial exercise price per share of $0.01, for aggregate proceeds of $289.5 million, before payment of approximately $18 million of directly related issuance costs.

The Redeemable Preferred Stock has no stated maturity and will remain outstanding indefinitely unless repurchased or redeemed by McDermott, who may redeem the Redeemable Preferred Stock at any time for an amount per share of Redeemable Preferred Stock equal to the Liquidation Preference of each such share plus all accrued dividends on such shares (such amount per share, the “Redemption Consideration”). At any time after October 30, 2026, each holder may elect to have McDermott fully redeem such holder’s then outstanding Redeemable Preferred Stock in cash, to the extent McDermott has funds legally available for payment of dividends, at a redemption price per share equal to the Redemption Consideration for each share.

On December 2, 2019, pursuant to the Superpriority Credit Agreement, McDermott issued to certain of the Superpriority Lenders 560,083 shares of Series A Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”).

9.	Common Equity

MDR’s certificate of incorporation authorizes one class of common stock: Class A common stock. As of the date of this Disclosure Statement, MDR has 193,081,224 shares of Class A common stock outstanding. The Debtors have not declared nor paid any cash dividends to Class A common stock holders since the second quarter of 2000. In addition, the Credit Agreement and the Senior Notes Indenture subjected the Debtors’ ability to pay cash dividends on the Class A common stock to compliance with financial tests and/or basket amounts as set forth under these agreements. Beginning in 1982, the Class A common stock was listed under the symbol “MDR” on the New York Stock Exchange.

VI.	EVENTS LEADING TO THE CHAPTER 11 FILINGS

A.	Troubled Projects and Liquidity Trough

In May 2018, McDermott acquired CB&I, a downstream provider of onshore petrochemical, refining, power, gasification, and gas processing technology, through the Combination. As a result of the Combination, McDermott became a fully integrated, onshore-offshore company that, today, provides EPCI and technology to offshore, subsea, power, LNG, and downstream energy projects around the world. The new, combined company more than doubled its project backlog, revenues, and new orders, and its expanded capabilities have the potential to deliver long-term value for McDermott’s shareholders.

Unfortunately, after the Combination certain of the legacy CB&I projects required unanticipated levels of cash support to cover losses. Two of those projects in particular, the Cameron LNG export facility project in Hackberry, Louisiana, and the Freeport LNG export facility project in Freeport, Texas have used substantial amounts of cash in the past year, straining McDermott’s liquidity and capital resources. At the same time the Debtors were working to address these loss projects, the Debtors were winning new projects at a high rate—as reflected in McDermott’s record project backlog, which now exceeds $19 billion. With this success, though, came increased near term financial obligations. Each of these projects will require new letters of credit to support the Debtors’ performance obligations under the applicable project contracts and major front-end investment in engineering and fabrication, among other things. Furthermore, many of McDermott’s projects have substantial working capital requirements as significant cash flows are often only realized towards the end of the project lifecycle. This only exacerbated the Debtors’ already tight liquidity position.

B.	Significant Loss Projects and Liquidity Constraints

McDermott’s legacy business, providing technology, engineering and construction, and fabrication services for some of the most complex energy projects in the world, comes with a degree of financial risk that is typically assessed at the outset, and throughout the lifecycle of, a project. Post-Combination, certain legacy projects resulted in significant cost over-runs. The impact of these cost over-runs was then exacerbated by an incrementally slowing pace of new contract awards, an effect felt across the industry, and the fact that returns on these projects will not be realized until project completion.

McDermott’s significant ongoing loss projects are summarized as follows

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Cameron LNG: As of September 30, 2019, McDermott’s U.S. LNG export facility project in Hackberry, Louisiana for Cameron LNG (being performed by its NCSA Segment) was approximately 93 percent complete, and had an accrued provision for estimated losses of approximately $70 million. During the nine months ended September 30, 2019, McDermott recognized approximately $170 million of changes in cost estimates on this project, primarily resulting from poor labor productivity and increases in construction and subcontractor costs. The impact of this charge was partially offset by recognition during the three and nine months ended September 30, 2019, of $90 million and $200 million, respectively, of incentives related to the projected achievement of progress milestones.

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Freeport LNG: As of September 30, 2019, Trains 1 & 2 of McDermott’s U.S. LNG export facility project in Freeport, Texas for Freeport LNG (being performed by its NCSA Segment) were approximately 99 percent complete, and had accrued estimated losses of approximately $8 million. During the three and nine months ended September 30, 2019, the project was negatively impacted by $42 million and $96 million, respectively, due to changes in cost estimates resulting from increases in construction and subcontractor costs. During nine months of 2019, McDermott also recognized approximately $5 million of incentive revenues on this project.

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Asheville Power Plant Project: As of September 30, 2019, McDermott’s power project located in Arden, North Carolina (being performed by its NCSA Segment) was approximately 95 percent complete, and had an accrued provision for estimated losses of approximately $4 million. During the three and nine months ended September 30, 2019, the project was negatively impacted by charges of $60 million and $88 million, respectively, primarily due to changes in cost estimates, that were partially offset by a settlement of a claim.

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Line 1 and Line 10: As of September 30, 2019, McDermott’s subsea pipeline flowline installation project in support of the Ayatsil field offshore Mexico (being performed by its NCSA Segment) was approximately 95 percent complete, and had accrued estimated losses of approximately $2 million. During the three and nine months ended September 30, 2019, the project was negatively impacted by $3 million and $31 million, respectively, primarily due to changes in cost estimates associated with unexpected schedule extensions, resulting in additional vessel and labor costs.

Ultimately, the Debtors believe these loss projects to be contained occurrences unlikely to be replicated in future projects, including the projects that comprise the Debtors’ existing project backlog. Nonetheless, to address the loss projects and certain projects in the existing backlog, as part of developing the Business Plan, McDermott engaged customers for support and assistance, and several of McDermott’s larger customers have proactively developed creative solutions to address project-specific vendor, credit support, and other cost saving issues. These customers, and others, have been supportive of McDermott’s requests and broader restructuring efforts, and certain customers have directly expressed the importance of McDermott to their supply chain, indicating that support and contract awards will resume if there is certainty regarding McDermott’s viability. While engaging in these discussions with customers regarding economic support and de-risking options are unprecedented within the industry, customers recognize the value McDermott provides with its demonstrated skills in EPCI and fabrication and construction of marine assets.

While the foregoing customer assistance is of substantial benefit to the Debtors’ enterprise, it is not a complete solution. The Debtors have a substantial number of new projects coming online in the near future. As discussed above, in addition to front-end capital investment, each of the Debtors’ projects projects will require new letters of credit to support the Debtors’ performance obligations under the applicable project contracts. As of the date hereof, the Debtors had reached the limit of their existing letter of credit capacity and, absent a substantial deleveraging, were unlikely to be able to secure access to new letters of credit on any terms, much less favorable terms. Moreover, as a result of the Debtors’ financial condition, their vendor base became increasingly stretched—as of the date of this Disclosure Statement, the Debtors has in excess of $1 billion in outstanding trade claims, a significant portion of which is substantially past due. Ultimately the Debtors determined that they needed a broader capital structure solution to facilitate the increased future credit support and normalize trade terms that will ultimately allow the Debtors to capitalize on their record backlog.

C.	Retention of Advisors, Announcement of Technology Business Sale

Despite the Debtors’ efforts to mitigate the financial strain brought on by adverse market conditions through non-core asset divestitures and operational “rightsizing,” the Debtors’ liquidity position remained strained and was projected to be insufficient over the long-term to fund the capital-intensive nature of the their business and to service its highly leveraged capital structure. To facilitate a broader capital structure solution, in the second half of 2019, the Company engaged financial and legal advisors to explore strategic alternatives to enhance the Debtors’ liquidity, evaluate strategic merger and acquisition opportunities, and address their capital structure.

In September 2019, McDermott identified monetization of its Technology Business as a core component of its broader strategic process. Monetization of the Debtors’ Technology business carried with it the potential to provide a holistic solution to McDermott’s capital structure issues by allowing for a deleveraging in the near-term and funding of go-forward operations.

Accordingly, beginning in late September, 2019, the Debtors commenced a two-phase marketing process to ensure the Technology Business Sale would be on the highest and best terms available. During Phase I, the Debtors’ financial advisor, Evercore Group L.L.C. (“Evercore”), contacted 33 potential buyers, including 15 financial investors and 18 strategic investors. Of the potential buyers contacted, certain executed non-disclosure agreements and were given access to extensive diligence in a secure data room. The Debtors and their advisors were in frequent communication with the potential purchasers, responding to diligence requests and engaging with potential buyers on possible legal and regulatory issues associated with each bid. Ultimately, while initial indications were promising, the Debtors determined that the Technology Business Sale could not close quickly enough to fully address the Debtors’ immediate liquidity needs. Accordingly, McDermott and its advisors, facing an acute liquidity need and concerns regarding maintenance with certain financing covenants, concluded that an emergency injection of liquidity was necessary to bridge to a broader resolution that would facilitate a value-maximizing sale of the Technology business, as well as a broader balance sheet solution.

D.	The Superpriority Financing, Stakeholder Discussions, Stalking Horse Bidder, and Restructuring Support Agreement.

After extensive negotiations with its senior secured lenders, on October 21, 2019, McDermott entered into the Superpriority Credit Agreement, which provides for an aggregate principal amount of $1.7 billion, consisting of a $1.3 billion term loan facility and a $400 million letter of credit facility, including immediate access to $550 million of term loan facility borrowings and $100 million of LC availability.

Immediately after the closing of the Superpriority Financing, in addition to continuing to progress the Technology business marketing and sale process, McDermott and its advisors began engaging with McDermott’s senior secured lenders regarding strategic alternatives.

While discussions with its senior secured lenders were progressing, McDermott and its advisors began engaging with holders of its Seniors Notes and, on November 1, 2019, McDermott elected to enter into the 30-day grace period with respect to the Interest Payment in order to continue collaborative discussions with its lenders and noteholders to find a long-term balance sheet solution. McDermott ultimately exited the grace period without making the Interest Payment, but entered into the Forbearance Agreement with approximately 35% of the holders of the Senior Notes on December 1, 2019.

Also on December 1, 2019, with the requisite consent of their senior secured lenders (and after the satisfaction of certain conditions precedent), McDermott accessed Tranche B of the Superpriority Credit Agreement, which provided McDermott with $250 million in additional term loan financing and $100 million in incremental letter of credit capacity. The Debtors utilized the amounts available under the Superpriority Financing to finance working capital and support the issuance of required performance guarantees on new projects. Additionally, the Tranche B funding allowed McDermott to continue collaborative discussions regarding a long-term balance sheet solution with key secured and unsecured stakeholder groups and continue the Technology business sale process.

Obtaining capital under the Tranche B funding and forbearance relief in connection therewith provided McDermott with much needed, albeit temporary, runway to analyze alternatives to address its capital structure and secure a stalking horse bid for the Technology business. Ultimately, consummating a restructuring transaction out-of-court was not actionable because, among other things, it was unlikely that McDermott would receive the requisite levels of consent from key debt and equity constituencies and the sale of the Technology business was unlikely to close quickly enough to address near term liquidity needs. Accordingly, the Debtors focused on securing consensus around a broad, in-court deleveraging transaction and stalking horse bidder to backstop an in-court sale process of the Technology business.

To facilitate a potential stalking horse bid for the Technology business, the Debtors distributed a Phase II process letter to 7 potential purchasers and conducted further, in-depth diligence with the potential purchasers. Phase II ultimately culminated, on December 16, 2019, in 5 potential purchasers submitting refined bids, each of which indicated an interest in serving as a stalking horse bidder in a chapter 11 sale process. The Debtors’ management and advisors evaluated each bid and, after further diligence and negotiations, ultimately selected The Chatterjee Group and Rhone Capital to act as the Stalking Horse Bidder. In the days leading up to the Petition Date, the Debtors and The Chatterjee Group and Rhone Capital negotiated the terms of a Stalking Horse Purchase Agreement to serve as a minimum or floor bid on which the Debtors, their creditors, suppliers, vendors, and other bidders may rely.

Additionally, after months of nearly around-the-clock, hard-fought, arm’s-length negotiations, the Consenting Stakeholders and the Debtors arrived at the transactions embodied in the Restructuring Support Agreement, the key terms of which are described herein and reflected in the Plan. With the stalking horse bid and Restructuring Support Agreement in hand, instead of pursuing the third and fourth tranches of financing under the Superpriority Credit Agreement, in light of the substantial progress made on the Technology business marketing and sale process and discussions with key stakeholders, the Debtors, with broad support across their capital structure, ultimately determined that pursuing an in-court deleveraging transaction and sale of the Technology Business represents the value-maximizing path forward. On January 21, 2020, the Debtors launched solicitation of acceptances of the Plan by distributing this Disclosure Statement to holders of Claims entitled to vote to accept or reject the Plan. For the reasons set forth herein, the Debtors recommend that you vote to accept the Plan.

VII.	MATERIAL DEVELOPMENTS AND ANTICIPATED EVENTS OF THE CHAPTER 11 CASES

A.	First Day Relief

On the Petition Date, along with their voluntary petitions for relief under chapter 11 of the Bankruptcy Code (the “Petitions”), the Debtors intend to file several motions (the “First Day Motions”) designed to facilitate the administration of the Chapter 11 Cases and minimize disruption to the Debtors’ operations, by, among other things, easing the strain on the Debtors’ relationships with employees, vendors, and customers following the commencement of the Chapter 11 Cases. The First Day Motions, and all orders for relief granted in the Chapter 11 Cases, can be viewed free of charge at https://cases.primeclerk.com/McDermott.

B.	Proposed Case Timeline

As part of the Debtors’ Restructuring Support Agreement, the Debtors agreed to the following case milestones to ensure that the Debtors’ chapter 11 cases proceed in a structured and expeditious manner towards confirmation:

(a) on or before January 22, 2020, the Company Parties shall have filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code with the Bankruptcy Court;

(b) on the Petition Date, the Company Parties shall have filed with the Bankruptcy Court (i) a motion seeking entry of the Interim DIP Order and (ii) the Bidding Procedures Motion;

(c) no later than 5 calendar days after the Petition Date, the Bankruptcy Court shall have entered the Interim DIP Order;

(d) no later than 35 calendar days after the Petition Date, the Bankruptcy Court shall have entered the Bidding Procedures Order;

(e) no later than 30 calendar days after the Petition Date, the Company Parties shall have filed the Plan, the Disclosure Statement and the Disclosure Statement Motion;

(f) no later than 35 calendar days after the Petition Date, the Bankruptcy Court shall have entered the Final DIP Order;

(g) no later than 45 calendar days after the Petition Date, the Bid Deadline (as defined in the Bidding Procedures Order) shall have expired;

(h) no later than 50 calendar days after the Petition Date, the Auction (as defined in the Bidding Procedures Order), if any, shall have occurred;

(i) no later than 80 calendar days after the Petition Date, the Bankruptcy Court shall have entered the Sale Order;

(j) no later than 90 calendar days after the Petition Date, the Bankruptcy Court shall have entered the Disclosure Statement Order;

(k) no later than 150 calendar days after the Petition Date, the Bankruptcy Court shall have entered the Confirmation Order;

(l) no later than 9 months after the Petition Date, the Plan shall have become effective; provided that such milestone shall be automatically extended for an additional 90 days solely to the extent regulatory approvals remain outstanding for the Technology Business Sale.

C.	Lummus Technology Business Marketing and Sale Process

After the Petition Date, the Debtors intend to consummate an in-court marketing process of the Technology Business consistent with the foregoing case milestones and any bidding procedures approved by the Bankruptcy Court. In the absence of a higher or better bid, the Debtors intend to consummate the sale of the Technology business to the stalking bidder described in this Disclosure Statement. The motion seeking approval of the bidding procedures and sale of the Technology business and any orders approving the bidding procedures or sale of the Technology Business can be viewed free of charge at https://cases.primeclerk.com/McDermott.

D.	Disinterested Director Independent Investigation

In November 2019, to ensure a fair and thorough review of the Debtors’ strategic alternatives, the board of directors (the “Board”) of McDermott appointed Alan Carr and Heather Summerfield to the Board as disinterested directors (the “Independent Directors”). Each of the Independent Directors has experience in distressed situations serving on boards of managers, on boards of directors, or in management. At the Independent Directors’ direction, McDermott subsequently requested that Kirkland & Ellis LLP and AlixPartners assist the Independent Directors’ review of any matter in which a conflict may exist between the company or its stakeholders and the Board, including related to the Combination. As part of this mandate, the Independent Directors commenced an investigation (the “Independent Investigation”) into the Combination to determine whether the Debtors’ estates may have any claims related thereto. To date, while substantial work has been done, the Independent Directors and their advisors are continuing to evaluate potential claims, if any.

VIII.	RISK FACTORS

Holders of Claims should read and consider carefully the risk factors set forth below before voting to accept or reject the Plan. Although there are many risk factors discussed below, these factors should not be regarded as constituting the only risks present in connection with the Debtors’ businesses or the Plan and its implementation.

A.	Bankruptcy Law Considerations

The occurrence or non-occurrence of any or all of the following contingencies, and any others, could affect distributions available to holders of Allowed Claims under the Plan but will not necessarily affect the validity of the vote of the Impaired Classes to accept or reject the Plan or necessarily require a re-solicitation of the votes of holders of Claims in such Impaired Classes.

1.	There Is a Risk of Termination of the Restructuring Support Agreement

To the extent that events giving rise to termination of the Restructuring Support Agreement occur, the Restructuring Support Agreement may terminate prior to the Confirmation or Consummation of the Plan, which could result in the loss of support for the Plan by important creditor constituencies and could result in the loss of use of cash collateral by the Debtors under certain circumstances. Any such loss of support could adversely affect the Debtors’ ability to confirm and consummate the Plan.

2.	Parties in Interest May Object to the Plan’s Classification of Claims and Interests

Section 1122 of the Bankruptcy Code provides that a plan may place a claim or an equity interest in a particular class only if such claim or equity interest is substantially similar to the other claims or equity interests in such class. The Debtors believe that the classification of the Claims and Interests under the Plan complies with the requirements set forth in the Bankruptcy Code because the Debtors created Classes of Claims and Interests each encompassing Claims or Interests, as applicable, that are substantially similar to the other Claims or Interests, as applicable, in each such Class. Nevertheless, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

3.	The Conditions Precedent to the Effective Date of the Plan May Not Occur.

As more fully set forth in Article IX of the Plan, the Confirmation Date and the Effective Date of the Plan are subject to a number of conditions precedent. If such conditions precedent are not met or waived, the Confirmation Date or the Effective Date will not take place.

4.	The Bankruptcy Court May Find the Solicitation of Acceptances Inadequate.

Usually, votes to accept or reject a plan of reorganization are solicited after the filing of a petition commencing a chapter 11 case. Nevertheless, a debtor may solicit votes prior to the commencement of a chapter 11 case in accordance with sections 1125(g) and 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018(b). Sections 1125(g) and 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018(b) require that:

•	solicitation comply with applicable nonbankruptcy law;

•	the plan of reorganization be transmitted to substantially all creditors and other interest holders entitled to vote; and

•	the time prescribed for voting is not unreasonably short.

In addition, Bankruptcy Rule 3018(b) provides that a holder of a claim or interest who has accepted or rejected a plan before the commencement of the case under the Bankruptcy Code will not be deemed to have accepted or rejected the plan if the court finds after notice and a hearing that the plan was not transmitted in accordance with reasonable solicitation procedures. Section 1126(b) of the Bankruptcy Code provides that a holder of a claim or interest that has accepted or rejected a plan before the commencement of a case under the Bankruptcy Code is deemed to have accepted or rejected the plan if (i) the solicitation of such acceptance or rejection was in compliance with applicable nonbankruptcy law, rule or regulation governing the adequacy of disclosure in connection with such solicitation or (ii) there is no such law, rule, or regulation, and such acceptance or rejection was solicited after disclosure to such holder of adequate information (as defined by section 1125(a) of the Bankruptcy Code). While the Debtors believe that the requirements of sections 1125(g) and 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018(b) will be met, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

5.	The Debtors May Fail to Satisfy Vote Requirements

If votes are received in number and amount sufficient to enable the Bankruptcy Court to confirm the Plan, the Debtors intend to seek, as promptly as practicable thereafter, Confirmation of the Plan. In the event that sufficient votes are not received, the Debtors may seek to confirm an alternative chapter 11 plan or transaction. There can be no assurance that the terms of any such alternative chapter 11 plan or other transaction would be similar or as favorable to the holders of Interests and Allowed Claims as those proposed in the Plan and the Debtors do not believe that any such transaction exists or is likely to exist that would be more beneficial to the Estates than the Plan.

6.	The Debtors May Not Be Able to Secure Confirmation of the Plan

Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation of a chapter 11 plan, and requires, among other things, a finding by the Bankruptcy Court that: (a) such plan “does not unfairly discriminate” and is “fair and equitable” with respect to any non-accepting classes; (b) confirmation of such plan is not likely to be followed by a liquidation or a need for further financial reorganization unless such liquidation or reorganization is contemplated by the plan; and (c) the value of distributions to non-accepting holders of claims or equity interests within a particular class under such plan will not be less than the value of distributions such holders would receive if the debtors were liquidated under chapter 7 of the Bankruptcy Code.

There can be no assurance that the requisite acceptances to confirm the Plan will be received. Even if the requisite acceptances are received, there can be no assurance that the Bankruptcy Court will confirm the Plan. A non-accepting holder of an Allowed Claim might challenge either the adequacy of this Disclosure Statement or whether the balloting procedures and voting results satisfy the requirements of the Bankruptcy Code or Bankruptcy Rules. Even if the Bankruptcy Court determines that this Disclosure Statement, the balloting procedures, and voting results are appropriate, the Bankruptcy Court could still decline to confirm the Plan if it finds that any of the statutory requirements for Confirmation are not met. If a chapter 11 plan of reorganization is not confirmed by the Bankruptcy Court, it is unclear whether the Debtors will be able to reorganize their business and what, if anything, holders of Interests and Allowed Claims against them would ultimately receive.

The Debtors, subject to the terms and conditions of the Plan and the Restructuring Support Agreement (including the requirement that the Plan be in form and substance acceptable to the Required Consenting Stakeholders), reserve the right to modify the terms and conditions of the Plan as necessary for Confirmation. Any such modifications could result in less favorable treatment of any non-accepting class of Claims or Interests, as well as any class junior to such non-accepting class, than the treatment currently provided in the Plan. Such a less favorable treatment could include a distribution of property with a lesser value than currently provided in the Plan or no distribution whatsoever under the Plan.

7.	Nonconsensual Confirmation

In the event that any impaired class of claims or interests does not accept a chapter 11 plan, a bankruptcy court may nevertheless confirm a plan at the proponents’ request if at least one impaired class (as defined under section 1124 of the Bankruptcy Code) has accepted the plan (with such acceptance being determined without including the vote of any “insider” in such class), and, as to each impaired class that has not accepted the plan, the bankruptcy court determines that the plan “does not discriminate unfairly” and is “fair and equitable” with respect to the dissenting impaired class(es). The Debtors believe that the Plan satisfies these requirements, and the Debtors may request such nonconsensual Confirmation in accordance with subsection 1129(b) of the Bankruptcy Code. Nevertheless, there can be no assurance that the Bankruptcy Court will reach this conclusion. In addition, the pursuit of nonconsensual Confirmation or Consummation of the Plan may result in, among other things, increased expenses relating to professional compensation.

8.	Continued Risk Upon Confirmation

Even if the Plan is consummated, the Debtors will continue to face a number of risks, including certain risks that are beyond their control, such as further deterioration or other changes in economic conditions, changes in the industry, potential revaluing of their assets due to chapter 11 proceedings, changes in demand for oil and natural gas (and thus demand for the services the Debtors provide), and increasing expenses. See Article VIII.C of this Disclosure Statement, entitled “Risks Related to the Debtors’ and the Reorganized Debtors’ Businesses,” which begins on page 52. Some of these concerns and effects typically become more acute when a case under the Bankruptcy Code continues for a protracted period without indication of how or when the case may be completed. As a result of these risks and others, there is no guarantee that a chapter 11 plan of reorganization reflecting the Plan will achieve the Debtors’ stated goals.

In addition, at the outset of the Chapter 11 Cases, the Bankruptcy Code provides the Debtors with the exclusive right to propose the Plan and prohibits creditors and others from proposing a plan. The Debtors will have retained the exclusive right to propose the Plan upon filing their Petitions. If the Bankruptcy Court terminates that right, however, or the exclusivity period expires, there could be a material adverse effect on the Debtors’ ability to achieve confirmation of the Plan in order to achieve the Debtors’ stated goals.

Furthermore, even if the Debtors’ debts are reduced and/or discharged through the Plan, the Debtors may need to raise additional funds through public or private debt or equity financing or other various means to fund the Debtors’ businesses after the completion of the proceedings related to the Chapter 11 Cases. Adequate funds may not be available when needed or may not be available on favorable terms.

9.	The Chapter 11 Cases May Be Converted to Cases under Chapter 7 of the Bankruptcy Code

If the Bankruptcy Court finds that it would be in the best interest of creditors and/or the debtor in a chapter 11 case, the Bankruptcy Court may convert a chapter 11 bankruptcy case to a case under chapter 7 of the Bankruptcy Code. In such event, a chapter 7 trustee would be appointed or elected to liquidate the debtor’s assets for distribution in accordance with the priorities established by the Bankruptcy Code. The Debtors believe that liquidation under chapter 7 would result in significantly smaller distributions being made to creditors than those provided for in a chapter 11 plan because of (a) the likelihood that the assets would have to be sold or otherwise disposed of in a disorderly fashion over a short period of time, when commodities prices are at historically low levels, rather than reorganizing or selling the business as a going concern at a later time in a controlled manner, (b) additional administrative expenses involved in the appointment of a chapter 7 trustee, and (c) additional expenses and Claims, some of which would be entitled to priority, that would be generated during the liquidation, including Claims resulting from the rejection of Unexpired Leases and other Executory Contracts in connection with cessation of operations.

10.	The Debtors May Object to the Amount or Classification of a Claim

Except as otherwise provided in the Plan, the Debtors reserve the right to object to the amount or classification of any Claim under the Plan. The estimates set forth in this Disclosure Statement cannot be relied upon by any holder of a Claim where such Claim is subject to an objection. Any holder of a Claim that is subject to an objection thus may not receive its expected share of the estimated distributions described in this Disclosure Statement.

11.	Contingencies Could Affect Votes of Impaired Classes to Accept or Reject the Plan

The distributions available to holders of Allowed Claims under the Plan can be affected by a variety of contingencies, including, without limitation, whether the Bankruptcy Court orders certain Allowed Claims to be subordinated to other Allowed Claims. The occurrence of any and all such contingencies, which could affect distributions available to holders of Allowed Claims under the Plan, will not affect the validity of the vote taken by the Impaired Classes to accept or reject the Plan or require any sort of revote by the Impaired Classes.

The estimated Claims and creditor recoveries set forth in this Disclosure Statement are based on various assumptions, and the actual Allowed amounts of Claims may significantly differ from the estimates. Should one or more of the underlying assumptions ultimately prove to be incorrect, the actual Allowed amounts of Claims may vary from the estimated Claims contained in this Disclosure Statement. Moreover, the Debtors cannot determine with any certainty at this time, the number or amount of Claims that will ultimately be Allowed. Such differences may materially and adversely affect, among other things, the percentage recoveries to holders of Allowed Claims under the Plan.

12.	Releases, Injunctions, and Exculpations Provisions May Not Be Approved

Article VIII of the Plan provides for certain releases, injunctions, and exculpations, including a release of liens and third-party releases that may otherwise be asserted against the Debtors, Reorganized Debtors, or Released Parties, as applicable. The releases, injunctions, and exculpations provided in the Plan are subject to objection by parties in interest and may not be approved. If the releases are not approved, certain Released Parties may withdraw their support for the Plan.

The releases provided to the Released Parties and the exculpation provided to the Exculpated Parties is necessary to the success of the Debtors’ reorganization because the Released Parties and Exculpated Parties have made significant contributions to the Debtors’ reorganizational efforts that are important to the success of the Plan and have agreed to make further contributions, including by agreeing to massive reductions in the amounts of their claims against the Debtors’ estates and facilitating a critical source of post-emergence liquidity, but only if they receive the full benefit of the Plan’s release and exculpation provisions. The Plan’s release and exculpation provisions are an inextricable component of the Restructuring Support Agreement and Plan and the significant deleveraging and financial benefits that they embody.

13.

The Debtors Cannot Predict the Amount of Time Spent in Bankruptcy for the Purpose of Implementing the Plan, and a Lengthy Bankruptcy Proceeding Could Disrupt the Debtors’ Businesses, as Well as Impair the Prospect for Reorganization on the Terms Contained in the Plan

The Debtors estimate that the process of obtaining Confirmation and Consummation of the Plan by the Bankruptcy Court could last approximately 180 days from the Petition Date, but it could last considerably longer if, for example, Confirmation is contested or the conditions to Confirmation or Consummation are not satisfied or waived.

Although the Plan is designed to minimize the length of the bankruptcy proceedings, it is impossible to predict with certainty the amount of time that the Debtors may spend in bankruptcy, and the Debtors cannot be certain that the Plan will be confirmed. Even if confirmed on a timely basis, a bankruptcy proceeding to confirm the Plan could itself have an adverse effect on the Debtors’ businesses. There is a risk, due to uncertainty about the Debtors’ futures that, among other things:

•	employees could be distracted from performance of their duties or more easily attracted to other career opportunities; and

•

suppliers, vendors, or other business partners could terminate their relationship with the Debtors or demand financial assurances or enhanced performance, any of which could impair the Debtors’ prospects.

A lengthy bankruptcy proceeding also would involve additional expenses and divert the attention of management from the operation of the Debtors’ businesses.

The disruption that the bankruptcy process would have on the Debtors’ businesses could increase with the length of time it takes to complete the Chapter 11 Cases. If the Debtors are unable to obtain Confirmation of the Plan on a timely basis, because of a challenge to the Plan or otherwise, the Debtors may be forced to operate in bankruptcy for an extended period of time while they try to develop a different plan of reorganization that can be confirmed. A protracted bankruptcy case could increase both the probability and the magnitude of the adverse effects described above.

14.	Risk of Non-Occurrence of the Effective Date

Although the Debtors believe that the Effective Date may occur quickly after the Confirmation Date, there can be no assurance as to such timing or as to whether the Effective Date will, in fact, occur. As more fully set forth in Article IX of the Plan, the Effective Date of the Plan is subject to a number of conditions precedent. If such conditions precedent are waived or not met, the Effective Date will not take place.

B.	Risks Related to Recoveries under the Plan

1.	The Reorganized Debtors May Not Be Able to Achieve Their Projected Financial Results

The Reorganized Debtors may not be able to achieve their projected financial results. The Financial Projections (as defined herein) set forth in this Disclosure Statement represent the Debtors’ management team’s best estimate of the Debtors’ future financial performance, which is necessarily based on certain assumptions regarding the anticipated future performance of the Reorganized Debtors’ operations, as well as the United States and world economies in general, and the industry segments in which the Debtors operate in particular. While the Debtors believe that the Financial Projections contained in this Disclosure Statement are reasonable, there can be no assurance that they will be realized. If the Debtors do not achieve their projected financial results, the value of the New Common Stock may be negatively affected and the Debtors may lack sufficient liquidity to continue operating as planned after the Effective Date. Moreover, the financial condition and results of operations of the Reorganized Debtors from and after the Effective Date may not be comparable to the financial condition or results of operations reflected in the Debtors’ historical financial statements.

2.	A Liquid Trading Market for the Shares of New Common Stock or New Warrants May Not Develop

Although the Debtors and the Reorganized Debtors may apply to relist the New Common Stock on a national securities exchange, the Debtors make no assurance that they will be able to obtain this listing or, even if the Debtors do, that liquid trading markets for shares of New Common Stock will develop. The liquidity of any market for shares of New Common Stock or the New Warrants will depend upon, among other things, the number of holders of shares of New Common Stock, Reorganized Debtors’ financial performance, and the market for similar securities, none of which can be determined or predicted. Accordingly, there can be no assurance that an active trading market for the New Common Stock or New Warrants will develop, nor can any assurance be given as to the liquidity or prices at which such securities might be traded. In the event an active trading market does not develop, the ability to transfer or sell New Common Stock or New Warrants may be substantially limited.

3.	The Trading Price for the Shares of New Common Stock or the New Warrants May Be Depressed Following the Effective Date

Assuming that the Effective Date occurs, shares of New Common Stock and New Warrants will be issued to holders of certain Classes of Claims. Following the Effective Date of the Plan, shares of New Common Stock and New Warrants may be sold to satisfy withholding tax requirements, to the extent necessary to fund such requirements. In addition, holders of Claims that receive shares of New Common Stock or New Warrants may seek to sell such securities in an effort to obtain liquidity. These sales and the volume of New Common Stock available for trading could cause the trading price for the shares of New Common Stock or the New Warrants to be depressed, particularly in the absence of an established trading market for the New Common Stock or the New Warrants.

4.

If the New Warrants Are Exercised, the Underlying Shares of New Common Stock Will Be Eligible for Future Resale in the Public Market, Which Could Lead to “Market Overhang,” Resulting in Dilution and Potentially Depressing the Trading Price of the New Common Stock

If the New Warrants are exercised, a substantial number of additional shares of New Common Stock could be eligible for resale in the public market, which could depress the trading price of the New Common Stock. The Reorganized Debtors also may grant options and equity awards pursuant to the Management Incentive Plan and may grant additional options, warrants, or other convertible securities in the future. The exercise or conversion of the New Warrants or other options or convertible securities will dilute the percentage ownership of other holders of the New Common Stock. If holders of the New Common Stock sell substantial amounts of New Common Stock, shares issued upon the exercise of the New Warrants, or other outstanding options or convertible securities in the public market, it could create a circumstance commonly referred to as an “overhang” and, in anticipation of which, the trading price of the New Common Stock could fall. An overhang may adversely affect the Reorganized Debtors’ ability to obtain financing on reasonable and acceptable terms whether or not sales have occurred or are occurring.

5.	Certain Holders of New Common Stock or New Warrants May Be Restricted in Their Ability to Transfer or Sell Their Securities

To the extent that shares of the New Common Stock or New Warrants issued under the Plan are covered by section 1145(a)(1) of the Bankruptcy Code, such securities may be resold by the holders thereof without registration under the Securities Act unless the holder is an “underwriter,” as defined in section 1145(b) of the Bankruptcy Code with respect to such securities; provided, however, such rights or shares of such New Common Stock or New Warrants will not be freely tradeable if, at the time of transfer, the holder is an “affiliate” of the Reorganized Debtors as defined in Rule 144(a)(1) under the Securities Act or had been such an “affiliate” within 90 days of such transfer. Such affiliate holders would only be permitted to sell such securities without registration if they are able to comply with an applicable exemption from registration, including Rule 144 under the Securities Act. Resales by holders of Claims who receive New Common Stock or New Warrants pursuant to the Plan that are deemed to be “underwriters” would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or applicable law. Such holders would only be permitted to sell such securities without registration if they are able to comply with an applicable exemption from registration, including Rule 144 under the Securities Act.

The New Common Stock and the New Warrants may not initially be registered under the Securities Act or any state securities laws, and the Debtors make no representation regarding the right of any holder of New Common Stock or New Warrants to freely resell the New Common Stock (including, as applicable, shares issuable upon exercise of the New Warrants) or the New Warrants. See Article XI to this Disclosure Statement, entitled “Certain Securities Law Matters,” which begins on page 66.

6.	Restricted Securities Issued under the Plan May Not Be Resold or Otherwise Transferred Unless They Are Registered Under the Securities Act or an Exemption from Registration Applies

To the extent that securities issued pursuant to the Plan are not covered by section 1145(a)(1) of the Bankruptcy Code, such securities shall be issued pursuant to section 4(a)(2) under the Securities Act and will be deemed “restricted securities” that may not be sold, exchanged, assigned, or otherwise transferred unless they are registered, or an exemption from registration applies, under the Securities Act. Holders of such restricted securities may not be entitled to have their restricted securities registered and will be required to agree not to resell them except in accordance with an available exemption from registration under the Securities Act. Under Rule 144 of the Securities Act, the public resale of restricted securities is permitted if certain conditions are met, and these conditions vary depending on whether the holder of the restricted securities is an “affiliate” of the issuer, as defined in Rule 144. A non-affiliate who has not been an affiliate of the issuer during the preceding three months may resell restricted securities after a six-month holding period unless certain current public information regarding the issuer is not available at the time of sale, in which case the non-affiliate may resell after a one-year holding period. An affiliate may resell restricted securities after a six-month holding period but only if certain current public information regarding the issuer is available at the time of the sale and only if the affiliate also complies with the volume, manner of sale, and notice requirements of Rule 144.

Holders of New Common Stock or New Warrants who are deemed to be “underwriters” under Section 1145(b) of the Bankruptcy Code will also be subject to restrictions under the Securities Act on their ability to resell those securities. Resale restrictions are discussed in more detail in Article XI to this Disclosure Statement, entitled “Certain Securities Law Matters,” which begins on page 66.

7.	Certain Significant Holders of Shares of New Common Stock May Have Substantial Influence Over the Reorganized Debtors Following the Effective Date

Assuming that the Effective Date occurs, holders of Claims who receive distributions representing a substantial percentage of the outstanding shares of the New Common Stock (including, as applicable, shares issued upon exercise of the New Warrants) may be in a position to influence matters requiring approval by the holders of shares of New Common Stock, including, among other things, the election of directors and the approval of a change of control of the Reorganized Debtors. The holders may have interests that differ from those of the other holders of shares of New Common Stock and may vote in a manner adverse to the interests of other holders of shares of New Common Stock. This concentration of ownership may facilitate or may delay, prevent, or deter a change of control of the Reorganized Debtors and consequently impact the value of the shares of New Common Stock or the New Warrants. In addition, a holder of a significant number of shares of New Common Stock may sell all or a large portion of its shares of New Common Stock within a short period of time, which sale may adversely affect the trading price of the shares of New Common Stock or the New Warrants. A holder of a significant number of shares of New Common Stock may, on its own account, pursue acquisition opportunities that may be complementary to the Reorganized Debtors’ businesses, and as a result, such acquisition opportunities may be unavailable to the Reorganized Debtors. Such actions by holders of a significant number of shares of New Common Stock may have a material adverse impact on the Reorganized Debtors’ businesses, financial condition, and operating results.

8.	Certain Tax Implications of the Plan

Holders of Allowed Claims should carefully review Article XII of this Disclosure Statement entitled “Certain U.S. Federal Income Tax Consequences of the Plan“ which begins on page 2, to determine how the tax implications of the Plan and the Chapter 11 Cases may affect the Debtors, the Reorganized Debtors, and Holders of Claims, as well as certain tax implications of owning and disposing of the consideration to be received pursuant to the Plan.

9.	The Debtors May Not Be Able to Accurately Report Their Financial Results

The Debtors have established internal controls over financial reporting. However, internal controls over financial reporting may not prevent or detect misstatements or omissions in the Debtors’ financial statements because of their inherent limitations, including the possibility of human error, and the circumvention or overriding of controls or fraud. Therefore, even effective internal controls can provide only reasonable assurance with respect to the preparation and fair presentation of financial statements. If the Debtors fail to maintain the adequacy of their internal controls, the Debtors may be unable to provide financial information in a timely and reliable manner within the time periods required for the Debtors’ financial reporting under SEC rules and regulations and the terms of the agreements governing the Debtors’ indebtedness. Any such difficulties or failure could materially adversely affect the Debtors’ business, results of operations, and financial condition. Further, the Debtors may discover other internal control deficiencies in the future and/or fail to adequately correct previously identified control deficiencies, which could materially adversely affect the Debtors’ businesses, results of operations, and financial condition.

C.	Risks Related to the Debtors’ and the Reorganized Debtors’ Businesses

1.	The Reorganized Debtors May Not Be Able to Generate Sufficient Cash to Service All of Their Indebtedness

The Reorganized Debtors’ ability to make scheduled payments on, or refinance their debt obligations, depends on the Reorganized Debtors’ financial condition and operating performance, which are subject to prevailing economic, industry, and competitive conditions and to certain financial, business, legislative, regulatory, and other factors beyond the Reorganized Debtors’ control. The Reorganized Debtors may be unable to maintain a level of cash flow from operating activities sufficient to permit the Reorganized Debtors to pay the principal, premium, if any, and interest and/or fees on their indebtedness, including, without limitation, anticipated borrowings under the Exit Facilities upon emergence.

2.	The Debtors Will Be Subject to the Risks and Uncertainties Associated with the Chapter 11 Cases

For the duration of the Chapter 11 Cases, the Debtors’ ability to operate, develop, and execute a business plan, and continue as a going concern, will be subject to the risks and uncertainties associated with bankruptcy. These risks include the following: (a) ability to develop, confirm, and consummate the Restructuring Transactions specified in the Plan; (b) ability to obtain Bankruptcy Court approval with respect to motions filed in the Chapter 11 Cases from time to time; (c) ability to maintain relationships with suppliers, vendors, service providers, customers, employees, and other third parties; (d) ability to maintain contracts that are critical to the Debtors’ operations; (e) ability of third parties to seek and obtain Bankruptcy Court approval to terminate contracts and other agreements with the Debtors; (f) ability of third parties to seek and obtain Bankruptcy Court approval to terminate or shorten the exclusivity period for the Debtors to propose and confirm a chapter 11 plan, to appoint a chapter 11 trustee, or to convert the Chapter 11 Cases to chapter 7 proceedings; and (g) the actions and decisions of the Debtors’ creditors and other third parties who have interests in the Chapter 11 Cases that may be inconsistent with the Debtors’ plans.

These risks and uncertainties could affect the Debtors’ businesses and operations in various ways. For example, negative events associated with the Chapter 11 Cases could adversely affect the Debtors’ relationships with suppliers, service providers, customers, employees, and other third parties, which in turn could adversely affect the Debtors’ operations and financial condition. Also, the Debtors will need the prior approval of the Bankruptcy Court for transactions outside the ordinary course of business, which may limit the Debtors’ ability to respond timely to certain events or take advantage of certain opportunities. Because of the risks and uncertainties associated with the Chapter 11 Cases, the Debtors cannot accurately predict or quantify the ultimate impact of events that occur during the Chapter 11 Cases that may be inconsistent with the Debtors’ plans.

3.	Operating in Bankruptcy for a Long Period of Time May Harm the Debtors’ Businesses

The Debtors’ future results will be dependent upon the successful confirmation and implementation of a plan of reorganization. A long period of operations under Bankruptcy Court protection could have a material adverse effect on the Debtors’ businesses, financial condition, results of operations, and liquidity. So long as the proceedings related to the Chapter 11 Cases continue, senior management will be required to spend a significant amount of time and effort dealing with the reorganization instead of focusing exclusively on business operations. A prolonged period of operating under Bankruptcy Court protection also may make it more difficult to retain management and other key personnel necessary to the success and growth of the Debtors’ businesses. In addition, the longer the proceedings related to the Chapter 11 Cases continue, the more likely it is that customers and suppliers will lose confidence in the Debtors’ ability to reorganize their businesses successfully and will seek to establish alternative commercial relationships.

So long as the proceedings related to the Chapter 11 Cases continue, the Debtors may be required to incur substantial costs for professional fees and other expenses associated with the administration of the Chapter 11 Cases. If the chapter 11 proceedings last longer than anticipated, the Debtors will require debtor-in-possession financing to fund the Debtors’ operations. If the Debtors are unable obtain such financing in those circumstances, the chances of successfully reorganizing the Debtors’ businesses may be seriously jeopardized, the likelihood that the Debtors will instead be required to liquidate or sell their assets may be increased, and, as a result, creditor recoveries may be significantly impaired.

Furthermore, the Debtors cannot predict the ultimate amount of all settlement terms for the liabilities that will be subject to a plan of reorganization. Even after a plan of reorganization is approved and implemented, the Reorganized Debtors’ operating results may be adversely affected by the possible reluctance of prospective lenders and other counterparties to do business with a company that recently emerged from bankruptcy protection.

4.	Financial Results May Be Volatile and May Not Reflect Historical Trends

During the Chapter 11 Cases, the Debtors expect that their financial results will continue to be volatile as asset impairments, asset dispositions, restructuring activities and expenses, contract terminations and rejections, and/or claims assessments significantly impact the Debtors’ consolidated financial statements. As a result, the Debtors’ historical financial performance likely will not be indicative of their financial performance after the Petition Date.

In addition, if the Debtors emerge from chapter 11, the amounts reported in subsequent consolidated financial statements may materially change relative to historical consolidated financial statements, including as a result of revisions to the Debtors’ operating plans pursuant to a plan of reorganization. The Debtors also may be required to adopt “fresh start” accounting in accordance with Accounting Standards Codification 852 (“Reorganizations”) in which case their assets and liabilities will be recorded at fair value as of the fresh start reporting date, which may differ materially from the recorded values of assets and liabilities on the Debtors’ consolidated balance sheets. The Debtors’ financial results after the application of fresh start accounting also may be different from historical trends. The Financial Projections contained in Exhibit F hereto do not currently reflect the impact of fresh start accounting, which may have a material impact on the Financial Projections.

5.	The Debtors’ Substantial Liquidity Needs May Impact Revenue

The Debtors operate in a capital-intensive industry. The Debtors’ principal sources of liquidity historically have been cash flow from operations, borrowings under the Credit Agreement and 2023 LC Facility, issuances of debt securities, including the Senior Notes, and issuances of equity securities, including 12% Redeemable Preferred Stock. If the Debtors’ cash flow from operations remains depressed or decreases as a result of the terms of the Debtors’ customer contracts which dictate when operating revenues can be realized, the Debtors’ ability to expend the capital necessary to complete work on any particular project or post letters of credit to support new project wins, resulting in decreased revenues over time.

The Debtors face uncertainty regarding the adequacy of their liquidity and capital resources and have extremely limited, if any, access to additional financing. In addition to the cash necessary to fund ongoing operations, the Debtors have incurred significant professional fees and other costs in connection with preparing for the Chapter 11 Cases and expect to continue to incur significant professional fees and costs throughout the Chapter 11 Cases. The Debtors cannot guarantee that cash on hand and cash flow from operations will be sufficient to continue to fund their operations and allow the Debtors to satisfy obligations related to the Chapter 11 Cases until the Debtors are able to emerge from bankruptcy protection.

The Debtors’ liquidity, including the ability to meet ongoing operational obligations, will be dependent upon, among other things: (a) their ability to comply with the terms and condition of any debtor-in-possession financing and/or cash collateral order entered by the Bankruptcy Court in connection with the Chapter 11 Cases; (b) their ability to maintain adequate cash on hand; (c) their ability to generate cash flow from operations; (d) their ability to develop, confirm, and consummate a chapter 11 plan or other alternative restructuring transaction; and (e) the cost, duration, and outcome of the Chapter 11 Cases. The Debtors’ ability to maintain adequate liquidity depends, in part, upon industry conditions and general economic, financial, competitive, regulatory, and other factors beyond the Debtors’ control. In the event that cash on hand and cash flow from operations are not sufficient to meet the Debtors’ liquidity needs, the Debtors may be required to seek additional financing. The Debtors can provide no assurance that additional financing would be available or, if available, offered to the Debtors on acceptable terms. The Debtors’ access to additional financing is, and for the foreseeable future likely will continue to be, extremely limited if it is available at all. The Debtors’ long-term liquidity requirements and the adequacy of their capital resources are difficult to predict at this time.

6.

The Debtors Derive Substantial Revenues from Companies in Various Energy-Related Industries, Including the Oil and Natural Gas Exploration and Development Industry, A Historically Cyclical Industry with Levels of Activity That Are Significantly Affected by the Levels and Volatility of Oil and Natural Gas Prices.

The demand for the Debtors’ EPCI services from companies in various energy-related industries, particularly the oil & gas exploration and development industry, has traditionally been cyclical, depending primarily on the capital expenditures of oil & gas exploration and development companies. These capital expenditures are influenced by such factors as:

•	prevailing oil and natural gas prices;

•	expectations about future prices;

•	the cost of exploring for, producing and delivering hydrocarbons;

•	the sale and expiration dates of available offshore leases;

•	the discovery rate, size and location of new hydrocarbon reserves, including in offshore areas;

•	the rate of decline of existing hydrocarbon reserves;

•	laws and regulations related to environmental matters, including those addressing alternative energy sources and the risks of global climate change;

•	the development and exploitation of alternative fuels or energy sources;

•	domestic and international political, military, regulatory and economic conditions;

•	technological advances, including technology related to the exploitation of shale oil; and

•	the ability of oil & gas companies to generate funds for capital expenditures.

Prices for oil and natural gas have historically been, and the Debtors anticipate they will continue to be, extremely volatile and react to changes in the supply of and demand for oil and natural gas (including changes resulting from the ability of the Organization of Petroleum Exporting Countries to establish and maintain production quotas), domestic and worldwide economic conditions and political instability in oil producing countries. Material declines in oil and natural gas prices have affected, and will likely continue to affect, the demand for and pricing of the Debtors EPCI services. In response to currently prevailing industry conditions, many oil & gas exploration and development companies and other energy companies have made significant reductions in their capital expenditure budgets over the past three years. In particular, some of the Debtors’ customers have reduced their spending on exploration, development and production programs, new LNG import and export facilities and power plant projects. Although oil prices have increased, on a relative basis in the recent short term, sustained lower relative prices have adversely affected demand for the Debtors’ services and lower relative prices compared to recent pricing levels could, over a sustained period of time, have a material adverse effect on the Debtors’ business, financial condition, results of operations and cash flows.

The Debtors’ results of operations and operating cash flows depend on the Debtors obtaining significant EPCI contracts, primarily from companies in the oil & gas exploration and development, petrochemical, natural resources and power industries. The timing of or failure to obtain contracts, delays in awards of contracts, cancellations of contracts, delays in completion of contracts, or failure to obtain timely payments from the Debtors’ customers, could result in significant periodic fluctuations in the Debtors’ results of operations and operating cash flows. In addition, many of the Debtors’ contracts require them to satisfy specific progress or performance milestones in order to receive payment from the customer. As a result, the Debtors may incur significant costs for engineering, materials, components, equipment, labor or subcontractors prior to receipt of payment from a customer. Such expenditures could reduce the Debtors’ cash flows and necessitate borrowings under the Debtors’ credit agreements. If customers do not proceed with the completion of significant projects or if significant defaults on customer payment obligations to the Debtors arise, or if the Debtors encounter disputes with customers involving such payment obligations, the Debtors may face difficulties in collecting payment of amounts due to the Debtors, including for costs the Debtors previously incurred. In addition, some of the Debtors’ customers for large EPCI projects are project-specific entities that do not have significant assets other than their interests in the EPCI project, and it may be even more difficult to collect amounts owed to the Debtors by those customers if any of the problems or issues referred to above arise. The Debtors’ failure to collect amounts owed to the Debtors could have a material adverse effect on their business, financial condition, results of operations and cash flows.

7.

The Debtors’ Business is Subject to Risks Associated with Contractual Pricing in its Industry, Including the Risk That, If its Actual Costs Exceed the Costs the Debtors Estimate on its Fixed-Price Contracts, the Debtors’ Profitability will Decline, and the Debtors May Suffer Losses.

The Debtors offer their customers a range of commercial options for its contracts, including fixed-price, cost-reimbursable and hybrid, which has both fixed-price and cost-reimbursable components. Under fixed-price contracts, the Debtors perform their services and execute their projects at an established price. Under cost-reimbursable contracts, the Debtors generally perform series in exchange for a price that consists of reimbursement of all customer-approved costs and a profit component, which is typically a fixed rate per hour, an overall fixed fee, or a percentage of total reimbursable costs. Under cost-reimbursable contracts, if the Debtors are unable to obtain proper reimbursement for all costs incurred due to improper estimates, performance issues, customer disputes, or any of the other factors noted below for fixed-price contracts, the project may be less profitable than the Debtors expected.

The Debtors are engaged in a highly competitive industry, and the Debtors have contracted for a substantial number of projects on a fixed-price basis. The Debtors are often required to bid aggressively on fixed-price contracts in order to obtain them and, as a result, must execute the projects with minimal variances from internal projections used by the Debtor for its bidding process in order for them to the profitable. In many cases, these projects involve complex design and engineering, significant procurement of equipment and supplies and extensive construction management and other activities conducted over extended time periods, sometimes in remote locations where personnel, equipment, supplies and in some cases basic infrastructure must be remotely sources. The Debtors’ actual costs related to these projects have in the past exceeded the Debtors’ projections and could do so in the future. The Debtors attempt to cover the increased costs of anticipated changes in labor, material and service costs of long-term contracts, either through estimates of cost increases, which are reflected in the original contract price, or through price escalation clauses. Despite these attempts, however, the cost and gross profit the Debtors realize on a fixed-price contract could vary, and has in the past varied materially from the estimated amounts because of supplier, contractor and subcontractor performance, the Debtors’ own performance, including the quality and timeliness of work performed, failure to properly estimate costs of engineering, materials, components, equipment, escalation, labor or subcontractors, changes in job conditions, unanticipated weather conditions, variations in labor and equipment productivity and associated costs, increases in the cost of raw materials, particularly steel, over the term of the contract, difficulties in obtaining required governmental permits or approvals, changes in laws and regulations and changes in general economic and market conditions.

In the future, these factors and other risks generally inherent in the industry in which the Debtors operate may result in actual revenues or costs being different from those the Debtors originally estimated and may result in reduced profitability or losses on projects. Some of these risks include:

•

the Debtors’ engineering, procurement and construction projects may encounter difficulties related to the procurement of materials and equipment, or due to schedule disruptions, equipment performance failures or other factors that may result in additional costs to the Debtors, reduction in revenues, claims or disputes;

•

the Debtors may not be able to obtain compensation for additional work performed or expenses incurred as a result of customer change order or the Debtors’ customers providing deficient design or engineering information or equipment or materials;

•	the Debtor may be required to pay significant amounts of liquidated damages upon the Debtors’ failure to meet schedule or perform requirements of contracts; and

•

difficulties in engaging third-party subcontractors, equipment manufacturers or materials suppliers or failures by third-party subcontractors, equipment manufacturers or materials suppliers to perform could result in project delays and cause the Debtors to incur additional costs.

Performance problems relating to any significant existing or future contract arising as a result of any of these or other risks could cause the Debtors’ actual results of operations to differ materially from those the Debtors anticipate at the time they enter into the contract and could have a material adverse effect on the Debtors’ results of operation and financial condition, as well as cause the Debtors to suffer damage to its reputation within the industry and customer base. The Debtors believe that some of its current projects will incur losses, which may be material, over their lifetimes due to material cost overruns. Although the Debtors will seek to limit cost overruns through mitigating actions, the Debtors may not be able to do so or may be able to do so only to a limited extent. As a result, the Debtors may experience asset impairments and be required to establish reserves with respect to projects if and when cost overruns are expected, and the Debtors’ results of operations and financial condition could be materially adversely affected.

Additionally, the Debtors may be at a greater risk of reduced profitability or losses with respect to its contracts with companies in the oil and gas exploration and development industry in the current low-oil-price environment due to pricing pressures, potential difficulties in obtaining customer approvals of change orders or claims, deterioration in contract terms and conditions, including customer-required extended-payment terms, unexpected project delays, suspensions and cancellations or changes or reductions in project scope or schedule and other factors.

8.	The Debtors’ Business is Subject to Complex Laws and Regulations That Can Adversely Affect the Cost, Manner, or Feasibility of Doing Business

The Debtors’ operations and properties are subject to a wide variety of increasingly complex and stringent foreign, federal, state and local environmental laws and regulations, including those governing discharges into the air and water, the handling and disposal of solid and hazardous wastes, the remediation of soil and groundwater contaminated by hazardous substances and the health and safety of employees. Sanctions for noncompliance may include revocation of permits, corrective action orders, administrative or civil penalties and criminal prosecution. Some environmental laws provide for strict, joint and several liability for remediation of spills and other releases of hazardous substances, as well as damage to natural resources. In addition, companies may be subject to claims alleging personal injury or property damage as a result of alleged exposure to hazardous substances. Such laws and regulations may also expose the Debtors to liability for the conduct of or conditions caused by others or for the Debtors’ acts that were in compliance with all applicable laws at the time such acts were performed. These liabilities and costs could have a material adverse effect on the business, financial condition, results of operations, and cash flows of the Reorganized Debtors.

Further, environmental laws and regulations and civil liability for contamination of the environment or related personal injuries may result in increases in the Debtors’ operating costs and capital expenditures and decreases in their earnings and cash flows. Governmental requirements relating to the protection of the environment, including those requirements relating to solid waste management, air quality, water quality, generation, storage, handling, treatment and disposal of waste materials and cleanup of contaminated sites, as well as laws and regulations relating to human health and safety, have had a substantial impact on the Debtors’ operations. These requirements are complex and subject to frequent change as well as new restrictions. For example, because of concerns that carbon dioxide, methane and certain other so-called “greenhouse gases” in the Earth’s atmosphere may produce climate changes that have significant adverse impacts on public health and the environment, various governmental authorities have considered and are continuing to consider the adoption of regulatory strategies and controls designed to reduce the emission of greenhouse gases resulting from regulated activities, which adoption in areas where the Debtors conduct business could require them or their customers to incur added costs to comply, may result in delays in pursuit of regulated activities and could adversely affect demand for the oil and natural gas that some of the Debtors’ customers produce, thereby potentially limiting the demand for the Debtors’ services. Failure to comply with these requirements may result in the assessment of administrative, civil and criminal penalties, the imposition of investigatory or remedial obligations or the issuance of orders enjoining performance of some or all of the Debtors’ operations. In some cases, they can impose liability for the entire cost of cleanup on any responsible party without regard to negligence or fault and impose liability on us for the conduct of others or conditions others have caused, or for the Debtors’ acts that complied with all applicable requirements when they performed them. The Debtors’ compliance with amended, new or more stringent requirements, stricter interpretations of existing requirements or the future discovery of contamination may require them to make material expenditures or subject them to liabilities that they currently do not anticipate. Such expenditures and liabilities could have a material adverse effect on the Debtors’ business, financial condition, results of operations and cash flows.

In addition, the Debtors’ businesses often involve working around and with volatile, toxic and hazardous substances and other highly regulated pollutants, substances or wastes, for which the improper characterization, handling or disposal could constitute violations of U.S. federal, state or local laws and regulations and laws of other countries and result in criminal and civil liabilities. Environmental laws and regulations generally impose limitations and standards for certain pollutants or waste materials and require the Debtors to obtain permits and comply with various other requirements. Governmental authorities may seek to impose fines and penalties on the Debtors, or revoke or deny issuance or renewal of operating permits for failure to comply with applicable laws and regulations. The Debtors are also exposed to potential liability for personal injury or property damage caused by any release, spill, exposure or other accident involving such pollutants, substances or wastes.

9.	The Debtors’ Operations are Subject to Hazards Inherent in the Energy Services Industry.

Safety is a leading focus of the Debtors’ business, and the Debtors’ safety record is critical to their reputation and is of paramount importance to their employees, customers and stockholders. However, the Debtors often work on large-scale and complex projects which can place their employees and others near large mechanized equipment, moving vehicles, dangerous processes or highly regulated materials and in challenging environments. Although the Debtors have a functional group whose primary purpose is to implement effective quality, health, safety, environmental and security procedures throughout its organization, if the Debtors fail to implement effective safety procedures, their employees and others may become injured, disabled or lose their lives, their projects may be delayed and the Debtors may be exposed to litigation or investigations.

Unsafe conditions at project work sites also have the potential to increase employee turnover, increase project costs and raise the Debtors’ operating costs. Additionally, many of the Debtors’ customers require that they meet certain safety criteria to be eligible to bid for contracts, and the Debtors’ failure to maintain adequate safety standards could result in reduced profitability or lost project awards or customers. Any of the foregoing could result in financial losses or reputational harm, which could have a material adverse impact on the Debtors’ business, financial condition, and results of operations.

10.	The Debtors Operate in a Highly Competitive Industry and Depend on a Relatively Small Number of Customers.

The industry in which the Debtors operate is highly competitive and requires substantial resources and capital investment in equipment, technology and skilled personnel. Several of the Debtors’ competitors have greater financial or other resources than they have. Competition also places downward pressure on the Debtors’ contract prices and margins. Intense competition is expected to continue in the Debtors’ markets, presenting them with significant challenges in their ability to maintain strong growth rates and acceptable margins. In particular, some of the Debtors’ competitors or potential competitors serving the offshore oil & gas exploration and development industry offer a broader range of SPS and SURF services than the Debtors provide and have been gaining success in marketing those services on an integrated or “packaged” basis to customers around the world. The Debtors’ operations may be adversely affected if their current competitors or new market entrants successfully offer SPS and SURF services on an integrated basis in a manner that the Debtors may be unable to match, even with the Debtors’ alliance and joint venture arrangements, or introduce new facility designs or improvements to engineering, procurement, construction or installation services. If the Debtors are unable to meet these and other competitive challenges, the Debtors could lose market share to their competitors and experience reductions in their results of operations and cash flows.

In addition, the Debtors derive a significant amount of their revenues and profits from a relatively small number of customers in a given year. The Debtors’ significant customers include major integrated and national oil & gas exploration and development companies. The Debtors’ inability to continue to perform substantial services for their large existing customers (whether due to the Debtors’ failure to satisfy their bid tender requirements, disappointing project performance, changing political conditions and changing laws and policies affecting trade and investment, disagreements with respect to new (or potentially new) ventures or other business opportunities), or delays in collecting receivables from these customers, could have a material adverse effect on the Debtors’ business and operations.

11.	The Reorganized Debtors May Be Adversely Affected by Potential Litigation, Including Litigation Arising Out of the Chapter 11 Cases

In the future, the Reorganized Debtors may become parties to litigation. In general, litigation can be expensive and time consuming to bring or defend against. Such litigation could result in settlements or damages that could significantly affect the Reorganized Debtors’ financial results. It is also possible that certain parties will commence litigation with respect to the treatment of their Claims under the Plan. It is not possible to predict the potential litigation that the Reorganized Debtors may become party to nor the final resolution of such litigation. The impact of any such litigation on the Reorganized Debtors’ businesses and financial stability, however, could be material.

12.	The Loss of Key Personnel Could Adversely Affect the Debtors’ Operations

The Debtors’ operations are dependent on a relatively small group of key management personnel and a highly-skilled employee base. The Debtors’ recent liquidity issues and the Chapter 11 Cases have created distractions and uncertainty for key management personnel and employees. As a result, the Debtors have experienced and may continue to experience increased levels of employee attrition. Because competition for experienced personnel in the oil and natural gas industry can be significant, the Debtors may be unable to find acceptable replacements with comparable skills and experience and the loss of such key management personnel could adversely affect the Debtors’ ability to operate their businesses. In addition, a loss of key personnel or material erosion of employee morale at the corporate and/or field levels could have a material adverse effect on the Debtors’ ability to meet customer and counterparty expectations, thereby adversely affecting the Debtors’ businesses and the results of operations.

13.	Certain Claims May Not Be Discharged and Could Have a Material Adverse Effect on the Debtors’ Financial Condition and Results of Operations

The Bankruptcy Code provides that the confirmation of a plan of reorganization discharges a debtor from substantially all debts arising prior to confirmation. With few exceptions, all Claims that arise prior to the Debtors’ filing of their Petitions or before confirmation of the plan of reorganization (a) would be subject to compromise and/or treatment under the plan of reorganization and/or (b) would be discharged in accordance with the terms of the plan of reorganization. Any Claims not ultimately discharged through a plan of reorganization could be asserted against the reorganized entity and may have an adverse effect on the Reorganized Debtors’ financial condition and results of operations.

IX.	SOLICITATION, VOTING, AND NEW COMMON STOCK ELECTION PROCEDURES

This Disclosure Statement, which is accompanied by a Ballot or Ballots to be used for voting on the Plan, is being distributed to the holders of Claims in those Classes that are entitled to vote to accept or reject the Plan.

A.	Holders of Claims Entitled to Vote on the Plan

Under the provisions of the Bankruptcy Code, not all holders of claims against or interests in a debtor are entitled to vote on a chapter 11 plan. The table in Article III.D of this Disclosure Statement, entitled “Am I entitled to vote on the Plan?,” which begins on page 6, provides a summary of the status and voting rights of each Class (and, therefore, of each holder within such Class absent an objection to the holder’s Claim or Interest) under the Plan.

As shown in the table, the Debtors are soliciting votes to accept or reject the Plan only from holders of Claims in Classes 5, 6A–6D, 7, 8, and 9 (collectively, the “Voting Classes”). The holders of Claims in the Voting Classes are Impaired under the Plan and may, in certain circumstances, receive a distribution under the Plan. Accordingly, holders of Claims in the Voting Classes have the right to vote to accept or reject the Plan.

The Debtors are not soliciting votes from holders of Claims or Interests in Classes 1, 2, 3, 4, 10, 11, 12, 13, and 14.

B.	Voting Record Date

The Voting Record Date is Friday, January 17, 2020 (the “Voting Record Date”). The Voting Record Date is the date on which it will be determined which holders of Claims in the Voting Classes are entitled to vote to accept or reject the Plan and whether Claims have been properly assigned or transferred under Bankruptcy Rule 3001(e) such that an assignee or transferee, as applicable, can vote to accept or reject the Plan as the holder of a Claim.

C.	Voting on the Plan

The Voting Deadline is Wednesday, February 19, 2020, at 4:00 p.m. (prevailing Central Time). In order to be counted as votes to accept or reject the Plan, all ballots must be properly executed, completed, and delivered as directed, so that your ballot or the master ballot containing your vote is actually received by the Solicitation Agent on or before the Voting Deadline. Ballots or master ballots returned by facsimile will not be counted.

1.	Holders of Claims in Classes 5, 6A–6D, 7, 8

If you are a Holder of either a 2021 Letter of Credit Claims, 2023 Letter of Credit Claims, Revolving Credit Claims, Term Loan Claims, Credit Agreement Hedging Claims, Cash Secured Letter of Credit Claims, or Lloyds Letter of Credit Claims you must complete, sign, and date your ballot and return it (with an original signature) promptly in the enclosed reply envelope or to one of the following addresses:

If sent by first-class mail	If sent by hand delivery or overnight mail:
Prime Clerk, LLC Re: McDermott International, Inc., et al., One Grand Central Place, 60 East 42nd Street, Suite 1440, New York, NY 10165	Prime Clerk, LLC Re: McDermott International, Inc., et al., One Grand Central Place, 60 East 42nd Street, Suite 1440, New York, NY 10165

2.	Holders of Claims in Class 9

Holders of Senior Notes Claims in “street name” through a nominee may vote on the Plan by one of the following two methods (as selected by such holder’s nominee):

•

Complete and sign the enclosed beneficial holder ballot. Return the beneficial holder ballot to your nominee as promptly as possible and in sufficient time to allow such nominee to process your instructions and return a completed master ballot to the Solicitation Agent by the Voting Deadline. If no self-addressed, postage-paid envelope was enclosed for this purpose, contact the Solicitation Agent for instructions; or

•

Complete and sign the pre-validated beneficial holder ballot (as described below) provided to you by your nominee. Return the pre-validated beneficial holder ballot to the Solicitation Agent by the Voting Deadline using the return envelope provided in the Solicitation Package.

Any beneficial holder ballot returned to a nominee will not be counted for purposes of acceptance or rejection of the Plan until such nominee properly completes and delivers to the Solicitation Agent that beneficial holder ballot (properly validated) or a master ballot casting the vote of such holder.

If any holder holds Senior Notes Claims through more than one nominee, such holder may receive multiple mailings containing beneficial holder ballots. The holder should execute a separate beneficial holder ballot for each block of Senior Notes Claims that it holds through any particular nominee and return each beneficial holder ballot to the respective nominee in the return envelope provided therewith. Holders who execute multiple beneficial holder ballots with respect to Senior Notes Claims held through more than one nominee must indicate on each beneficial holder ballot the names of all such other nominees and the additional amounts of such Senior Notes Claims so held and voted.

A nominee that, on the Voting Record Date, is the record holder of the Senior Notes Claims for one or more holders can obtain the votes of the holders of such Senior Notes Claims, consistent with customary practices for obtaining the votes of securities held in “street name,” in one of the following two ways:

(a)	Pre-Validated Ballots

The nominee may “pre-validate” a beneficial holder ballot by: (i) signing the beneficial holder ballot and indicating on the beneficial holder ballot the name of the nominee and DTC Participant Number; (ii) indicating on the beneficial holder ballot the amount and the account number of the Senior Notes Claims held by the nominee for the holder; and (iii) forwarding such beneficial holder ballot—together with this Disclosure Statement, a pre-addressed, postage-paid return envelope addressed to, and provided by, the Solicitation Agent, and other materials requested to be forwarded—to the holder for voting. The holder must then complete the remaining portions of the beneficial holder ballot and return the beneficial holder ballot directly to the Solicitation Agent in the pre-addressed, postage-paid return envelope so that it is actually received by the Solicitation Agent on or before the Voting Deadline. A list of the holders to whom “pre-validated” beneficial holder ballots were delivered should be maintained by nominees for inspection for at least one year from the Voting Deadline.

(b)	Master Ballots

If the nominee elects not to pre-validate beneficial holder ballots, the nominee may obtain the votes of holders by forwarding to the holders the unsigned beneficial holder ballots—together with this Disclosure Statement, a pre-addressed, postage-paid return envelope provided by, and addressed to, the nominee, and other materials requested to be forwarded. Each such holder must then indicate its vote on the beneficial holder ballot, complete the information requested on the beneficial holder ballot, review the certifications contained on the beneficial holder ballot, execute the beneficial holder ballot, and return the beneficial holder ballot to the nominee. After collecting the beneficial holder ballots, the nominee should, in turn, complete a master ballot compiling the votes and other information from the beneficial holder ballots, execute the master ballot, and deliver the master ballot to the Solicitation Agent so that it is actually received by the Solicitation Agent on or before the Voting Deadline. All beneficial holder ballots returned by holders should either be forwarded to the Solicitation Agent (along with the master ballot) or retained by nominees for inspection for at least one year from the Voting Deadline. EACH NOMINEE SHOULD ADVISE ITS ELIGIBLE HOLDERS TO RETURN THEIR BENEFICIAL HOLDER BALLOTS TO THE NOMINEE BY A DATE CALCULATED BY THE NOMINEE TO ALLOW IT TO PREPARE AND RETURN THE MASTER BALLOT TO THE SOLICITATION AGENT SO THAT IT IS ACTUALLY RECEIVED BY THE SOLICITATION AGENT ON OR BEFORE THE VOTING DEADLINE.

If you have any questions about the solicitation or voting process, please contact the solicitation agent at 1-877-426-7705 (toll free) or 1-917-994-8380 (international) or via electronic mail to McDermottBallots@primeclerk.com.

D.	Ballots Not Counted

No ballot will be counted toward Confirmation if, among other things: (1) it is illegible or contains insufficient information to permit the identification of the holder of the Claim; (2) it was transmitted by means other than as specifically set forth in the ballots; (3) it was cast by an entity that is not entitled to vote on the Plan; (4) it was sent to the Debtors, the Debtors’ agents/representatives (other than the Solicitation Agent), the DIP Agent, the Superpriority Agreement Agents, the Revolving and LC Administrative Agent, the Term Loan Administrative Agent, the 2021 LC Administrative Agent, the 2018 Collateral Agent, the Senior Notes Trustee, the Exit Facility Agent, or the Debtors’ financial or legal advisors instead of the Solicitation Agent; (5) it is unsigned; or (6) it is not clearly marked to either accept or reject the Plan or it is marked both to accept and reject the Plan. Please refer to the Disclosure Statement Order for additional requirements with respect to voting to accept or reject the Plan.

ANY BALLOT RECEIVED AFTER THE VOTING DEADLINE OR THAT IS OTHERWISE NOT IN COMPLIANCE WITH THE SOLICITATION AND VOTING PROCEDURES PROVIDED IN THIS ARTICLE VII OF THE DISCLOSURE STATEMENT WILL NOT BE COUNTED.

X.	CONFIRMATION OF THE PLAN

A.	Requirements for Confirmation of the Plan

Among the requirements for Confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code are: (1) the Plan is accepted by all Impaired Classes of Claims or Interests, or if rejected by an Impaired Class, the Plan “does not discriminate unfairly” and is “fair and equitable” as to the rejecting Impaired Class; (2) the Plan is feasible; and (3) the Plan is in the “best interests” of holders of Claims or Interests.

At the Confirmation Hearing, the Bankruptcy Court will determine whether the Plan satisfies all of the requirements of section 1129 of the Bankruptcy Code. The Debtors believe that: (1) the Plan satisfies, or will satisfy, all of the necessary statutory requirements of chapter 11 for plan confirmation; (2) the Debtors have complied, or will have complied, with all of the necessary requirements of chapter 11 for plan confirmation; and (3) the Plan has been proposed in good faith.

B.	Best Interests of Creditors/Liquidation Analysis

Often called the “best interests” test, section 1129(a)(7) of the Bankruptcy Code requires that a bankruptcy court find, as a condition to confirmation, that a chapter 11 plan provides, with respect to each impaired class, that each holder of a claim or an equity interest in such impaired class either (1) has accepted the plan or (2) will receive or retain under the plan property of a value that is not less than the amount that the non-accepting holder would receive or retain if the debtors liquidated under chapter 7.

Attached hereto as Exhibit D and incorporated herein by reference is a liquidation analysis (the “Liquidation Analysis”) prepared by the Debtors with the assistance of the Debtors’ advisors. As reflected in the Liquidation Analysis, the Debtors believe that liquidation of the Debtors’ businesses under chapter 7 of the Bankruptcy Code would result in substantial diminution in the value to be realized by holders of Claims or Interests as compared to distributions contemplated under the Plan. Consequently, the Debtors and their management believe that Confirmation of the Plan will provide a substantially greater return to holders of Claims or Interests than would a liquidation under chapter 7 of the Bankruptcy Code.

If the Plan is not confirmed, and the Debtors fail to propose and confirm an alternative plan of reorganization, the Debtors’ businesses may be liquidated pursuant to the provisions of a chapter 11 liquidating plan. In liquidations under chapter 11, the Debtors’ assets could be sold in an orderly fashion over a more extended period of time than in a liquidation under chapter 7. Thus, a chapter 11 liquidation may result in larger recoveries than a chapter 7 liquidation, but the delay in distributions could result in lower present values received and higher administrative costs. Any distribution to holders of Claims or Interests (to the extent holders of Interests would receive distributions at all) under a chapter 11 liquidation plan would most likely be substantially delayed. Most importantly, the Debtors believe that any distributions to creditors in a chapter 11 liquidation scenario would fail to capture the significant going concern value of their businesses, which is reflected in the New Common Stock to be distributed under the Plan. Accordingly, the Debtors believe that a chapter 11 liquidation would not result in distributions as favorable as those under the Plan.

C.	Feasibility

Section 1129(a)(11) of the Bankruptcy Code requires that confirmation of a plan of reorganization is not likely to be followed by the liquidation, or the need for further financial reorganization of the debtor, or any successor to the debtor (unless such liquidation or reorganization is proposed in such plan of reorganization).

To determine whether the Plan meets this feasibility requirement, the Debtors, with the assistance of AlixPartners and Evercore, have analyzed their ability to meet their respective obligations under the Plan. As part of this analysis, the Debtors have prepared their projected consolidated balance sheet, income statement, and statement of cash flows (collectively, the “Financial Projections”). Creditors and other interested parties should review Article VIII of this Disclosure Statement, entitled “Risk Factors,” which begins on page 44, for a discussion of certain factors that may affect the future financial performance of the Reorganized Debtors.

The Financial Projections are attached hereto as Exhibit E and incorporated herein by reference. Based upon the Financial Projections, the Debtors believe that they will be a viable operation following the Chapter 11 Cases and that the Plan will meet the feasibility requirements of the Bankruptcy Code.

D.	Acceptance by Impaired Classes

The Bankruptcy Code requires, as a condition to confirmation, except as described in the following section, that each class of claims or equity interests impaired under a plan, accept the plan. A class that is not “impaired” under a plan is deemed to have accepted the plan and, therefore, solicitation of acceptances with respect to such a class is not required.5

Section 1126(c) of the Bankruptcy Code defines acceptance of a plan by a class of impaired claims as acceptance by holders of at least two-thirds in dollar amount and more than one-half in a number of allowed claims in that class, counting only those claims that have actually voted to accept or to reject the plan. Thus, a class of Claims will have voted to accept the Plan only if two-thirds in amount and a majority in number of the Allowed Claims in such class that vote on the Plan actually cast their ballots in favor of acceptance.

Section 1126(d) of the Bankruptcy Code defines acceptance of a plan by a class of impaired equity interests as acceptance by holders of at least two-thirds in amount of allowed interests in that class, counting only those interests that have actually voted to accept or to reject the plan. Thus, a Class of Interests will have voted to accept the Plan only if two-thirds in amount of the Allowed Interests in such class that vote on the Plan actually cast their ballots in favor of acceptance.

Pursuant to Article III.E of the Plan, if a Class contains Claims eligible to vote and no holders of Claims eligible to vote in such Class vote to accept or reject the Plan, the holders of such Claims in such Class shall be deemed to have accepted the Plan.

[5]

A class of claims is “impaired” within the meaning of section 1124 of the Bankruptcy Code unless the plan (a) leaves unaltered the legal, equitable and contractual rights to which the claim or equity interest entitles the holder of such claim or equity interest or (b) cures any default, reinstates the original terms of such obligation, compensates the holder for certain damages or losses, as applicable, and does not otherwise alter the legal, equitable, or contractual rights to which such claim or equity interest entitles the holder of such claim or equity interest.

E.	Confirmation Without Acceptance by All Impaired Classes

Section 1129(b) of the Bankruptcy Code allows a bankruptcy court to confirm a plan even if all impaired classes have not accepted it; provided that the plan has been accepted by at least one impaired class. Pursuant to section 1129(b) of the Bankruptcy Code, notwithstanding an impaired class’s rejection or deemed rejection of the plan, the plan will be confirmed, at the plan proponent’s request, in a procedure commonly known as a “cramdown” so long as the plan does not “discriminate unfairly” and is “fair and equitable” with respect to each class of claims or equity interests that is impaired under, and has not accepted, the plan.

If any Impaired Class rejects the Plan, the Debtors reserve the right to seek to confirm the Plan utilizing the “cramdown” provision of section 1129(b) of the Bankruptcy Code. To the extent that any Impaired Class rejects the Plan or is deemed to have rejected the Plan, the Debtors may request Confirmation of the Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code. The Debtors reserve the right to alter, amend, modify, revoke, or withdraw the Plan or any Plan Supplement document, including the right to amend or modify the Plan or any Plan Supplement document to satisfy the requirements of section 1129(b) of the Bankruptcy Code.

1.	No Unfair Discrimination

The “unfair discrimination” test applies to classes of claims or interests that are of equal priority and are receiving different treatment under a plan. The test does not require that the treatment be the same or equivalent, but that treatment be “fair.” In general, bankruptcy courts consider whether a plan discriminates unfairly in its treatment of classes of claims or interests of equal rank (e.g., classes of the same legal character). Bankruptcy courts will take into account a number of factors in determining whether a plan discriminates unfairly. A plan could treat two classes of unsecured creditors differently without unfairly discriminating against either class.

2.	Fair and Equitable Test

The “fair and equitable” test applies to classes of different priority and status (e.g., secured versus unsecured) and includes the general requirement that no class of claims receive more than 100 percent of the amount of the allowed claims in the class. As to the dissenting class, the test sets different standards depending upon the type of claims or equity interests in the class.

The Debtors submit that if the Debtors “cramdown” the Plan pursuant to section 1129(b) of the Bankruptcy Code, the Plan is structured so that it does not “discriminate unfairly” and satisfies the “fair and equitable” requirement. With respect to the unfair discrimination requirement, all Classes under the Plan are provided treatment that is substantially equivalent to the treatment that is provided to other Classes that have equal rank. With respect to the fair and equitable requirement, no Class under the Plan will receive more than 100 percent of the amount of Allowed Claims or Interests in that Class. The Debtors believe that the Plan and the treatment of all Classes of Claims or Interests under the Plan satisfy the foregoing requirements for nonconsensual Confirmation of the Plan.

F.	Valuation of the Debtors

In conjunction with formulating the Plan and satisfying its obligations under section 1129 of the Bankruptcy Code, the Debtors determined that it was necessary to estimate the post-Confirmation going concern value of the Debtors. Accordingly, the Debtors, with the assistance of Evercore, produced the Valuation Analysis that is set forth in Exhibit F attached hereto and incorporated herein by reference. As set forth in the Valuation Analysis, the Debtors’ going concern value is substantially less than the aggregate amount of its funded-debt obligations. Accordingly, the Valuation Analysis further supports the Debtors conclusion that the treatment of Classes under the Plan is fair and equitable and otherwise satisfies the Bankruptcy Code’s requirements for confirmation.

XI.	CERTAIN SECURITIES LAW MATTERS

The Debtors believe that the New Common Stock and the options or other equity awards (and any New Common Stock underlying such awards) to be issued pursuant to the Management Incentive Plan will be “securities,” as defined in section 2(a)(1) of the Securities Act, section 101 of the Bankruptcy Code, and any applicable state securities law (a “Blue Sky Law”). The Debtors further believe that the offer, sale, issuance, and initial distribution of the New Common Stock by Reorganized McDermott International, Inc. pursuant to the Plan is exempt from federal and state securities registration requirements under various provisions of the Securities Act, the Bankruptcy Code, and any applicable state Blue Sky Law as described in more detail below. The New Common Stock underlying the Management Incentive Plan will be issued pursuant to a registration statement or another available exemption from registration under the Securities Act and other applicable law.

A.	Issuance of Securities under the Plan

As discussed herein, the Plan provides for the offer, issuance, sale, and distribution by Reorganized McDermott International, Inc. of the New Common Stock (the “1145 Securities”).

Section 1145 of the Bankruptcy Code provides that Section 5 of the Securities Act and any state law requirements for the issuance of a security do not apply to the offer or sale of stock, options, warrants, or other securities by a debtor if (a) the offer or sale occurs under a plan of reorganization, (b) the recipients of the securities hold a claim against, an interest in, or claim for administrative expense against, the debtor, and (c) the securities are issued in exchange for a claim against or interest in a debtor or are issued principally in such exchange or partly for cash and property. The Debtors believe that the issuance of the 1145 Securities, and all shares of New Common Stock that constitute 1145 Securities, in exchange for the Claims and Interests described above satisfy the requirements of section 1145(a) of the Bankruptcy Code.

Accordingly, no registration statement will be filed under the Securities Act or any state securities laws. Recipients of the New Common Stock are advised to consult with their own legal advisors as to the availability of any exemption from registration under the Securities Act and any applicable state Blue Sky Law.

B.	Subsequent Transfers

The 1145 Securities may be freely transferred by most recipients following the initial issuance under the Plan, and all resales and subsequent transfers of the 1145 Securities are exempt from registration under the Securities Act and state securities laws, unless the holder is an “underwriter” with respect to such securities. Section 1145(b)(1) of the Bankruptcy Code defines an “underwriter” as one who, except with respect to “ordinary trading transactions” of an entity that is not an “issuer”: (a) purchases a claim against, interest in, or claim for an administrative expense in the case concerning the debtor, if such purchase is with a view to distribution of any security received or to be received in exchange for such claim or interest; (b) offers to sell securities offered or sold under a plan for the holders of such securities; (c) offers to buy securities offered or sold under a plan from the holders of such securities, if such offer to buy is (i) with a view to distribution of such securities and (ii) under an agreement made in connection with the plan, with the consummation of the plan, or with the offer or sale of securities under the plan; or (d) is an issuer of the securities within the meaning of section 2(a)(11) of the Securities Act. In addition, a person who receives a fee in exchange for purchasing an issuer’s securities could also be considered an underwriter within the meaning of section 2(a)(11) of the Securities Act.

The definition of an “issuer” for purposes of whether a person is an underwriter under section 1145(b)(1)(D) of the Bankruptcy Code, by reference to section 2(a)(11) of the Securities Act, includes as “statutory underwriters” all persons who, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with, an issuer of securities. The reference to “issuer,” as used in the definition of “underwriter” contained in section 2(a)(11) of the Securities Act, is intended to cover “Controlling Persons” of the issuer of the securities. “Control,” as defined in Rule 405 of the Securities Act, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. Accordingly, an officer or director of a reorganized debtor or its successor under a plan of reorganization may be deemed to be a “Controlling Person” of the debtor or successor, particularly if the management position or directorship is coupled with ownership of a significant percentage of the reorganized debtor’s or its successor’s voting securities. In addition, the legislative history of section 1145 of the Bankruptcy Code suggests that a creditor who owns ten percent or more of a class of securities of a reorganized debtor may be presumed to be a “Controlling Person” and, therefore, an underwriter.

Resales of 1145 Securities by entities deemed to be “underwriters” (which definition includes “Controlling Persons”) are not exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Under certain circumstances, holders of New Common Stock who are deemed to be “underwriters” may be entitled to resell their New Common Stock pursuant to the limited safe harbor resale provisions of Rule 144 of the Securities Act. Generally, Rule 144 of the Securities Act would permit the public sale of securities received by such Person if the required holding period has been met and, under certain circumstances, current information regarding the issuer is publicly available and volume limitations, manner of sale requirements and certain other conditions are met. Whether any particular Person would be deemed to be an “underwriter” (including whether the Person is a “Controlling Person”) with respect to the New Common Stock would depend upon various facts and circumstances applicable to that Person. Accordingly, the Debtors express no view as to whether any Person would be deemed an “underwriter” with respect to the New Common Stock and, in turn, whether any Person may freely resell New Common Stock.

Persons who receive securities under the Plan are urged to consult their own legal advisor with respect to the restrictions applicable under the federal or state securities laws and the circumstances under which securities may be sold in reliance on such laws. The foregoing summary discussion is general in nature and has been included in this Disclosure Statement solely for informational purposes. We make no representations concerning, and do not provide, any opinions or advice with respect to the Securities or the bankruptcy matters described in this Disclosure Statement. In light of the uncertainty concerning the availability of exemptions from the relevant provisions of federal and state securities laws, we encourage each recipient of securities and party in interest to consider carefully and consult with its own legal advisors with respect to all such matters. Because of the complex, subjective nature of the question of whether a security is exempt from the registration requirements under the federal or state securities laws or whether a particular recipient of securities may be an underwriter, we make no representation concerning the ability of a person to dispose of the securities issued under the Plan.

C.	New Common Stock & Management Incentive Plan.

The Confirmation Order shall authorize the board of the Reorganized McDermott International, Inc. to adopt and enter into the Management Incentive Plan, which shall (a) reserve exclusively for management employees the Management Incentive Plan Pool and (b) otherwise contain terms and conditions acceptable to the Debtors and the Required Consenting Term Lenders and as set forth in the Plan Supplement. Grants of such MIP Shares will dilute all of the New Common Stock outstanding at the time of such issuance. The New Common Stock is also subject to dilution in connection with the conversion of any other options, warrants, convertible securities or other securities that may be issued post-emergence.

D.	Shares issuable pursuant to the Rights Offering.

Subscription rights to participate in the Rights Offering shall be distributed to Consenting Noteholders in accordance with the Restructuring Term Sheet and the Plan and the issuance of such subscription rights will be exempt from SEC registration under applicable law.

Because Consenting Noteholders will receive more securities on account of their Allowed Senior Notes Claims than the number of Rights Offering Shares received in the Rights Offering, the value of an Allowed Senior Notes Claim held by a Consenting Noteholder as implied by the value of distributions to be made under the Plan, exceeds the Cash value payable on account of such claim pursuant to the such Holders’ subscription rights (the “Subscription Rights”), Consenting Noteholders are receiving “principally” securities on account of their Allowed Senior Notes Claims under the Plan and are only “partly” receiving securities for Cash, all in accordance with section 1145(a)(1) of the Bankruptcy Code. Accordingly, the Debtors believe that the securities issued in the Rights Offering satisfy all the requirements of section 1145(a)(1) of the Bankruptcy Code and are, therefore, exempt from registration under the Securities Act and state securities laws (except with respect to an underwriter as described above). As a result, the value of the direct distributions being made to Consenting Noteholders exceeds the value of the capital being raised pursuant to the exercise of the Subscription Rights. Further, the size of the Rights Offering (both dollar amount and number of securities) will be less than the amount and number of securities issued on account of the Consenting Noteholders’ Allowed Senior Notes Claims.

On the Effective Date, Reorganized McDermott International, Inc. will consummate the Rights Offering. Unless otherwise expressly allowed in the Rights Offering or Rights Offering Procedures, the right to participate in the Rights Offering may not be sold, transferred, or assigned.

XII.	CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

A.	Introduction

The following discussion summarizes certain U.S. federal income tax consequences of the implementation of the Plan to the Debtors, the Reorganized Debtors, and certain holders of Claims (each, a “Holder”) entitled to vote to accept or reject the Plan. It does not address the U.S. federal income tax consequences to Holders not entitled to vote on the Plan. This summary is based on the Internal Revenue Code of 1986, as amended (the “Tax Code”), U.S. Department of the Treasury regulations promulgated thereunder (the “Treasury Regulations”), judicial decisions, and published administrative rules and pronouncements of the Internal Revenue Service (the “IRS”), all as in effect on the date hereof (collectively, “Applicable Tax Law”). Changes to, or new interpretations of, the Applicable Tax Law may have retroactive effect and could significantly affect the U.S. federal income tax consequences described below. The lack of definitive judicial and administrative authority in a number of areas may also result in substantial uncertainty. No opinion of counsel has been obtained. The Debtors have not requested and do not intend to request any ruling or determination from the IRS or any other taxing authority with respect to the tax consequences discussed herein. The discussion below is not binding on the IRS or the courts. No assurance can be given that the IRS will not assert, or that a court will not sustain, a position that is different from any position discussed herein.

This summary does not address foreign, state, local, estate, or gift tax consequences of the Plan (including such consequences to the Debtors or the Reorganized Debtors), nor does it purport to address all aspects of U.S. federal income tax that may be relevant to any Debtor, Reorganized Debtor, or Holder in light of its individual circumstances or to any Holder that may be subject to special tax rules or treatment (such as governmental authorities or agencies, persons who are not U.S. Holders (defined below), persons who are related to the Debtors within the meaning of the Tax Code, persons liable for alternative minimum tax or the base erosion and anti-abuse tax, persons whose functional currency is not the U.S. dollar, U.S. expatriates, broker–dealers, dealers and traders in securities, banks, mutual funds, insurance companies, financial institutions, small business investment companies, regulated investment companies, tax-exempt organizations, controlled foreign corporations, passive foreign investment companies, pass-through entities (e.g., partnerships, subchapter S corporations), beneficial owners of pass-through entities, persons who hold Claims or who will hold any consideration to be received under the Plan as part of a straddle, hedge, conversion transaction, or other integrated investment, persons using a mark-to-market method of tax accounting, and persons who are themselves in bankruptcy). This summary also does not address: (1) any income tax consequences to a Holder that is a partnership; (2) any special arrangements or contractual rights that are not being received or entered into in respect of an underlying Claim, including the tax treatment of any backstop fees or similar arrangements (including any ramifications such agreements may have on the treatment of a Holder under the Plan); or (3) differences in tax consequences to Holders that act or receive consideration in a capacity other than as a Holder of a Claim (so the tax consequences for such Holders may differ materially from those described below).

This summary also does not address the U.S. federal income tax consequences to Holders (1) whose Claims are Unimpaired or otherwise entitled to payment in full in Cash under the Plan or (2) that are deemed to reject the Plan. The U.S. federal income tax consequences of the implementation of the Plan to the Debtors, the Reorganized Debtors, and Holders described below may also vary depending on the nature of any restructuring transactions the Debtors and/or Reorganized Debtors engage in.

This summary assumes that: (1) a Holder holds only Claims in a single Class and holds a Claim only as a capital asset (within the meaning of section 1221 of the Tax Code); (2) the various debt and other arrangements to which any Debtor is a party will be respected for U.S. federal income tax purposes in accordance with their form; and (3) the Claims constitute interests in the Debtors “solely as a creditor” for purposes of section 897 of the Tax Code.

For purposes of this discussion, a “U.S. Holder” is a Holder that is: (1) an individual citizen or resident of the United States for U.S. federal income tax purposes; (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income taxation regardless of the source of such income; or (4) a trust (a) if a court within the United States is able to exercise primary jurisdiction over the trust’s administration and one or more United States persons (within the meaning of section 7701(a)(30) of the Tax Code) have authority to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person (within the meaning of section 7701(a)(30) of the Tax Code).

If a partnership (or other entity treated as a pass-through entity for U.S. federal income tax purposes) is a Holder, the tax treatment of a partner (or other beneficial owner) generally will depend upon the status of the partner (or other beneficial owner) and the activities of the partner (or other beneficial owner) and the entity. Partners (or other beneficial owners) of partnerships (or other entities treated as pass-through entities for U.S. federal income tax purposes) that are Holders should consult their tax advisors regarding the U.S. federal income tax consequences of the Plan.

ACCORDINGLY, THE FOLLOWING SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED ON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO A HOLDER. ALL HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND NON-U.S. INCOME, ESTATE, AND OTHER TAX CONSEQUENCES OF THE PLAN.

B.	Certain U.S. Federal Income Tax Consequences to the Debtors and the Reorganized Debtors

1.	Characterization of Restructuring Transactions

Only certain of the Debtors are U.S. federal income taxpayers (the “U.S. Debtors”). McDermott Technology (Americas), Inc. and McDermott Technology (US), Inc. each (a) file a separate U.S. federal income tax return and (b) own 49.5% of Lummus Technology LLC. Lummus Technology LLC is taxed as partnership for U.S. federal income tax purposes, and its items of income and loss flow up to its owners. CBI US Holding Company, Inc. and its U.S. subsidiaries file a consolidated U.S. federal income tax return and own and operate the remainder of the Debtors’ U.S. business. McDermott Technology (Americas), Inc. and McDermott Technology (US), Inc. are the issuers of the Senior Notes.

The Technology Business Sale is expected to be treated as taxable sale of assets for U.S. federal income tax purposes. McDermott Technology (Americas), Inc. and McDermott Technology (US), Inc. expect to realize taxable gain or loss upon the transfer (or deemed transfer) of the assets in an amount equal to the difference between (a) the aggregate fair market value of the U.S. assets transferred or deemed transferred by such U.S. Debtors and (b) such U.S. Debtors’ aggregate tax basis in such assets. Gain, if any, would be offset by available net operating losses (“NOLs”) and certain other available tax attributes. The Debtors expect that the gain will exceed the NOLs available at McDermott Technology (Americas), Inc. and McDermott Technology (US), Inc. and such excess will result in a cash tax obligation.

The Debtors estimate that, as of December 31, 2018, they together had approximately (a) $1,095.7 million of federal NOLs, (b) approximately $230.0 million of interest expense deductions that have been deferred under section 163(j) of the Tax Code (“163(j) Deductions”) and (c) approximately $67.0 million of tax credit carryforwards. Most of the NOLs, 163(j) Deductions and tax credit carryforwards are subject to significant limitations on use and availability under section 382 of the Tax Code as a result of prior Ownership Changes (as defined below). Calculations for losses incurred in 2019 are ongoing, and the Debtors estimate that they may generate additional losses in the 2020 tax year.

2.	Cancellation of Debt and Reduction of Tax Attributes

In general, absent an exception, a debtor will realize and recognize cancellation of indebtedness income (“CODI”) for U.S. federal income tax purposes if its outstanding indebtedness is satisfied for total consideration less than the amount of such indebtedness. In general, the amount of CODI is the excess of (a) the adjusted issue price of the satisfied indebtedness over (b) the sum of (i) the amount of Cash paid, (ii) the issue price of any new indebtedness of the debtor issued, and (iii) the fair market value of any other new consideration (including stock of the debtor or a party related to the debtor), in each case, given in satisfaction of such indebtedness at the time of the exchange.

Under section 108 of the Tax Code, a debtor is not required to include CODI in gross income (a) if the debtor is under the jurisdiction of a court in a case under chapter 11 of the Bankruptcy Code and the discharge of debt occurs pursuant to that proceeding or (b) to the extent the debtor was insolvent immediately before the discharge. Instead, as a consequence of such exclusion, the debtor must reduce its tax attributes by the amount of CODI excluded from gross income pursuant to section 108 of the Tax Code. Such reduction in tax attributes occurs only after the taxable income (or loss) for the tax year of the debt discharge has been determined (including the amount of gain or loss recognized by the Debtors with respect to the sale of their assets in the Technology Business Sale). In general, tax attributes will be reduced in the following order: (a) NOLs and NOL carryforwards; (b) most tax credits; (c) capital loss carryovers; (d) tax basis in assets (including, in the case of a partner in a partnership, such partner’s outside basis in its partnership interest) but not below the amount of liabilities to which the debtor remains subject; (e) passive activity loss and credit carryovers; and (f) foreign tax credit carryovers. Alternatively, a debtor with CODI may elect to first reduce the basis of its depreciable assets pursuant to section 108(b)(5) of the Tax Code. However, a partner in a partnership may only make this election with respect to the portion of its outside basis attributable to depreciable assets if the partnership so consents. Any excess CODI over the amount of available tax attributes is not subject to U.S. federal income tax and generally has no other U.S. federal income tax impact.

As a result of the Restructuring Transactions, the U.S. Debtors expect to realize CODI with respect to the Senior Notes. The exact amount of CODI that will be realized by the Debtors will not be determinable until, at the earliest, consummation of the Plan. Because the Plan provides that certain Holders will receive non-Cash consideration, the amount of CODI, and accordingly the amount of tax attributes required to be reduced, will depend in part on the fair market value (or, in the case of debt instruments, the adjusted issue price) of the non-Cash consideration received, which cannot be known with certainty at this time. Little or no tax attributes are expected to remain at McDermott Technology (Americas), Inc. and McDermott Technology (US), Inc. following the Technology Business Sale. Any that do remain are expected to be reduced and eliminated as a result of the CODI triggered with respect to the Senior Notes. The U.S. tax attributes of the CBI US Holding Company, Inc. consolidated group are not expected to be reduced by CODI.

3.	Limitation of NOL Carryforwards, 163(j) Deductions, and Other Tax Attributes

Following the Effective Date, the Debtors anticipate that any NOL carryforwards, 163(j) Deductions, capital loss carryovers, tax credit carryovers, and certain other tax attributes (such as losses and deductions that have accrued economically but are unrecognized as of an “ownership change” within the meaning of sections 382 and 383 of the Tax Code (an “Ownership Change”)) of the Reorganized Debtors that are not reduced according to the CODI rules and that are allocable to periods before the Effective Date (collectively, the “Pre-Change Losses”) may be subject to limitation under sections 382 and 383 of the Tax Code as a result of an Ownership Change of the Reorganized Debtors by reason of the transactions consummated pursuant to the Plan.

Under section 382 of the Tax Code, if a corporation undergoes an Ownership Change, the amount of its Pre-Change Losses that may be utilized to offset future taxable income is generally subject to an annual limitation. Section 383 of the Tax Code applies a similar limitation to capital loss carryforwards and tax credits. The rules of sections 382 and 383 of the Tax Code are complicated, but as a general matter, the Debtors anticipate that the distribution of the New Common Stock pursuant to the Plan will result in an Ownership Change of the Reorganized Debtors for these purposes and that the Reorganized Debtors’ use of Pre-Change Losses and tax credits will be subject to limitation unless an exception to the general rules of sections 382 and 383 of the Tax Code applies.

Under section 382 of the Tax Code, if a corporation (or consolidated group) has a net unrealized built-in loss at the time of an Ownership Change (taking into account most assets and items of “built-in” income and deductions), then generally built-in losses (including amortization or depreciation deductions attributable to such built-in losses) recognized during the following five years (up to the amount of the original net unrealized built-in loss) will be treated as Pre-Change Losses and similarly will be subject to the annual limitation. In general, a corporation’s (or consolidated group’s) net unrealized built-in loss will be deemed to be zero unless it is greater than the lesser of (a) $10,000,000 and (b) 15 percent of the fair market value of its assets (with certain adjustments) before the Ownership Change.

(a)	General Section 382 Annual Limitation

In general, the annual limitation to which a corporation that undergoes an Ownership Change would be subject is equal to the product of (i) the fair market value of the corporation’s stock immediately before the Ownership Change (with certain adjustments) and (ii) the “long-term tax-exempt rate” (which is the highest of the adjusted federal long-term rates in effect for any month in the three-calendar-month period ending with the calendar month in which the Ownership Change occurs, which is 1.59 percent for January 2020). The section 382 limitation may be increased to the extent the Reorganized Debtors recognize certain built-in gain in their assets during the five-year period following the Ownership Change or are treated as recognizing built-in gains pursuant to the safe harbors provided in IRS Notice 2003-65 but only to the extent the Debtors have net unrealized built-in gain at the time of the Ownership Change. Section 383 of the Tax Code applies a similar limitation to capital loss carryforwards and tax credits. Any unused limitation may be carried forward, thereby increasing the annual limitation in the subsequent tax year. However, as discussed below, special rules may apply in the case of a corporation that experiences an Ownership Change as the result of a bankruptcy proceeding.

Notwithstanding the rules described above, if after an Ownership Change, a debtor corporation and its subsidiaries do not continue the debtor corporation’s historic business or use a significant portion of its historic business assets in a new business for two years after the Ownership Change, the annual limitation resulting from the Ownership Change is zero.

(b)	Special Bankruptcy Exceptions

Special rules may apply in the case of a corporation that experiences an Ownership Change as a result of a bankruptcy proceeding. An exception to the foregoing annual limitation rules generally applies when “qualified creditors” of a debtor corporation in chapter 11 receive, in respect of their Claims, at least 50 percent of the vote and value of the stock of the reorganized debtor corporation (or a controlling corporation if also in chapter 11) pursuant to a confirmed chapter 11 plan (the “382(l)(5) Exception”). Ownership must meet the requirements of Section 1504(a)(2) of the Tax Code (as modified by Section 385(l)(5)(A)(ii) of the Tax Code) in order for a debtor to be treated as a controlled corporation. Under the 382(l)(5) Exception, Pre-Change Losses would not be limited on an annual basis, but, instead, NOL carryforwards would be reduced by the amount of any interest deductions claimed during the three tax years preceding the effective date of the Plan and during the part of the tax year prior to and including the effective date of the Plan, in respect of all debt converted into stock in the reorganization. If the 382(l)(5) Exception applies and the Reorganized Debtors undergo another Ownership Change within two years after the Effective Date, then the Reorganized Debtors’ Pre-Change Losses effectively would be eliminated in their entirety. The 382(l)(5) Exception is only expected to apply with respect to McDermott Technology (Americas), Inc. and McDermott Technology (US), Inc., as the other U.S. Debtors are not controlled corporations of the reorganized debtor corporations in which “qualified creditors” receive stock, and most of the Pre-Change Losses of McDermott Technology (Americas), Inc. and McDermott Technology (US), Inc. are expected to be utilized in the Technology Business Sale.

If the 382(l)(5) Exception is not applicable to a corporation in bankruptcy (either because the debtor does not qualify for it or the debtor otherwise elects not to use the 382(l)(5) Exception), a second special rule will generally apply (the “382(l)(6) Exception”). Under the 382(l)(6) Exception, the annual limitation is calculated by reference to the lesser of (1) the value of the debtor corporation’s new stock (with certain adjustments) immediately after the Ownership Change and (2) the value of such debtor corporation’s assets (determined without regard to liabilities) immediately before the Ownership Change. This differs from the ordinary rule that requires the fair market value of a debtor corporation that undergoes an Ownership Change to be determined before the events giving rise to the change. The 382(l)(6) Exception also differs from the 382(l)(5) Exception in that under the 382(l)(6) Exception, the debtor corporation is not required to reduce its NOL carryforwards by the amount of interest deductions claimed within the prior three-year period, and the debtor corporation may undergo an Ownership Change within two years without triggering elimination of its Pre-Change Losses. The resulting limitation would be determined under the regular rules for an Ownership Change. However, similar to the 382(l)(5) Exception, the 382(l)(6) Exception is only expected to result in an increase to the annual limitation with respect to McDermott Technology (Americas), Inc. and McDermott Technology (US), Inc., as those are the only U.S. Debtors that are expected to have an increase in value as a result of debt converting into equity in the reorganization.

If an Ownership Change is triggered on the Effective Date, the Debtors may not be eligible for the 382(l)(5) Exception. Alternatively, the Reorganized Debtors may decide to affirmatively elect out of the 382(l)(5) Exception so that the 382(l)(6) Exception instead applies. Regardless of whether the Reorganized Debtors take advantage of the 382(l)(5) Exception or the 382(l)(6) Exception, the Reorganized Debtors’ use of their Pre-Change Losses after the Effective Date may be adversely affected if an Ownership Change within the meaning of section 382 of the Tax Code were to occur after the Effective Date.

C.	Certain U.S. Federal Income Tax Consequences to U.S. Holders of Certain Claims Entitled to Vote

The following discussion assumes the Debtors will undertake the Restructuring Transactions currently contemplated by the Plan. U.S. Holders are urged to consult their tax advisors regarding the tax consequences of the Restructuring Transactions.

1.

U.S. Federal Income Tax Consequences to U.S. Holders of Allowed Class 5 Claims, Allowed Class 6A Claims, Allowed Class 6B Claims, Allowed Class 6C Claims, Allowed 6D Claims, Allowed Class 7 Claims, Allowed Class 8 Claims, or Allowed Class 9 Claims

(a)

U.S. Holders of Allowed Class 5 Claims on Account of Funded 2021 Letters of Credit, Allowed Class 6A Claims on Account of Funded 2023 Letters of Credit, Allowed Class 6B Claims on Account of Revolving Loans or Funded Revolving LCs, Allowed Class 6C Claims, Allowed Class 6D Claims Unpaid as of the Effective Date, or Allowed Class 8 Claims on Account of Funded Lloyds Letters of Credit

Pursuant to the Plan, each U.S. Holder of an Allowed Class 5 Claim on account of funded 2021 Letters of Credit, an Allowed Class 6A Claim on account of funded 2023 Letters of Credit, an Allowed Class 6B Claim on account of Revolving Loans or funded Revolving LCs, an Allowed Class 6C Claim, an Allowed Class 6D Claim unpaid as of the Effective Date, or an Allowed Class 8 Claim on account of funded Lloyds Letters of Credit shall receive Cash, take back senior secured term loans under the Take-Back Facility, and New Common Stock in full and final satisfaction, settlement, release, and discharge of and in exchange for such Claim of such U.S. Holder, except to the extent different treatment is agreed to by the Reorganized Debtors and such U.S. Holder.

The U.S. federal income tax consequences to a U.S. Holder of an Allowed Class 5 Claim on account of funded 2021 Letters of Credit, an Allowed Class 6A Claim on account of funded 2023 Letters of Credit, an Allowed Class 6B Claim on account of Revolving Loans or funded Revolving LCs, an Allowed Class 6C Claim, an Allowed Class 6D Claim unpaid as of the Effective Date, or an Allowed Class 8 Claim on account of funded Lloyds Letters of Credit will depend, in part, on whether such surrendered Claim constitutes a “security” of MDR for U.S. federal income tax purposes.

The term “security” is not defined under the Tax Code or the Treasury Regulations. Whether a debt instrument constitutes a security for U.S. federal income tax purposes is determined based on all the relevant facts and circumstances, but most authorities have held that the length of the term of a debt instrument is an important (but not dispositive) factor in determining whether such instrument is a security for U.S. federal income tax purposes. These authorities have indicated that a term of less than five years is evidence that the instrument is not a security, whereas a term of ten years or more is evidence that the instrument is a security. Numerous other factors could be taken into account in determining whether a debt instrument is a security, including the security for payment, the creditworthiness of the obligor, the subordination or lack thereof to other creditors, the right to vote or otherwise participate in the management of the obligor, convertibility of the instrument into an equity interest of the obligor, whether payments of interest are fixed, variable, or contingent, and whether such payments are made on a current basis or accrued. Due to the inherently factual nature of the determination, U.S. Holders are urged to consult their tax advisors regarding the status of their Claims as securities and how much, if any, of their Secured Creditor Pro Rata Shares of the Secured Creditor Funded Debt Distribution are treated as securities for U.S. federal income tax purposes. This discussion assumes that the take back senior secured term loans under the Take-Back Facility will be treated as a “security” under the Tax Code and the Treasury Regulations.

If a U.S. Holder’s Claim described above is not treated as a security, or if the issuer of the New Common Stock is not MDR or a new entity treated as a successor to MDR under section 381 of the Tax Code, then a U.S. Holder of such Claim will be treated as exchanging such Claim for such U.S. Holder’s Secured Creditor Pro Rata Share of Cash, take back senior secured term loans under the Take-Back Exit Facility, and New Common Stock in a taxable exchange under section 1001 of the Tax Code. Subject to the rules regarding accrued but untaxed interest, such U.S. Holder should recognize gain or loss equal to the difference between (a) the sum of (i) the amount of Cash received, (ii) the issue price of its take back senior secured term loans under the Take-Back Facility, and (iii) the fair market value New Common Stock received and (b) such U.S. Holder’s adjusted basis, if any, in such Claim. The character of such gain as capital gain or ordinary income will be determined by a number of factors, including the tax status of the U.S. Holder, the rules regarding accrued but untaxed interest and market discount, and whether and to what extent the U.S. Holder had previously claimed a bad debt deduction with respect to the Claim. If recognized gain or loss is capital in nature, it generally would be long-term capital gain if the U.S. Holder held the Claim for more than one year at the time of the exchange. Subject to the rules regarding accrued but untaxed interest, a U.S. Holder’s tax basis in its take back senior secured term loans under the Take-Back Facility and New Common Stock should equal the fair market value of such take back senior secured term loans under the Take-Back Facility and such New Common Stock as of the date such U.S. Holder receives such items. A U.S. Holder’s holding period for such take back senior secured term loans under the Take-Back Facility and such New Common Stock should begin on the day following the date it receives such items.

If a U.S. Holder’s Claim described above is treated as a security, and the New Common Stock is issued by MDR or an entity treated as its successor under section 381 of the Tax Code, then such U.S. Holder will not recognize loss but will recognize gain equal to the lesser of (X) the excess of (a) the sum of (i) the amount of Cash received, (ii) the issue price of its take back senior secured term loans under the Take-Back Facility, and (iii) the fair market value New Common Stock received over (b) such U.S. Holder’s adjusted basis, if any, in such Claim; and (Y) the amount of Cash received. The character of such gain, if any, as capital gain or ordinary income will be determined by a number of factors, including the tax status of the U.S. Holder, the rules regarding accrued but untaxed interest and market discount, and whether and to what extent the U.S. Holder had previously claimed a bad debt deduction with respect to the Claim. If recognized gain or loss is capital in nature, it generally would be long-term capital gain if the U.S. Holder held the Claim for more than one year at the time of the exchange. Subject to the rules regarding accrued but untaxed interest, a U.S. Holder’s tax basis in its take back senior secured term loans under the Take-Back Facility and New Common Stock should equal such Holder’s basis in its Claim, increased by any gain recognized and decreased by the amount of any Cash received, allocated between the its take back senior secured term loans under the Take-Back Facility and New Common Stock based on their relative fair market value. Such U.S. Holder’s holding period in its Claim should carry over to both its take back senior secured term loans under the Take-Back Facility and New Common Stock.

(b)

U.S. Holders of Allowed Class 5 Claims on Account of Unfunded 2021 Letters of Credit, Allowed Class 6A Claims on Account of Unfunded 2023 Letters of Credit, Allowed Class 6B Claims on Account of Unfunded Revolving LCs, or Allowed Class 8 Claims on Account of Unfunded Lloyds Letters of Credit

Pursuant to the Plan, each U.S. Holder of an Allowed Class 5 Claim on account of unfunded 2021 Letters of Credit, an Allowed Class 6A Claim on account of unfunded 2023 Letters of Credit, an Allowed Class 6B Claim on account of unfunded Revolving LCs, or an Allowed Class 8 Claim on account of unfunded Lloyds Letters of Credit shall receive participation in the Roll-Off LC Exit Facility in an amount equal to such Claim of such U.S. Holder in full and final satisfaction, settlement, release, and discharge of and in exchange for such Claim, except to the extent different treatment is agreed to by the Reorganized Debtors and such U.S. Holder.

U.S. income tax treatment of an Allowed Class 5 Claim on account of unfunded 2021 Letters of Credit, an Allowed Class 6A Claim on account of unfunded 2023 Letters of Credit, an Allowed Class 6B Claim on account of unfunded Revolving LCs, or an Allowed Class 8 Claim on account of unfunded Lloyds Letters of Credit is unclear. If Holders of such Claims previously treated any payments received with respect to such Claims as option payments not taken into income, the payments previously received should now be included in the income of the Holder. If the Holders of the Claims in this Section XII(C)(1)(b) have tax basis in such Claims including basis resulting from purchasing such Claims from other lenders, the exchange of such Claims should allow such Holders to recognize gain or loss equal to the difference between their basis (if any) in such Claims and the fair market value (if any) in such Holders rights with respect to unfunded obligations under the Roll-Off LC Exit Facility. It is unlikely that an Allowed Class 5 Claim on account of unfunded 2021 Letters of Credit, an Allowed Class 6A Claim on account of unfunded 2023 Letters of Credit, an Allowed Class 6B Claim on account of unfunded Revolving LCs, or an Allowed Class 8 Claim would be treated as securities. Holders are urged to consult their tax advisors as to the character of such Claims.

(c)	U.S. Holders of Allowed Class 7 Claims

Pursuant to the Plan, each U.S. Holder of an Allowed Class 7 Claim outstanding as of the Effective Date shall be deemed to reissue its Cash Secured Letters of Credit under the Senior Exit LC Facility, which shall be secured by the same cash collateral that secured the Cash Secured Letters of Credit prior to the Petition Date, in full and final satisfaction, settlement, release, and discharge of and in exchange for such Claim of such U.S. Holder, except to the extent different treatment is agreed to by the Reorganized Debtors and such U.S. Holder. U.S. income tax treatment of an Allowed Class 7 Claim on account of Cash Secured Letters of Credit is unclear. If Holders of such Claims previously treated any payments received with respect to such Claims as option payments not taken into income, the payments previously received should now be included in the income of the Holder. If the Holders of the Claims in this Section XII(C)(1)(c) have tax basis in such Claims including basis resulting from purchasing such Claims from other investors, the exchange of such Claims should allow such Holders to recognize gain or loss equal to the difference between their basis (if any) in such Claims and the fair market value (if any) in such Holders rights with respect to unfunded obligations under the Senior Exit LC Facility. It is unlikely that Claims with respect to the Cash Secured Letters of Credit would be treated as securities. Holders are urged to consult their tax advisors as to the character of such Claims.

(d)	U.S. Holders of Allowed Class 9 Claims

If Class 9 votes to accept the Plan, in full and final satisfaction, settlement, release, and discharge of and in exchange for such Claim of such U.S. Holder, except to the extent different treatment is agreed to by the Reorganized Debtors and such U.S. Holder, each U.S. Holder of an Allowed Class 9 Claim shall receive New Common Stock and New Warrants, and Consenting Noteholders will also receive rights to participate in the Rights Offering (the “Rights”).

Each U.S. Holder of an Allowed Class 9 Claim will be treated as exchanging such Claim for New Common Stock and New Warrants, and Consenting Noteholders will be treated as also receiving Rights, in a taxable exchange under section 1001 of the Tax Code. Subject to the rules regarding accrued but untaxed interest, such U.S. Holder should recognize gain or loss equal to the difference between (a) the fair market value of the New Common Stock, New Warrants and Rights received (to the extent Rights are actually received) and (b) such U.S. Holder’s adjusted basis, if any, in such Claim. The character of such gain as capital gain or ordinary income will be determined by a number of factors including the tax status of the U.S. Holder, the rules regarding accrued but untaxed interest and market discount, and whether and to what extent the U.S. Holder had previously claimed a bad debt deduction with respect to the Claim. If recognized gain or loss is capital in nature, it generally would be long-term capital gain if the U.S. Holder held its Claim for more than one year at the time of the exchange. Subject to the rules regarding accrued but untaxed interest, a U.S. Holder’s tax basis in any New Common Stock, New Warrants and Rights received (to the extent Rights are actually received) should equal the fair market value of such New Common Stock, New Warrants and Rights (to the extent Rights are actually received) as of the date such property is distributed to the U.S. Holder. The holding period for any New Common Stock, New Warrants and Rights received should begin on the day following the date on which the U.S. Holder receives such New Common Stock, New Warrants and Rights.

2.	Accrued Interest (and OID)

A portion of the consideration received by a U.S. Holder may be attributable to accrued but untaxed interest on its Claim. Such amount should be taxable to the U.S. Holder as ordinary interest income if such accrued interest has not been previously included in the U.S. Holder’s gross income for U.S. federal income tax purposes. To the extent any amount received by a U.S. Holder of a surrendered Claim under the Plan is attributable to accrued but untaxed interest or original issue discount (“OID”) on debt instruments constituting the surrendered Claim, such amount should be taxable to the U.S. Holder as ordinary interest income. Conversely, a U.S. Holder may be able to recognize a deductible loss to the extent any accrued interest on its Claim was previously included in the U.S. Holder’s gross income but was not paid in full by the Debtors. Such loss may be ordinary, but the tax law is unclear on this point.

If the fair market value of the consideration received pursuant to the Plan is not sufficient to fully satisfy all principal and interest on Allowed Claims, the extent to which such consideration will be attributable to accrued but untaxed interest on the debt constituting the surrendered Claim is unclear. Under the Plan, the aggregate consideration to be distributed to U.S. Holders of Allowed Claims in each Class will be allocated first to the principal amount of Allowed Claims, with any excess allocated to untaxed interest that accrued on such Claims, if any. Certain legislative history indicates that an allocation of consideration between principal and interest in a chapter 11 plan of reorganization is binding for U.S. federal income tax purposes, while certain Treasury Regulations treat payments as allocated first to accrued but untaxed interest. The IRS could take the position that the consideration received by a U.S. Holder should be allocated in a way other than as provided in the Plan. U.S. Holders are urged to consult their tax advisors regarding the proper allocation of the consideration received by them in satisfaction of their Claims under the Plan between principal and accrued but untaxed interest.

A U.S. Holder’s tax basis in any non-Cash consideration attributable to accrued but untaxed interest (or OID) on debt instruments constituting a surrendered Claim should equal the fair market value of such non-Cash consideration as of the date such property is received by to such U.S. Holder. A U.S. Holder’s holding period in any non-Cash consideration should begin on the day following the date it receives such non-Cash consideration.

3.	Market Discount

Under the “market discount” provisions of the Tax Code, some or all of any gain realized by a U.S. Holder of an Allowed Claim that exchanges the Allowed Claim for an amount of cash, new loans, and/or New Common Stock may be treated as ordinary income (instead of capital gain) to the extent of the market discount on the debt instruments constituting the exchanged Allowed Claim. In general, a debt instrument is considered to have been acquired with market discount if it is acquired other than on original issue and if the U.S. Holder’s adjusted tax basis in the debt instrument is less than (a) the sum of all remaining payments to be made on the debt instrument, excluding “qualified stated interest” or (b) in the case of a debt instrument issued with original issue discount, its adjusted issue price, by at least a de minimis amount (equal to 0.25 percent of the sum of all remaining payments to be made on the debt instrument, excluding qualified stated interest, multiplied by the number of remaining whole years to maturity).

Any gain recognized by a U.S. Holder on the taxable disposition of an Allowed Claim acquired with market discount should be treated as ordinary income to the extent of the market discount that accrued thereon while such Claim was considered to be held by the U.S. Holder (unless the U.S. Holder elected to include market discount in income as it accrued). To the extent an Allowed Claim that was acquired with market discount is exchanged in a tax-free transaction for other property, any market discount that accrued on such Allowed Claim (i.e., up to the time of the exchange) but that was not recognized by the U.S. Holder is carried over to the property received therefor and any gain recognized on the subsequent sale, exchange, redemption, or other disposition of the property is treated as ordinary income to the extent of the accrued but unrecognized market discount. U.S. Holders should consult their tax advisors concerning the application of the market discount rules to their Claims.

Section 451 of the Tax Code was enacted in 2017 and generally would require accrual method U.S. Holders that prepare an “applicable financial statement” (as defined in section 451 of the Tax Code) to include certain items of income (such as market discount) no later than the time such amounts are reflected on such a financial statement. The application of this rule to income of a debt instrument with market discount is effective for tax years beginning after December 31, 2018. However, the IRS announced in Notice 2018-80 that it intends to issue proposed Treasury Regulations confirming that taxpayers may continue to defer market discount income for tax purposes until there is a payment or sale at a gain. Accordingly, although market discount may have to be included in income currently as it accrues for financial accounting purposes, taxpayers may continue to defer the income for U.S. federal income tax purposes. U.S. Holders are urged to consult their tax advisors concerning the application of the market discount rules to their Claims.

4.	Issue Price

The determination of “issue price” for purposes of the analysis herein will depend, in part, on whether the debt instruments and other property issued to a Holder or the Claims surrendered under the Plan are traded on an “established securities market” at any time during the 31-day period ending fifteen (15) days after the Effective Date. In general, a debt instrument (or the stock or securities exchanged therefor) will be treated as traded on an established market if: (a) there is a sale price reasonably available within a reasonable period of time after the sale; (b) it appears on a system of general circulation that provides a reasonable basis to determine fair market value; or (c) in certain situations the price quotations are readily available from dealers, brokers, or traders. The issue price of a debt instrument that is traded on an established market (or that is issued for stock or securities so traded) would be the fair market value of such debt instrument (or such stock or securities so traded) on the issue date as determined by such trading. The issue price of a debt instrument that is neither so traded nor issued for stock or securities so traded would be its stated principal amount (provided that the interest rate on the debt instrument exceeds the applicable federal rate published by the IRS).

5.	Medicare Tax

Certain U.S. Holders that are individuals, estates, or trusts are required to pay an additional 3.8 percent tax on, among other things, gain from the sale or other disposition of capital assets. U.S. Holders that are individuals, estates, or trusts are urged to consult their tax advisors regarding the effect, if any, of this tax provision on their ownership and disposition of any consideration to be received under the Plan.

6.	Limitation on Use of Capital Losses

A U.S. Holder of an Allowed Claim that recognizes capital losses as a result of distributions under the Plan will be subject to limits on the use of such capital losses. For a non-corporate U.S. Holder, capital losses may be used to offset capital gains (without regard to holding periods) and ordinary income to the extent of the lesser of (a) $3,000 ($1,500 for married individuals filing separate returns) and (b) the excess of the capital losses over the capital gains. A non-corporate U.S. Holder may carry over unused capital losses and apply them to capital gains and a portion of its ordinary income for an unlimited number of years. For corporate U.S. Holders, losses from the sale or exchange of capital assets may only be used to offset capital gains. A corporate U.S. Holder that has more capital losses than can be used in a tax year may be allowed to carry over the excess capital losses for use in succeeding tax years. Corporate U.S. Holders may only carry over unused capital losses for (a) the five years following the capital loss year and (b) the three years preceding the capital loss year.

7.	U.S. Federal Income Tax Consequences to U.S. Holders Owning and Disposing of New Common Stock

(a)	Dividends on New Common Stock

Any distributions made on account of the New Common Stock will constitute dividends for U.S. federal income tax purposes to the extent of the current and accumulated earnings and profits of the issuer of such New Common Stock as determined under U.S. federal income tax principles. “Qualified dividend income” received by an individual U.S. Holder is subject to preferential tax rates. To the extent a U.S. Holder receives distributions that would otherwise constitute dividends for U.S. federal income tax purposes but that exceed such current and accumulated earnings and profits, such distributions will be treated first as a non-taxable return of capital reducing such U.S. Holder’s basis in its shares of the New Common Stock. Any such distributions in excess of the U.S. Holder’s basis in its shares (determined on a share-by-share basis) generally will be treated as capital gain.

Subject to applicable limitations, distributions treated as dividends paid to corporate U.S. Holders generally will be eligible for the dividends-received deduction. However, the dividends-received deduction is only available if certain holding period requirements are satisfied. The length of time that a shareholder has held its stock is reduced for any period during which the shareholder’s risk of loss with respect to the stock is diminished by reason of the existence of certain options, contracts to sell, short sales, or similar transactions. In addition, to the extent a corporation incurs indebtedness that is directly attributable to an investment in the stock on which an applicable dividend is paid, all or a portion of the dividends-received deduction may be disallowed.

(b)	Sale, Redemption, or Repurchase of New Common Stock

Unless a non-recognition provision applies, U.S. Holders generally will recognize capital gain or loss upon the sale, redemption, or other taxable disposition of the New Common Stock (except in the case of a disposition treated as a dividend under section 302 of the Tax Code). Such capital gain will be long-term capital gain if at the time of the sale, exchange, retirement, or other taxable disposition, the U.S. Holder has held the New Common Stock for more than one year. Long-term capital gain of an individual taxpayer generally is taxed at preferential rates. The deductibility of capital losses is subject to certain limitations.

8.	U.S. Federal Income Tax Consequences to U.S. Holders Owning and Disposing of Take Back Senior Secured Term Loans Under the Take-Back Facility

(a)	Interest on Take Back Senior Secured Term Loans Under the Take-Back Facility

This discussion assumes that the take back senior secured term loans under the Take-Back Facility will be issued with no more than a de minimis amount of OID, if any, for U.S. federal income tax purposes. Stated interest on take back senior secured term loans under the Take-Back Facility generally will be taxable to a U.S. Holder as ordinary income at the time it is paid or accrued in accordance with the U.S. Holder’s usual method of accounting for tax purposes.

(b)	Sale, Redemption, or Repurchase of Take Back Senior Secured Term Loans Under the Take-Back Facility

Unless a non-recognition provision applies and subject to the market discount rules discussed above, U.S. Holders generally will recognize capital gain or loss upon the sale, redemption, or other taxable disposition of take back senior secured term loans under the Take-Back Facility. Such capital gain will be long-term capital gain if at the time of the sale, exchange, retirement, or other taxable disposition, the U.S. Holder has held the take back senior secured term loans under the Take-Back Facility for more than one year. Long-term capital gain of an individual taxpayer generally is taxed at preferential rates. The deductibility of capital losses is subject to certain limitations.

9.	Ownership, Exercise, and Disposition of New Warrants

A U.S. Holder that elects to exercise the New Warrants will be treated as purchasing, in exchange for its New Warrants and the amount of Cash funded by the U.S. Holder to exercise the New Warrants, the New Common Stock it is entitled to purchase pursuant to the New Warrants. Such a purchase will generally be treated as the exercise of an option under general tax principles, and as such a U.S. Holder should not recognize income, gain, or loss for U.S. federal income tax purposes when it exercises the New Warrants. A U.S. Holder’s aggregate tax basis in the New Common Stock will equal the sum of (a) the amount of Cash paid by the U.S. Holder to exercise its New Warrants and (b) such U.S. Holder’s tax basis in its New Warrants immediately before the New Warrants are exercised. A U.S. Holder’s holding period in the New Common Stock will begin on the day after the exercise date of the New Warrants.

Under section 305 of the Tax Code, certain transactions that have the effect of increasing the proportionate interest of a shareholder or warrant holder (treating warrants as stock for this purpose) in the corporation’s assets are treated as creating deemed distributions to such shareholder or warrant holder in respect of such “stock” interest. Any deemed distribution will be taxed and reported to the IRS in the same manner as an actual distribution on stock and thus could potentially be taxable as a dividend (in whole or in part), despite the absence of any actual payment of cash (or property) to the U.S. Holder in connection with such distribution.

A U.S. Holder that elects not to exercise the New Warrants and instead allows the New Warrants to lapse may be entitled to claim a capital loss upon expiration of the New Warrants in an amount equal to the amount of tax basis allocated to the New Warrants, subject to any limitations on such U.S. Holder’s ability to utilize capital losses. Such U.S. Holders are urged to consult their tax advisors as to the tax consequences of either electing to exercise or electing not to exercise the New Warrants.

If a U.S. Holder sells its New Warrants in a taxable transaction, such U.S. Holder will recognize gain or loss upon such sale in an amount equal to the difference between the amount realized upon such sale and the U.S. Holder’s tax basis in the New Warrants. Such gain or loss will be treated as gain or loss from the sale or exchange of property that has the same character as the New Common Stock to which the New Warrants relate would have had in the hands of the U.S. Holder if such stock had been acquired by the U.S. Holder upon exercise. If such sale gives rise to capital gain or loss to the U.S. Holder, such gain or loss will be long-term or short-term in character based upon the length of time such U.S. Holder has held its New Warrants.

10.	Treatment of Rights Under the Rights Offering

U.S. Holders who elect not to exercise their Rights may be entitled to claim a (likely short-term capital) loss equal to amount of tax basis allocated to the unexercised Rights they receive. See the discussion on limitations with respect to capital losses above. Such Holders are urged to consult with their own tax advisors as to the tax consequences of electing not to exercise the Rights they receive. For a Holder electing to exercise their Rights, such a Holder will be treated as purchasing, in exchange for its Rights and the amount of Cash funded by the Holder to exercise its Rights, the New Common Stock it is entitled to pursuant to the terms of the exercised Rights. Any such a purchase will generally be treated as the exercise of an option under general tax principles, and as such a Holder should not recognize income, gain or loss for U.S. federal income tax purposes on the exercise. A Holder’s tax basis in the New Common Stock received pursuant to the exercise will equal the sum of the amount of Cash paid by the Holder to exercise its Rights plus such Holder’s tax basis in its Rights immediately before the exercise. A Holder’s holding period for the New Common Stock received on the Effective Date pursuant to the exercise should begin on the day following the Effective Date.

D.	Information Reporting and Back-Up Withholding

The Debtors, the Reorganized Debtors, and applicable withholding agents will withhold all amounts required by law to be withheld from payments of interest and dividends, whether in connection with distributions under the Plan or in connection with payments made on account of consideration received pursuant to the Plan. The Debtors, the Reorganized Debtors, and any applicable reporting agent will comply with all applicable information reporting requirements of the Tax Code. In general, information reporting requirements may apply to distributions or payments under the Plan. Additionally, under the backup withholding rules, a Holder may be subject to backup withholding (currently at a rate of 24 percent) with respect to distributions or payments made pursuant to the Plan unless such Holder (1) comes within certain exempt categories (which generally include corporations) and, when required, demonstrates that fact or (2) timely provides a correct taxpayer identification number and certifies under penalty of perjury that the taxpayer identification number is correct and that the Holder is not subject to backup withholding (generally in the form of a properly executed IRS Form W-9 for a U.S. Holder. Backup withholding is not an additional tax but an advance payment that may be refunded to the extent it results in an overpayment of tax, provided that the required information is timely provided to the IRS.

In addition, from an information reporting perspective, the Treasury Regulations generally require disclosure by a taxpayer on its U.S. federal income tax return of certain types of transactions in which the taxpayer participated, including certain transactions that result in the taxpayer claiming a loss in excess of specified thresholds. Each Holder is urged to consult its tax advisor regarding these regulations and whether the transactions contemplated by the Plan would be subject to these regulations and require disclosure on such Holder’s tax returns.

THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN ARE COMPLEX. THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER IN LIGHT OF SUCH HOLDER’S CIRCUMSTANCES AND INCOME TAX SITUATION. EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF THE TRANSACTIONS CONTEMPLATED BY THE PLAN, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, OR FOREIGN TAX LAWS AND OF ANY CHANGE IN APPLICABLE TAX LAWS.

[Remainder of page intentionally left blank.]

XIII.	RECOMMENDATION

In the opinion of the Debtors, the Plan is preferable to all other available alternatives and provides for a larger distribution to the Debtors’ creditors than would otherwise result in any other scenario. Accordingly, the Debtors recommend that holders of Claims entitled to vote on the Plan vote to accept the Plan and support Confirmation of the Plan.

Dated: January 21, 2020	McDermott International, Inc. on behalf of itself and all other Debtors

/s/ John R. Castellano
John R. Castellano Chief Transformation Officer McDermott International, Inc.

Exhibit A

Plan of Reorganization

IN THE UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

)
In re:	)	Chapter 11
)
MCDERMOTT INTERNATIONAL, INC., et al.,[1]	)	Case No. 20-[_____] (___)
)
Debtors.	)	(Joint Administration Requested)
)

JOINT PREPACKAGED CHAPTER 11 PLAN OF REORGANIZATION

OF MCDERMOTT INTERNATIONAL, INC. AND ITS DEBTOR AFFILIATES

THIS CHAPTER 11 PLAN IS BEING SOLICITED FOR ACCEPTANCE OR REJECTION IN ACCORDANCE WITH
SECTION 1125 OF THE BANKRUPTCY CODE AND WITHIN THE MEANING OF SECTION 1126 OF THE
BANKRUPTCY CODE. THIS CHAPTER 11 PLAN WILL BE SUBMITTED TO THE BANKRUPTCY COURT FOR
APPROVAL FOLLOWING SOLICITATION AND THE DEBTORS’ FILING FOR CHAPTER 11 BANKRUPTCY.

JACKSON WALKER L.L.P.	KIRKLAND & ELLIS LLP
Matthew D. Cavenaugh (TX Bar No. 24062656)	KIRKLAND & ELLIS INTERNATIONAL LLP
Jennifer F. Wertz (TX Bar No. 24072822)	Joshua A. Sussberg, P.C. (pro hac vice pending)
Kristhy M. Peguero (TX Bar No. 24102776)	Christopher T. Greco, P.C. (pro hac vice pending)
Veronica A. Polnick (TX Bar No. 24079148)	Anthony R. Grossi (pro hac vice pending)
1401 McKinney Street, Suite 1900	601 Lexington Avenue
Houston, Texas 77010	New York, New York 10022
Telephone: (713) 752-4200	Telephone: (212) 446-4800
Facsimile: (713) 752-4221	Facsimile: (212) 446-4900
Email: mcavenaugh@jw.com jwertz@jw.com kpeguero@jw.com vpolnick@jw.com	Email: joshua.sussberg@kirkland.com christopher.greco@kirkland.com anthony.grossi@kirkland.com
-and-
Proposed Co-Counsel to the Debtors
and Debtors in Possession	James H.M. Sprayregen, P.C.
John R. Luze (pro hac vice pending)
300 North LaSalle Street
Chicago, Illinois 60654
Telephone: (312) 862-2000
Facsimile: (312) 862-2200
Email: james.sprayregen@kirkland.com john.luze@kirkland.com

Proposed Co-Counsel to the Debtors
and Debtors in Possession
Dated: January 21, 2020

[1]

A complete list of each of the Debtors in these chapter 11 cases may be obtained on the website of the Debtors’ proposed claims and noticing agent at https://cases.primeclerk.com/McDermott. The location of Debtor McDermott International, Inc.’s principal place of business and the Debtors’ service address in these chapter 11 cases is 757 North Eldridge Parkway, Houston, Texas 77079.

TABLE OF CONTENTS

ARTICLE I. DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME, AND GOVERNING LAW		1
A.	Defined Terms	1
B.	Rules of Interpretation	17
C.	Computation of Time	18
D.	Governing Law	18
E.	Reference to Monetary Figures	18
F.	Reference to the Debtors or the Reorganized Debtors	19
G.	Controlling Document	19
H.	Consultation, Information, Notice, and Consent Rights	19

ARTICLE II. ADMINISTRATIVE CLAIMS, DIP CLAIMS, PRIORITY CLAIMS, AND RESTRUCTURING EXPENSES		19
A.	Administrative Claims	19
B.	DIP Claims	20
C.	Professional Claims	20
D.	Priority Tax Claims	21
E.	Payment of Restructuring Expenses, Consent Fee	21

ARTICLE III. CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS		22
A.	Classification of Claims and Interests	22
B.	Treatment of Claims and Interests	23
C.	Special Provision Governing Unimpaired Claims	28
D.	Elimination of Vacant Classes	28
E.	Voting Classes, Presumed Acceptance by Non-Voting Classes	29
F.	Intercompany Interests	29
G.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code	29
H.	Controversy Concerning Impairment	29
I.	Subordinated Claims	29

ARTICLE IV. MEANS FOR IMPLEMENTATION OF THE PLAN		29
A.	General Settlement of Claims and Interests	29
B.	Restructuring Transactions	30
C.	Reorganized Debtors	30
D.	Technology Business Sale	30
E.	Sources of Consideration for Plan Distributions	32
F.	Corporate Existence	34
G.	Vesting of Assets in the Reorganized Debtors	34
H.	Cancellation of Existing Securities and Agreements	34
I.	Corporate Action	35
J.	New Organizational Documents	36
K.	Indemnification Obligations	36
L.	Directors and Officers of the Reorganized Debtors	36
M.	Effectuating Documents; Further Transactions	36
N.	Section 1146 Exemption	37
O.	Director and Officer Liability Insurance	37
P.	Management Incentive Plan	37
Q.	Employee and Retiree Benefits	38
R.	Preservation of Causes of Action	38

ARTICLE V. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		39
A.	Assumption and Rejection of Executory Contracts and Unexpired Leases	39

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B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases	40
C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases	40
D.	Preexisting Obligations to the Debtors Under Executory Contracts and Unexpired Leases	41
E.	Insurance Policies	41
F.	Reservation of Rights	41
G.	Nonoccurrence of Effective Date	41
H.	Employee Compensation and Benefits	41
I.	Contracts and Leases Entered Into After the Petition Date	42

ARTICLE VI. PROVISIONS GOVERNING DISTRIBUTIONS		42
A.	Distributions on Account of Claims Allowed as of the Effective Date	42
B.	Disbursing Agent	43
C.	Rights and Powers of Disbursing Agent	43
D.	Delivery of Distributions and Undeliverable or Unclaimed Distributions	43
E.	Manner of Payment	44
F.	Section 1145 Exemption	44
G.	Compliance with Tax Requirements	44
H.	Allocations	45
I.	No Postpetition Interest on Claims	45
J.	Foreign Currency Exchange Rate	45
K.	Setoffs and Recoupment	45
L.	Claims Paid or Payable by Third Parties	45

ARTICLE VII. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS		46
A.	Disputed Claims Process	46
B.	Allowance of Claims	46
C.	Claims Administration Responsibilities	47
D.	Adjustment to Claims or Interests without Objection	47
E.	Disallowance of Claims or Interests	47
F.	No Distributions Pending Allowance	47
G.	Distributions After Allowance	47
H.	No Interest	48

ARTICLE VIII. SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS		48
A.	Discharge of Claims and Termination of Interests	48
B.	Release of Liens	48
C.	Releases by the Debtors	49
D.	Releases by the Releasing Parties	50
E.	Exculpation	51
F.	Injunction	52
G.	Protections Against Discriminatory Treatment	52
H.	Document Retention	52
I.	Reimbursement or Contribution	53

ARTICLE IX. CONDITIONS PRECEDENT TO CONSUMMATION OF THE PLAN		53
A.	Conditions Precedent to the Effective Date	53
B.	Waiver of Conditions	54
C.	Effect of Failure of Conditions	54
D.	Substantial Consummation	55

ARTICLE X. MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN		55
A.	Modification and Amendments	55
B.	Effect of Confirmation on Modifications	55
C.	Revocation or Withdrawal of Plan	55

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ARTICLE XI. RETENTION OF JURISDICTION		55

ARTICLE XII. MISCELLANEOUS PROVISIONS		57
A.	Immediate Binding Effect	57
B.	Additional Documents	57
C.	Payment of Statutory Fees	57
D.	Statutory Committee and Cessation of Fee and Expense Payment	58
E.	Reservation of Rights	58
F.	Successors and Assigns	58
G.	Notices	58
H.	Term of Injunctions or Stays	59
I.	Entire Agreement	60
J.	Plan Supplement	60
K.	Nonseverability of Plan Provisions	60
L.	Votes Solicited in Good Faith	60
M.	Closing of Chapter 11 Cases	60
N.	Waiver or Estoppel	60
O.	Creditor Default	61

iii

INTRODUCTION

McDermott International, Inc. and the above-captioned debtors and debtors in possession (collectively, the “Debtors”), propose this joint prepackaged chapter 11 plan of reorganization (the “Plan”) for the resolution of the outstanding claims against, and equity interests in, the Debtors. Although proposed jointly for administrative purposes, the Plan constitutes a separate Plan for each Debtor. Holders of Claims or Interests may refer to the Disclosure Statement for a discussion of the Debtors’ history, businesses, assets, results of operations, historical financial information, risk factors, a summary and analysis of this Plan, the Restructuring Transactions, and certain related matters. The Debtors are the proponents of the Plan within the meaning of section 1129 of the Bankruptcy Code.

ALL HOLDERS OF CLAIMS, TO THE EXTENT APPLICABLE, ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

ARTICLE I.

DEFINED TERMS, RULES OF INTERPRETATION,

COMPUTATION OF TIME, AND GOVERNING LAW

A.	Defined Terms.

As used in this Plan, capitalized terms have the meanings set forth below.

“2018 Collateral Agent” means Crédit Agricole Corporate and Investment Bank, in its capacity as Collateral Agent in respect of the Credit Agreement, the 2021 LC Facility, and the Lloyds LC Facility.

“2021 LC Agreement” means that certain letter of credit agreement dated as of October 30, 2018 by and among certain of the Debtors as applicants and guarantors thereto, and the 2021 LC Administrative Agent, as may be amended, supplemented, or otherwise modified from time to time.

“2021 LC Administrative Agent” means Barclays Bank PLC, as administrative agent for the 2021 LC Agreement.

“2021 LC Facility” means the $230,000,000.00 senior secured letter of credit facility under the 2021 LC Agreement.

“2021 Letter of Credit Claims” means any Claim for obligations arising under, or relating to, the 2021 LC Facility, including Claims for all principal amounts outstanding, interest, fees, expenses, costs and other charges arising thereunder or related thereto.

“2021 Letters of Credit” means the letters of credit issued under the 2021 LC Facility.

“2023 LC Facility” means the $1,440,000,000.00 senior secured letter of credit facility under the Credit Agreement.

“2023 Letter of Credit Claims” means any Claim for obligations arising under, or relating to, the 2023 LC Facility, including Claims for all principal amounts outstanding, interest, fees, expenses, costs and other charges arising thereunder or related thereto.

“2023 Letters of Credit” means the letters of credit issued under the 2023 LC Facility.

“Achievement Target” means the (i) final, binding signed documentation reflecting (x) positive value adjustment of $235 million in projected gross profit and (y) $285 million in letter of credit relief and (ii) project cost savings of $560 million through the employment of risk mitigation strategies, in each case subject to the satisfaction of the Required Consenting Term Lenders and the Required Consenting Revolving Lenders in their sole discretion.

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“Additional Obligations” shall have the meaning specified in the DIP Credit Facility Term Sheet.

“Administrative Claim” means a Claim for costs and expenses of administration of the Chapter 11 Cases pursuant to sections 327, 328, 330, 365, 503(b), 507(a), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses of preserving the Estates and operating the businesses of the Debtors incurred on or after the Petition Date and through the Effective Date; (b) Allowed Professional Claims; and (c) all fees and charges assessed against the Estates under chapter 123 of the Judicial Code.

“Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code.

“Agents” means, collectively, the DIP Agents, the Revolving and LC Administrative Agent, the Term Loan Administrative Agent, the 2021 LC Administrative Agent, the 2018 Collateral Agent, the Superpriority Revolving Administrative Agent, the Superpriority Term Loan Agent, the Superpriority Collateral Agent, and each administrative agent, collateral agent, trustee or other similar agent in respect of the Exit Facilities solely in its capacity as such.

“Allowed” means, as to a Claim or Interest, a Claim or Interest allowed under the Plan, under the Bankruptcy Code, or by a final order as applicable.

“Assumed Executory Contracts and Unexpired Leases Schedule” means the schedule of Executory Contracts and Unexpired Leases to be assumed by the Debtors pursuant to the Plan, which shall be included in the Plan Supplement, as the same may be amended, modified, or supplemented from time to time; provided that such schedule shall be in form and substance acceptable to the Required Consenting Lenders.

“Avoidance Actions” means any and all actual or potential avoidance, recovery, subordination, or other Claims, Causes of Action, or remedies that may be brought by or on behalf of the Debtors or their Estates or other authorized parties in interest under the Bankruptcy Code or applicable non-bankruptcy law, including Claims, Causes of Action, or remedies under sections 502, 510, 542, 544, 545, 547 through 553, and 724(a) of the Bankruptcy Code or under similar local, state, federal, or foreign statutes and common law, including fraudulent transfer laws.

“Barclays Advisors” means Latham & Watkins LLP and any other local or foreign advisors.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as amended from time to time.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure promulgated under section 2075 of the Judicial Code and the general, local, and chambers rules of the Bankruptcy Court, each, as amended from time to time.

“Bidding Procedures” means the procedures governing the auction and the Technology Business Sale, as approved by the Bankruptcy Court and as may be amended from time to time in accordance with their terms.

“Bilateral Facilities” means those certain bilateral facilities entered into by various Debtors and their affiliates and the individual lenders party thereto, including:

(a)

that certain facility agreement (as amended), dated April 13, 2016, between McDermott International, Inc., as borrower, McDermott Middle East, Inc., McDermott Eastern Hemisphere, Ltd., McDermott Arabia Company Limited, as guarantors, and Abu Dhabi Commercial Bank PJSC, as lending bank;

(b)	that certain credit facility agreement (as amended), dated April 30, 2018, between CBI Eastern Anstalt, as borrower, and Mashreqbank PSC, as lending bank;

(c)

that certain credit agreement (as amended) dated as of July 19, 2018 between Arabian CBI Company Limited, as customer, McDermott International Inc., as guarantor, and Samba Financial Group, as lending bank;

2

(d)

that certain facility letter (as amended), dated as of January 29, 2018 between McDermott Middle East, Inc., and McDermott Eastern Hemisphere, Ltd., as applicants, McDermott International, Inc., as guarantor, and International Bank of Qatar, as lending bank;

(e)	that certain reimbursement agreement for letters of credit or guarantees, dated July 30, 2015 between McDermott International, Inc., as applicant and Riyad Bank, as lending bank;

(f)	that certain facility agreement between McDermott Middle East Inc., as borrower, McDermott International, Inc., as guarantor, and First Gulf Bank, as lending bank;

(g)	that certain letter of credit reimbursement agreement (as novated), dated August 1, 2007 between J. Ray McDermott S.A., as applicant and Standard Chartered Bank, as lending bank;

(h)	that certain master reimbursement agreement between J. Ray McDermott S.A., as applicant, McDermott International, Inc., as guarantor, and ICICI Bank Limited, as lending bank;

(i)	that certain reimbursement agreement between Chicago Bridge and Iron Company, N.V., as customer, and Europe Arab Bank PLC, as lending bank;

(j)

that certain credit facilities agreement, dated April 4, 2019 between McDermott Middle East, Inc. and McDermott Middle East, Inc. Panama, as borrowers, McDermott International, Inc., as guarantor, and Commercial Bank of Dubai PSC, as lending bank; and

(k)	that certain indemnity and undertaking, dated as of June 28, 2019 between Comet II, B.V. as borrower and the Standard Bank of South African Limited as lending bank.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the State of New York.

“Business Plan” means the business plan for the Reorganized Debtors.

“Cash” means cash in legal tender of the United States of America and cash equivalents, including bank deposits, checks, and other similar items.

“Cash Management Bank” means any financial institution through which the Debtors have entered into “Cash Management Arrangements” (as defined in the Credit Agreement).

“Cash Secured LC Exit Facility” means a 4-year, cash secured letter of credit exit facility in an amount up to $371 million, and otherwise on terms satisfactory to the Required Consenting Lenders, and set forth in the Definitive Documents to be included in the Plan supplement.

“Cash Secured Letter of Credit Claims” means any Claim for obligations arising under, or relating to, the Cash Secured Letters of Credit, including Claims for all principal amounts outstanding, interest, fees, expenses, costs and other charges arising thereunder or related thereto.

“Cash Secured Letters of Credit” means the “Cash Secured Letters of Credit” issued under and on the terms set forth under the Credit Agreement.

“Cause of Action” or “Causes of Action” means any claims, interests, damages, remedies, causes of action, demands, rights, actions, controversies, proceedings, agreements, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, Liens, indemnities, guaranties, and franchises of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, secured or unsecured, assertable, directly or derivatively, matured or unmatured, suspected or unsuspected, in contract, tort, law, equity, or otherwise. Causes of Action also include: (a) all rights of setoff, counterclaim, or recoupment and claims under contracts or for breaches of duties imposed by law or in equity; (b) the right to object to or otherwise contest Claims or Interests; (c) claims pursuant to section 362 or chapter 5 of the Bankruptcy Code; (d) such claims and defenses as fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any Avoidance Action.

3

“Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court and (b) when used with reference to all the Debtors, the procedurally consolidated chapter 11 cases pending for the Debtors in the Bankruptcy Court.

“Claim” means any claim, as defined in section 101(5) of the Bankruptcy Code, against any of the Debtors.

“Claims and Balloting Agent” means Prime Clerk LLC, the notice, claims, and solicitation agent proposed to be retained by the Debtors in the Chapter 11 Cases.

“Claims Register” means the official register of Claims maintained by the Claims and Balloting Agent.

“Class” means a class of Claims or Interests as set forth in Article III of the Plan pursuant to section 1122(a) of the Bankruptcy Code.

“CM/ECF” means the Bankruptcy Court’s Case Management and Electronic Case Filing system.

“Company Party” has the meaning set forth in the Restructuring Support Agreement.

“Compensation and Benefits Programs” means all employment and severance agreements and policies, and all employment, compensation, and benefit plans, policies, workers’ compensation programs, savings plans, retirement plans, deferred compensation plans, supplemental executive retirement plans, healthcare plans, disability plans, severance benefit plans, incentive plans, life and accidental death and dismemberment insurance plans, and programs of the Debtors, and all amendments and modifications thereto, applicable to the Debtors’ employees, former employees, retirees, and non-employee directors and the employees, former employees and retirees of their subsidiaries, including all savings plans, retirement plans, health care plans, disability plans, severance benefit agreements, and plans, incentive plans, deferred compensation plans and life, accidental death, and dismemberment insurance plans.

“Confirmation” means the Bankruptcy Court’s entry of the Confirmation Order on the docket of the Chapter 11 Cases.

“Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.

“Confirmation Hearing” means the hearing to be held by the Bankruptcy Court on confirmation of the Plan, pursuant to Bankruptcy Rule 3020(b)(2) and sections 1128 and 1129 of the Bankruptcy Code, as such hearing may be continued from time to time.

“Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code and approving the consummation of the Technology Business Sale.

“Consenting 2021 LC Lenders” has the meaning set forth in the Restructuring Support Agreement.

“Consenting 2023 LC Lenders” has the meaning set forth in the Restructuring Support Agreement.

“Consenting Cash Secured LC Issuers” has the meaning set forth in the Restructuring Support Agreement.

“Consenting LC Lenders” has the meaning set forth in the Restructuring Support Agreement.

“Consenting Lenders” has the meaning set forth in the Restructuring Support Agreement.

4

“Consenting Noteholders” has the meaning set forth in the Restructuring Support Agreement.

“Consenting Revolving Lenders” has the meaning set forth in the Restructuring Support Agreement.

“Consenting Stakeholders” has the meaning set forth in the Restructuring Support Agreement.

“Consenting Superpriority LC Lenders” has the meaning set forth in the Restructuring Support Agreement.

“Consenting Superpriority Term Lenders” has the meaning set forth in the Restructuring Support Agreement.

“Consenting Term Lenders” has the meaning set forth in the Restructuring Support Agreement.

“Consummation” means the occurrence of the Effective Date.

“Credit Agreement” means that certain credit agreement dated as of May 10, 2018, by and among certain of the Debtors as borrowers and guarantors thereto, the Revolving and LC Administrative Agent, the Term Loan Administrative Agent, the Issuers (as defined in the Credit Agreement), and the lenders from time to time party thereto, as may be amended, supplemented, or otherwise modified from time to time.

“Credit Agreement Hedging Claims” means Claims in respect of Credit Agreement Hedging Obligations, which, for the avoidance of doubt, shall not include DIP Hedging Obligations.

“Credit Agreement Hedging Obligations” means mark-to-market obligations arising out of the termination of any “Hedging Obligations” (as defined under the Credit Agreement) prior to the Effective Date.

“Cure” means all amounts, including an amount of $0.00, required to cure any monetary defaults under any Executory Contract or Unexpired Lease (or such lesser amount as may be agreed upon by the parties under an Executory Contract or Unexpired Lease) that is to be assumed by the Debtors pursuant to sections 365 or 1123 of the Bankruptcy Code.

“D&O Liability Insurance Policies” means all insurance policies of any of the Debtors for directors’, managers’, and officers’ liability existing as of the Petition Date (including any “tail policy”) and all agreements, documents, or instruments relating thereto.

“Definitive Documents” means the documents listed in Section 3 of the Restructuring Support Agreement.

“DIP Agents” means the DIP LC Agent, the DIP Collateral Agent, and the DIP Term Loan Agent.

“DIP Cash Secured Letter of Credit Claim” means any Claim for obligations arising under, or relating to, the DIP Cash Secured LC Facility, including Claims for all principal amounts outstanding, interest, fees, expenses, costs and other charges arising thereunder or related thereto.

“DIP Cash Secured Letters of Credit” means the letters of credit issued pursuant to the DIP Cash Secured LC Facility.

“DIP Cash Secured LC Facility” means the cash secured letter of credit facility pursuant to which up to $100 million of the DIP Letter of Credit Facility may be allocated.

“DIP Claims” means all Claims (including adequate protection Claims) derived from, arising under, based upon, or secured pursuant to the DIP Credit Agreement, including all prepetition Claims rolled into the DIP Credit Facility and all other Claims in respect of principal amounts outstanding, interest, fees, expenses, costs, hedging obligations, and other charges arising thereunder or related thereto, in each case, with respect to the DIP Credit Facility.

“DIP Collateral Agent” means Crédit Agricole Corporate and Investment Bank in its capacity as collateral agent under the DIP Credit Agreement.

5

“DIP Credit Agreement” means that certain superpriority secured debtor-in-possession credit agreement that governs the DIP Credit Facility (as may be amended, supplemented, or otherwise modified from time to time), among McDermott International, Inc., as parent, certain of the Debtors as borrowers, the lenders party thereto, the DIP Lenders, the DIP Letter of Credit Issuers, and the DIP Agents.

“DIP Credit Facility” means the superpriority committed credit facilities provided by the DIP Lenders, which includes the DIP Letter of Credit Facility, the DIP Term Loan Facility, the DIP Hedging Obligations, and any other obligations specified in the DIP Financing Orders.

“DIP Credit Facility Term Sheet” means the DIP Credit Facility Term Sheet attached as Exhibit 2 to the Restructuring Term Sheet.

“DIP Financing Orders” means the interim order approving the DIP Credit Facility and the final order approving the DIP Credit Facility, to be filed and approved by the Bankruptcy Court in the Chapter 11 Cases.

“DIP Hedging Obligations” means all hedging obligations subject to or deemed incurred under the DIP Credit Facility (including for the avoidance of doubt all obligations in respect of the Debtors’ prepetition foreign currency hedging transactions and $500 million notional amount of interest rate hedging transactions rolled into the DIP credit facility pursuant to the DIP Financing Orders and the Hedging Orders).

“DIP LC Agent” means Crédit Agricole Corporate and Investment Bank in its capacity as letter of credit administrative agent under the DIP Credit Agreement.

“DIP LC Claim” means any Claim of a DIP Lender, a DIP Letter of Credit Issuer, or the DIP Agents arising under or relating to the DIP Letter of Credit Facility pursuant to the DIP Credit Agreement.

“DIP Lenders” means the lenders party to the DIP Credit Agreement with respect to the DIP Credit Facility.

“DIP Letter of Credit Facility” means the senior secured superpriority letter of credit facility plus interest, fees, and other amounts due in respect of the superpriority Letters of Credit (including the DIP Cash Secured LC Facility), provided under the DIP Credit Agreement and approved by the Bankruptcy Court pursuant to the DIP Financing Orders.

“DIP Letter of Credit Issuers” means the “Issuing Banks” under the DIP Credit Agreement.

“DIP Letters of Credit” means (i) the $543 million of new and incremental letters of credit to be provided under the DIP Letter of Credit Facility (including the DIP Cash Secured Letters of Credit) plus (ii) the DIP Roll-Up Letters of Credit.

“DIP Roll-Up Letters of Credit” means (i) those Superpriority Letters of Credit, including Claims for all reimbursement obligations outstanding, interest, fees, expenses, costs, and other charges arising thereunder or relating thereto, that are “rolled-up” and deemed issued under the DIP Letter of Credit Facility pursuant to the final DIP Financing Order and (ii) any obligations to be deemed outstanding under the DIP Letter of Credit Facility.

“DIP Roll-Up Term Loans” means the term loans outstanding under the Superpriority Term Loan Facility that upon entry of the final DIP Financing Order, shall be deemed to be issued under the DIP Term Loan Facility, including all of the Claims arising under, derived from, based upon, or secured pursuant to the Superpriority Credit Agreement, including Claims for all principal amounts outstanding, interest, fees, expenses, costs, the Make Whole Amount, and other charges arising thereunder or related thereto, in each case, with respect to the Superpriority Term Loan Facility.

“DIP Term Loan Agent” means Barclays Bank PLC, in its capacity as term loan administrative agent under the DIP Credit Agreement.

“DIP Term Loan Claim” means any Claim of a DIP Lender or the DIP Agent arising under or relating to the DIP Term Loan Facility pursuant to the DIP Credit Agreement or the DIP Financing Orders.

6

“DIP Term Loan Facility” means a superpriority term loan facility, comprised of up to $1.2 billion principal amount of New DIP Term Loans plus $800 million principal amount of the Superpriority Term Loans rolled into the DIP Term Loan Facility plus the Make Whole Amount plus the Additional Obligations and approved by the Bankruptcy Court pursuant to the DIP Financing Orders.

“DIP Term Loans” means the New DIP Term Loans and the DIP Roll-Up Term Loans.

“Disbursing Agent” means the Reorganized Debtors or the Entity or Entities selected by the Debtors or the Reorganized Debtors, as applicable, to make or facilitate distributions pursuant to the Plan.

“Disclosure Statement” means the disclosure statement for the Plan, including all exhibits and schedules thereto, to be approved by the Confirmation Order.

“Disputed” means, as to a Claim or an Interest, any Claim or Interest: (a) that is not Allowed; (b) that is not disallowed by the Plan, the Bankruptcy Code, or a Final Order, as applicable; (c) as to which a dispute is being adjudicated by a court of competent jurisdiction in accordance with non-bankruptcy law; (d) that is Filed in the Bankruptcy Court and not withdrawn, as to which a timely objection or request for estimation has been Filed; and (e) with respect to which a party in interest has Filed a Proof of Claim or otherwise made a written request to a Debtor for payment, without any further notice to or action, order, or approval of the Bankruptcy Court.

“Distribution Date” means, except as otherwise set forth herein, the date or dates determined by the Debtors or the Reorganized Debtors, on or after the Effective Date, with the first such date occurring on or as soon as is reasonably practicable after the Effective Date, upon which the Distribution Agent shall make distributions to holders of Allowed Claims entitled to receive distributions under the Plan.

“Distribution Record Date” means, other than with respect to publicly held Securities, the record date for purposes of making distributions under the Plan on account of Allowed Claims, which date shall be on or as soon as reasonably Practicable after the Effective Date. For the avoidance of doubt, no distribution record date shall apply to holders of public securities.

“Effective Date” means the date that is the first Business Day on which (a) no stay of the Confirmation Order is in effect and (b) all conditions precedent to the occurrence of the Effective Date set forth in Article IX.A of the Plan have been satisfied or waived in accordance with Article IX.B of the Plan. Any action to be taken on the Effective Date may be taken on or as soon as reasonably practicable thereafter.

“Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.

“Estate” means as to each Debtor, the estate created for such Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code upon the commencement of such Debtor’s Chapter 11 Case.

“Exchange Act” means the Securities Exchange Act of 1934, 15 U.S.C. § 78a, et seq., as amended from time to time.

“Exculpated Parties” means collectively, and in each case in its capacity as such: (a) the Debtors; (b)

any official committees appointed in the Chapter 11 Cases and each of their respective members; (c) the Consenting Stakeholders and any affiliated Hedge Banks; (d) each Agent and the Senior Notes Trustee, and (e) with respect to each of the foregoing, such Entity and its current and former Affiliates, and such Entity’s and its current and former Affiliates’ current and former equity holders, subsidiaries, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals.

“Executory Contract” means a contract to which one or more of the Debtors is a party and that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

“Existing Common Equity Interests” means the common stock of McDermott, which is traded and quoted on the New York Stock Exchange under the symbol “MDR,” any and all outstanding and unexercised or unvested warrants, options, or rights to acquire such common stock existing prior to the Petition Date, and any Section 510(b) Claims.

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“Existing Preferred Equity Interests” means all outstanding 12% Redeemable Preferred Stock in McDermott, issued on November 29, 2018, and the Series A Preferred Stock of McDermott, issued on December 2, 2019, and any Section 510(b) Claims.

“Exit Facilities” means, collectively, the Term Loan Exit Facility, the Cash Secured LC Exit Facility, and the Exit LC Facilities, as applicable.

“Exit Facility Agents” means each of the administrative agents, trustees, or other similar agents under the Exit Facility Agreement, solely in its capacity as such.

“Exit Facility Agreement” means that certain agreement to provide the Exit Facilities, if any, dated as of the Effective Date, by and among the Reorganized Debtors party thereto as borrowers, Reorganized McDermott, the Exit Facility Agents, the issuing banks party thereto, and the lender parties thereto, which shall be included in the Plan Supplement.

“Exit Facility Documents” means, collectively, the Exit Facility Agreement, and any and all other agreements, documents, and instruments delivered or to be entered into in connection therewith, including any guarantee agreements, pledge and collateral agreements, intercreditor agreements, and other security documents, in each case if any, the terms of which documents shall be acceptable to the Debtors or the Reorganized Debtors, as applicable, and the Required Consenting Lenders.

“Exit LC Facilities” means the Super Senior Exit Facility, the Senior Exit LC Facility, and the Roll-Off LC Exit Facility.

“Federal Judgment Rate” means the federal judgment rate in effect as of the Petition Date.

“File,” “Filed,” or “Filing” means file, filed, or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.

“Final Order” means an order or judgment of the Bankruptcy Court, or court of competent jurisdiction with respect to the subject matter that has not been reversed, stayed, modified, or amended, as entered on the docket in any Chapter 11 Case or the docket of any court of competent jurisdiction, and as to which the time to appeal, or seek certiorari or move for a new trial, reargument, or rehearing has expired and no appeal or petition for certiorari or other proceedings for a new trial, reargument, or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be timely filed has been withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, reargument, or rehearing will have been denied, resulted in no stay pending appeal of such order, or has otherwise been dismissed with prejudice; provided that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed with respect to such order will not preclude such order from being a Final Order.

“Funded DIP Indebtedness” means indebtedness under the DIP Credit Facility in respect of the DIP Term Loans (which for the avoidance of doubt includes the Superpriority Term Loans rolled up into the DIP Credit Facility, but excludes any DIP Hedging Obligations) and the Additional Obligations.

“General Unsecured Claim” means any Unsecured Claim against a Debtor other than the Bilateral Facility Claims and the Senior Notes Claims.

“Governmental Unit” has the meaning set forth in section 101(27) of the Bankruptcy Code.

“Hedge Bank” means, with respect to any Consenting Lender, either such Consenting Lender or an affiliate of such Consenting Lender that has entered into “Hedging Obligations” (as defined in the Credit Agreement) with the Debtors.

“Impaired” means with respect to a Class of Claims or Interests, a Class of Claims or Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.

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“Insider” has the meaning set forth in section 101(31) of the Bankruptcy Code.

“Intercompany Claim” means any Claim held by a Debtor or an Affiliate against a Debtor or an Affiliate of a Debtor.

“Intercompany Interest” means an Interest in a Debtor held by a Debtor or an Affiliate of a Debtor.

“Interest” means any equity security (as defined in section 101(16) of the Bankruptcy Code) in any Debtor and any other rights, options, warrants, stock appreciation rights, phantom stock rights, restricted stock units, performance shares, performance units, redemption rights, repurchase rights, convertible, exercisable or exchangeable Securities or other agreements, arrangements or commitments of any character relating to, or whose value is related to, any such interest or other ownership interest in any Debtor.

“Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1–4001, as amended from time to time.

“Lloyds LC Bank” means Lloyds Bank PLC, as the Bank under the Lloyds Letter of Credit Agreement.

“Lloyds LC Facility” means the $127,000,000.00 senior secured letter of credit facility under the Lloyds Letter of Credit Agreement.

“Lloyds Letter of Credit Agreement” means that certain master agreement for stand-by letters of credit originally dated as of June 10, 2013 by and among Lloyds Bank plc (formerly known as Lloyds TSB Bank plc) and Comet II B.V., CB&I, LLC, Chicago Bridge and Iron Company B.V., CBI Services, LLC, CB&I UK Limited, CBI Constructors PTY LTD, CB&I Group Inc., and Woodlands International Insurance Ltd, as amended and restated May 10, 2018 in connection with the Business Combination (as defined therein) with McDermott and certain of its subsidiaries, as may be amended, supplemented, or otherwise modified from time to time.

“Lloyds Letter of Credit Claims” means any Claim for obligations arising under, or relating to, the Lloyds LC Facility, including Claims for all principal amounts outstanding, interest, fees, expenses, costs and other charges arising thereunder or related thereto.

“Lloyds Letters of Credit” means the letters of credit issued under the Lloyds LC Facility.

“Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

“Liquidity Lender Steering Committee” means those certain institutions comprising the steering committee of lenders under the Superpriority Revolving Facility, the Revolving Credit Facility, and the 2023 LC Facility.

“Lummus Assets and Interests” means the Debtors’ rights, titles, and interests in the Lummus Debtors and related assets, as described in the Purchase Agreement.

“Lummus Debtors” means Lummus Technology LLC; McDermott Technology (2), B.V.; McDermott Technology (3), B.V.; OOO Lummus Technology; CB&I Lummus Engineering & Technology China Co. Ltd.; Lummus Technology Heat Transfer B.V. (Netherlands); Lummus Technology Heat Transfer B.V. (India); Lummus Novolen Technology GmbH; Novolen Technology Holdings C.V.; Lummus Technology B.V.; Lummus Gasification Technology Licensing LLC; Lummus Engineered Products, LLC; Lummus Technology International LLC; Lummus Technology Services LLC; Chemical Research and Licensing, LLC; Lummus Technology Ventures LLC; Catalytic Distillation Technologies; Lummus Technology Overseas LLC, Chevron Lummus Global LLC, and CLG Technical Services, LLC.

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“Make Whole Amount” means the make whole amount payable under Section 2.11(b) of the Superpriority Credit Agreement solely with respect to the tranches of the Superpriority Term Loan Facility that were funded prior to the Petition Date.

“Make Whole Tranche” means that certain tranche under the Super Senior Exit Facility in an amount equal to the portion of the Make Whole Amount remaining (if any) after applying the Technology Business Sale Proceeds and proceeds from the Rights Offering, subject to the terms of the Exit Facilities Term Sheet.

“Management Incentive Plan” has the meaning set forth in Article IV.P of the Plan.

“Management Incentive Plan Pool” has the meaning set forth in Article IV of the Plan.

“McDermott” means McDermott International, Inc. or any successor or assign, by merger, consolidation, or otherwise, prior to the Effective Date.

“New Board” means the board of directors of Reorganized McDermott. The identities of directors on the New Board shall be set forth in the Plan Supplement.

“New Common Stock” means, depending on the transaction structure and as detailed in the Restructuring Transactions Memorandum, common equity in one or more Reorganized Debtors.

“New DIP Term Loans” means the new money term loans to be provided under the DIP Term Loan Facility.

“New Organizational Documents” means the documents providing for corporate governance of the Reorganized Debtors, including charters, bylaws, operating agreements, or other organizational documents or shareholders’ agreements, as applicable, which shall be consistent with the Restructuring Support Agreement, (including Section 3.02 of the Restructuring Support Agreement), this Plan, and section 1123(a)(6) of the Bankruptcy Code (as applicable), and shall be included in the Plan Supplement.

“New Tranche A Warrants” means the 7-year warrants to purchase 10% of the New Common Stock at a strike price equal to (a) the Prepetition Funded Secured Claims (including, without limitation, principal and any accrued prepetition or postpetition interest at the default rate as applicable) less (i) the proceeds of the Rights Offering, (ii) the aggregate amount of the loans evidenced by the Term Loan Exit Facility, and (iii) the Residual Prepetition Funded Secured Claims Pay Down, divided by (b) the initial allocation of 94% of the New Common Stock to the holders of Prepetition Funded Secured Claims minus an amount equal to (x) the aggregate proceeds of the Rights Offering divided by Plan Equity Value plus (y) the Prepetition Funded Secured Claims Excess Cash Adjustment.

“New Tranche B Warrants” means the 7-year warrants to purchase 10% of the New Common Stock at a strike price equal to (a) the Prepetition Funded Secured Claims (including, without limitation, principal and any accrued prepetition or postpetition interest at the default rate as applicable) multiplied by 125%, less (i) the proceeds of the Rights Offering, (ii) the aggregate amount of the loans evidenced by the Term Loan Exit Facility, and (iii) the Residual Prepetition Funded Secured Claims Pay Down, divided by (b) the initial allocation of 94% of the New Common Stock to the holders of Prepetition Funded Secured Claims minus an amount equal to (x) the aggregate proceeds of the Rights Offering divided by Plan Equity Value and (y) the Prepetition Funded Secured Claims Excess Cash Adjustment.

“New Warrants” means, collectively, the New Tranche A Warrants and the New Tranche B Warrants.

“New Warrants Agreements” means those certain agreements providing for, among other things, the issuance and terms of the New Warrants, which shall be included in the Plan Supplement and in form and substance acceptable to the Required Consenting Lenders and the Required Consenting Noteholders. The New Warrants Agreements shall provide for full anti-dilution and Black-Scholes protection.

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“Other Prepetition Financing Claim” means any Secured Claim arising under:

(a)

that certain facility agreement dated September 30, 2010 among McDermott, as guarantor, and its subsidiary NO 105 AS, as borrower, the BNP Paribas, in its capacity as facility agent and security agent, and the lenders party thereto, as may be amended, supplemented, or otherwise modified from time to time, to pay a portion of the construction costs of the NO 105;

(b)

that certain receivables factoring agreement dated November 25, 2016 among J. Ray McDermott de Mexico S.A. de C.V. and the financing intermediaries thereto, as may be amended, supplemented, or otherwise modified from time to time; or

(c)	that certain re-invoicing service agreement dated May 2019 among Bramid Outsource Limited, as service provider, McDermott, as parent, and CB&I LLC, as customer.

“Other Priority Claim” means any Claim, other than an Administrative Claim or a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

“Other Secured Claim” means any Secured Claim other than a Revolving Credit Claim, a Term Loan Claim, a 2021 Letter of Credit Claim, a 2023 Letter of Credit Claim, a Lloyds Letter of Credit Claim, a Cash Secured Letter of Credit Claim, a Credit Agreement Hedging Claim, a Superpriority Term Loan Claim, a Superpriority Revolving Facility Claim, an Other Prepetition Financing Claim, a Bilateral Facility Claim, or a DIP Claim.

“Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.

“Petition Date” means the date on which the Debtors commenced the Chapter 11 Cases.

“Plan Distribution” means a payment or distribution to holders of Allowed Claims, Allowed Interests, or other eligible Entities under this Plan.

“Plan Equity Value” means $2,352,000,000.

“Plan Objection Deadline” means the date the Bankruptcy Court establishes as the deadline to File an objection to Confirmation of the Plan.

“Plan Supplement” means the compilation of documents and forms of documents, agreements, schedules, and exhibits to the Plan (in each case, as may be altered, amended, modified, or supplemented from time to time in accordance with the terms hereof and in accordance with the Bankruptcy Code and Bankruptcy Rules) to be Filed prior to the Confirmation Hearing, and any additional documents Filed prior to the Effective Date as amendments to the Plan Supplement, including the following, as applicable: (a) the New Organizational Documents; (b) to the extent known, the identities of the members of the New Board; (c) the Assumed Executory Contracts and Unexpired Leases Schedule; (d) the Rejected Executory Contracts and Unexpired Leases Schedule; (e) the Schedule of Retained Causes of Action; (f) the Exit Facility Documents; (g) the definitive documentation related to the Management Incentive Plan; (h) the Restructuring Transactions Memorandum; (i) the New Warrants Agreements; and (j) to the extent available, the form of any Technology Business Sale Documents distributed by the Debtors to potentially interested parties, if any. The Debtors shall have the right to alter, amend, modify, or supplement the documents contained in the Plan Supplement up to the Effective Date as set forth in this Plan and in accordance with the Restructuring Support Agreement (and subject to the applicable consent rights thereunder).

“Prepetition Funded Secured Claims” means Claims in respect of (i) the Term Loans and the Revolving Loans, (ii) any funded Prepetition Secured Letters of Credit, and (iii) the Credit Agreement Hedging Claims, but excluding any amounts being rolled into the DIP Credit Facility.

“Prepetition Funded Secured Claims Excess Cash Adjustment” has the meaning set forth in Article IV.0.4 of the Plan.

“Prepetition Secured Letters of Credit” means the 2021 Letters of Credit, the 2023 Letters of Credit, the Revolving LCs, the Lloyds Letters of Credit, and the Cash Secured Letters of Credit.

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“Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

“Pro Rata” means the proportion that an Allowed Claim or an Allowed Interest in a particular Class bears to the aggregate amount of Allowed Claims or Allowed Interests in that Class, unless otherwise indicated.

“Professional” means an Entity: (a) employed pursuant to a Bankruptcy Court order in accordance with sections 327, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or on the Confirmation Date, pursuant to sections 327, 328, 329, 330, 331, and 363 of the Bankruptcy Code; or (b) awarded compensation and reimbursement by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

“Professional Amount” means the aggregate amount of Professional Claims and other unpaid fees and expenses that the Professionals estimate they have incurred or will incur in rendering services to the Debtors as set forth in Article II.C of the Plan.

“Professional Claim” means a Claim by a professional seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code.

“Professional Escrow Account” means an interest-bearing account funded by the Debtors with Cash on the Effective Date in an amount equal to the Professional Amount.

“Proof of Claim” means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.

“Purchase Agreement” means, solely with respect to the Technology Business Sale, the share and asset purchase agreement between the Debtors and the Purchaser.

“Purchaser” means one or more Entities that are the purchasers with respect to the Technology Business Sale.

“Reinstate,” “Reinstated,” or “Reinstatement” means with respect to Claims and Interests, that the Claim or Interest shall not be discharged hereunder and the holder’s legal, equitable, and contractual rights on account of such Claim or Interest shall remain unaltered by Consummation in accordance with section 1124(1) of the Bankruptcy Code.

“Rejected Executory Contracts and Unexpired Leases Schedule” means the schedule of Executory Contracts and Unexpired Leases to be rejected by the Debtors pursuant to the Plan, which schedule shall be included in the Plan Supplement, as the same may be amended, modified, or supplemented from time to time; provided that such schedule shall be in form and substance acceptable to the Required Consenting Lenders.

“Related Party” means, collectively, current and former directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, predecessors, participants, successors, assigns, subsidiaries, affiliates, managed accounts or funds, partners, limited partners, general partners, principals, members, management companies, fund advisors or managers, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, heirs, executors, and assigns, and other professionals, in each case solely in their capacities as such, together with their respective past and present directors, officers, shareholders, partners, members, employees, agents, attorneys, representatives, heirs, executors and assigns, in each case solely in their capacities as such.

“Released Claims” means any Claims or Interests that have been released, discharged, or are subject to exculpation pursuant to this Plan.

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“Released Parties” means, collectively, and in each case in its capacity as such: (a) each Debtor; (b) each Reorganized Debtor; (c) each Company Party; (d) each DIP Lender and each DIP Letter of Credit Issuer; (e) each Agent; (f) the Senior Notes Trustee; (g) each Consenting Stakeholder; (h) each Hedge Bank; (i) each Cash Management Bank; (j) each lender under the Superpriority Credit Agreement, Credit Agreement, the 2021 LC Agreement, and the Lloyds Letter of Credit Agreement; (k) each holder of an Obligation (as defined in the Superpriority Credit Agreement) under the Superpriority Credit Agreement; (l) each holder of an Obligation (as defined in the Credit Agreement) under the Credit Agreement; (m) each Issuer (as defined in the Superpriority Credit Agreement) under the Superpriority Credit Agreement; (n) each Issuer (as defined in the Credit Agreement) under the Credit Agreement; (o) the Term Loan Ad Hoc Group, the Liquidity Lender Steering Committee, and the Senior Notes Ad Hoc Group; (p) each current and former Affiliate of each Entity in clause (a) through (o); and (q) each Related Party of each Entity in clause (a) through (o); provided that any holder of a Claim or Interest that opts out of the releases shall not be a “Released Party.”

“Releasing Parties” means, collectively, and in each case in its capacity as such: (a) each Debtor; (b) each Reorganized Debtor; (c) each Company Party; (d) each DIP Lender and each DIP Letter of Credit Issuer; (e) each Agent; (f) the Senior Notes Trustee; (g) each Consenting Stakeholder; (h) each Hedge Bank; (i) each Cash Management Bank; (j) each lender under the Superpriority Credit Agreement, Credit Agreement, the 2021 LC Agreement, and the Lloyds Letter of Credit Agreement; (k) each holder of an Obligation (as defined in the Superpriority Credit Agreement) under the Superpriority Credit Agreement; (l) each holder of an Obligation (as defined in the Credit Agreement) under the Credit Agreement; (m) each Issuer (as defined in the Superpriority Credit Agreement) under the Superpriority Credit Agreement; (n) each Issuer (as defined in the Credit Agreement) under the Credit Agreement; (o) the Term Loan Ad Hoc Group, the Liquidity Lender Steering Committee, and the Senior Notes Ad Hoc Group; (p) all holders of Claims or Interests that vote to accept or are deemed to accept the Plan; (q) all holders of Claims or Interests that abstain from voting on the Plan and who do not affirmatively opt out of the releases provided by the Plan by checking the box on the applicable ballot indicating that they opt not to grant the releases provided in the Plan; (r) all holders of Claims or Interests that vote to reject the Plan or are deemed to reject the Plan and who do not affirmatively opt out of the releases provided by the Plan by checking the box on the applicable ballot indicating that they opt not to grant the releases provided in the Plan; (s) each current and former Affiliate of each Entity in clause (a) through (r); and (t) each Related Party of each Entity in clause (a) through (r).

“Reorganized Debtors” means collectively, a Debtor, or any successor or assign thereto, by merger, consolidation, or otherwise, on and after the Effective Date, including any new entity established in connection with the implementation of the Restructuring Transactions.

“Reorganized McDermott” means McDermott, or any successor or assign, by merger, consolidation, or otherwise, on or after the Effective Date.

“Required Consenting LC Lenders” has the meaning set forth in the Restructuring Support Agreement.

“Required Consenting Lender” has the meaning set forth in the Restructuring Support Agreement.

“Required Consenting Noteholders” has the meaning set forth in the Restructuring Support Agreement.

“Required Consenting Revolving Lenders” has the meaning set forth in the Restructuring Support Agreement.

“Required Consenting Stakeholders” has the meaning set forth in the Restructuring Support Agreement.

“Required Consenting Term Lenders” has the meaning set forth in the Restructuring Support Agreement.

“Residual Prepetition Funded Secured Claims Pay Down” has the meaning set forth in Article IV.D.4 of the Plan.

“Restructuring Expenses” means the prepetition and postpetition reasonable and documented fees and expenses of the Revolving and LC Administrative Agent Advisors, the Term Loan Ad Hoc Group Advisors, the Senior Notes Ad Hoc Group Advisors, the Barclays Advisors, and the advisors of the Senior Notes Trustee, including local and foreign counsel (in each case, in accordance with the terms of their respective engagement letters with their respective clients, if any).

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“Restructuring Term Sheet” means the Restructuring Term Sheet attached as Exhibit A to the Restructuring Support Agreement.

“Restructuring Transactions” means any transaction and any actions as may be necessary or appropriate to effect a corporate restructuring of the Debtors’ and the Reorganized Debtors’ respective businesses or a corporate restructuring of the overall corporate structure of the Debtors on the terms set forth in the Plan, Restructuring Support Agreement, and Restructuring Transactions Memorandum, including the issuance of all Securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Plan, one or more inter-company mergers, consolidations, amalgamations, arrangements, continuances, restructurings, conversions, dissolutions, transfers, liquidations, or other corporate transactions, as described in Article IV.B of the Plan.

“Restructuring Transactions Memorandum” means a document, in form and substance acceptable to the Required Consenting Lenders, to be included in the Plan Supplement that will set forth the material components of the Restructuring Transactions, including the identity of the issuer or issuers of the New Common Stock and any elections that must be made with respect to the receipt of the New Common Stock.

“Restructuring Support Agreement” means that certain Restructuring Support Agreement, dated as of January 20, 2020, by and among the Debtors and the Consenting Stakeholders, as may be further amended, modified, or supplemented from time to time, in accordance with its terms.

“Revolving and LC Administrative Agent” means Crédit Agricole Corporate and Investment Bank, in its capacity as administrative agent for the Revolving Credit Facility and the 2023 LC Facility.

“Revolving and LC Administrative Agent Advisors” means Linklaters LLP, Bracewell LLP and FTI Consulting, Inc., as advisors to the DIP LC Agent, the DIP Collateral Agent, the Revolving and LC Administrative Agent, 2018 Collateral Agent, the Superpriority Revolving Administrative Agent and the Superpriority Collateral Agent, and any other local or foreign advisors.

“Revolving Credit” means the Revolving LCs and the Revolving Loans.

“Revolving Credit Facility” means the senior secured revolving credit facility under the Credit Agreement.

“Revolving LC Claims” means any Claim for obligations arising under, or relating to, the Revolving LCs issued under the Revolving Credit Facility, including Claims for all principal amounts outstanding, interest, fees, expenses, costs and other charges arising thereunder or related thereto.

“Revolving LCs” means the letters of credit issued under and on the terms set forth under the Revolving Credit Facility.

“Revolving Lenders” means the lenders under the Revolving Credit Facility.

“Revolving Loans” means the revolving loans issued under and on the terms set forth under the Revolving Credit Facility.

“Rights Offering” means a rights offering providing for the Consenting Noteholders with the right to purchase up to $150 million of the New Common Stock otherwise earmarked for the holders of Prepetition Funded Secured Claims valued at the Plan Equity Value in connection with the Restructuring Transactions and in accordance with the Rights Offering Procedures and Section 12 of the Restructuring Support Agreement.

“Rights Offering Procedures” means the procedures governing the Rights Offering, as approved by the Bankruptcy Court.

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“Rights Offering Shares” means the shares of New Common Stock issued in accordance with the Rights Offering and subject to the terms of the Rights Offering Procedures and the Restructuring Support Agreement.

“Roll-Off LC Exit Facility” means a senior secured letter of credit exit facility pursuant to which each outstanding Prepetition Secured Letter of Credit will be deemed issued on the Effective Date, ranked junior to the Senior Exit LC Facility, and otherwise on terms satisfactory to the Required Consenting Lenders, and set forth in the Definitive Documents to be included in the Plan Supplement.

“Schedule of Retained Causes of Action” means the schedule of certain Causes of Action of the Debtors that are not released, waived, or transferred pursuant to the Plan, as the same may be amended, modified, or supplemented from time to time.

“Section 510(b) Claim” means any Claim or Interest against a Debtor subject to subordination under section 510(b) of the Bankruptcy Code, whether by operation of law or contract.

“Secured Claim” means a Claim: (a) secured by a valid, perfected, and enforceable Lien on collateral to the extent of the value of such collateral, as determined in accordance with section 506(a) of the Bankruptcy Code or (b) subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code.

“Secured Creditor Equity Distribution” means 94% of the New Common Stock less the percentage of New Common Stock to be turned over on account of (i) the Prepetition Funded Secured Claims Excess Cash Adjustment and (ii) the Rights Offering, and subject to dilution on account of the Management Incentive Plan, and the New Warrants.

“Secured Creditor Funded Debt Distribution” means (a) Cash in an amount equal to the Residual Technology Business Sale Proceeds; (b) Cash in an amount equal to any proceeds of the Rights Offering; (c) the Secured Creditor Equity Distribution; and (d) the new term loans evidenced by the Term Loan Exit Facility.

“Secured Creditor Pro Rata Share” means with respect to any recipient of any distribution from the Secured Creditor Funded Debt Distribution under the Plan, such recipient’s pro rata share thereof measured by reference to the aggregate amount of: (a) all Allowed Term Loan Claims, (b) all Allowed Revolving Credit Claims consisting of (x) all Revolving Loans and (y) funded Revolving LCs, (c) all Allowed 2021 Letter of Credit Claims consisting of funded 2021 Letters of Credit, (d) all Allowed 2023 Letter of Credit Claims consisting of funded 2023 Letters of Credit, (e) all Allowed Lloyds Letter of Credit Claims consisting of funded Lloyds Letters of Credit, and (f) all Credit Agreement Hedging Claims consisting of Credit Agreement Hedging Obligations, that are not being rolled into the DIP Credit Facility, in each case as of the date of such distribution.

“Secured Letter of Credit Cap” has the meaning ascribed to it in the Exit Facilities Term Sheet.

“Securities Act” means the Securities Act of 1933, as amended, 15 U.S.C. §§ 77a–77aa, or any similar federal, state, or local law, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder.

“Security” means any security, as defined in section 2(a)(1) of the Securities Act.

“Senior Exit LC Facility” means a 4-year, senior secured letter of credit exit facility in an amount up to $1.326 billion, ranked junior to the Super Senior Exit Facility, on terms satisfactory to the Debtors or the Reorganized Debtors, as applicable, and otherwise on terms satisfactory to the Required Consenting Lenders and set forth in the Definitive Documents to be included in the Plan Supplement; provided that the amount of the Senior Exit LC Facility shall be reduced dollar-for-dollar for each Prepetition Secured Letter of Credit that is drawn and not reimbursed in full in Cash during or after the Chapter 11 Cases.

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“Senior Notes” means the 10.625% senior notes due 2024 issued by certain of the Debtors pursuant to the Senior Notes Indenture.

“Senior Notes Ad Hoc Group” means, collectively, those certain institutions comprising the ad hoc groups of holders of the Senior Notes represented by Paul, Weiss, Rifkind, Wharton & Garrison LLP and Brown Rudnick LLP.

“Senior Notes Ad Hoc Group Advisors” means Paul, Weiss, Rifkind, Wharton & Garrison LLP, Brown Rudnick LLP, Houlihan Lokey Capital, Inc., counsel to the Senior Notes Trustee, and any local or foreign advisors.

“Senior Notes Claims” means all principal and interest outstanding as of the Petition Date under the Senior Notes.

“Senior Notes Indenture” means that certain indenture dated as of April 18, 2018, by and among certain of the Debtors and the Senior Notes Trustee, as may be amended, supplemented, or otherwise modified from time to time.

“Senior Notes Trustee” means UMB Bank, N.A., in its capacity as trustee for the Senior Notes Indenture.

“Superpriority Agreement Agents” means the Superpriority Revolving Administrative Agent, the Superpriority Collateral Agent and the Superpriority Term Loan Agent.

“Superpriority Collateral Agent” means Crédit Agricole Corporate and Investment Bank, in its capacity as Collateral Agent under the Superpriority Credit Agreement.

“Superpriority Credit Agreement” means that certain superpriority senior secured credit agreement, dated October 21, 2019, between certain of the Debtors as borrowers and guarantors, a syndicate of lenders and letter of credit issuers, the Superpriority Term Loan Agent, and the Superpriority Revolving Administrative Agent, as amended from time to time.

“Superpriority Facility” means, collectively, the Superpriority Term Loan Facility and the Superpriority Revolving Facility.

“Superpriority Letters of Credit” means the superpriority letters of credit issued under the Superpriority Revolving Facility.

“Superpriority Revolving Administrative Agent” means Crédit Agricole Corporate and Investment Bank, in its capacity as administrative agent for the Superpriority Revolving Facility.

“Superpriority Revolving Facility” means the superpriority secured letter of credit facility under the Superpriority Credit Agreement.

“Superpriority Term Loan Agent” means Barclays Bank PLC in its capacity as administrative agent for the Superpriority Term Loan Facility.

“Superpriority Term Loan Facility” means the superpriority secured term loan credit facility under the Superpriority Credit Agreement.

“Superpriority Term Loans” means the superpriority term loans issued under and on the terms set forth under the Superpriority Term Loan Facility.

“Super Senior Exit Facility” means a 4-year, super senior secured exit facility consisting of a letter of credit facility in an amount of $743 million and the Make Whole Tranche (which Make Whole Tranche will be subordinate in right of payment to the obligations with respect to the letters of credit under the Super Senior Exit Facility on the terms provided therein), on terms satisfactory to the Required Consenting Lenders and set forth in the Definitive Documents to be included in the Plan Supplement.

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“Technology Business Sale” means a sale of the Lummus Assets and Interests under this Plan, pursuant to the Purchase Agreement, and to be agreed to or consummated by the Debtors on the Effective Date.

“Technology Business Sale Proceeds” means Cash proceeds received from the Technology Business Sale, net of (a) the reasonable transaction costs in connection with the Technology Business Sale, (b) taxes paid or reasonably estimated to be payable by the Debtors or Reorganized Debtors as a result of the Technology Business Sale, (c) any debt service payments due under the DIP Credit Agreement which are required to be repaid or otherwise becomes due in connection with the Technology Business Sale, and (d) payment of $210 million of prepetition accounts payable.

“Technology Business Sale Proceeds Waterfall” means the distribution waterfall for the Technology Business Sale Proceeds, as described in Article IV.D.3 of this Plan.

“Term Lenders” means the lenders under the Term Loan Facility.

“Term Loan Ad Hoc Group” means certain institutions comprising the ad hoc group of lenders in respect of the Superpriority Term Loans and the lenders in respect of the Term Loan Facility.

“Term Loan Ad Hoc Group Advisors” means Davis Polk & Wardwell LLP, Porter Hedges LLP, Centerview Partners, Inc., Ankura Consulting Group, LLC, and any other local or foreign advisors.

“Term Loan Claims” means any Claim for obligations arising under, or relating to, the Term Loan Facility.

“Term Loan Administrative Agent” means Barclays Bank PLC, in its capacity as administrative agent for the Term Loan Facility.

“Term Loan Exit Facility” means a 5-year senior secured term loan facility in an amount equal to $500 million of take-back debt, ranked pari passu with the Roll-Off LC Exit Facility, and otherwise on terms satisfactory to the Required Consenting Lenders, and set forth in Definitive Documents to be included in the Plan Supplement.

“Term Loan Exit Facility Lenders” means those lenders party to the Exit Facility Agreement.

“Term Loans” means the term loans issued and on the terms set forth under the Term Loan Facility.

“Term Loan Facility” means the senior secured term loan facility under the Credit Agreement.

“Unexpired Lease” means a lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

“Unimpaired” means with respect to a Class of Claims or Interests, a Class of Claims or Interests that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

“Unsecured Claim” means any Claim that is not a Secured Claim.

“Voting Deadline” means, subject to the approval of the Bankruptcy Court, February 18, 2020, or such other date as ordered by the Bankruptcy Court.

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B.	Rules of Interpretation.

For purposes of this Plan: (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; provided that nothing in this clause (2) shall affect any parties’ consent rights over any of the Definitive Documents or any amendments thereto, as provided for in the Restructuring Support Agreement; (3) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit, whether or not Filed, having been Filed or to be Filed shall mean that document, schedule, or exhibit, as it may thereafter be amended, modified, or supplemented in accordance with the Plan or Confirmation Order, as applicable; (4) any reference to an Entity as a holder of a Claim or Interest includes that Entity’s successors and assigns; (5) unless otherwise specified, all references herein to “Articles” are references to Articles hereof or hereto; (6) unless otherwise specified, all references herein to exhibits are references to exhibits in the Plan Supplement; (7) unless otherwise specified, the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (8) subject to the provisions of any contract, certificate of incorporation, by-law, instrument, release, or other agreement or document entered into in connection with the Plan, the rights and obligations arising pursuant to the Plan shall be governed by, and construed and enforced in accordance with the applicable federal law, including the Bankruptcy Code and Bankruptcy Rules; (9) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (10) unless otherwise specified herein, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (11) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (12) all references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (13) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise stated; (14) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation”; (15) references to “Proofs of Claim,” “holders of Claims,” “Disputed Claims,” and the like shall include “Proofs of Interest,” “holders of Interests,” “Disputed Interests,” and the like, as applicable; (16) any immaterial effectuating provisions may be interpreted by the Reorganized Debtors in such a manner that is consistent with the overall purpose and intent of the Plan all without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity; and (17) all references herein to consent, acceptance, or approval may be conveyed by counsel for the respective parties that have such consent, acceptance, or approval rights, including by electronic mail.

C.	Computation of Time.

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If the date on which a transaction may occur pursuant to the Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day. Any action to be taken on the Effective Date may be taken on or as soon as reasonably practicable after the Effective Date.

D.	Governing Law.

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of New York, without giving effect to the principles of conflict of laws (other than section 5-1401 and section 5-1402 of the New York General Obligations Law), shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control), and corporate governance matters; provided that corporate governance matters relating to the Debtors or the Reorganized Debtors, as applicable, not incorporated in New York shall be governed by the laws of the state of incorporation or formation of the relevant Debtor or the Reorganized Debtors, as applicable.

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E.	Reference to Monetary Figures.

All references in the Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided herein.

F.	Reference to the Debtors or the Reorganized Debtors.

Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors or the Reorganized Debtors shall mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

G.	Controlling Document.

In the event of an inconsistency between the Plan and the Disclosure Statement, the terms of the Plan shall control in all respects. In the event of an inconsistency between the Plan and the Plan Supplement, the terms of the relevant provision in the Plan Supplement shall control (unless stated otherwise in such Plan Supplement document or in the Confirmation Order). In the event of an inconsistency between the Confirmation Order and the Plan, the Confirmation Order shall control.

H.	Consultation, Information, Notice, and Consent Rights.

Notwithstanding anything herein to the contrary, any and all consultation, information, notice, and consent rights of the parties to the Restructuring Support Agreement set forth in the Restructuring Support Agreement (including the exhibits thereto) with respect to the form and substance of this Plan, all exhibits to the Plan, and the Plan Supplement, and all other Definitive Documents (as defined in the Restructuring Support Agreement), including any amendments, restatements, supplements, or other modifications to such agreements and documents, and any consents, waivers, or other deviations under or from any such documents, shall be incorporated herein by this reference (including to the applicable definitions in Article I.A hereof) and fully enforceable as if stated in full herein.

Failure to reference the rights referred to in the immediately preceding paragraph as such rights relate to any document referenced in the Restructuring Support Agreement shall not impair such rights and obligations.

ARTICLE II.

ADMINISTRATIVE CLAIMS, DIP CLAIMS,

PRIORITY CLAIMS, AND RESTRUCTURING EXPENSES

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, DIP Claims, Professional Claims, and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III hereof.

A.	Administrative Claims.

Unless otherwise agreed to by the holder of an Allowed Administrative Claim and the Debtors or the Reorganized Debtors, as applicable, or otherwise provided for under the Plan or the Restructuring Support Agreement, each holder of an Allowed Administrative Claim (other than holders of Professional Claims and Claims for fees and expenses pursuant to section 1930 of chapter 123 of title 28 of the United States Code) will receive in full and final satisfaction of its Administrative Claim an amount of Cash equal to the amount of such Allowed Administrative Claim in accordance with the following: (1) if an Administrative Claim is Allowed on or prior to the Effective Date, on the Effective Date or as soon as reasonably practicable thereafter (or, if not then due, when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter); (2) if such Administrative Claim is not Allowed as of the Effective Date, no later than thirty (30) days after the date on which an order allowing such Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter; (3) if such Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claim without any further action by the holders of such Allowed Administrative Claim; (4) at such time and upon such terms as may be agreed upon by such holder and the Debtors or the Reorganized Debtors, as applicable; or (5) at such time and upon such terms as set forth in an order of the Bankruptcy Court.

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B.	DIP Claims.

As set forth in Article IV.D of this Plan, certain of the Technology Business Sale Proceeds shall be used to pay Allowed DIP Claims (including Allowed DIP Claims with respect to the Make Whole Amount pursuant to the Technology Business Sale Proceeds Waterfall) outstanding on the Effective Date. Except to the extent that a holder of an Allowed DIP Claim agrees to less favorable treatment, on the Effective Date, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, each holder of an Allowed DIP Claim shall receive the following treatment:

(a)

to the extent not paid in full in accordance with the Technology Business Sale Proceeds Waterfall, each holder of an Allowed DIP Term Loan Claim (other than the Make Whole Amount, but including all principal, accrued and unpaid interest, fees and expenses and non-contingent indemnity claims) shall receive payment in full in Cash;

(b)

to the extent not paid in full in accordance with the Technology Business Sale Proceeds Waterfall or the proceeds of the Rights Offering, each holder of an Allowed DIP Term Loan Claim constituting the Make Whole Amount shall receive its Pro Rata share of the term loans arising under the Make Whole Tranche;

(c)

to the extent not paid in full in accordance with the Technology Business Sale Proceeds Waterfall, each holder of an Allowed DIP LC Claim with respect to drawn DIP Letters of Credit that have not been reimbursed in full in Cash as of the Effective Date shall receive payment in full in Cash;

(d)

each holder of an Allowed DIP LC Claim (other than in respect of DIP Cash Secured Letters of Credit) shall receive participation in the Super Senior Exit Facility in an amount equal to each such holder’s DIP Letter of Credit Facility commitments;

(e)

each holder of a DIP Cash Secured Letter of Credit Claim shall receive participation in the Cash Secured Exit LC Facility in an amount equal to such holder’s DIP Cash Secured Letter of Credit Claim; provided that any cash collateral in the DIP Cash Secured LC Account (as defined in the DIP Credit Facility Term Sheet) shall collateralize the Cash Secured LC Exit Facility; and

(f)	all DIP Hedging Obligations shall be rolled into and deemed incurred under the Super Senior Exit Facility.

To the extent the Funded DIP Indebtedness is repaid in full prior to the Effective Date, the Debtors shall not make any payments to trade vendors for penalty interest payments (excluding, for the avoidance of doubt, customary liquidated damages to customers) unless such payments had otherwise been specified in the Approved Budget (as defined in the DIP Credit Agreement) or authorized pursuant to the DIP Financing Orders.

C.	Professional Claims.

1. Final Fee Applications and Payment of Professional Claims.

All requests for payment of Professional Claims for services rendered and reimbursement of expenses incurred prior to the Confirmation Date must be Filed no later than 45 days after the Effective Date. The Bankruptcy Court shall determine the Allowed amounts of such Professional Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Court. The Reorganized Debtors shall pay Professional Claims in Cash in the amount the Bankruptcy Court allows, including from the Professional Escrow Account, which the Reorganized Debtors will establish in trust for the Professionals and fund with Cash equal to the Professional Amount on the Effective Date.

2. Professional Escrow Account.

On the Effective Date, the Reorganized Debtors shall, in consultation with the Required Consenting Lenders, establish and fund the Professional Escrow Account with Cash equal to the Professional Amount, which shall be funded by the Reorganized Debtors. The Professional Escrow Account shall be maintained in trust solely for the Professionals. Such funds shall not be considered property of the Estates of the Debtors or the Reorganized Debtors. The amount of Allowed Professional Claims shall be paid in Cash to the Professionals by the Reorganized Debtors from the Professional Escrow Account as soon as reasonably practicable after such Professional Claims are Allowed. When such Allowed Professional Claims have been paid in full, any remaining amount in the Professional Escrow Account shall promptly be paid to the Reorganized Debtors without any further action or order of the Bankruptcy Court.

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3. Professional Amount.

Professionals shall reasonably estimate their unpaid Professional Claims and other unpaid fees and expenses incurred in rendering services to the Debtors before and as of the Effective Date, and shall deliver such estimate to the Debtors no later than five days before the Effective Date; provided that such estimate shall not be deemed to limit the amount of the fees and expenses that are the subject of each Professional’s final request for payment in the Chapter 11 Cases. If a Professional does not provide an estimate, the Debtors or Reorganized Debtors may estimate the unpaid and unbilled fees and expenses of such Professional.

4. Post-Confirmation Fees and Expenses.

Except as otherwise specifically provided in the Plan, from and after the Confirmation Date, the Debtors shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable and documented legal, professional, or other fees and expenses related to implementation of the Plan and Consummation incurred by the Debtors. Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331, 363, and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

D.	Priority Tax Claims.

Except to the extent that a holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code.

E.	Payment of Restructuring Expenses, Consent Fee.

The Restructuring Expenses incurred, or estimated to be incurred, up to and including the Effective Date, and noteholder consent fees payable under Section 12 of the Restructuring Support Agreement payable in Cash shall be paid in full in Cash on the Effective Date or as reasonably practicable thereafter (to the extent not previously paid during the course of the Chapter 11 Cases) in accordance with, and subject to, the terms of the Restructuring Support Agreement, without any requirement to file a fee application with the Bankruptcy Court, without the need for itemized time detail, or without any requirement for Bankruptcy Court review or approval. All Restructuring Expenses and Cash consent fees to be paid on the Effective Date shall be estimated prior to and as of the Effective Date and such estimates shall be delivered to the Debtors at least two (2) Business Days before the anticipated Effective Date; provided that such estimates shall not be considered an admission or limitation with respect to such Restructuring Expenses. On or as soon as practicable after the Effective Date, final invoices for all Restructuring Expenses incurred prior to and as of the Effective Date shall be submitted to the Debtors. In addition, the Debtors and the Reorganized Debtors (as applicable) shall continue to pay pre- and post-Effective Date, when due Restructuring Expenses related to implementation, consummation, and defense of the Plan, whether incurred before, on, or after the Effective Date.

ARTICLE III.

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A.	Classification of Claims and Interests.

This Plan constitutes a separate Plan proposed by each Debtor. Except for the Claims addressed in Article II hereof, all Claims and Interests are classified in the Classes set forth below in accordance with sections 1122 and 1123(a)(1) of the Bankruptcy Code. A Claim or an Interest, or any portion thereof, is classified in a particular Class only to the extent that any portion of such Claim or Interest fits within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest fits within the description of such other Classes. A Claim or an Interest also is classified in a particular Class for the purpose of receiving distributions under the Plan only to the extent that such Claim or Interest is an Allowed Claim or Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

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The classification of Claims and Interests against the Debtors pursuant to the Plan is as follows:

Class	Claims and Interests	Status	Voting Rights
Class 1	Other Secured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)

Class 2	Other Priority Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)

Class 3	Other Prepetition Financing Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)

Class 4	Bilateral Facility Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)

Class 5	2021 Letter of Credit Claims	Impaired	Entitled to Vote

Class 6A	2023 Letter of Credit Claims	Impaired	Entitled to Vote

Class 6B	Revolving Credit Claims	Impaired	Entitled to Vote

Class 6C	Term Loan Claims	Impaired	Entitled to Vote

Class 6D	Credit Agreement Hedging Claims	Impaired	Entitled to Vote

Class 7	Cash Secured Letter of Credit Claims	Impaired	Entitled to Vote

Class 8	Lloyds Letter of Credit Claims	Impaired	Entitled to Vote

Class 9	Senior Notes Claims	Impaired	Entitled to Vote

Class 10	General Unsecured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)

Class 11	Intercompany Claims	Unimpaired / Impaired	Not Entitled to Vote (Presumed to Accept or Deemed to Reject)

Class 12	Existing Equity Interests Other Than in McDermott	Unimpaired / Impaired	Not Entitled to Vote (Presumed to Accept or Deemed to Reject)

Class 13	Existing Preferred Equity Interests in McDermott	Impaired	Not Entitled to Vote (Deemed to Reject)

Class 14	Existing Common Equity Interests in McDermott	Impaired	Not Entitled to Vote (Deemed to Reject)

B.	Treatment of Claims and Interests.

Each holder of an Allowed Claim or Allowed Interest, as applicable, shall receive under the Plan the treatment described below in full and final satisfaction, settlement, release, and discharge of and in exchange for such holder’s Allowed Claim or Allowed Interest, except to the extent different treatment is agreed to by the Reorganized Debtors and the holder of such Allowed Claim or Allowed Interest, as applicable. Unless otherwise indicated, the holder of an Allowed Claim or Allowed Interest, as applicable, shall receive such treatment on the Effective Date or as soon as reasonably practicable thereafter.

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1.	Class 1 – Other Secured Claims

(a)	Classification: Class 1 consists of all Other Secured Claims.

(b)	Treatment: Each holder of an Allowed Other Secured Claim shall receive, at the option of the applicable Debtor:

(i)	payment in full in Cash of its Allowed Other Secured Claim;

(ii)	the collateral securing its Allowed Other Secured Claim;

(iii)	Reinstatement of its Allowed Other Secured Claim; or

(iv)	such other treatment that renders its Allowed Other Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

(c)

Voting: Class 1 is Unimpaired under the Plan. Holders of Other Secured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such holders are not entitled to vote to accept or reject the Plan.

2.	Class 2 – Other Priority Claims

(a)	Classification: Class 2 consists of all Other Priority Claims.

(b)	Treatment: Each holder of an Allowed Other Priority Claim shall receive payment in full in Cash.

(c)

Voting: Class 2 is Unimpaired under the Plan. Holders of Other Priority Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such holders are not entitled to vote to accept or reject the Plan.

3.	Class 3 – Other Prepetition Financing Claims

(a)	Classification: Class 3 consists of all Other Prepetition Financing Claims.

(b)	Treatment: Each Allowed Other Prepetition Financing Claim shall be Reinstated.

(c)

Voting: Class 3 is Unimpaired under the Plan. Holders of Other Prepetition Financing Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such holders are not entitled to vote to accept or reject the Plan.

4.	Class 4 – Bilateral Facility Claims

(a)	Classification: Class 4 consists of all Bilateral Facility Claims.

(b)	Treatment: Each Allowed Bilateral Facility Claim shall be Reinstated.

(c)

Voting: Class 4 is Unimpaired under the Plan. Holders of Bilateral Facility Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such holders are not entitled to vote to accept or reject the Plan.

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5.	Class 5 – 2021 Letter of Credit Claims

(a)	Classification: Class 5 consists of all 2021 Letter of Credit Claims.

(b)	Treatment: Each holder of an Allowed 2021 Letter of Credit Claim shall receive:

(i)

with respect to any 2021 Letter of Credit Claims on account of unfunded 2021 Letters of Credit, participation in the Roll-Off LC Exit Facility in an amount equal to each such holder’s Allowed 2021 Letter of Credit Claim,

(ii)	with respect to any 2021 Letter of Credit Claims on account of funded 2021 Letters of Credit, its Secured Creditor Pro Rata Share of the Secured Creditor Funded Debt Distribution, and

(iii)	payment in full in Cash of any amounts accrued and unpaid, as of the Petition Date due to such holder of an Allowed 2021 Letter of Credit Claim pursuant to Section 2.15 of the 2021 LC Agreement.

(c)	Voting: Class 5 is Impaired under the Plan. Holders of 2021 Letter of Credit Claims are entitled to vote to accept or reject the Plan.

6.	Class 6A – 2023 Letter of Credit Claims

(a)	Classification: Class 6A consists of all 2023 Letter of Credit Claims.

(b)	Treatment: Each holder of an Allowed 2023 Letter of Credit Claim shall receive:

(i)

with respect to any 2023 Letter of Credit Claims on account of unfunded 2023 Letters of Credit, participation in the Roll-Off LC Exit Facility in an amount equal to each such holder’s Allowed 2023 Letter of Credit Claim,

(ii)	with respect to any 2023 Letter of Credit Claims on account of funded 2023 Letters of Credit, its Secured Creditor Pro Rata Share of the Secured Creditor Funded Debt Distribution, and

(iii)	payment in full in Cash of any amounts accrued and unpaid, as of the Petition Date due to such holder of an Allowed 2023 Letter of Credit Claim pursuant to Section 2.15 of the Credit Agreement.

(c)	Voting: Class 6A is Impaired under the Plan. Holders of 2023 Letter of Credit Claims are entitled to vote to accept or reject the Plan.

7.	Class 6B – Revolving Credit Claims

(a)	Classification: Class 6B consists of all Revolving Credit Claims.

(b)

Allowed Amount: As of the Effective Date, the Revolving Credit Claims shall be Allowed and deemed to be Allowed Claims in the full amount outstanding under the Revolving Credit Facility, including all principal, accrued and unpaid interest at the applicable default rate, and all accrued and unpaid fees, expenses, and noncontingent indemnity payable under the Revolving Credit Facility and the DIP Financing Order.

(c)	Treatment: Each holder of an Allowed Revolving Credit Claim shall receive:

(i)

with respect to any Revolving Credit Claims on account of unfunded Revolving LCs, participation in the Roll-Off LC Exit Facility in an amount equal to each such holder’s Allowed Revolving Credit Claim,

(ii)	with respect to any Revolving Credit Claims on account of (x) Revolving Loans or (y) funded Revolving LCs, its Secured Creditor Pro Rata Share of the Secured Creditor Funded Debt Distribution, and

(iii)	payment in full in Cash of any amounts accrued and unpaid, as of the Petition Date due to such holder of an Allowed Revolving Credit Claim pursuant to Section 2.15 of the Credit Agreement.

(d)	Voting: Class 6B is Impaired under the Plan. Holders of Revolving Credit Claims are entitled to vote to accept or reject the Plan.

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8.	Class 6C – Term Loan Claims

(a)	Classification: Class 6C consists of all Term Loan Claims.

(b)

Allowed Amount: As of the Effective Date, the Term Loan Claims shall be Allowed and deemed to be Allowed Claims in the full amount outstanding under the Term Loan Facility, including all principal, accrued and unpaid interest at the applicable default rate, and all accrued and unpaid fees, expenses, and noncontingent indemnity payable under the Term Loan Facility and the DIP Financing Order.

(c)	Treatment: Each holder of an Allowed Term Loan Claim shall receive its Secured Creditor Pro Rata Share of the Secured Creditor Funded Debt Distribution.

(d)	Voting: Class 6C is Impaired under the Plan. Holders of Term Loan Claims are entitled to vote to accept or reject the Plan.

9.	Class 6D – Credit Agreement Hedging Claims

(a)	Classification: Class 6D consists of all Credit Agreement Hedging Claims.

(b)

Treatment: Each holder of an Allowed Credit Agreement Hedging Claim that remains unpaid as of the Effective Date shall receive for any Allowed Credit Agreement Hedging Claims such holder’s Secured Creditor Pro Rata Share of the Secured Creditor Funded Debt Distribution.

(c)	Voting: Class 6D is Impaired under the Plan. Holders of Credit Agreement Hedging Claims are entitled to vote to accept or reject the Plan.

10.	Class 7 – Cash Secured Letter of Credit Claims

(a)	Classification: Class 7 consists of all Cash Secured Letter of Credit Claims.

(b)	Treatment: Each holder of an Allowed Cash Secured Letter of Credit Claim outstanding as of such date shall:

(i)

be deemed to reissue its Cash Secured Letters of Credit under the Cash Secured LC Exit Facility which shall be secured by the same cash collateral which secured the Cash Secured Letters of Credit prior to the Petition Date, and

(ii)	payment in full in Cash of any amounts accrued and unpaid as of the Petition Date due to such holder of an Allowed Cash Secured Letter of Credit Claim pursuant to Section 2.15 of the Credit Agreement.

(c)	Voting: Class 7 is Impaired under the Plan. Holders of Cash Secured Letter of Credit Claims are entitled to vote to accept or reject the Plan.

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11.	Class 8 – Lloyds Letter of Credit Claims

(a)	Classification: Class 8 consists of all Lloyds Letter of Credit Claims.

(b)	Treatment: Each holder of an Allowed Lloyds Letter of Credit Claim shall receive:

(i)

with respect to any Lloyds Letter of Credit Claims on account of unfunded Lloyds Letters of Credit, participation in the Roll-Off LC Exit Facility in amount equal to such Allowed Lloyds Letter of Credit Claim,

(ii)	with respect to any Lloyds Letter of Credit Claims on account of funded Lloyds Letters of Credit, its Secured Creditor Pro Rata Share of the Secured Creditor Funded Debt Distribution, and

(iii)

payment in full in Cash of any amounts accrued, and unpaid as of the Petition Date due to such holder of an Allowed Lloyds Letter of Credit Claim pursuant to Section 2(b) of the Lloyds Letter of Credit Agreement.

(c)	Voting: Class 8 is Impaired under the Plan. Holders of Lloyds Letter of Credit Claims are entitled to vote to accept or reject the Plan.

12.	Class 9 – Senior Notes Claims

(a)	Classification: Class 9 consists of all Senior Notes Claims.

(b)	Allowed Amount: $[●].

(c)	Treatment: Each holder of an Allowed Senior Notes Claim shall receive its pro rata share of:

(i)

6% of the New Common Stock plus additional shares of New Common Stock as a result of the Prepetition Funded Secured Claims Excess Cash Adjustment, subject to dilution on account of the New Warrants and the Management Incentive Plan; and

(ii)	the New Warrants.

(d)	Voting: Class 9 is Impaired under the Plan. Holders of Senior Notes Claims are entitled to vote to accept or reject the Plan.

13.	Class 10 – General Unsecured Claims

(a)	Classification: Class 10 consists of all General Unsecured Claims.

(b)	Treatment: Each holder of an Allowed General Unsecured Claim shall receive, at the option of the applicable Debtor:

(i)	payment in full in Cash; or

(ii)	Reinstatement.

(c)

Voting: Class 10 is Unimpaired under the Plan. Holders of General Unsecured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such holders are not entitled to vote to accept or reject the Plan.

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14.	Class 11 – Intercompany Claims

(a)	Classification: Class 11 consists of all Intercompany Claims.

(b)	Treatment: Each Allowed Intercompany Claim shall be, at the option of the applicable Debtor (with the consent of the Required Consenting Lenders), either:

(i)	Reinstated;

(ii)	canceled, released, and extinguished, and will be of no further force or effect; or

(iii)	otherwise addressed at the option of each applicable Debtor such that holders of Intercompany Claims will not receive any distribution on account of such Intercompany Claims.

(c)

Voting: Class 11 is conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code or rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Class 11 is not entitled to vote to accept or reject the Plan.

15.	Class 12 – Existing Equity Interests Other Than in McDermott

(a)	Classification: Class 12 consists of all Existing Equity Interests Other Than in McDermott.

(b)	Treatment: Each Existing Equity Interests Other Than in McDermott shall be, at the option of the applicable Debtor, either:

(i)	Reinstated;

(ii)	canceled, released, and extinguished, and will be of no further force or effect; or

(iii)

otherwise addressed at the option of each applicable Debtor such that holders of Existing Equity Interests Other Than in McDermott will not receive any distribution on account of such Existing Equity Interests Other Than in McDermott.

(c)

Voting: Class 12 is conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code or rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Class 12 is not entitled to vote to accept or reject the Plan.

16.	Class 13 – Existing Preferred Equity Interests

(a)	Classification: Class 13 consists of all Existing Preferred Equity Interests.

(b)

Treatment: Holders of Existing Preferred Equity Interests will not receive any distribution on account of such Interests, which will be canceled, released, and extinguished as of the Effective Date, and will be of no further force or effect.

(c)	Voting: Class 13 is conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Class 13 is not entitled to vote to accept or reject the Plan.

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17.	Class 14 – Existing Common Equity Interests

(a)	Classification: Class 14 consists of all Existing Common Equity Interests.

(b)

Treatment: Holders of Existing Common Equity Interests will not receive any distribution on account of such Interests, which will be canceled, released, and extinguished as of the Effective Date, and will be of no further force or effect.

(c)	Voting: Class 14 is conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Class 14 is not entitled to vote to accept or reject the Plan.

C.	Special Provision Governing Unimpaired Claims.

Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ or the Reorganized Debtors’ rights regarding any Unimpaired Claim, including, all rights regarding legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claim.

D.	Elimination of Vacant Classes.

Any Class of Claims or Interests that does not have a holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

E.	Voting Classes, Presumed Acceptance by Non-Voting Classes.

If a Class contains Claims or Interests eligible to vote and no holders of Claims or Interests eligible to vote in such Class vote to accept or reject the Plan, the holders of such Claims or Interests in such Class shall be deemed to have accepted the Plan.

F.	Intercompany Interests.

To the extent Reinstated under the Plan, distributions on account of Intercompany Interests are not being received by holders of such Intercompany Interests on account of their Intercompany Interests but for the purposes of administrative convenience and due to the importance of maintaining the prepetition corporate structure for the ultimate benefit of the holders of New Common Stock, and in exchange for the Debtors’ and Reorganized Debtors’ agreement under the Plan to make certain distributions to the holders of Allowed Claims.

G.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code.

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by one or more of the Classes entitled to vote pursuant to Article III.B of the Plan. The Debtors reserve the right, subject to the prior consent of the Required Consenting Lenders, which shall not be unreasonably withheld, to modify the Plan in accordance with Article X hereof and the Restructuring Support Agreement to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including by modifying the treatment applicable to a Class of Claims or Interests to render such Class of Claims or Interests Unimpaired to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules.

H.	Controversy Concerning Impairment.

If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

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I.	Subordinated Claims.

The allowance, classification, and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Any such contractual, legal, or equitable subordination rights shall be settled, compromised, and released pursuant to the Plan.

ARTICLE IV.

MEANS FOR IMPLEMENTATION OF THE PLAN

A.	General Settlement of Claims and Interests.

As discussed in detail in the Disclosure Statement and as otherwise provided herein, pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims and Interests and controversies resolved pursuant to the Plan, including (1) any challenge to the amount, validity, perfection, enforceability, priority or extent of the DIP Claims, Superpriority Term Loan Claims, 2021 Letter of Credit Claims, 2023 Letter of Credit Claims, Revolving LC Claims, Revolving Loan Claims, Term Loan Claims, Cash Secured Letter of Credit Claims, Credit Agreement Hedging Claims, and Senior Notes Claims and (2) any claim to avoid, subordinate, or disallow any 2021 Letter of Credit Claims, 2023 Letter of Credit Claims, Revolving LC Claims, Revolving Loan Claims, Term Loan Claims, Cash Secured Letter of Credit Claims, Credit Agreement Hedging Claims, and Senior Notes Claims, whether under any provision of chapter 5 of the Bankruptcy Code, on any equitable theory (including equitable subordination, equitable disallowance, or unjust enrichment) or otherwise. The Plan shall be deemed a motion to approve the good faith compromise and settlement of all such Claims, Interests, and controversies pursuant to Bankruptcy Rule 9019, and the entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of such compromise and settlement under section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, as well as a finding by the Bankruptcy Court that such settlement and compromise is fair, equitable, reasonable and in the best interests of the Debtors and their Estates. Subject to Article VI hereof, all distributions made to holders of Allowed Claims and Allowed Interests (as applicable) in any Class are intended to be and shall be final.

B.	Restructuring Transactions.

On or before the Effective Date, the applicable Debtors or the Reorganized Debtors shall enter into and shall take any actions as may be necessary or appropriate to effect the Restructuring Transactions, including as set forth in the Restructuring Transactions Memorandum. The actions to implement the Restructuring Transactions may include: (1) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable law and any other terms to which the applicable Entities may agree; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable parties agree; (3) the filing of appropriate certificates or articles of incorporation, formation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution pursuant to applicable state or provincial law; and (4) all other actions that the applicable Entities determine to be necessary, including making filings or recordings that may be required by applicable law in connection with the Plan. The Confirmation Order shall, and shall be deemed to, pursuant to sections 363 and 1123 of the Bankruptcy Code, authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, contemplated by, or necessary to effectuate the Plan. On the Effective Date or as soon as reasonably practicable thereafter, the Reorganized Debtors, as applicable, shall issue all securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Restructuring Transactions.

C.	Reorganized Debtors.

On the Effective Date, the New Board shall be established, and the Reorganized Debtors shall adopt their New Organizational Documents. The Reorganized Debtors shall be authorized to adopt any other agreements, documents, and instruments and to take any other actions contemplated under the Plan as necessary to consummate the Plan. Cash payments to be made pursuant to the Plan will be made by the Debtors or Reorganized Debtors. The

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Debtors and Reorganized Debtors will be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable the Debtors or Reorganized Debtors, as applicable, to satisfy their obligations under the Plan. Except as set forth herein, any changes in intercompany account balances resulting from such transfers will be accounted for and settled in accordance with the Debtors’ historical intercompany account settlement practices and will not violate the terms of the Plan.

From and after the Effective Date, the Reorganized Debtors, subject to any applicable limitations set forth in any post-Effective Date agreement, shall have the right and authority without further order of the Bankruptcy Court to raise additional capital and obtain additional financing, subject to the New Organizational Documents and the Exit Facility Documents, as the boards of directors of the applicable Reorganized Debtors deem appropriate.

D.	Technology Business Sale.

1.	Technology Business Sale Process.

Following the Petition Date, in consultation with the Consultation Parties (as defined in the Bidding Procedures), the Debtors shall continue their sale and marketing process and solicit bids for the sale or other disposition of all or substantially all of the Technology Business Sale, in accordance with the terms and conditions of the Restructuring Support Agreement (including the Milestones ( as defined in the Restructuring Support Agreement)) and in a manner acceptable to the Required Consenting Lenders. For the avoidance of doubt, the Debtors may only execute an agreement for the sale or other disposition of any part of the Technology Business with the consent of the Required Consenting Lenders.

The Consultation Parties shall have the right to review all information, diligence, documents and other materials provided by the Debtors or their advisors to any bidder or prospective bidder in connection with the Technology Business Sale and to consult with the Debtors and their advisors with respect to the Technology Business Sale. The Debtors shall provide to the Consultation Parties all term sheets, letters, proposals, offers, bids and other materials, whether non-binding or not, that are received by the Debtors or their advisors in connection with the Technology Business Sale within one (1) day of receipt by the Debtors or their advisors, as applicable.

2.	Closing of the Technology Business Sale.

On or before the Effective Date, the Debtors shall be authorized to consummate the Technology Business Sale and, among other things, the Lummus Assets and Interests (including Executory Contracts and Unexpired Leases assumed and assigned pursuant to Article V hereof) shall be transferred to and vest in the Purchaser free and clear of all Liens, Claims, charges, or other encumbrances pursuant to the terms of the Purchase Agreement and, as applicable, the Confirmation Order or an order approving the Technology Business Sale; provided that, to the extent the Technology Business Sale is to be consummated pursuant to the Confirmation Order, the Debtors may request entry of any order supplementing the Confirmation Order that the Debtors believe is necessary or appropriate to implement the terms and conditions of the Technology Business Sale. On and after the Effective Date, except as otherwise provided in the Plan, the Debtors or the Purchaser, as applicable, may operate the Debtors’ businesses and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

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3.	Technology Business Sale Proceeds Waterfall.

Any Technology Business Sale Proceeds that have not otherwise been applied in accordance with the DIP Credit Agreement shall be applied as follows:

(a)	first, to fund the minimum Cash balance of $820 million, as required by the Business Plan,

(b)	second, to repay Funded DIP Indebtedness (other than the Make Whole Amount;

(c)	third, payment of the Make Whole Amount; and

(d)	fourth, to fund cash to support new or additional letters of credit sufficient to meet the $2.44 billion letter of credit capacity contemplated by the Exit Facilities Term Sheet; and

(e)	fifth, the repayment of Prepetition Funded Secured Claims on a Pro Rata basis.

4.	Residual Prepetition Funded Secured Claims Pay Down.

On the Effective Date, the Prepetition Funded Secured Claims will be repaid on a pro rata basis from (i) the Residual Technology Business Sale Proceeds and (ii) any available Cash (such available Cash shall exclude Cash held in variable interest entities associated with joint venture and consortium arrangements, Cash trapped in foreign jurisdictions, and insurance captive Cash) in excess of $820 million available cash at emergence after payment of all fees and transaction expenses ((i) and (ii) together the “Residual Prepetition Funded Secured Claims Pay Down”).

If the Residual Prepetition Funded Secured Claims Pay Down amount is greater than $0, the initial allocation of 94% of the New Common Stock to the holders of Prepetition Funded Secured Claims shall be reduced, and the initial allocation of 6% of the New Common Stock to holders of Senior Notes Claim shall be increased, by the percentage calculated by dividing:

(a)	the Residual Prepetition Funded Secured Claims Pay Down amount by

(b)	an amount equal to:

(i) the aggregate amount of Prepetition Funded Secured Claims (including, without limitation, principal and any accrued prepetition or postpetition interest at the default rate as applicable) minus an amount equal to the sum of (y) the aggregate amount of the loans to be issued under the Term Loan Exit Facility and (z) any proceeds of the Rights Offering up to $150 million; divided by

(ii) 94% minus an amount equal to (y) the aggregate proceeds of the Rights Offering up to $150 million divided by (z) Plan Equity Value

(such adjustment of initial allocations, the “Prepetition Funded Secured Claims Excess Cash Adjustment”). For the avoidance of doubt, if the Technology Business Sale Proceeds paid pursuant to the Technology Business Sale Proceeds Waterfall have not paid the Make Whole Amount in full all proceeds of the Rights Offering will (a) first go to the pay down of the Make Whole Amount and (b) once the Make Whole Amount is paid in full, the Prepetition Funded Secured Claims will be repaid on a pro rata basis from such remaining proceeds of the Rights Offering.

E.	Sources of Consideration for Plan Distributions.

The Debtors and the Reorganized Debtors, as applicable, shall fund distributions under the Plan with: (1) Cash on hand, including Cash from operations, the Rights Offering, or the Technology Business Sale in accordance with the Technology Business Sale Proceeds Waterfall, as applicable; (2) the New Common Stock; (3) the proceeds from the Rights Offering; (4) the New Warrants; and (5) the proceeds from the Exit Facilities, as applicable.

1.	Exit Facilities.

On the Effective Date, the Reorganized Debtors shall enter into the Exit Facilities, the terms of which will be set forth in the Exit Facility Documents.

To the extent applicable, Confirmation of the Plan shall be deemed (a) approval of the Exit Facilities (including the transactions and related agreements contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred and fees and expenses to be paid by the Debtors or the Reorganized Debtors, as applicable, in connection therewith), to the extent not approved by the Bankruptcy Court previously, and (b) authorization for the Debtors or the Reorganized Debtors, as applicable, to, without further notice to or order of the Bankruptcy Court, (i) execute and deliver those documents and agreements necessary or appropriate to pursue or obtain the Exit Facilities, including the Exit Facility Documents, and incur and pay any fees and expenses in connection therewith, and (ii) act or take action under applicable law, regulation, order, or rule or vote, consent, authorization, or approval of any Person, subject to such modifications as the Debtors or the Reorganized Debtors, as applicable, may deem to be necessary to consummate the Exit Facilities.

As of the Effective Date, upon the granting or continuation of Liens in accordance with the Exit Facility Documents, such Liens shall constitute valid, binding, enforceable, and automatically perfected Liens in the collateral specified in the Exit Facility Documents. To the extent provided in the Exit Facility Documents, the Exit Facility Agents or holder(s) of Liens under the Exit Facility Documents are authorized to file with the appropriate authorities mortgages, financing statements and other documents, and to take any other action in order to evidence, validate, and perfect such Liens or security interests. The guarantees, mortgages, pledges, Liens, and other security interests granted to secure the obligations arising under the Exit Facility Documents have been granted in good faith, for legitimate business purposes, and for reasonably equivalent value as an inducement to the lenders thereunder to extent credit thereunder shall be deemed not to constitute a fraudulent conveyance or fraudulent transfer and shall not otherwise be subject to avoidance, recharacterization, or subordination for any purposes whatsoever and shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable nonbankruptcy law, and the priorities of such Liens and security interests shall be as set forth in the Exit Facility Documents. The Reorganized Debtors and the persons and entities granted such Liens and security interests shall be authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, federal, or other law that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

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In no event shall the sum of (v) the face amount of letters of credit issued and outstanding at any time under the Senior Exit LC Facility, plus (w) the face amount of letters of credit issued and outstanding at any time under the Super Senior Exit Facility, plus (x) the face amount of letters of credit issued or deemed issued and outstanding at any time under the Roll-Off LC Exit Facility, plus (y) the face amount of letters of credit issued and outstanding at any time under the Cash Secured LC Exit Facility, exceed the Secured Letter of Credit Cap plus permitted incremental capacity set forth in the Exit Facilities Term Sheet.

2.	Issuance of New Common Stock.

The issuance of the New Common Stock, including the Rights Offering Shares and any options or other equity awards, if any, reserved for the Management Incentive Plan and the New Warrants, by the Reorganized Debtors (as set forth in the Restructuring Transactions Memorandum) shall be authorized without the need for any further corporate action or without any further action by the holders of Claims or Interests. The Reorganized Debtors shall be authorized to issue a certain number of shares, units or equity interests (as the case may be based on how the New Common Stock is denominated and the identity of the Reorganized Debtor issuing such shares, units, or equity interests) of New Common Stock required to be issued under the Plan and pursuant to their New Organizational Documents. On the Effective Date, the Debtors or Reorganized Debtors, as applicable, shall issue all Securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Plan.

All of the shares, units, or equity interests (as the case may be based on how the New Common Stock is denominated) of New Common Stock issued or authorized to be issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable. Each distribution and issuance referred to in Article VI hereof shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance.

On the Effective Date or as soon as reasonably practicable thereafter, the New Common Stock will be distributed in accordance with the Plan.

3.	Rights Offering.

On or about the Effective Date, the applicable Reorganized Debtor shall consummate the Rights Offering, through which each Consenting Noteholder shall have the opportunity, subject to the terms and conditions set forth in the Plan and the Rights Offering Procedures, to purchase the Rights Offering Shares.

The Rights Offering Procedures shall be approved within 5 days of Petition Date and shall provide for a subscription deadline of no later than the Voting Deadline. Subscription rights to participate in the Rights Offering shall be distributed to the Consenting Noteholders in accordance with the Restructuring Support Agreement, the Restructuring Term Sheet, and the Plan and the issuance of such subscription rights will be exempt from SEC registration under applicable law. Proceeds of the Rights Offering to be used (a) first, for Cash pay down of any portion Make Whole Amount that is not paid in full in Cash from Technology Business Sale Proceeds in accordance with the Technology Business Sale Proceeds Waterfall and (b) second, for Cash pay down of Prepetition Funded Secured Claims.

4.	Issuance of New Warrants.

On the Effective Date, the applicable Reorganized Debtor (as set forth in the Restructuring Transactions Memorandum) will issue the New Warrants only to the extent required to provide for distributions to holders of the Senior Notes Claims, as contemplated by this Plan. All of the New Warrants issued pursuant to the Plan shall be duly authorized without the need for any further corporate action and without any further action by the Debtors or Reorganized Debtors, as applicable, validly issued, fully paid, and non-assessable. Each distribution and issuance referred to in Article VI hereof shall be governed by the terms and conditions set forth in the Restructuring Support Agreement, the Plan, and the New Warrant Agreements applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance without the need for execution by any party thereto other than the applicable Reorganized Debtor(s).

The New Warrants shall be distributed to holders of Senior Notes Claims in accordance with the Restructuring Support Agreement and the Plan. The New Warrants shall have full customary anti-dilution and Black-Scholes protection.

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F.	Corporate Existence.

Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated in the Plan or the Plan Supplement, each Debtor shall continue to exist after the Effective Date as a separate corporate entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws (or other formation documents) are amended under the Plan or otherwise, in each case, consistent with the Plan and the Restructuring Support Agreement, and to the extent such documents are amended in accordance therewith, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state, provincial, or federal law). After the Effective Date, the respective certificate of incorporation and bylaws (or other formation documents) of one or more of the Reorganized Debtors may be amended or modified on the terms therein without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules. After the Effective Date, one or more of the Reorganized Debtors may be disposed of, dissolved, wound down, or liquidated without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

G.	Vesting of Assets in the Reorganized Debtors.

Except as otherwise provided in the Confirmation Order, the Plan (including, for the avoidance of doubt, the Restructuring Transactions Memorandum), or any agreement, instrument, or other document incorporated in, or entered into in connection with or pursuant to, the Plan or Plan Supplement, on the Effective Date, all property in each Estate, all Causes of Action, and any property acquired by any of the Debtors pursuant to the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances. On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

H.	Cancellation of Existing Securities and Agreements.

On the Effective Date, except to the extent otherwise provided in the Plan or the Confirmation Order, all notes, instruments, certificates, credit agreements, indentures, and other documents evidencing Claims or Interests shall be cancelled and the obligations of the Debtors thereunder or in any way related thereto shall be deemed satisfied in full, cancelled, discharged, and of no force or effect. Holders of or parties to such cancelled instruments, Securities, and other documentation will have no rights arising from or relating to such instruments, Securities, and other documentation, or the cancellation thereof, except the rights provided for pursuant to this Plan. Notwithstanding anything to the contrary herein, but subject to any applicable provisions of Article VI hereof, to the extent cancelled pursuant to this paragraph, the DIP Credit Agreement, 2021 LC Agreement, the Credit Agreement, and the Senior Notes Indenture shall continue in effect solely to the extent necessary to: (1) permit holders of Claims under the DIP Credit Agreement, the 2021 LC Agreement, the Credit Agreement, and the Senior Notes Indenture to receive their respective Plan Distributions, if any; (2) permit the Reorganized Debtors and the Disbursing Agent, as applicable, to make Plan Distributions on account of the Allowed Claims under the DIP Credit Agreement, the 2021 LC Agreement, the Credit Agreement, and the Senior Notes Indenture, as applicable; (3) permit each of the DIP Agents, the Revolving and LC Administrative Agent, the Term Loan Administrative Agent, the 2021 LC Administrative Agent, the Superpriority Term Loan Agent, and the Senior Notes Trustee to seek compensation and/or reimbursement of fees and expenses in accordance with the terms of this Plan; and (4) permit each of the DIP Agent, the Revolving and LC Administrative Agent, the Term Loan Administrative Agent, the 2021 LC Administrative Agent, Superpriority Term Loan Agent, and the Senior Notes Trustee to appear and be heard in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court, including to enforce any obligation owed to the DIP Agent, the Revolving and LC Administrative Agent, the Term Loan Administrative Agent, the 2021 LC Administrative Agent, the Superpriority Term Loan Agent, and the Senior Notes Trustee, or holders of Claims under the DIP Credit Agreement, the 2021 LC Agreement, the Credit Agreement, and the Senior Notes Indenture. Except as provided in this Plan (including Article VI hereof), on the Effective Date, the DIP Agents, the Revolving and LC Administrative Agent, the Term Loan Administrative Agent, the 2021 LC Administrative Agent, the Superpriority Term Loan Agent, and the Senior Notes Trustee, and their respective agents, successors, and assigns, shall be automatically and fully

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discharged of all of their duties and obligations associated with the DIP Credit Agreement, the 2021 LC Agreement, the Credit Agreement, and the Senior Notes Indenture, as applicable. To the extent cancelled in accordance with this paragraph, the commitments and obligations (if any) of the holders of the Senior Notes and the lenders under the DIP Credit Agreement, the Credit Agreement, and the 2021 LC Agreement to extend any further or future credit or financial accommodations to any of the Debtors, any of their respective subsidiaries or any of their respective successors or assigns under the 2021 LC Agreement, the Credit Agreement, and the Senior Notes Indenture, as applicable, shall fully terminate and be of no further force or effect on the Effective Date.

I.	Corporate Action.

Upon the Effective Date, all actions contemplated under the Plan shall be deemed authorized and approved in all respects, including: (1) adoption or assumption, as applicable, of the Compensation and Benefit Programs; (2) selection of the directors and officers for the Reorganized Debtors; (3) the issuance and distribution of the New Common Stock; (4) implementation of the Restructuring Transactions, including the Rights Offering; (5) issuance and distribution of the New Warrants; (6) entry into the New Warrants Agreements and the Exit Facility Documents, as applicable; (7) all other actions contemplated under the Plan (whether to occur before, on, or after the Effective Date); (8) adoption of the New Organizational Documents; (9) the rejection, assumption, or assumption and assignment, as applicable, of Executory Contracts and Unexpired Leases; and (10) all other acts or actions contemplated or reasonably necessary or appropriate to promptly consummate the Restructuring Transactions contemplated by the Plan (whether to occur before, on, or after the Effective Date). All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate, partnership, limited liability company, or other governance action required by the Debtors or the Reorganized Debtor, as applicable, in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the Security holders, members, directors, or officers of the Debtors or the Reorganized Debtors, as applicable. On or (as applicable) prior to the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized and (as applicable) directed to issue, execute, and deliver the agreements, documents, Securities, and instruments contemplated under the Plan (or necessary or desirable to effect the transactions contemplated under the Plan) in the name of and on behalf of the Reorganized Debtors, including the New Common Stock, the New Organizational Documents, the Exit Facility Documents, the New Warrants, the New Warrants Agreements (as applicable), and any and all other agreements, documents, Securities, and instruments relating to the foregoing. The authorizations and approvals contemplated by this Article IV.I shall be effective notwithstanding any requirements under non-bankruptcy law.

J.	New Organizational Documents.

On or immediately prior to the Effective Date, the New Organizational Documents shall be automatically adopted by the applicable Reorganized Debtors. To the extent required under the Plan or applicable non-bankruptcy law, each of the Reorganized Debtors will file its New Organizational Documents with the applicable Secretaries of State and/or other applicable authorities in its respective state or country of organization if and to the extent required in accordance with the applicable laws of the respective state or country of organization. The New Organizational Documents will (a) prohibit the issuance of non-voting equity Securities, to the extent required under section 1123(a)(6) of the Bankruptcy Code and (b) provide for customary minority shareholder protections and information and reporting requirements subject to the consent rights set forth in Section 3.02 of the Restructuring Support Agreement.

After the Effective Date, the Reorganized Debtors may amend and restate their respective New Organizational Documents in accordance with the terms thereof, and the Reorganized Debtors may file such amended certificates or articles of incorporation, bylaws, or such other applicable formation documents, and other constituent documents as permitted by the laws of the respective states, provinces, or countries of incorporation and the New Organizational Documents.

K.	Indemnification Obligations.

Consistent with applicable law, all indemnification provisions in place as of the Effective Date (whether in the by-laws, certificates of incorporation or formation, limited liability company agreements, other organizational documents, board resolutions, indemnification agreements, employment contracts, or otherwise) for current and

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former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Debtors, as applicable, shall be reinstated and remain intact, irrevocable, and shall survive the effectiveness of the Plan on terms no less favorable to such current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Debtors than the indemnification provisions in place prior to the Effective Date[; provided that the Reorganized Debtors shall not indemnify officers, directors, managers, employees, attorneys, accountants, investment bankers, or other professionals of the Debtors for any claims or Causes of Action arising out of or relating to any act or omission that is a criminal act or constitutes intentional fraud, gross negligence, or willful misconduct.]

L.	Directors and Officers of the Reorganized Debtors.

The New Board will consist of [●] directors: (i) the Chief Executive Officer of Reorganized McDermott, (ii) [●] directors selected by the Required Consenting Term Lenders, and (iii) [●] directors selected by the Required Consenting Revolving Lenders and the Required Consenting LC Lenders. The identities of directors on the New Board shall be set forth in the Plan Supplement to the extent known at the time of filing. Corporate governance for Reorganized McDermott, including charters, bylaws, operating agreements, or other organization documents, as applicable, shall: (a) be consistent with the Restructuring Term Sheet, Section 3 of the Restructuring Support Agreement, and section 1123(a)(6) of the Bankruptcy Code; and (b) provide for customary minority shareholder protections and information and reporting requirements reasonably acceptable to the Debtors and the Required Consenting Stakeholders.

M.	Effectuating Documents; Further Transactions.

On and after the Effective Date, the Reorganized Debtors, and their respective officers, directors, members, or managers (as applicable), are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan, Exit Facilities entered into, and the Securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorization, or consents except for those expressly required pursuant to the Plan.

N.	Section 1146 Exemption.

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor or to any other Person) of property under the Plan or pursuant to: (1) the issuance, distribution, transfer, or exchange of any debt, equity Security, or other interest in the Debtors or the Reorganized Debtors, including the New Common Stock and the New Warrants; (2) the Restructuring Transactions; (3) the creation, modification, consolidation, termination, refinancing, and/or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (4) the making, assignment, or recording of any lease or sublease; (5) the grant of collateral as security for the Reorganized Debtors’ obligations under and in connection with the Exit Facilities; or (6) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, personal property transfer tax, sales or use tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(a) of the Bankruptcy Code, shall forego the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

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O.	Director and Officer Liability Insurance.

Notwithstanding anything in the Plan to the contrary, the Reorganized Debtors shall be deemed to have assumed all of the Debtors’ D&O Liability Insurance Policies pursuant to section 365(a) of the Bankruptcy Code effective as of the Effective Date. Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Reorganized Debtors’ foregoing assumption of each of the unexpired D&O Liability Insurance Policies. Notwithstanding anything to the contrary contained in the Plan, Confirmation of the Plan shall not discharge, impair, or otherwise modify any indemnity obligations assumed by the foregoing assumption of the D&O Liability Insurance Policies, and each such indemnity obligation will be deemed and treated as an Executory Contract that has been assumed by the Debtors under the Plan as to which no Proof of Claim need be filed.

In addition, after the Effective Date, none of the Reorganized Debtors shall terminate or otherwise reduce the coverage under any D&O Liability Insurance Policies (including any “tail policy”) in effect on or after the Petition Date, with respect to conduct occurring prior thereto, and all directors and officers of the Debtors who served in such capacity at any time prior to the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy, to the extent set forth therein, regardless of whether such directors and officers remain in such positions after the Effective Date.

P.	Management Incentive Plan.

Effective on the Effective Date, the Reorganized Debtors will reserve 7.5% of New Common Stock (on a fully diluted and fully distributed basis) which may be granted in the form of options, restricted stock, restricted stock units, warrants, stock appreciations rights or any combination thereof (each an “Award” and such reserve, the “MIP Pool”) for grant to management employees and members of the New Board and enter into severance and change in control arrangements (“Severance Arrangements”) with senior executives of the Debtors that are insiders pursuant to Section 16 of the Exchange Act (“Senior Executives”) in amounts and on terms and conditions to be agreed with and approved by the Required Consenting Lenders. The New Board shall grant no less than 53.33% of the MIP Pool to the employees of the Debtors no later than 60 days following the Effective Date (the “Emergence Awards”) with the terms of the Emergence Awards to be determined as set forth below and the remainder of the MIP Pool will be available for future grants to management employees and members of the New Board with allocations, terms and conditions to be determined by the New Board. From the Petition Date through entry of the Confirmation Order, the Debtors, the Required Consenting Lenders and any consultants or advisors engaged by the Required Consenting Lenders will use commercially reasonable efforts to agree on an allocation schedule and the terms, conditions, vesting and composition (including, for the avoidance of doubt, which may be in any form of Award) of the Emergence Awards (together, the “MIP Proposal”), and during this period the Debtors will use commercially reasonable efforts to facilitate meetings between the Required Consenting Lenders and the Debtors’ key management personnel. As soon as reasonably practicable following the Effective Date but no later than 60 days following the Effective Date, the New Board shall consider the MIP Proposal for approval and New Board shall determine the final terms and conditions of the actual grants. A Senior Executive will be permitted to voluntarily terminate for “Good Reason” and receive the severance benefits under the Severance Arrangements if the Senior Executive does not receive an Emergence Award.

Q.	Employee and Retiree Benefits.

Unless otherwise provided herein, and subject to Article V hereof, all employee wages, compensation, and benefit programs in place as of the Effective Date with the Debtors shall be assumed by the Reorganized Debtors and shall remain in place as of the Effective Date, and the Reorganized Debtors will continue to honor such agreements, arrangements, programs, and plans. For the avoidance of doubt, pursuant to section 1129(a)(13) of the Bankruptcy Code, from and after the Effective Date, all retiree benefits (as such term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law. On the Effective Date the Debtors shall enter into severance and change in control arrangements with Senior Executives in amounts and on terms and conditions to be agreed with and approved by the Required Consenting Lenders.

R.	Preservation of Causes of Action.

In accordance with section 1123(b) of the Bankruptcy Code, but subject to Article VIII hereof, each Reorganized Debtor, as applicable, shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action of the Debtors, whether arising before or after the Petition Date, including any actions specifically enumerated in the Schedule of Retained Causes of Action, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than the Causes of Action released by the Debtors pursuant to the releases and exculpations contained in the Plan, including in Article VIII hereof, which shall be deemed released and waived by the Debtors and the Reorganized Debtors as of the Effective Date.

The Reorganized Debtors may pursue such retained Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Entity (other than the Released Parties) may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or the Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action of the Debtors against it. The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan, including Article VIII hereof. Unless otherwise agreed upon in writing by the parties to

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the applicable Cause of Action, all objections to the Schedule of Retained Causes of Action must be Filed with the Bankruptcy Court on or before thirty (30) days after the Effective Date. Any such objection that is not timely filed shall be disallowed and forever barred, estopped, and enjoined from assertion against any Reorganized Debtor, without the need for any objection or responsive pleading by the Reorganized Debtors or any other party in interest or any further notice to or action, order, or approval of the Bankruptcy Court. The Reorganized Debtors may settle any such objection without any further notice to or action, order, or approval of the Bankruptcy Court. If there is any dispute regarding the inclusion of any Cause of Action on the Schedule of Retained Causes of Action that remains unresolved by the Debtors or Reorganized Debtors, as applicable, and the objection party for thirty (30) days, such objection shall be resolved by the Bankruptcy Court. Unless any Causes of Action of the Debtors against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Final Order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

The Reorganized Debtors reserve and shall retain such Causes of Action of the Debtors notwithstanding the rejection or repudiation of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan. In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that a Debtor may hold against any Entity shall vest in the Reorganized Debtors, except as otherwise expressly provided in the Plan, including Article VIII hereof. The applicable Reorganized Debtors, through their authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court.

ARTICLE V.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption and Rejection of Executory Contracts and Unexpired Leases.

On the Effective Date, except as otherwise provided in Article V.H.1 and elsewhere herein, all Executory Contracts or Unexpired Leases not otherwise assumed or rejected will be deemed assumed by the applicable Reorganized Debtor (and assigned to the party(ies) set forth in the Technology Business Sale Documents, as applicable) in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, other than those that are: (1) identified on the Rejected Executory Contracts and Unexpired Leases Schedule; (2) previously expired or terminated pursuant to their own terms; (3) have been previously assumed or rejected by the Debtors pursuant to a Final Order; (4) are the subject of a motion to reject that is pending on the Effective Date; or (5) have an ordered or requested effective date of rejection that is after the Effective Date.

Entry of the Confirmation Order shall constitute an order of the Bankruptcy Court approving the assumptions, assumptions and assignments, or rejections of the Executory Contracts or Unexpired Leases as set forth in the Plan, the Assumed Executory Contract and Unexpired Leases Schedule, or the Rejected Executory Contracts and Unexpired Leases Schedule, pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Except as otherwise specifically set forth herein, assumptions or rejections of Executory Contracts and Unexpired Leases pursuant to the Plan are effective as of the Effective Date. Each Executory Contract or Unexpired Lease assumed pursuant to the Plan or by Bankruptcy Court order but not assigned to a third party before the Effective Date shall re-vest in and be fully enforceable by the applicable contracting Reorganized Debtor in accordance with its terms, except as such terms may have been modified by the provisions of the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption. Any motions to assume Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by a Final Order on or after the Effective Date but may be withdrawn, settled, or otherwise prosecuted by the Reorganized Debtors.

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To the maximum extent permitted by law, to the extent any provision in any Executory Contract or Unexpired Lease assumed or assumed and assigned pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption or assumption and assignment of such Executory Contract or Unexpired Lease (including any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non-Debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto. Notwithstanding anything to the contrary in the Plan, the Debtors or the Reorganized Debtors, as applicable, reserve the right to alter, amend, modify, or supplement the Assumed Executory Contracts and Unexpired Leases Schedule and the Rejected Executory Contracts and Unexpired Leases Schedule at any time up to forty-five (45) days after the Effective Date, so long as such allocation, amendment, modification, or supplement is consistent with the Restructuring Support Agreement.

B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases.

Unless otherwise provided by a Final Order of the Bankruptcy Court, all Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to the Plan or the Confirmation Order, if any, must be Filed with the Bankruptcy Court within thirty (30) days after the later of (1) the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection, (2) the effective date of such rejection, or (3) the Effective Date. Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not Filed with the Bankruptcy Court within such time will be automatically disallowed, forever barred from assertion, and shall not be enforceable against the Debtors or the Reorganized Debtors, the Estates, or their property without the need for any objection by the Reorganized Debtors or further notice to, or action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, notwithstanding anything in the Proof of Claim to the contrary. All Allowed Claims arising from the rejection of the Debtors’ Executory Contracts or Unexpired Leases shall be classified as General Unsecured Claims and shall be treated in accordance with Article III.B.13 of this Plan.

C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases.

No later than seven (7) calendar days before the Confirmation Hearing, the Debtors shall provide notices of proposed Cure amounts to the counterparties to the agreements listed on the Assumed Executory Contracts and Unexpired Leases Schedule, which shall include a description of the procedures for objecting to the proposed Cure amounts or the Reorganized Debtors’ ability to provide “adequate assurance of future performance thereunder” (within the meaning of section 365 of the Bankruptcy Code). Unless otherwise agreed in writing by the parties in the applicable Executory Contract or Unexpired Lease, any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assumption or related Cure amount must be Filed, served, and actually received by the counsel to the Debtor no later than the date and time specified in the notice. Any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption or Cure amount will be deemed to have assented to such assumption or Cure amount. Notwithstanding anything herein to the contrary, in the event that any Executory Contract or Unexpired Lease is added to the Assumed Executory Contracts and Unexpired Leases Schedule after such seven-day deadline, a notice of proposed Cure amounts with respect to such Executory Contract or Unexpired Lease will be sent promptly to the counterparty thereof.

Unless otherwise agreed upon in writing by the parties to the applicable Executory Contract or Unexpired Lease, all requests for payment of Cure that differ from the amounts paid or proposed to be paid by the Debtors or the Reorganized Debtors to a counterparty must be Filed with the Bankruptcy Court on or before thirty (30) days after the Effective Date. Any such request that is not timely filed shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any other party in interest or any further notice to or action, order, or approval of the Bankruptcy Court. Any Cure shall be deemed fully satisfied, released, and discharged upon payment by the Debtors or the Reorganized Debtors of the Cure; provided that nothing herein shall prevent the Reorganized Debtors from paying any Cure despite the failure of the relevant counterparty to file such request for payment of such Cure amount. The Reorganized Debtors also may settle any Cure without any further notice to or action, order, or approval of the Bankruptcy Court.

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The Debtors or the Reorganized Debtors, as applicable, shall pay the Cure amounts, if any, on the Effective Date or as soon as reasonably practicable thereafter, or on such other terms as the parties to such Executory Contracts or Unexpired Leases may agree. If there is any dispute regarding any Cure, the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” within the meaning of section 365 of the Bankruptcy Code, or any other matter pertaining to assumption, then payment of the applicable Cure amount shall occur as soon as reasonably practicable after entry of a Final Order resolving such dispute, approving such assumption (and, if applicable, assignment), or as may be agreed upon by the Debtors or the Reorganized Debtors, as applicable, and the counterparty to the Executory Contract or Unexpired Lease.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Cures, Claims, or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or any bankruptcy-related defaults, arising at any time prior to the effective date of assumption. Any and all Proofs of Claim based upon Executory Contracts or Unexpired Leases that have been assumed in the Chapter 11 Cases, including pursuant to the Confirmation Order, shall be deemed disallowed and expunged as of the later of (1) the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such assumption, (2) the effective date of such assumption or (3) the Effective Date without the need for any objection thereto or any further notice to or action, order, or approval of the Bankruptcy Court.

D.	Preexisting Obligations to the Debtors Under Executory Contracts and Unexpired Leases.

Rejection of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall not constitute a termination of preexisting obligations owed to the Debtors or the Reorganized Debtors, as applicable, under such Executory Contracts or Unexpired Leases. In particular, notwithstanding any non-bankruptcy law to the contrary, the Reorganized Debtors expressly reserve and do not waive any right to receive, or any continuing obligation of a counterparty to provide, warranties or continued maintenance obligations with respect to goods previously purchased by the Debtors pursuant to rejected Executory Contracts or Unexpired Leases.

E.	Insurance Policies.

Each of the Debtors’ insurance policies and any agreements, documents, or instruments relating thereto, are treated as Executory Contracts under the Plan. Unless otherwise provided in the Plan, on the Effective Date, (1) the Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments relating to coverage of all insured Claims and (2) such insurance policies and any agreements, documents, or instruments relating thereto shall revest in the Reorganized Debtors.

F.	Reservation of Rights.

Nothing contained in the Plan or the Plan Supplement shall constitute an admission by the Debtors or any other party that any contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or the Reorganized Debtors, as applicable, shall have forty-five (45) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

G.	Nonoccurrence of Effective Date.

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.

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H.	Employee Compensation and Benefits.

1.	Compensation and Benefit Programs.

Subject to the provisions of the Plan, all Compensation and Benefits Programs shall be treated as Executory Contracts under the Plan and deemed assumed on the Effective Date pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code, except for:

a.

all employee equity or equity-based incentive plans, and any provisions set forth in the Compensation and Benefits Program that provide for rights to acquire Existing Equity Interests in any of the Debtors;

b.	the change in control agreements entered into with current employees, unless otherwise determined by the Required Consenting Lenders prior to the Effective Date;

c.	Compensation and Benefits Programs that have been rejected pursuant to an order of a Bankruptcy Court; and

d.	Compensation and Benefits Programs that, as of the entry of the Confirmation Order, have been specifically waived by the beneficiaries of any employee benefit plan or contract.

Any assumption of Compensation and Benefits Programs pursuant to the terms herein shall be deemed not to trigger (i) any applicable change of control, immediate vesting, termination (similar provision therein) and (ii) an event of “Good Reason” (or a term of like import), in each case as a result of the consummation of the Restructuring Transactions. No counterparty shall have rights under a Compensation and Benefits Program assumed pursuant to the Plan other than those applicable immediately prior to such assumption.

On the Effective Date, the Debtors shall enter into severance and change in control arrangements with Senior Executives in amounts and on terms and conditions to be agreed with and approved by the Required Consenting Lenders.

2.	Workers’ Compensation Programs.

As of the Effective Date, except as set forth in the Plan Supplement, the Debtors and the Reorganized Debtors shall continue to honor their obligations under: (a) all applicable workers’ compensation laws in states in which the Reorganized Debtors operate; and (b) the Debtors’ written contracts, agreements, agreements of indemnity, self-insured workers’ compensation bonds, policies, programs, and plans for workers’ compensation and workers’ compensation insurance. All Proofs of Claims on account of workers’ compensation shall be deemed withdrawn automatically and without any further notice to or action, order, or approval of the Bankruptcy Court; provided that nothing in the Plan shall limit, diminish, or otherwise alter the Debtors’ or Reorganized Debtors’ defenses, Causes of Action, or other rights under applicable non-bankruptcy law with respect to any such contracts, agreements, policies, programs, and plans; provided further that nothing herein shall be deemed to impose any obligations on the Debtors in addition to what is provided for under applicable state law.

I.	Contracts and Leases Entered Into After the Petition Date.

Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, will be performed by the applicable Debtor or the Reorganized Debtors in the ordinary course of their business. Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) will survive and remain unaffected by entry of the Confirmation Order.

ARTICLE VI.

PROVISIONS GOVERNING DISTRIBUTIONS

A.	Distributions on Account of Claims Allowed as of the Effective Date.

Except as otherwise provided herein, in a Final Order, or as otherwise agreed to by the Debtors or the Reorganized Debtors, as the case may be, and the holder of the applicable Allowed Claim on the first Distribution Date, the Reorganized Debtors shall make initial distributions under the Plan on account of Claims Allowed on or before the Effective Date, subject to the Reorganized Debtors’ right to object to Claims; provided that (1) Allowed Administrative Claims with respect to liabilities incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases or assumed by the Debtors prior to the Effective Date shall be paid or performed in the ordinary

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course of business in accordance with the terms and conditions of any controlling agreements, course of dealing, course of business, or industry practice, (2) Allowed Priority Tax Claims shall be paid in accordance with Article II.D of the Plan, and (3) Allowed General Unsecured Claims shall be paid in accordance with Article III.B.13 of the Plan. To the extent any Allowed Priority Tax Claim is not due and owing on the Effective Date, such Claim shall be paid in full in Cash in accordance with the terms of any agreement between the Debtors and the holder of such Claim or as may be due and payable under applicable non-bankruptcy law or in the ordinary course of business. Thereafter, a Distribution Date shall occur no less frequently than once in every ninety (90) day period, as necessary, in the Reorganized Debtors’ sole discretion.

B.	Disbursing Agent.

All distributions under the Plan shall be made by the Reorganized Debtors. The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court. Additionally, in the event that the Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by the Reorganized Debtors.

C.	Rights and Powers of Disbursing Agent.

1. Powers of the Disbursing Agent.

The Disbursing Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

2. Expenses Incurred On or After the Effective Date.

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes), and any reasonable compensation and expense reimbursement claims (including reasonable attorney fees and expenses), made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors.

D.	Delivery of Distributions and Undeliverable or Unclaimed Distributions.

1. Record Date for Distribution.

On the Distribution Record Date, the Claims Register shall be closed and any party responsible for making distributions shall instead be authorized and entitled to recognize only those record holders listed on the Claims Register as of the close of business on the Distribution Record Date. If a Claim, other than one based on a publicly traded Security, is transferred twenty (20) or fewer days before the Distribution Record Date, the Distribution Agent shall make distributions to the transferee only to the extent practical and, in any event, only if the relevant transfer form contains an unconditional and explicit certification and waiver of any objection to the transfer by the transferor.

2. Delivery of Distributions in General.

Except as otherwise provided herein, the Disbursing Agent shall make distributions to holders of Allowed Claims and Allowed Interests (as applicable) as of the Distribution Record Date at the address for each such holder as indicated on the Debtors’ records as of the date of any such distribution; provided that the manner of such distributions shall be determined at the discretion of the Reorganized Debtors.

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3. Minimum Distributions.

No fractional shares of New Common Stock or New Warrants shall be distributed and no Cash shall be distributed in lieu of such fractional amounts. When any distribution pursuant to the Plan on account of an Allowed Claim or Allowed Interest (as applicable) would otherwise result in the issuance of a number of shares of New Common Stock or New Warrants that is not a whole number, the actual distribution of shares of New Common Stock or New Warrants shall be rounded to the next lower whole number with no further payment therefor. The total number of authorized shares of New Common Stock or New Warrants to be distributed to holders of Allowed Claims hereunder shall be adjusted as necessary to account for the foregoing rounding.

4. Undeliverable Distributions and Unclaimed Property.

In the event that any distribution to any holder of Allowed Claims or Allowed Interests (as applicable) is returned as undeliverable, no distribution to such holder shall be made unless and until the Disbursing Agent has determined the then-current address of such holder, at which time such distribution shall be made to such holder without interest; provided that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the Effective Date. After such date, all unclaimed property or interests in property shall revert to the Reorganized Debtors automatically and without need for a further order by the Bankruptcy Court (notwithstanding any applicable federal, provincial or state escheat, abandoned, or unclaimed property laws to the contrary), and the Claim of any holder of Claims and Interests to such property or Interest in property shall be discharged and forever barred.

5. Surrender of Canceled Instruments or Securities.

On the Effective Date or as soon as reasonably practicable thereafter, each holder of a certificate or instrument evidencing a Claim or an Interest that has been cancelled in accordance with Article IV.H hereof shall be deemed to have surrendered such certificate or instrument to the Distribution Agent. Such surrendered certificate or instrument shall be cancelled solely with respect to the Debtors, and such cancellation shall not alter the obligations or rights of any non-Debtor third parties vis-à-vis one another with respect to such certificate or instrument, including with respect to any indenture or agreement that governs the rights of the holder of a Claim or Interest, which shall continue in effect for purposes of allowing holders to receive distributions under the Plan, charging liens, priority of payment, and indemnification rights. Notwithstanding anything to the contrary herein, this paragraph shall not apply to certificates or instruments evidencing Claims that are Unimpaired under the Plan.

E.	Manner of Payment.

1. All distributions of the New Common Stock and the New Warrants to the holders of the applicable Allowed Claims under the Plan shall be made by the Disbursing Agent on behalf of the Debtors or Reorganized Debtors, as applicable.

2. All distributions of Cash to the holders of the applicable Allowed Claims under the Plan shall be made by the Disbursing Agent on behalf of the applicable Debtor or Reorganized Debtor.

3. At the option of the Disbursing Agent, any Cash payment to be made hereunder may be made by check or wire transfer or as otherwise required or provided in applicable agreements.

F.	Section 1145 Exemption.

Pursuant to section 1145 of the Bankruptcy Code, the offering, issuance, and distribution of the New Common Stock (including the Rights Offering Shares) and the New Warrants, as contemplated by Article III.B hereof, shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable law requiring registration prior to the offering, issuance, distribution, or sale of Securities. In addition, under section 1145 of the Bankruptcy Code, such New Common Stock and the New Warrants will be freely tradable in the U.S. by the recipients thereof, subject to the provisions of (i) section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act, (ii) compliance with applicable securities laws and any rules and regulations of the Securities and Exchange Commission, if any, applicable at the time of any future transfer of such Securities or instruments, and (iii) any restrictions in the Reorganized Debtors’ New Organizational Documents.

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G.	Compliance with Tax Requirements.

In connection with the Plan, to the extent applicable, the Debtors, Reorganized Debtors, Disbursing Agent, and any applicable withholding agent shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions made pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, such parties shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Debtors and Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and similar spousal awards, Liens, and encumbrances.

H.	Allocations.

Distributions in respect of Allowed Claims shall be allocated first to the principal amount of such Claims (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claims, to any portion of such Claims for accrued but unpaid interest.

I.	No Postpetition Interest on Claims.

Unless otherwise specifically provided for in the DIP Financing Orders, the Plan, or the Confirmation Order, or required by applicable bankruptcy and non-bankruptcy law, postpetition interest shall not accrue or be paid on any prepetition Claims, and no holder of a Claim shall be entitled to interest accruing on or after the Petition Date on such Claim.

J.	Foreign Currency Exchange Rate.

Except as otherwise provided in a Bankruptcy Court order, as of the Effective Date, any Claim asserted in currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate for the applicable currency as published in The Wall Street Journal, National Edition, on the Effective Date.

K.	Setoffs and Recoupment.

Except as expressly provided in this Plan, each Reorganized Debtor may, pursuant to section 553 of the Bankruptcy Code, set off and/or recoup against any Plan Distributions to be made on account of any Allowed Claim, any and all claims, rights, and Causes of Action that such Reorganized Debtor may hold against the holder of such Allowed Claim to the extent such setoff or recoupment is either (1) agreed in amount among the relevant Reorganized Debtor(s) and the holder of the Allowed Claim or (2) otherwise adjudicated by the Bankruptcy Court or another court of competent jurisdiction; provided that neither the failure to effectuate a setoff or recoupment nor the allowance of any Claim hereunder shall constitute a waiver or release by a Reorganized Debtor or its successor of any and all claims, rights, and Causes of Action that such Reorganized Debtor or its successor may possess against the applicable holder. In no event shall any holder of a Claim be entitled to recoup such Claim against any claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such holder actually has performed such recoupment and provided notice thereof in writing to the Debtors in accordance with Article XII.G hereof on or before the Effective Date, notwithstanding any indication in any Proof of Claim or otherwise that such holder asserts, has, or intends to preserve any right of recoupment.

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L.	Claims Paid or Payable by Third Parties.

1. Claims Paid by Third Parties.

The Debtors or the Reorganized Debtors, as applicable, shall reduce in full a Claim, and such Claim shall be disallowed without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or a Reorganized Debtor. Subject to the last sentence of this paragraph, to the extent a holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such holder shall, within fourteen (14) days of receipt thereof, repay or return the distribution to the applicable Reorganized Debtor, to the extent the holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan. The failure of such holder to timely repay or return such distribution shall result in the holder owing the applicable Reorganized Debtor annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the fourteen (14) day grace period specified above until the amount is repaid.

2. Claims Payable by Third Parties.

No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, the applicable portion of such Claim may be expunged without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

3. Applicability of Insurance Policies.

Except as otherwise provided in the Plan, distributions to holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

ARTICLE VII.

PROCEDURES FOR RESOLVING CONTINGENT,

UNLIQUIDATED, AND DISPUTED CLAIMS

A.	Disputed Claims Process.

There is no requirement to file a Proof of Claim (or move the Bankruptcy Court for allowance) to have a Claim Allowed for the purposes of the Plan, except as provided in Article V.B of the Plan. On and after the Effective Date, except as otherwise provided in this Plan, all Allowed Claims shall be satisfied in the ordinary court of business of the Reorganized Debtors. The Debtors and the Reorganized Debtors, as applicable, shall have the exclusive authority to (i) determine, without the need for notice to or action, order, or approval of the Bankruptcy Court, that a claim subject to any Proof of Claim that is Filed is Allowed and (ii) file, settle, compromise, withdraw, or litigate to judgment any objections to Claims as permitted under this Plan. If the Debtors or Reorganized Debtors dispute any Claim, such dispute shall be determined, resolved, or adjudicated, as the case may be, in the manner as if the Chapter 11 Cases had not been commenced and shall survive the Effective Date as if the Chapter 11 Cases had not been commenced; provided that the Debtors or Reorganized Debtors may elect, at their sole option, to object to any Claim (other than Claims expressly Allowed by this Plan) and to have the validity or amount of any Claim adjudicated by the Bankruptcy Court; provided further that holders of Claims may elect to resolve the validity or amount of any Claim in the Bankruptcy Court. If a holder makes such an election, the Bankruptcy Court shall apply the law that would have governed the dispute if the Chapter 11 Cases had not been filed. All Proofs of Claim Filed in the Chapter 11 Cases shall be considered objected to and Disputed without further action by the Debtors. Except as otherwise provided herein, all Proofs of Claim Filed after the Effective Date shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any further notice to or action, order, or approval of the Bankruptcy Court.

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B.	Allowance of Claims.

After the Effective Date, except as otherwise expressly set forth herein, each of the Reorganized Debtors shall have and retain any and all rights and defenses such Debtor had with respect to any Claim or Interest immediately prior to the Effective Date. The Debtors may affirmatively determine to deem Unimpaired Claims Allowed to the same extent such Claims would be allowed under applicable non-bankruptcy law.

C.	Claims Administration Responsibilities.

Except as otherwise specifically provided in the Plan, after the Effective Date, the Reorganized Debtors shall have the sole authority: (1) to File, withdraw, or litigate to judgment, objections to Claims or Interests; (2) to settle or compromise any Disputed Claim without any further notice to or action, order, or approval by the Bankruptcy Court; and (3) to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court. For the avoidance of doubt, except as otherwise provided herein, from and after the Effective Date, each Reorganized Debtor shall have and retain any and all rights and defenses such Debtor had immediately prior to the Effective Date with respect to any Disputed Claim or Interest, including the Causes of Action retained pursuant to Article IV.R of the Plan.

D.	Estimations of Claims and Interests.

Before or after the Effective Date, the Debtors or the Reorganized Debtors, as applicable, may (but are not required to) at any time request that the Bankruptcy Court estimate any Disputed Claim or Interest that is contingent or unliquidated pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party in interest previously has objected to such Claim or Interest or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any such Claim or Interest, including during the litigation of any objection to any Claim or Interest or during the appeal relating to such objection. Notwithstanding any provision otherwise in the Plan, a Claim that has been expunged from the Claims Register, but that either is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim or Interest, that estimated amount shall constitute a maximum limitation on such Claim or Interest for all purposes under the Plan (including for purposes of distributions), and the relevant Reorganized Debtor may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim or Interest.

E.	Adjustment to Claims or Interests without Objection.

Any duplicate Claim or Interest or any Claim or Interest that has been paid, satisfied, amended, or superseded may be adjusted or expunged on the Claims Register by the Reorganized Debtors without the Reorganized Debtors having to File an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim or Interest and without any further notice to or action, order, or approval of the Bankruptcy Court.

F.	Disallowance of Claims or Interests.

Except as otherwise expressly set forth herein, all Claims and Interests of any Entity from which property is sought by the Debtors under sections 542, 543, 550, or 553 of the Bankruptcy Code or that the Debtors or the Reorganized Debtors allege is a transferee of a transfer that is avoidable under sections 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code shall be disallowed if: (a) the Entity, on the one hand, and the Debtors or the Reorganized Debtors, as applicable, on the other hand, agree or the Bankruptcy Court has determined by Final Order that such Entity or transferee is liable to turn over any property or monies under any of the aforementioned sections of the Bankruptcy Code; and (b) such Entity or transferee has failed to turn over such property by the date set forth in such agreement or Final Order.

G.	No Distributions Pending Allowance.

Notwithstanding any other provision of the Plan, if any portion of a Claim or Interest is a Disputed Claim or Interest, as applicable, no payment or distribution provided hereunder shall be made on account of such Claim or Interest unless and until such Disputed Claim or Interest becomes an Allowed Claim or Interest; provided that if only the Allowed amount of an otherwise valid Claim or Interest is Disputed, such Claim or Interest shall be deemed Allowed in the amount not Disputed and payment or distribution shall be made on account of such undisputed amount.

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H.	Distributions After Allowance.

To the extent that a Disputed Claim or Interest ultimately becomes an Allowed Claim or Interest, distributions (if any) shall be made to the holder of such Allowed Claim or Interest in accordance with the provisions of the Plan. As soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim or Interest becomes a Final Order, the Disbursing Agent shall provide to the holder of such Claim or Interest the distribution (if any) to which such holder is entitled under the Plan as of the Effective Date, without any interest to be paid on account of such Claim or Interest.

I.	No Interest.

Unless otherwise specifically provided for herein or by order of the Bankruptcy Court, postpetition interest shall not accrue or be paid on Claims, and no holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim or right. Additionally, and without limiting the foregoing, interest shall not accrue or be paid on any Disputed Claim with respect to the period from the Effective Date to the date a final distribution is made on account of such Disputed Claim, if and when such Disputed Claim becomes an Allowed Claim.

ARTICLE VIII.

SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A.	Discharge of Claims and Termination of Interests.

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Definitive Documents, the Plan, or in any contract, instrument, or other agreement or document created or entered into pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the holder of such a Claim or Interest has accepted the Plan. The Confirmation Order shall be a judicial determination of the discharge of all Claims (other than the Reinstated Claims) and Interests (other than the Intercompany Interests that are Reinstated) subject to the occurrence of the Effective Date.

B.	Release of Liens.

Except as otherwise provided in the Exit Facility Documents, the Plan, the Confirmation Order, or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, except for Other Secured Claims that the Debtors elect to Reinstate in accordance with this Plan, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns. Any holder of such Secured Claim (and the applicable agents for such holder) shall be authorized and

46

directed, at the sole cost and expense of the Reorganized Debtors, to release any collateral or other property of any Debtor (including any cash collateral and possessory collateral) held by such holder (and the applicable agents for such holder), and to take such actions as may be reasonably requested by the Reorganized Debtors to evidence the release of such Liens and/or security interests, including the execution, delivery, and filing or recording of such releases. The presentation or filing of the Confirmation Order to or with any federal, state, provincial, or local agency, records office, or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens.

To the extent that any holder of a Secured Claim that has been satisfied or discharged in full pursuant to the Plan, or any agent for such holder, has filed or recorded publicly any Liens and/or security interests to secure such holder’s Secured Claim, then as soon as practicable on or after the Effective Date, such holder (or the agent for such holder) shall take any and all steps requested by the Debtors, the Reorganized Debtors, or Exit Facility Agents that are necessary or desirable to record or effectuate the cancellation and/or extinguishment of such Liens and/or security interests, including the making of any applicable filings or recordings, and the Reorganized Debtors shall be entitled to make any such filings or recordings on such holder’s behalf.

C.	Releases by the Debtors.

Notwithstanding anything contained in the Plan to the contrary, pursuant to section 1123(b) of the Bankruptcy Code, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, on and after the Effective Date, each Released Party is, and is deemed hereby to be, fully, conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged by the Debtors, the Reorganized Debtors, their Estates, and any person seeking to exercise the rights of the Debtors or their Estates, including any successors to the Debtors or any Estates representatives appointed or selected pursuant to section 1123(b)(3) of the Bankruptcy Code, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other Entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, from any and all Claims and Causes of Action, including any derivative claims asserted or assertable on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, contingent or non-contingent, in law, equity, contract, tort or otherwise, that the Debtors, the Reorganized Debtors, or their Estates, including any successors to the Debtors or any Estates representative appointed or selected pursuant to section 1123(b) of the Bankruptcy Code, would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Debtor or other Entity, or that any Holder of any Claim against, or Interest in, a Debtor or other Entity could have asserted on behalf of the Debtors, based on or relating to, or in any manner arising from, in whole or in part:

1.

the Debtors (including the capital structure, management, ownership, or operation thereof), the business or contractual arrangement between the Debtors and any Released Party, any Securities issued by the Debtors and the ownership thereof, the assertion or enforcement of rights and remedies against the Debtors, the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions (but excluding Avoidance Actions brought as counterclaims or defenses to Claims asserted against the Debtors), intercompany transactions between or among a Company Party and another Company Party, the Superpriority Credit Agreement, the Credit Agreement, the 2021 LC Agreement, the Lloyds Letter of Credit Agreement, the Senior Notes Indenture, the Senior Notes, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the Restructuring Support Agreement, the Disclosure Statement, the DIP Credit Agreement, the Exit Facility Documents, or the Plan (including, for the avoidance of doubt, the Plan Supplement);

2.

any Restructuring Transaction, contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the Rights Offering, the Disclosure Statement, the DIP Credit Agreement, the New Warrants Agreements, the Exit Facility Documents, the Plan, or the Plan Supplement, before or during the Chapter 11 Cases;

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3.

the Chapter 11 Cases, the filing of the Chapter 11 Cases, the Disclosure Statement or the Plan, the solicitation of votes with respect to the Plan, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, the Rights Offering, or the distribution of property under the Plan or any other related agreement; or

4.

any related act or omission, transaction, agreement, event, or other occurrence related or relating to any of the foregoing taking place on or before the Effective Date, including all Avoidance Actions or other relief obtained by the Debtors in the Chapter 11 Cases.

Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (i) post Effective Date obligations of any party or Entity under the Plan, the Confirmation Order, any Restructuring Transaction, any Definitive Document, or any other document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the Exit Facility Documents, the New Warrants Agreements, or any Claim or obligation arising under the Plan, or (ii) the rights of any holder of Allowed Claims to receive distributions under the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the foregoing Debtor release, which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute the Bankruptcy Court’s finding that the foregoing Debtor release is: (a) in exchange for the good and valuable consideration provided by the Released Parties, including, without limitation, the Released Parties’ contributions to facilitating the Restructuring Transactions and implementing the Plan; (b) a good faith settlement and compromise of the Claims released by the foregoing Debtor release; (c) in the best interests of the Debtors and their Estates and all holders of Claims and Interests; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any of the Debtors, the Reorganized Debtors, or the Debtors’ Estates asserting any Claim or Cause of Action released pursuant to the foregoing Debtor release.

D.	Releases by the Releasing Parties.

Except as otherwise expressly set forth in this Plan or the Confirmation Order, on and after the Effective Date, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, each Released Party is, and is deemed hereby to be, fully, conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged by each Releasing Party, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other Entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, from any and all Claims and Causes of Action, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, contingent or non-contingent, in law, equity, contract, tort, or otherwise, including any derivative claims asserted on behalf of the Debtors, that such Entity would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim against, or Interest in, a Debtor or other Entity, or that any holder of any Claim against, or Interest in, a Debtor or other Entity could have asserted on behalf of the Debtors, based on or relating to, or in any manner arising from, in whole or in part:

1.

the Debtors (including the capital structure, management, ownership, or operation thereof), the business or contractual arrangement between the Debtors and any Releasing Party, any Securities issued by the Debtors and the ownership thereof, the assertion or enforcement of rights and remedies against the Debtors, the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions (but excluding Avoidance Actions brought as counterclaims or defenses to Claims asserted against the Debtors), intercompany transactions between or among a Company Party and another Company Party, the Superpriority Credit Agreement, the Credit Agreement, the 2021 LC Agreement, the Lloyds Letter of Credit Agreement, Senior Notes Indenture, the Senior Notes, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the Restructuring Support Agreement, the Disclosure Statement, the DIP Credit Agreement, the Exit Facility Documents, or the Plan (including, for the avoidance of doubt, the Plan Supplement);

48

2.

any Restructuring Transaction, contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the Rights Offering, the Disclosure Statement, the DIP Credit Agreement, the New Warrants Agreements, the Exit Facility Documents, the Plan, or the Plan Supplement, before or during the Chapter 11 Cases,

3.

the Chapter 11 Cases, the filing of the Chapter 11 Cases, the Disclosure Statement, or the Plan, the solicitation of votes with respect to the Plan, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, the Rights Offering, or the distribution of property under the Plan or any other related agreement; or

4.

any related act or omission, transaction, agreement, event, or other occurrence related or relating to any of the foregoing taking place on or before the Effective Date, including all Avoidance Actions or other relief obtained by the Debtors in the Chapter 11 Cases.

Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (i) any party of any obligations related to customary banking products, banking services or other financial accommodations (except as may be expressly amended or modified by the Plan and the Exit Facility Documents, or any other financing document under and as defined therein), (ii) any post-Effective Date obligations of any party or Entity under the Plan, the Confirmation Order, any Restructuring Transaction, or any document, instrument, any Definitive Document, or any agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the Exit Facility Documents, the New Warrants Agreements, or any Claim or obligation arising under the Plan, or (iii) the rights of holders of Allowed Claims to receive distributions under the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the foregoing third-party release, which includes by reference each of the related provisions and definitions contained herein, and, further, shall constitute the Bankruptcy Court’s finding that the foregoing third-party release is: (a) consensual; (b) essential to the Confirmation of the Plan; (c) given in exchange for a substantial contribution and for the good and valuable consideration provided by the Released Parties that is important to the success of the Plan; (d) a good faith settlement and compromise of the Claims released by the foregoing third-party release; (e) in the best interests of the Debtors and their Estates; (f) fair, equitable, and reasonable; (g) given and made after due notice and opportunity for hearing; and (h) a bar to any of the Releasing Parties asserting any claim or Cause of Action released pursuant to the foregoing third-party release.

E.	Exculpation.

Except as otherwise specifically provided in the Plan or the Confirmation Order, no Exculpated Party shall have or incur liability for, and each Exculpated Party shall be released and exculpated from any Claims and Cause of Action for any claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, filing, or termination of the Restructuring Support Agreement and related prepetition transactions (including the Superpriority Credit Agreement, the Credit Agreement, the Senior Notes Indenture or Senior Notes, the 2021 LC Agreement, and the Lloyds Letter of Credit Agreement), the Disclosure Statement, the Plan, the DIP Credit Facility, the Exit Facility Documents, the New Warrants Agreements, the Plan Supplement, the Rights Offering, or any Restructuring Transaction, contract, instrument, release or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document or other agreement

49

contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion), including any Definitive Document, created or entered into before or during the Chapter 11 Cases, any preference, fraudulent transfer, or other avoidance claim arising pursuant to chapter 5 of the Bankruptcy Code or other applicable law, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, except for claims related to any act or omission that is determined in a Final Order by a court of competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.

The Exculpated Parties and other parties set forth above have, and upon confirmation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

F.	Injunction.

Except as otherwise expressly provided in the Plan or the Confirmation Order or for obligations or distributions issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities who have held, hold, or may hold the Released Claims are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any Released Claims; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any Released Claims; (3) creating, perfecting, or enforcing any lien or encumbrance of any kind against such Entities or the property of such Entities on account of or in connection with or with respect to any Released Claims; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property or the Estates of such Entities on account of or in connection with or with respect to any Released Claims unless such holder has filed a motion requesting the right to perform such setoff on or before the Effective Date, and notwithstanding an indication of a Claim or Interest or otherwise that such holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any Released Claims released or settled pursuant to the Plan.

Upon entry of the Confirmation Order, all holders of Claims and Interests and their respective current and former employees, agents, officers, directors, principals, and direct and indirect Affiliates shall be enjoined from taking any actions to interfere with the implementation or Consummation of the Plan. Each holder of an Allowed Claim or Allowed Interest, as applicable, by accepting, or being eligible to accept, distributions under or Reinstatement of such Claim or Interest, as applicable, pursuant to the Plan, shall be deemed to have consented to the injunction provisions set forth in this Article VIII.F hereof.

G.	Protections Against Discriminatory Treatment.

Consistent with section 525 of the Bankruptcy Code and the Supremacy Clause of the U.S. Constitution, all Entities, including Governmental Units, shall not discriminate against the Reorganized Debtors or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Reorganized Debtors, or another Entity with whom the Reorganized Debtors have been associated, solely because each Debtor has been a debtor under chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

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H.	Document Retention.

On and after the Effective Date, the Reorganized Debtors may maintain documents in accordance with their standard document retention policy, as may be altered, amended, modified, or supplemented by the Reorganized Debtors.

I.	Reimbursement or Contribution.

If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the time of allowance or disallowance, such Claim shall be forever disallowed and expunged notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Confirmation Date: (1) such Claim has been adjudicated as non-contingent or (2) the relevant holder of a Claim has Filed a non-contingent Proof of Claim on account of such Claim and a Final Order has been entered prior to the Confirmation Date determining such Claim as no longer contingent.

ARTICLE IX.

CONDITIONS PRECEDENT TO CONSUMMATION OF THE PLAN

A.	Conditions Precedent to the Effective Date.

It shall be a condition to the Effective Date that the following conditions shall have been satisfied or waived pursuant to the provisions of Article IX.B hereof:

a.	the Debtors shall have achieved the Achievement Target; and

b.

the Bankruptcy Court shall have entered the Confirmation Order, which shall be a Final Order, in form and substance consistent in all respects with the Restructuring Support Agreement (including any consent rights thereunder) and otherwise in form and substance acceptable to the Debtors and the Required Consenting Stakeholders, and which shall:

i.

authorize the Debtors to take all actions necessary to enter into, implement, and consummate the contracts, instruments, releases, leases, indentures, and other agreements or documents created in connection with the Plan;

ii.	decree that the provisions in the Confirmation Order and the Plan are nonseverable and mutually dependent;

iii.

authorize the Debtors, as applicable/necessary, to: (a) implement the Restructuring Transactions, including the Rights Offering; (b) distribute the New Common Stock and the New Warrants pursuant to the exemption from registration under the Securities Act provided by section 1145 of the Bankruptcy Code or other exemption from such registration or pursuant to one or more registration statements; (c) make all distributions and issuances as required under the Plan, including Cash and the New Common Stock; and (d) enter into any agreements, transactions, and sales of property as set forth in the Plan Supplement, including the Management Incentive Plan, in each case, in a manner consistent with the terms of the Restructuring Support Agreement and subject to the consent rights set forth therein;

iv.	authorize the implementation of the Plan in accordance with its terms; and

v.

provide that, pursuant to section 1146 of the Bankruptcy Code, the assignment or surrender of any lease or sublease, and the delivery of any deed or other instrument or transfer order, in furtherance of, or in connection with the Plan, including any deeds, bills of sale, or assignments executed in connection with any disposition or transfer of assets contemplated under the Plan, shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax; and

51

c.	the Debtors shall have obtained all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan;

d.

the final version of each of the Plan, the Definitive Documents, and all documents contained in any supplement to the Plan, including Plan Supplement and any exhibits, schedules, amendments, modifications, or supplements thereto or other documents contained therein shall have been executed or filed, as applicable in form and substance consistent in all respects with the Restructuring Support Agreement, the Restructuring Term Sheet, and the Plan, and comply with the applicable consent rights set forth in the Restructuring Support Agreement and/or the Plan for such documents and shall not have been modified in a manner inconsistent with the Restructuring Support Agreement;

e.

the Exit Facility Documents shall have been duly executed and delivered by all of the Entities that are parties thereto and all conditions precedent (other than any conditions related to the occurrence of the Effective Date) to the effectiveness of the Exit Facilities shall have been satisfied or duly waived in writing in accordance with the terms of each of the Exit Facilities and the closing of each of the Exit Facilities shall have occurred;

f.	the Final Order approving the DIP Credit Facility shall have been entered and shall remain in full force and effect and no event of default shall have occurred and be continuing thereunder;

g.

no more than $50 million principal amount of Prepetition Secured Letters of Credit or DIP Letters of Credit (other than cash collateralized letters of credit) shall have been drawn and unreimbursed in full in Cash as of the Effective Date; provided that this condition may be waived solely with the written consent of the Required Consenting LC Lenders;

h.

Reorganized McDermott shall have a minimum of $820 million of Cash on its balance sheet (which amount shall not include Cash held by the Debtors’ joint-venture affiliates or cash collateral securing the Cash Secured Letters of Credit, the Lloyds Letters of Credit, and the DIP Cash Secured Letters of Credit) assuming normal working capital; provided that this condition may be waived solely with the written consent of the [Required Consenting Lenders];

i.

all professional fees and expenses of retained professionals that require the Bankruptcy Court’s approval shall have been paid in full or amounts sufficient to pay such fees and expenses after the Effective Date shall have been placed in a professional fee escrow account pending the Bankruptcy Court’s approval of such fees and expenses;

j.	the Technology Business Sale shall have been consummated;

k.	to the extent invoiced in accordance with the terms of the Plan, the payment in Cash in full of the Restructuring Expenses; and

l.

the Debtors shall have implemented the Restructuring Transactions and all transactions contemplated in the Restructuring Term Sheet in a manner consistent with the Restructuring Support Agreement (and subject to, and in accordance with, the consent rights set forth therein), the Restructuring Term Sheet, and the Plan.

B.	Waiver of Conditions.

Except as otherwise specified in the Plan or the Restructuring Support Agreement, any one or more of the conditions to Consummation set forth in this Article IX may be waived by the Debtors with the prior written consent of the Required Consenting Lenders (not to be withheld unreasonably), without notice, leave, or order of the Bankruptcy Court or any formal action other than proceedings to confirm or consummate the Plan.

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C.	Effect of Failure of Conditions.

If Consummation does not occur, the Plan shall be null and void in all respects and nothing contained in the Plan, the Disclosure Statement, or Restructuring Support Agreement shall: (1) constitute a waiver or release of any Claims by the Debtors, Claims, or Interests; (2) prejudice in any manner the rights of the Debtors, any holders of Claims or Interests, or any other Entity; or (3) constitute an admission, acknowledgment, offer, or undertaking by the Debtors, any holders of Claims or Interests, or any other Entity.

D.	Substantial Consummation

“Substantial Consummation” of the Plan, as defined in 11 U.S.C. § 1101(2), shall be deemed to occur on the Effective Date.

ARTICLE X.

MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A.	Modification and Amendments.

Except as otherwise specifically provided in this Plan and subject to the consent rights set forth in the Restructuring Support Agreement, the Debtors reserve the right to modify the Plan, whether such modification is material or immaterial, and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not resolicit votes on such modified Plan. Subject to those restrictions on modifications set forth in the Plan and the requirements of section 1127 of the Bankruptcy Code, Rule 3019 of the Federal Rules of Bankruptcy Procedure, and, to the extent applicable, sections 1122, 1123, and 1125 of the Bankruptcy Code, each of the Debtors expressly reserves its respective rights to revoke or withdraw, or to alter, amend, or modify the Plan with respect to such Debtor, one or more times, after Confirmation, and, to the extent necessary may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan.

B.	Effect of Confirmation on Modifications.

Entry of the Confirmation Order shall mean that all modifications or amendments to the Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

C.	Revocation or Withdrawal of Plan.

To the extent permitted by the Restructuring Support Agreement, the Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date and to File subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan, or if Confirmation or Consummation does not occur, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Interest or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected under the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (3) nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims or Interests; (b) prejudice in any manner the rights of such Debtor or any other Entity; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by such Debtor or any other Entity.

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ARTICLE XI.

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or relating to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

a.

allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims or Interests;

a.

decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

b.

resolve any matters related to: (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including Cures pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (c) the Reorganized Debtors amending, modifying, or supplementing, after the Effective Date, pursuant to Article V hereof, any Executory Contracts or Unexpired Leases to the list of Executory Contracts and Unexpired Leases to be assumed or rejected or otherwise; and (d) any dispute regarding whether a contract or lease is or was executory or expired;

c.	ensure that distributions to holders of Allowed Claims and Allowed Interests (as applicable) are accomplished pursuant to the provisions of the Plan, including with respect to the New Warrants;

d.

adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

e.	adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

f.

enter and implement such orders as may be necessary to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created or entered into in connection with the Plan or the Disclosure Statement, including the Restructuring Support Agreement;

g.	enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

h.

resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the Consummation, interpretation, or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;

i.	issue injunctions, enter and implement other orders, or take such other actions as may be necessary to restrain interference by any Entity with Consummation or enforcement of the Plan;

j.

resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the releases, injunctions, exculpations, and other provisions contained in Article VIII hereof and enter such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions;

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k.

resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the holder of a Claim or Interest for amounts not timely repaid pursuant to Article VI.L hereof;

l.	enter and implement such orders as are necessary if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

m.

determine any other matters that may arise in connection with or relate to the Plan, the Plan Supplement, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Plan or the Disclosure Statement, including the Restructuring Support Agreement;

n.	enter an order concluding or closing the Chapter 11 Cases;

o.	adjudicate any and all disputes arising from or relating to distributions under the Plan;

p.	consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

q.	determine requests for the payment of Claims and Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;

r.

hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan or the Confirmation Order, including disputes arising under agreements, documents, or instruments executed in connection with the Plan;

s.	hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

t.

hear and determine all disputes involving the existence, nature, scope, or enforcement of any exculpations, discharges, injunctions, and releases granted in the Plan, including under Article VIII hereof, regardless of whether such termination occurred prior to or after the Effective Date;

u.	enforce all orders previously entered by the Bankruptcy Court; and

v.	hear any other matter not inconsistent with the Bankruptcy Code.

As of the Effective Date, notwithstanding anything in this Article XI to the contrary, the New Organizational Documents and the Exit Facilities and any documents related thereto shall be governed by the jurisdictional provisions therein and the Bankruptcy Court shall not retain jurisdiction with respect thereto.

ARTICLE XII.

MISCELLANEOUS PROVISIONS

A.	Immediate Binding Effect.

Subject to Article IX.A hereof and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan (including, for the avoidance of doubt, the documents and instruments contained in the Plan Supplement) shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, any and all holders of Claims or Interests (irrespective of whether such holders of Claims or Interests have, or are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.

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B.	Additional Documents.

On or before the Effective Date, and consistent in all respects with the terms of the Restructuring Support Agreement, the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary to effectuate and further evidence the terms and conditions of the Plan and the Restructuring Support Agreement. The Debtors or the Reorganized Debtors, as applicable, and all holders of Claims or Interests receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

C.	Payment of Statutory Fees.

All fees payable pursuant to section 1930(a) of the Judicial Code, as determined by the Bankruptcy Court at a hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid by each of the Reorganized Debtors (or the Disbursing Agent on behalf of each of the Reorganized Debtors) for each quarter (including any fraction thereof) until the earlier of entry of a final decree closing such Chapter 11 Cases or an order of dismissal or conversion, whichever comes first.

D.	Statutory Committee and Cessation of Fee and Expense Payment.

On the Confirmation Date, any statutory committee appointed in the Chapter 11 Cases shall dissolve and members thereof shall be released and discharged from all rights and duties from or related to the Chapter 11 Cases. The Reorganized Debtors shall no longer be responsible for paying any fees or expenses incurred by the members of or advisors to any statutory committees after the Confirmation Date.

E.	Reservation of Rights.

Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order, and the Confirmation Order shall have no force or effect if the Effective Date does not occur. None of the Filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the holders of Claims or Interests prior to the Effective Date.

F.	Successors and Assigns.

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, Affiliate, officer, manager, director, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.

G.	Notices.

All notices, requests, and demands to or upon the Debtors to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

Debtors	Counsel to the Debtors
McDermott International, Inc. 757 North Eldridge Parkway Houston, Texas 77079 Attention: John Freeman	Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022 Attention: Joshua A. Sussberg, P.C., Christopher T. Greco, P.C., and Anthony R. Grossi

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and

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, Illinois 60654

Attention: John R. Luze

and

Jackson Walker L.L.P.

1401 McKinney Street, Suite 1900

Houston, Texas 77010

Attention: Elizabeth C. Freeman and Matthew D. Cavenaugh

United States Trustee	Counsel to the Consenting Superpriority Term Lenders and the Consenting Term Lenders
Office of The United States Trustee 515 Rusk Street, Suite 3516 Houston, TX 77002	Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 Attention: Damian S. Schaible and Natasha Tsiouris

Counsel to the proposed DIP LC Agent, the proposed DIP Collateral Agent, the Revolving and LC Administrative Agent, the 2018 Collateral Agent, the
Superpriority Revolving Administrative Agent and the Superpriority
Collateral Agent

Counsel to the proposed DIP Term Loan Agent, the 2021 LC Administrative Agent, the Superpriority Term Loan Agent, and the Term Loan Administrative Agent

Linklaters LLP

1345 Avenue of the Americas

New York, New York 10105

Attention: Margot Schonholtz and Penelope Jensen

and

Bracewell LLP

711 Louisiana Street

Houston, Texas 77002

Attention: William A. (Trey) Wood III

Latham & Watkins LLP 885 Third Avenue New York, NY 10022 Attention: Andrew Parlen and Anupama Yerramalli

Counsel to the Consenting Noteholders

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Attention: Andrew N. Rosenberg and Alice B. Eaton

-and-

Brown Rudnick LLP

7 Times Square

New York, NY 10036

Attention: Robert J. Stark and Bennett S. Silverberg

After the Effective Date, the Reorganized Debtors have the authority to send a notice to Entities that to continue to receive documents pursuant to Bankruptcy Rule 2002, such Entity must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Reorganized Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed such renewed requests.

H.	Term of Injunctions or Stays.

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

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I.	Entire Agreement.

Except as otherwise indicated, and without limiting the effectiveness of the Restructuring Support Agreement, the Plan (including, for the avoidance of doubt, the documents and instruments in the Plan Supplement) supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

J.	Plan Supplement.

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are Filed, copies of such exhibits and documents shall be available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the Debtors’ restructuring website at https://cases.primeclerk.com/McDermott or the Bankruptcy Court’s website at www.txs.uscourts.gov/bankruptcy. To the extent any exhibit or document is inconsistent with the terms of the Plan, unless otherwise ordered by the Bankruptcy Court, the non-exhibit or non-document portion of the Plan shall control.

K.	Nonseverability of Plan Provisions.

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the Debtors’ or Reorganized Debtors’ consent, as applicable; and (3) nonseverable and mutually dependent.

L.	Votes Solicited in Good Faith.

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with section 1125(g) of the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and each of their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of securities offered and sold under the Plan and any previous plan, and, therefore, neither any of such parties or individuals or the Reorganized Debtors will have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Plan and any previous plan.

M.	Closing of Chapter 11 Cases.

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, File with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases.

N.	Waiver or Estoppel.

Each holder of a Claim or an Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement was not disclosed in the Plan, the Disclosure Statement, or papers Filed with the Bankruptcy Court prior to the Confirmation Date.

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O.	Creditor Default

An act or omission by a holder of a Claim or an Interest in contravention of the provisions of this Plan shall be deemed an event of default under this Plan. Upon an event of default, the Reorganized Debtors may seek to hold the defaulting party in contempt of the Confirmation Order and shall be entitled to reasonable attorneys’ fees and costs of the Reorganized Debtors in remedying such default. Upon the finding of such a default by a creditor, the Bankruptcy Court may: (a) designate a party to appear, sign and/or accept the documents required under the Plan on behalf of the defaulting party, in accordance with Bankruptcy Rule 7070; (b) enforce the Plan by order of specific performance; (c) award judgment against such defaulting creditor in favor of the Reorganized debtor in an amount, including interest, to compensate the Reorganized Debtors for the damages caused by such default; and (d) make such other order as may be equitable that does not materially alter the terms of the Plan.

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Dated: January 21, 2020	MCDERMOTT INTERNATIONAL, INC.

on behalf of itself and all other Debtors

/s/ John Castellano
John Castellano
Chief Restructuring Officer

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Exhibit B

Restructuring Support Agreement

Execution Version

THIS RESTRUCTURING SUPPORT AGREEMENT IS NOT AN OFFER OR ACCEPTANCE WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS RESTRUCTURING SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (including all exhibits, annexes, and schedules hereto in accordance with Section 15.02 and including, without limitation, the term sheet attached hereto as Exhibit A (the “Restructuring Term Sheet”)1, this “Agreement” or the “RSA,” as applicable) is made and entered into as of the Execution Date, by and among the following Parties:

i.	the Company Parties;

ii.	the undersigned Consenting 2021 LC Lenders;

iii.	the undersigned Consenting 2023 LC Lenders;

iv.	the undersigned Consenting Revolving Lenders;

v.	the undersigned Consenting Term Lenders;

vi.	the undersigned Consenting Cash Secured LC Issuers;

vii.	the undersigned Consenting Superpriority Term Lenders;

viii.	the undersigned Consenting Superpriority LC Lenders; and

ix.	the undersigned Consenting Noteholders.

[1]	Capitalized terms used but not defined herein have the meanings given to such terms in Exhibit 1 to the Restructuring Term Sheet.

RECITALS

WHEREAS, the Company Parties and the Consenting Stakeholders have in good faith and at arms’ length negotiated the Restructuring Transactions;

WHEREAS, the Company Parties intend to implement the Restructuring Transactions, including through the commencement of the Chapter 11 Cases; and

WHEREAS, the Parties have agreed to take certain actions in support of the Restructuring Transactions on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

AGREEMENT

Section 1. Definitions and Interpretation.

1.01. Definitions. Capitalized terms used but not defined in this Agreement have the meanings given to such terms in Exhibit 1 to Exhibit A attached hereto.

1.02. Interpretation. For purposes of this Agreement:

(a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and neuter gender;

(b) capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form;

(c) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions;

(d) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, supplemented, or otherwise modified from time to time; provided that any capitalized terms herein which are defined with reference to another agreement, are defined with reference to such other agreement as of the date of this Agreement, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the date hereof;

(e) unless otherwise specified, all references herein to “Sections” are references to Sections of this Agreement;

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(f) the words “herein,” “hereof,” and “hereto” refer to this Agreement in its entirety rather than to any particular portion of this Agreement;

(g) captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement;

(h) references to “shareholders,” “directors,” or “officers” shall also include “members” or “managers,” as applicable, as such terms are defined under the applicable limited liability company Laws;

(i) the use of “include” or “including” is without limitation, whether stated or not;

(j) references to “holder” include beneficial owners (including participants) or lenders of record in respect of Prepetition Secured Facilities; and

(k) the phrase “counsel to the Consenting Stakeholders” refers in this Agreement to each counsel specified in Section 15.10 other than counsel to the Company Parties.

Section 2.

2.01. Effectiveness of this Agreement. This Agreement shall become effective and binding upon each of the Parties on the Agreement Effective Date, which is the date on which all of the following conditions have been satisfied or waived in accordance with this Agreement:

(a) each of the Company Parties shall have executed and delivered counterpart signature pages of this Agreement to counsel to each of the Parties;

(b) the following shall have executed and delivered counterpart signature pages of this Agreement to counsel to each of the Parties: 2

(i) holders of at least two-thirds of the aggregate outstanding principal amount of 2021 Letters of Credit Claims;

(ii) holders of at least two-thirds of the aggregate outstanding principal amount of 2023 Letters of Credit Claims;

(iii) holders of at least two-thirds of the aggregate outstanding principal amount of Revolving Credit Claims;

[2]

All signature pages of the parties hereto shall be delivered to (a) the Consenting Stakeholders in a redacted form that removes such parties’ names and holdings of Claims against or interests in the Company and any schedules to such signature page (if applicable) and (b) the Company, Kirkland & Ellis LLP, Davis Polk & Wardwell LLP, Paul, Weiss, Rifkind, Wharton & Garrison LLP, Brown Rudnick LLP, and Linklaters LLP in unredacted form (and to be held by the Company, Kirkland & Ellis LLP, Davis Polk & Wardwell LLP, Paul, Weiss, Rifkind, Wharton & Garrison LLP, Brown Rudnick LLP, and Linklaters LLP on a professionals’-eyes-only basis).

3

(iv) holders of at least two-thirds of the aggregate outstanding principal amount of Term Loan Facility Claims;

(v) holders of at least two-thirds of the aggregate outstanding principal amount of Cash Secured Letter of Credit Claims;

(vi) holders of at least two-thirds of the aggregate outstanding principal amount of Superpriority Term Loan Facility Claims;

(vii) holders of at least two-thirds of the aggregate outstanding principal amount of Superpriority Letter of Credit Claims; and

(viii) holders of at least two-thirds of the aggregate outstanding principal amount of Senior Notes Claims.

(c) the Company Parties shall have paid all Restructuring Expenses that have been invoiced by no later than January 17, 2020;

(d) counsel to the Company Parties shall have given notice to counsel to the Consenting Stakeholders in the manner set forth in Section 15.10 hereof (by email) that the other conditions to the Agreement Effective Date set forth in this Section 2.01 have occurred;

(e) the Term Loan Ad Hoc Group shall have provided a schedule of their letter of credit exposure (including participation amounts) under the Credit Agreement, the 2021 LC Agreement and the Lloyds Letter of Credit Agreement to the Liquidity Lender Steering Committee which delivery shall be confirmed by the Revolving and LC Agent Advisors to counsel to the Company Parties;

(f) the Company shall have obtained lender commitments sufficient to satisfy the aggregate letter of credit commitments required to fund the Senior Exit LC Facility upon the Plan Effective Date; and

(g) the Company shall have obtained lender commitments sufficient to satisfy the aggregate commitments required to fund the New DIP Term Loans and the New DIP Letters of Credit under the DIP Credit Facility as specified in the DIP Credit Facility Term Sheet.

Section 3. Definitive Documents.

3.01. The Definitive Documents governing the Restructuring Transactions shall include the following:

(a) the Plan;

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(b) the Plan Supplement and all documents, annexes, exhibits, schedules contained therein, including any schedules of rejected contracts;

(c) all motions, filings, documents, agreements related to the Technology Business Sale, including the Purchase Agreement, the Bidding Procedures Motion, the Bidding Procedures Order and the Sale Order;

(d) all motions, filings, documents, agreements related to the New Warrants or the Rights Offering;

(e) the DIP Credit Agreement Documents;

(f) the Disclosure Statement;

(g) the Disclosure Statement Motion;

(h) the Solicitation Materials;

(i) the Disclosure Statement Order;

(j) the Confirmation Order and pleadings in support of entry of the Confirmation Order;

(k) the Exit Facility Agreements and related documentation;

(l) the Management Incentive Plan and related documents or agreements;

(m) the Business Plan;

(n) the organizational documents and all other governing documents and agreements of the reorganized Company, and any and all documentation required to implement, issue and distribute the New Common Stock, including any stockholders’ agreement or registration rights agreement;

(o) First Day Pleadings and Second Day Pleadings and all orders sought pursuant thereto, including the DIP Orders;

(p) a motion seeking approval of retention or incentive compensation plans for key members of the Company’s executive management team;

(q) any other material agreements, motions, pleadings, briefs, applications, orders, and other filings with the Bankruptcy Court related to the Restructuring Transactions;

(r) any order, or amendment or modification of any order, entered by the Bankruptcy Court related to the foregoing items (a) through (p); and

(s) any materials filed in any foreign proceeding commenced by any Company Party in connection with the Restructuring Transactions.

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3.02. The Definitive Documents not executed or in a form attached to this Agreement as of the Execution Date remain subject to negotiation and completion. Upon completion, the Definitive Documents and every other document, deed, agreement, filing, notification, letter or instrument related to the Restructuring Transactions shall reflect and contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Agreement, including, for the avoidance of doubt, the Restructuring Term Sheet as they may be modified, amended, restated, amended and restated, supplemented, or otherwise modified in accordance with Section 14. Further, the Definitive Documents not executed or in a form attached to this Agreement as of the Execution Date and any amendment to the Definitive Documents shall otherwise be in form and substance reasonably acceptable to the Company Parties and the Required Consenting Lenders; provided that the Plan, Plan Supplement and all documents contained therein (other than all organization, governance and shareholder documents), Purchase Agreement, Bidding Procedures Motion, Bidding Procedures Order, Sale Order, Confirmation Order, Disclosure Statement Order, DIP Orders, DIP Credit Documents, and Exit Facility Agreements and related documentation, including with respect to any modifications, amendments, or supplements to such Definitive Documents shall be acceptable to the Required Consenting Lenders; provided further that any provision of the Definitive Documentation, including the Plan, the Plan Supplement, the Confirmation Order, including any amendments or modifications thereto, that provides for or otherwise affects the treatment of the Senior Notes Claims as contemplated by this Agreement and the Plan or the rights and benefits afforded the Consenting Noteholders hereunder or under the Plan shall be in form and substance reasonably acceptable to the Required Consenting Noteholders; provided further that all organization, governance and shareholder documents, shall be acceptable to the Required Consenting Term Lenders and the Required Consenting Revolving Lenders and in form and substance reasonably acceptable to the Required Consenting Noteholders with respect to any customary minority protections and any provision thereof that relates to or impacts the treatment afforded the Senior Notes Claims contemplated hereby, including the New Warrants, the New Warrant Agreements, including the anti-dilution and Black Scholes protection to be provided for in connection therewith, and the customary minority protections to be afforded to the holders of Senior Notes Claims as holders of New Common Stock shall be in form and substance reasonably acceptable to the Required Consenting Noteholders.

Section 4. Milestones. The Company shall implement the Restructuring Transactions in accordance with the following Milestones:

(a) on or before the Outside Petition Date, the Company shall have filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code with the Bankruptcy Court;

(b) on the Petition Date, the Company shall have filed with the Bankruptcy Court (i) a motion seeking entry of the Interim DIP Order and (ii) the Bidding Procedures Motion;

(c) no later than 5 calendar days after the Petition Date, the Bankruptcy Court shall have entered the Interim DIP Order;

(d) no later than 35 calendar days after the Petition Date, the Bankruptcy Court shall have entered the Bidding Procedures Order;

(e) no later than 30 calendar days after the Petition Date, the Company shall have filed the Plan, the Disclosure Statement and the Disclosure Statement Motion;

(f) no later than 35 calendar days after the Petition Date, the Bankruptcy Court shall have entered the Final DIP Order;

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(g) no later than 45 calendar days after the Petition Date, the Bid Deadline (as defined in the Bidding Procedures Order) shall have expired;

(h) no later than 50 calendar days after the Petition Date, the Auction (as defined in the Bidding Procedures Order), if any, shall have occurred;

(i) no later than 80 calendar days after the Petition Date, the Bankruptcy Court shall have entered the Sale Order;

(j) no later than 90 calendar days after the Petition Date, the Bankruptcy Court shall have entered the Disclosure Statement Order;

(k) no later than 150 calendar days after the Petition Date, the Bankruptcy Court shall have entered the Confirmation Order;

(l) no later 9 months after the Petition Date, the Plan shall have become effective; provided that such milestone shall be automatically extended for an additional 90 days solely to the extent regulatory approvals remain outstanding for the Technology Business Sale.

The Company may extend a Milestone only with the express prior written consent of the Required Consenting Lenders, which consent may be provided via email from counsel to each of the Required Consenting Lenders.

Section 5. Commitments of the Consenting Stakeholders.

5.01. General Commitments, Forbearances, and Waivers.

(a) Affirmative commitments. During the Agreement Effective Period, and subject to the terms of this Agreement, each Consenting Stakeholder agrees, severally, and not jointly, in respect of all of its Company Claims/Interests, to:

(i) support the Restructuring Transactions and vote and exercise any powers or rights available to it (including in any board, shareholders’, or creditors’ meeting or in any process requiring voting or approval to which they are legally entitled to participate) in each case in favor of any matter requiring approval to the extent necessary to implement the Restructuring Transactions;

(ii) use commercially reasonable efforts to cooperate with and assist the Company Parties in obtaining additional support for the Restructuring Transactions from the Company Parties’ other stakeholders;

(iii) use commercially reasonable efforts to oppose any party or person from taking any actions contemplated in Section 5.01(b) provided that nothing in the Section 5.01(iv) shall require any Consenting Stakeholder to take any action for which they will incur additional out of pocket or legal expenses unless reimbursed by the Company Parties;

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(iv) give any notice, order, instruction, or direction to the applicable Agents necessary to give effect to the Restructuring Transactions; and

(v) negotiate in good faith and use commercially reasonable efforts to execute and implement the Definitive Documents that are consistent with this Agreement to which it is required to be a party and coordinate its activities with the other Parties (to the extent practicable and subject to the terms hereof) in respect of all matters concerning the implementation and consummation of the Restructuring Transactions.

(b) Negative commitments. During the Agreement Effective Period, and subject to the terms of this Agreement, each Consenting Stakeholder agrees, severally, and not jointly, in respect of all of its Company Claims/Interests, that it shall not, other than to enforce this Agreement or any Definitive Document or as otherwise permitted under this Agreement, directly or indirectly:

(i) object to, delay, impede, or take any other action that would reasonably be expected to interfere with the acceptance, implementation, or consummation of the Restructuring Transactions;

(ii) solicit, propose, enter into, file, vote for or otherwise knowingly support, participate in or approve any Alternative Restructuring Proposal;

(iii) knowingly Transfer its Company Claims/Interests to a non-affiliated party for the purpose of enabling or effectuating a credit bid by such non-affiliated party for the Technology Business in connection with the Technology Business Sale;

(iv) file any motion, pleading, or other document with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not consistent with this Agreement, the Definitive Documents, provided that such Definitive Documents are approved by the Required Consenting Stakeholders as required in section 3.02, or the Plan;

(v) initiate, or have initiated on its behalf, any litigation or proceeding of any kind with respect to the Chapter 11 Cases, this Agreement, or the other Restructuring Transactions contemplated herein against the Company Parties or the other Parties;

(vi) exercise, or direct any other person to exercise, any right or remedy for the enforcement, collection, or recovery of any Company Claims/Interests; or

(vii) object to, delay, impede, or take any other action that would reasonably be expected to interfere with the Company Parties’ ownership and possession of their assets, wherever located, or interfere with the automatic stay arising under section 362 of the Bankruptcy Code.

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5.02. Commitments with Respect to Chapter 11 Cases.

(a) During the Agreement Effective Period, and subject to the terms of this Agreement, each Consenting Stakeholder that is entitled to vote to accept or reject the Plan pursuant to its terms agrees that it shall, subject to receipt by such Consenting Stakeholder, whether before or after the commencement of the Chapter 11 Cases, of the Solicitation Materials:

(i) vote each of its Company Claims/Interests (or take the necessary steps to direct its lender of record to vote such Company Claims/Interests) to accept the Plan by delivering its duly executed and completed ballot accepting the Plan on a timely basis following the commencement of the solicitation of the Plan and its actual receipt of the Solicitation Materials and the ballot; and

(ii) refrain from changing, revoking, amending or withdrawing (or causing such change, revocation, amendment or withdrawal of) such vote or consent; provided that, subject to the order approving the Disclosure Statement and solicitation procedures, such vote may be revoked (and, upon such revocation, deemed void ab initio) by such Consenting Stakeholder at any time following the expiration of the Agreement Effective Period, or upon termination of this Agreement as to such Consenting Stakeholder pursuant to the terms hereof (other than a termination resulting from a breach of this Agreement by such Consenting Stakeholder); and

(iii) to the extent it is permitted to elect whether to opt out of the releases set forth in the Plan, elect not to opt out of the releases set forth in the Plan by timely delivering its duly executed and completed ballot(s) designating that it does not opt out of the releases.

(b) During the Agreement Effective Period, each Consenting Stakeholder, in respect of each of its Company Claims/Interests, will support, and will not directly or indirectly object to, delay, impede, or take any other action to interfere with, any motion or other pleading or document filed by a Company Party in the Bankruptcy Court contemplated by this Agreement or the Definitive Documents, provided that such Definitive Documents are approved by the Required Consenting Stakeholders as required in section 3.02, and shall not:

(i) propose, support, or file a pleading with the Bankruptcy Court seeking entry of an order authorizing, indirectly or directly, any use of cash collateral or debtor-in-possession financing other than as proposed in this Agreement, the Interim DIP Order or the Final DIP Order; or

(ii) direct any of the Term Loan Administrative Agent, the Revolving and LC Administrative Agent, the 2021 LC Administrative Agent, the Lloyds LC Bank, the 2018 Collateral Agent, the Superpriority Agreement Agents or the Senior Notes Trustee to propose, file or support a pleading with the Bankruptcy Court seeking entry of an order authorizing, directly or indirectly, any use of cash collateral or debtor-in-possession financing other than as proposed in each of the DIP Orders and, to the extent such administrative agent, collateral agent, or indenture trustee proposes, files or supports such a pleading, shall direct such agent or trustee to withdraw immediately such proposal, support, or pleading.

5.03. Additional Commitments with Respect to the Senior Exit LC Facility. Each of the undersigned Consenting Revolving Lenders and Consenting LC Lenders, severally and not jointly, hereby commits to deliver a commitment of an Approved Institution under the Senior Exit LC Facility in an amount equal to the amount immediately prior to the Petition Date of all of its

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commitments (whether used or unused) in respect of (i) the 2021 LC Facility, (ii) the 2023 LC Facility, (iii) the Lloyds LC Facility and (iv) the Revolving Credit Facility minus its commitments in respect of Revolving Loans, in each case, whether owned directly or beneficially through a participation, held by such Consenting Lender as of the date hereof or acquired by such Consenting Lender during the Agreement Effective Period, less such lender’s participation in any letter of credit that is drawn and not reimbursed in full in cash under the Prepetition Secured Facilities prior to or during the pendency of the Chapter 11 Cases (such amounts, each such Consenting Revolving Lender’s or Consenting LC Lender’s “Recommit Amount”). For the avoidance of doubt, the commitments of Consenting Lenders made in this Section 5.03 (i) shall transfer to any transferee of the corresponding Company Claims/Interests subject to the terms of this Agreement and (ii) shall terminate upon the earlier of (x) the termination of this Agreement with respect to the Consenting Lender providing such commitment and (y) with respect to each Consenting Lender that does not consent to a further extension, the date falling ten (10) months and ninety (90) days after the Petition Date. Nothing in this Section 5.03 shall apply with respect to commitments of any Consenting Lender in excess of the amount set forth on the signature page of each Consenting Lender or acquired by such Consenting Lender during the Agreement Effective Period or otherwise transferred in accordance with Section 9 hereof. As used in this Section 5.03, “Approved Institution” shall mean an institution acceptable to the initial letter of credit issuing banks under the Senior Exit LC Facility. Notwithstanding anything to the contrary herein, unless otherwise expressly agreed by such Consenting Revolving Lender or Consenting LC Lender, in no event shall the sum of any Consenting Revolving Lender’s or Consenting LC Lender’s (a) aggregate commitments under the Senior Exit LC Facility plus (b) aggregate participation in the Roll-Off LC Exit Facility at any time exceed such respective Consenting Revolving Lender’s or Consenting LC Lender’s Recommit Amount.

5.04. DIP Commitments. Each DIP Lender, severally and not jointly, commits to provide or cause to be provided by any fronting banks or any of its subsidiaries or affiliates or any funds and/or accounts managed, advised or controlled by any of the foregoing New DIP Term Loans and New DIP Letters of Credit in an amount up to the amount specified on its signature page to this Agreement, provided that the allocations of the New DIP Term Loans and the New DIP Letters of Credit and the terms thereof shall be subject to the terms and conditions as set forth in the DIP Credit Facility Term Sheet and otherwise subject to this Agreement and relevant Definitive Documents. Each DIP Letter of Credit Lender shall participate in DIP Letters of Credit through an institution acceptable to the initial letter of credit issuing banks under the DIP Credit Facility (which for the avoidance of doubt shall include any lender of record under the 2023 LC Facility).

Section 6. Additional Provisions Regarding the Consenting Stakeholders’ Commitments. Notwithstanding anything contained in this Agreement, nothing in this Agreement shall: (a) be construed to prohibit any Consenting Stakeholder from appearing as a party in interest in any matter to be adjudicated in the Chapter 11 Cases, so long as such appearance and the positions advocated in connection therewith are not inconsistent with this Agreement and are not for the purpose of delaying, interfering, impeding, or taking any other action to delay, interfere or impede, directly or indirectly, the Restructuring Transactions; (b) affect the ability of any Consenting Stakeholder to consult with any other Consenting Stakeholder, the Company Parties, or any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee); (c) prevent any Consenting Stakeholder from enforcing this Agreement or any Definitive

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Documents, provided that such Definitive Documents are approved by the Required Consenting Stakeholders as required in section 3.02, or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement; or (d) obligate a Consenting Stakeholder to deliver a vote to support the Plan or prohibit a Consenting Stakeholder from withdrawing such vote, in each case from and after the Termination Date (other than a Termination Date as a result of the occurrence of the Plan Effective Date); and for the avoidance of doubt, that upon the Termination Date as to a Consenting Stakeholder (other than a Termination Date as a result of the occurrence of the Plan Effective Date), such Consenting Stakeholder’s vote shall automatically be deemed void ab initio and such Consenting Stakeholder shall have a reasonable opportunity to cast a vote.

Notwithstanding anything to the contrary herein, each Party recognizes, acknowledges and agrees that (i) this Agreement binds only the desk or business unit that executes this Agreement and shall not be binding on any other desk, business unit or Affiliate, unless such desk, business unit or Affiliate separately becomes a Party hereto or otherwise acquires a Claims as a result of a transfer in accordance with Section 9 of this Agreement or is otherwise a DIP Lender and (ii) nothing in this Agreement, including the Restructuring Term Sheet, shall require a Consenting Stakeholder to cause any Affiliate to support, execute or otherwise take any action in connection with the release of Released Parties as specified in the Restructuring Term Sheet.

Section 7. Commitments of the Company Parties.

7.01. Affirmative Commitments. Except as set forth in Section 8, during the Agreement Effective Period, each Company Party, jointly and severally, agrees that it shall, and, to the extent applicable and subject to Section 8 hereof, that it shall direct its direct and indirect subsidiaries to:

(a) commence the Chapter 11 Cases on or before the Outside Petition Date;

(b) support and in good faith take all steps reasonably necessary and desirable to consummate the Restructuring Transactions in accordance with this Agreement;

(c) to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring Transactions contemplated herein, take all steps reasonably necessary and desirable to address any such impediment, including to negotiate in good faith appropriate additional or alternative provisions to address any such impediment, in each case, in a manner acceptable to the Required Consenting Lenders and reasonably acceptable to the Required Consenting Noteholders;

(d) use best efforts to obtain any and all required governmental, regulatory and third-party approvals for the implementation or consummation of the Restructuring Transactions, including the Technology Business Sale and the approval by the Bankruptcy Court of the Definitive Documents;

(e) negotiate in good faith and use best efforts to execute and deliver the Definitive Documents and any other required agreements to effectuate and consummate the Restructuring Transactions, including the Technology Business Sale, as contemplated by this Agreement;

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(f) use best efforts to seek additional support for the Restructuring Transactions from their other material stakeholders to the extent reasonably necessary and coordinate its activities with the other Parties hereto (subject to the terms hereof) in respect of all matters concerning the implementation and consummation of the Restructuring Transactions, including the Technology Business Sale, and obtaining any concessions from stakeholders as set forth in the Business Plan, and take any and all appropriate actions in furtherance of this Agreement;

(g) provide drafts of all Definitive Documents that the Company Parties intend to file with the Bankruptcy Court to the Revolving and LC Agent Advisors, the AHG Term Advisors and the AHG Noteholder Advisors at least three (3) Business Days prior to the date when the Company intends to file any such pleading or other document (provided that if delivery of such motions, orders or materials (other than the Plan, the Disclosure Statement, the Confirmation Order or DIP Orders or any amendments thereto) at least three (3) Business Days in advance is not reasonably practicable, such motion, order or material shall be delivered as soon as reasonably practicable prior to filing), and shall consult in good faith with such counsel regarding the form and substance of any such proposed filing with the Bankruptcy Court;

(h) provide to the Revolving and LC Agent Advisors, the AHG Term Advisors and the AHG Noteholder Advisors, upon reasonable advance notice to the Company, timely and reasonable responses to all reasonable diligence requests;

(i) (i) prosecute and defend any objections or appeals relating to the Restructuring Transactions, including, without limitation, the First Day Pleadings, the Second Day Pleadings, the DIP Orders, the Bidding Procedures Order, the Sale Order, the Disclosure Statement Order, the Confirmation Order, and the Restructuring Transactions; and (ii) not take any action that is inconsistent with, or alter, delay, impede, or interfere with, the Restructuring Transactions, including, without limitation, approval of the DIP Orders or the Disclosure Statement, confirmation of the Plan, or consummation of the Plan and the Restructuring Transactions;

(j) timely file a formal objection to any motion filed with the Bankruptcy Court by any Person seeking the entry of an order (i) directing the appointment of an examiner (with expanded powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code) or a trustee, (ii) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (iii) dismissing the Chapter 11 Cases, (iv) modifying or terminating the Company’s exclusive right to file and solicit acceptances of a plan of reorganization or (v) for relief that (A) is inconsistent with this Agreement in any respect or (B) would, or would reasonably be expected to, frustrate the purposes of this Agreement, including by preventing the consummation of the Restructuring;

(k) promptly pay all prepetition and postpetition fees and expenses of the Revolving and LC Agent Advisors, the AHG Term Advisors, and the AHG Noteholder Advisors (in each case, in accordance with the terms of their respective engagement letters with their respective clients, if any (collectively, together with the fees and expenses of any legal counsel to such advisors in any local or foreign jurisdictions, the “Restructuring Expenses”)); and unless otherwise agreed by the Company and the applicable firm, the Company shall (i) on the Closing Date (as defined in the DIP Credit Agreement) of the DIP Credit Agreement, pay (x) all Restructuring Expenses accrued but unpaid as of such date (to the extent invoiced), whether or not

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such Restructuring Expenses are then due, outstanding, or otherwise payable in connection with this matter and (y) fund or replenish, as the case may be, any retainers reasonably requested by any of the foregoing professionals, in each case in accordance with the terms of their respective engagement letters with their respective clients; (ii) after the Closing Date of the DIP Credit Agreement, pay all accrued but unpaid Restructuring Expenses on a monthly basis and within ten (10) Business Days of receipt of invoices in respect thereof; and (iii) on the Plan Effective Date, so long as this Agreement has not been terminated as to all Parties, pay all accrued and unpaid Restructuring Expenses incurred up to (and including) the Plan Effective Date by Parties still subject to this Agreement (provided, for the avoidance of doubt, that such Restructuring Expenses have not been satisfied during the Chapter 11 Cases pursuant to the DIP Orders or otherwise), without any requirement for Bankruptcy Court review or further Bankruptcy Court order; provided that, notwithstanding the foregoing, nothing herein shall affect or limit any obligations of the Company Parties to pay the Restructuring Expenses as provided in the DIP Orders; provided that any invoices shall not be required to contain individual time detail and the foregoing shall be subject to and qualified by and provisions related to the payment of Restructuring Expenses set forth in the DIP Orders;

(l) timely file a formal objection to any motion, application, or adversary proceeding challenging the validity, enforceability, perfection, or priority of, or seeking avoidance or subordination of, any portion of the claims of the Consenting Stakeholders;

(m) comply with all Milestones;

(n) subject to applicable laws, use commercially reasonable efforts to, consistent with the pursuit and consummation of the Restructuring Transactions, preserve intact in all material respects the current business operations of the Company Parties (other than as consistent with applicable fiduciary duties and as contemplated by this Agreement), keep available the services of its current officers and material employees, subject to voluntary resignations, terminations for cause, or terminations consistent with applicable fiduciary duties, and other than as contemplated by this Agreement and the Business Plan, preserve in all material respects its relationships with vendors, customers, sales representatives, suppliers, distributors, and others, in each case, having material business dealings with the Company (other than terminations for cause or consistent with applicable fiduciary duties) in each case consistent in all respects with the Business Plan;

(o) as soon as reasonably practicable, notify the Required Consenting Lenders of any governmental or third-party complaints, litigations, investigations, or hearings (or communications indicating that the same may be contemplated or threatened) that would prevent, hinder, or delay the consummation of the transactions contemplated in this Agreement or the Plan of which the Company Advisors have actual knowledge by furnishing written notice to the Required Consenting Lenders within three (3) Business Days of actual knowledge of such event; and

(p) within two (2) Business Days of obtaining knowledge thereof, provide written notice to the Revolving and LC Agent Advisors, the AHG Term Advisors and the AHG Noteholder Advisors of any: (i) occurrence, or failure to occur, of any event of which any of the Company Advisors have actual knowledge which occurrence or failure which would cause any covenant of the Company contained in this Agreement not to be satisfied in any respect; (ii) receipt of any

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written notice by the Company of which the Company Advisors are aware from any governmental body in connection with this Agreement or the Restructuring Transactions; (iii) receipt of any written notice by the Company of which the Company Advisors are aware of any proceeding commenced, or, to the actual knowledge of the Company Advisors, threatened against the Company, relating to or involving or otherwise affecting in any material respect the Restructuring Transactions; (iv) receipt of any notice from the buyer under the Purchase Agreement alleging a default or event of default or similar event thereunder; and (v) receipt of any notice from any party alleging that the consent of such party is or may be required in connection with the transactions contemplated by the Restructuring Transactions.

7.02. Negative Commitments. Except as set forth in Section 8, during the Agreement Effective Period, each of the Company Parties shall not directly or indirectly:

(a) object to, delay, impede, or otherwise take any other action to interfere with acceptance, implementation, or consummation of the Restructuring Transactions;

(b) take any action that is inconsistent in any material respect with, or is intended to frustrate or impede approval, implementation and consummation of the Restructuring Transactions described in, this Agreement or the Plan;

(c) modify the Plan, in whole or in part, in a manner that is not consistent with this Agreement in all material respects;

(d) file any motion, pleading, or Definitive Documents with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement or the Plan;

(e) amend, alter, supplement, restate or otherwise modify any Definitive Documents in a manner inconsistent with this Agreement; or

(f) seek, solicit, or support any Alternative Restructuring Proposal, and if the Company receives an unsolicited bona fide expression of interest regarding an Alternative Restructuring Proposal that the boards of directors, members, or managers (as applicable) of the Company, determine in their good-faith judgment provides a higher or better economic recovery to the Company’s creditors than that set forth in this Agreement and such Alternative Restructuring Proposal is from a proponent that the boards of directors, members, or managers (as applicable) of the Company Parties have reasonably determined is capable of timely consummating the transactions contemplated by such Alternative Restructuring Proposal, the Company Parties will, within one (1) Business Day of the receipt of such proposal or expression of interest, notify the Revolving and LC Agent Advisors, the AHG Term Advisors, and the AHG Noteholder Advisors of the receipt thereof, with such notice to include the material terms thereof, including the identity of the person or group of persons involved.

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Section 8. Additional Provisions Regarding Company Parties’ Commitments.

8.01. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require a Company Party or Governing Body to take any action or to refrain from taking any action to the extent such person or persons determines, based on the advice of counsel, that taking or failing to take such action would be inconsistent with applicable Law or its or their fiduciary obligations under applicable Law. The Company Parties shall give prompt written notice to the Consenting Stakeholders of any determination made in accordance with this Section 8.01. This Section 8.01 shall not impede any Party’s right to terminate this Agreement pursuant to Section 13 of this Agreement, including on account of any action or inaction the Company Party or a Governing Body of a Company Party may take pursuant to this Section 8.01.

8.02. Notwithstanding anything to the contrary in this Agreement (but subject to Section 8.01), each Company Party and their respective directors, officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or representatives shall have the rights to: (a) consider, respond to, and facilitate Alternative Restructuring Proposals; (b) provide access to non-public information concerning any Company Party to any Entity or enter into Confidentiality Agreements or nondisclosure agreements with any Entity; (c) maintain or continue discussions or negotiations with respect to Alternative Restructuring Proposals; (d) otherwise cooperate with, assist, participate in, or facilitate any inquiries, proposals, discussions, or negotiation of Alternative Restructuring Proposals; and (e) enter into or continue discussions or negotiations with holders of Company Claims/Interests (including any Consenting Stakeholder), any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee), or any other Entity regarding the Restructuring Transactions or Alternative Restructuring Proposals; provided, that if any Company Party, receives an unsolicited Alternative Restructuring Proposal, then such Company Party shall (x) within one (1) Business Day of receiving such proposal, provide the Revolving and LC Agent Advisors, the AHG Term Advisors, and the AHG Noteholder Advisors with all documentation received in connection with such Alternative Restructuring Proposal; (y) provide counsel to the Consenting Stakeholders with regular updates as to the status and progress of such Alternative Restructuring Proposal; and (z) respond promptly to reasonable information requests and questions from counsel to the Consenting Stakeholders relating to such Alternative Restructuring Proposal.

8.03. Nothing in this Agreement shall: (a) impair or waive the rights of any Company Party to assert or raise any objection permitted under this Agreement in connection with the Restructuring Transactions, except as expressly provided herein; or (b) prevent any Company Party from enforcing this Agreement or any Definitive Document or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement or any Definitive Document.

8.04. Automatic Stay. The Company Parties, to the fullest extent permitted by law, waive the applicability of the automatic stay of section 362 of the Bankruptcy Code to the giving of notice of termination of this Agreement by any Party pursuant to this Agreement; provided that nothing herein shall prejudice any Party’s rights to argue that the giving of such notice of default or termination was not proper under the terms of this Agreement.

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Section 9. Transfer of Interests and Securities.

9.01. During the Agreement Effective Period, no Consenting Stakeholder shall Transfer any ownership (including any beneficial ownership as defined in the Rule 13d-3 under the Securities Exchange Act of 1934, as amended) in any Company Claims/Interests to any affiliated or unaffiliated party, including any party in which it may hold a direct or indirect beneficial interest, unless:

(a) in the case of any Company Claims/Interests, the authorized transferee is either (1) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (2) a non-U.S. person in an offshore transaction as defined under Regulation S under the Securities Act, (3) an institutional accredited investor (as defined in Rule 501(a)(1), (2), (3), or (7) under the Securities Act), or (4) a Consenting Stakeholder; and

(b) either (i) the transferee executes and delivers to counsel to the Company Parties, at or before the time of the proposed Transfer, a Transfer Agreement or (ii) the transferee is a Consenting Stakeholder and the transferee provides notice of such Transfer (including the amount and type of Company Claim or Company Interest Transferred) to counsel to the Company Parties at or before the time of the proposed Transfer.

9.02. Upon compliance with the requirements of Section 9.01, the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of the rights and obligations in respect of such transferred Company Claims/Interests. With respect to Company Claims/Interests held by the relevant transferee upon consummation of a Transfer, such transferee is deemed to make all of the representations and warranties of a Consenting Stakeholder and undertake all obligations relevant to such transferor (including, for the avoidance of doubt, the commitments made in Section 5.03) set forth in this Agreement. Any Transfer in violation of Section 9.01 shall be void ab initio.

9.03. This Agreement shall in no way be construed to preclude the Consenting Stakeholders from acquiring additional Company Claims/Interests; provided that (a) such additional Company Claims/Interests shall automatically and immediately upon acquisition by a Consenting Stakeholder be deemed subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given to counsel to the Company Parties or counsel to the Consenting Stakeholders) and (b) such Consenting Stakeholder must provide notice of such acquisition (including the amount and type of Company Claims/Interest acquired) to counsel to the Company Parties within five (5) Business Days of such acquisition.

9.04. This Section 9 shall not impose any obligation on any Company Party to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling a Consenting Stakeholder to Transfer any of its Company Claims/Interests. Notwithstanding anything to the contrary herein, to the extent a Company Party and another Party have entered into a Confidentiality Agreement, the terms of such Confidentiality Agreement shall continue to apply and remain in full force and effect according to its terms, and this Agreement does not supersede any rights or obligations otherwise arising under such Confidentiality Agreements.

9.05. Notwithstanding Section 9.01, a Qualified Marketmaker that acquires any Company Claims/Interests with the purpose and intent of acting as a Qualified Marketmaker for such Company Claims/Interests shall not be required to execute and deliver a Transfer Agreement in respect of such Company Claims/Interests if (i) such Qualified Marketmaker subsequently

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transfers such Company Claims/Interests (by purchase, sale assignment, participation, or otherwise) within ten (10) Business Days of its acquisition to a transferee that is an entity that is not an affiliate, affiliated fund, or affiliated entity with a common investment advisor; (ii) the transferee is otherwise permitted under Section 9.01; and (iii) the Transfer is otherwise permitted under Section 9.01. To the extent that a Consenting Stakeholder is acting in its capacity as a Qualified Marketmaker, it may Transfer (by purchase, sale, assignment, participation, or otherwise) any right, title or interests in Company Claims/Interests that the Qualified Marketmaker acquires from a holder of the Company Claims/Interests who is not a Consenting Stakeholder without the requirement that the transferee be permitted under Section 9.01.

9.06. Notwithstanding anything to the contrary in this Section 9, the restrictions on Transfer set forth in this Section 9 shall not apply to the grant of any liens or encumbrances on any claims and interests in favor of a bank or broker-dealer holding custody of such claims and interests in the ordinary course of business and which lien or encumbrance is released upon the Transfer of such claims and interests.

9.07. Additional Consenting Stakeholders. Any holder of Claims that is not a party to this Agreement as of the Agreement Effective Date may, at any time after the Agreement Effective Date, become an Additional Consenting Stakeholder by executing a Joinder substantially in the form attached hereto as Exhibit C, pursuant to which such Additional Consenting Stakeholder shall be bound by the terms of this Agreement.

Section 10. Representations and Warranties of Consenting Stakeholders. Each Consenting Stakeholder severally, and not jointly, represents and warrants that, as of the date such Consenting Stakeholder executes and delivers this Agreement and as of the Plan Effective Date:

(a) it is validly existing and in good standing under the Laws of the state of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms;

(b) the entry into and performance by it of, and the transactions contemplated by, this Agreement do not, and will not, conflict in any material respect with any Law or regulation applicable to it or with any of its articles of association, memorandum of association, or other constitutional documents;

(c) the execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate or other organizational action on its part;

(d) it is the beneficial or record owner of the face amount of the Company Claims/Interests or is the nominee, investment manager, or advisor for beneficial holders of the Company Claims/Interests reflected in, and, having made reasonable inquiry, is not the beneficial or record owner of any Company Claims/Interests other than those reflected in, such Consenting Stakeholder’s signature page to this Agreement or a Transfer Agreement or a Joinder, as applicable (as may be updated pursuant to Section 9); provided, that no Consenting Stakeholder shall be required to include in its Company Claims/Interests identified on its signature page hereto any

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amount that is subject to an open trade as of the date hereof, and, notwithstanding anything herein to the contrary, such amounts shall not be subject to the terms of this Agreement unless such Company Claims/Interests are identified on such Consenting Stakeholder’s signature page hereto or acquired by a Consenting Stakeholder or Additional Consenting Stakeholder after the date hereof;

(e) it has the full power and authority to act on behalf of, vote, and consent to matters concerning such Company Claims/Interests;

(f) such Company Claims/Interests are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition, transfer, or encumbrances of any kind, that would adversely affect in any way such Consenting Stakeholder’s ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed;

(g) it (i) either (A) is the sole owner of the Company Claims/Interests identified below its name on its signature page hereof and in the amounts set forth therein, or (B) has all necessary investment or voting discretion with respect to the principal amount the Company Claims/Interests identified below its name on its signature page hereof, and has the power and authority to bind the owner(s) of such the Company Claims/Interests to the terms of this Agreement; (ii) is entitled (for its own accounts or for the accounts of such other owners) to all of the rights and economic benefits of such the Company Claims/Interests; and (iii) to the knowledge of the individuals working on the Restructuring Transactions, does not directly or indirectly own any the Company Claims/Interests against the Company, other than as identified below its name on its signature page hereof;

(h) it has the full power to vote, approve changes to, and transfer all of its Company Claims/Interests referable to it as contemplated by this Agreement subject to applicable Law;

(i) solely with respect to holders of Company Claims/Interests, (i) it is either (A) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (B) a non-U.S. person (as defined in Regulation S of the Securities Act), or (C) an institutional accredited investor (as defined in the Rule 501(a)(1), (2), (3), or (7) of the Securities Act), and (ii) any securities acquired by the Consenting Stakeholder in connection with the Restructuring Transactions will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act; and

(j) except as expressly provided by this Agreement, it is not party to any restructuring or similar agreements or arrangements with the other Parties to this Agreement that have not been disclosed in writing to all Parties to this Agreement.

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Section 11. Representations and Warranties of Company. Each Company Party represents, warrants, and covenants to each other Party on a joint and several basis for itself and not any other person or entity that the following statements are true, correct, and complete, to the best of its actual knowledge, as of the date hereof and as of the Plan Effective Date:

(a) it is validly existing and in good standing under the Laws of the state of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(b) it has the requisite corporate or other organizational power and authority to enter into this Agreement and to carry out the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement;

(c) the entry into and performance by it of, and the transactions contemplated by, this Agreement do not, and will not, conflict in any material respect with any Law or regulation applicable to it or with any of its articles of association, memorandum of association, or other constitutional documents;

(d) the execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate or other organizational action on its part;

(e) the execution and delivery by it of this Agreement does not violate its certificates of incorporation, or bylaws, or other organizational documents, or those of any of its affiliates in any material respect;

(f) the execution and delivery by it of this Agreement does not require any registration or filing with, the consent or approval of, notice to, or any other action with any federal, state, or other governmental authority or regulatory body, other than, for the avoidance of doubt, the actions with governmental authorities or regulatory bodies required in connection with implementation of the Restructuring Transactions;

(g) it has sufficient knowledge and experience to evaluate properly the terms and conditions of the Plan and this Agreement, and has consulted with its legal and financial advisors with respect to its decision to execute this Agreement, and it has made its own analysis and decision to enter into this Agreement and otherwise investigated this matter to its full satisfaction; and

(h) except as expressly provided by this Agreement, it is not party to any restructuring or similar agreements or arrangements with the other Parties to this Agreement that have not been disclosed to all Parties to this Agreement.

Section 12. Noteholder Consent Fee. Consenting Noteholders that have executed and delivered counterpart signature pages of this Agreement to counsel to each of the Parties as of 9:00 A.M., Eastern Standard Time, on January 23, 2020 shall earn the Noteholder Consent Fee as set forth herein and in the Plan, which shall be payable on the Plan Effective Date in the form of cash and subscription rights to participate in the Rights Offering.

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Section 13. Termination Events.

13.01. Consenting Lender Termination Events. This Agreement may be terminated (x) with respect to the Consenting Revolving Lenders by the Required Consenting Revolving Lenders, (y) with respect to the Consenting LC Lenders by the Required Consenting LC Lenders, and (z) with respect to the Consenting Term Lenders and the Consenting Superpriority Term Lenders by the Required Consenting Term Lenders, in each case, by the delivery to the Company Parties of a written notice in accordance with Section 15.10 hereof upon the occurrence of the following events:

(a) the breach of any covenant or other obligation by a Company Party set forth in this Agreement that (i) is adverse to the Consenting Lenders seeking termination pursuant to this provision and (ii) remains uncured for five (5) Business Days after such terminating Consenting Lenders transmit a written notice in accordance with Section 15.10 hereof detailing any such breach;

(b) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for ten (10) Business Days after such terminating Consenting Lenders transmit a written notice in accordance with Section 15.10 hereof detailing any such issuance; provided that this termination right may not be exercised by any Party that sought or requested such ruling or order in contravention of any obligation set out in this Agreement;

(c) the Interim DIP Order or the Final DIP Order is reversed, stayed, dismissed, vacated, reconsidered, modified or amended in a manner that is not acceptable to the Required Consenting Lenders;

(d) any default under the DIP Orders is not cured within the requisite cure period, if any, provided by the applicable DIP Order;

(e) any debtor-in-possession financing is entered into, or the Company files a motion seeking approval of debtor-in-possession financing, on terms that are inconsistent with this Agreement or otherwise not acceptable to the Required Consenting Lenders;

(f) any of the Company Parties enters into a material executory contract, lease, or other arrangement outside of the ordinary course of business without obtaining the prior written consent of the Required Consenting Lenders;

(g) the Bankruptcy Court enters an order denying confirmation of the Plan;

(h) the Confirmation Order is reversed or vacated, and the Bankruptcy Court does not enter a revised Confirmation Order acceptable to the Required Consenting Lenders within ten (10) Business Days;

(i) the entry of an order by the Bankruptcy Court, or the filing of a motion or application by any Company Party seeking an order (without the prior written consent of the Required Consenting Lenders, not to be unreasonably withheld), (i) converting one or more of the Chapter 11 Cases of a Company Party to a case under chapter 7 of the Bankruptcy Code, (ii) appointing a trustee or examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code in one or more of the Chapter 11 Cases of a Company Party, or (iii) rejecting this Agreement;

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(j) the failure to meet any of the Milestones unless such Milestone is extended in accordance with this Agreement;

(k) the Definitive Documents and any amendments, modifications, or supplements thereto include terms that are inconsistent with this Agreement, the Restructuring Transactions and the Term Sheets, including with respect to the consent rights set forth in Section 3 and Section 14 of this Agreement; provided that the Company shall have two (2) Business Days to file revised Definitive Documents with the Bankruptcy Court consistent with this Agreement and the Term Sheets after the Company’s receipt of written notice of such breach;

(l) the dismissal of one or more of the Chapter 11 Cases without the prior written consent (such consent not to be unreasonably withheld) of the Required Consenting Lenders;

(m) the Bankruptcy Court enters a final order not subject to appeal granting relief that is inconsistent with, or denies relief sought that is contemplated by, this Agreement or the Plan in any materially adverse respect to the Consenting Lenders;

(n) the Company (i) announces that it will proceed with an Alternative Restructuring Proposal; (ii) files a motion with the Bankruptcy Court seeking the approval of an Alternative Restructuring Proposal or supports (or fails to timely object to) another party in filing or seeking approval of an Alternative Restructuring Proposal or (iii) agrees to pursue (including, for the avoidance of doubt, as may be evidenced by a term sheet, letter of intent, or similar document) or announces its intent to pursue an Alternative Restructuring Proposal;

(o) the Company withdraws the Plan or publicly announces its intention not to support the Restructuring Transactions or the Plan;

(p) the Bankruptcy Court’s enters an order terminating the Company’s exclusive right to file and solicit acceptances of a plan (including the Plan);

(q) the commencement of an involuntary bankruptcy case against the Company (or affiliate thereof) under the Bankruptcy Code, if such involuntary case is not dismissed within 45 calendar days after the filing thereof, or if a court order grants the relief sought in such involuntary case;

(r) any representation or warranty in this Agreement made by the Company shall have been untrue in any material respect when made or shall have become untrue in any material respect;

(s) the Petition Date shall not have occurred on or before the Outside Petition Date;

(t) if either (i) any Company (or any person or entity on behalf of any Company or its bankruptcy estate with proper standing) files a motion, application or adversary proceeding (or supports or fails to timely object to such a filing) (A) challenging the validity, enforceability, perfection or priority of, or seeking invalidation, avoidance, disallowance, recharacterization or subordination, of any Claim under the Credit Agreement, the 2021 LC Agreement, the Lloyds Letter of Credit Agreement or the Superpriority Credit Agreement or (B) asserting any other cause of action against and/or with respect or relating to all or any portion of any Claim under the Credit

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Agreement, the 2021 LC Agreement, the Lloyds Letter of Credit Agreement or the Superpriority Credit Agreement or the liens securing the any Claim under the Credit Agreement, the 2021 LC Agreement, the Lloyds Letter of Credit Agreement or the Superpriority Credit Agreement or (ii) the Bankruptcy Court (or any court with jurisdiction over the Chapter 11 Cases) enters an order providing relief against the interests of any lender party to the Credit Agreement, 2021 LC Agreement or the Superpriority Credit Agreement with respect to any of the foregoing causes of action or proceedings, including, but not limited to, invalidating, avoiding, disallowing, recharacterizing, subordinating, or limiting the enforceability of any Claim under the Credit Agreement, 2021 LC Agreement or the Superpriority Credit Agreement;

(u) a Default or Event of Default (as each is defined in the DIP Credit Agreement) under the DIP Credit Agreement has occurred and is continuing

(v) the Company abandons or materially alters the process to consummate the Technology Business Sale in a manner not acceptable to the Required Consenting Lenders;

(w) if Technology Business Sale Proceeds are not expected to (as determined by the Required Consenting Term Lenders in their sole discretion after a 7 day consultation period with the Company Parties and the Liquidity Lender Steering Committee) or do not repay in full, in cash, the Funded DIP Indebtedness (as defined in the DIP Credit Agreement) (other than the Make Whole Amount); or

(x) any termination of this Agreement by a Consenting Lender (or group thereof) or by the Company with respect to any Consenting Lender (or a group thereof) as a result of which (i) any respective class of Consenting Lenders specified in Section 2.01(b)(i)-(viii) ceases to hold the percentage of Claims specified therein for this Agreement to become effective and (ii) the Company Parties are unable to satisfy the requisite voting thresholds to confirm the Plan.

13.02. Consenting Noteholder Termination Events. The Required Consenting Noteholders shall have the right, but not the obligation, upon the delivery to all Parties of a written notice in accordance with Section 15.10 hereof, to terminate this Agreement only as to the Consenting Noteholders upon the occurrence of any of the following events (each, a “Consenting Noteholder Termination Event”), unless waived, in writing, by the Required Consenting Noteholders on a prospective or retroactive basis:

(a) the material breach of any covenant or other obligation by a Company Party set forth in this Agreement (including with respect to any consent rights set forth in Section 3.02 hereof) that (i) is adverse to the Consenting Noteholders with respect to the rights and benefits afforded to them hereunder and under the Plan or the treatment of the Senior Notes under the Plan as contemplated hereby and thereby and (ii) remains uncured for ten (10) Business Days after the Consenting Noteholders transmit a written notice in accordance with Section 15.10 hereof detailing any such breach;

(b) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for ten (10) Business Days the Required Consenting Noteholders transmit a written notice in accordance with Section 15.10 hereof detailing any such issuance; provided that this termination right may not be exercised by any Party that sought or requested such ruling or order in contravention of any obligation set out in this Agreement;

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(c) the Bankruptcy Court enters a Final Order denying confirmation of the Plan;

(d) the Confirmation Order is reversed or vacated, and the Bankruptcy Court does not enter a revised Confirmation Order acceptable to the Required Consenting Noteholders within fourteen (14) Business Days;

(e) the Company (i) announces that it will proceed with an Alternative Restructuring Proposal or (ii) files a motion with the Bankruptcy Court seeking the approval of an Alternative Restructuring Proposal or supports (or fails to timely object to) another party in filing or seeking approval of an Alternative Restructuring Proposal;

(f) the Company files a Plan that provides for treatment of Senior Notes Claims that is inconsistent with the treatment of Senior Notes Claims set forth in the Restructuring Term Sheet without the prior consent of the Required Consenting Noteholders;

(g) the entry of an order by the Bankruptcy Court, or the filing of a motion or application by any Company Party seeking an order (without the prior written consent of the Required Consenting Noteholders, not to be unreasonably withheld), (i) converting one or more of the Chapter 11 Cases of a Company Party to a case under chapter 7 of the Bankruptcy Code, (ii) appointing a trustee or examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code in one or more of the Chapter 11 Cases of a Company Party, or (iii) rejecting this Agreement;

(h) the Bankruptcy Court enters a final order not subject to appeal granting relief that is inconsistent with, or denies relief sought that is contemplated by, this Agreement or the Plan in any materially adverse respect to the Consenting Noteholders;

(i) the Company withdraws the Plan or publicly announces its intention not to support the Restructuring Transactions or the Plan; or

(j) the Bankruptcy Court enters an order terminating the Company’s exclusive right to file and solicit acceptances of a plan (including the Plan)

13.03. Company Party Termination Events. The Company Parties may terminate this Agreement as to any other Party upon prior written notice to all Parties in accordance with Section 15.10 hereof upon the occurrence of any of the following events:

(a) the breach in any material respect by one or more of the Consenting Stakeholders of any provision set forth in this Agreement that remains uncured for a period of ten (10) Business Days after the receipt by the Consenting Stakeholders of notice of such breach;

(b) the board of directors, board of managers, or such similar governing body of any Company Party determines, after consulting with counsel, (i) that proceeding with any of the Restructuring Transactions would be inconsistent with the exercise of its fiduciary duties or applicable Law or (ii) in the exercise of its fiduciary duties, to pursue an Alternative Restructuring Proposal;

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(c) the disinterested directors of any of the Company Parties conclude following their investigation, and based on the advice of counsel, that granting the releases set forth in the Restructuring Term Sheet on behalf of any of the Company Parties would be inconsistent with the exercise of their fiduciary duties or applicable Law;

(d) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for thirty (30) Business Days after such terminating Company Party transmits a written notice in accordance with Section 15.10 hereof detailing any such issuance; provided that this termination right shall not apply to or be exercised by any Company Party that sought or requested such ruling or order in contravention of any obligation or restriction set out in this Agreement; or

(e) the Bankruptcy Court enters a Final Order denying confirmation of the Plan; provided that the Company may not exercise this Company Termination Event unless the Company has in good faith pursued or supported modification of such Plan (consistent with the terms of this Agreement and subject to the consent rights set forth herein) and sought entry of a Final Order of such modified Plan.

13.04. Mutual Termination. This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual written agreement among all of the following: (a) the Required Consenting Stakeholders; and (b) the Company Parties.

13.05. Automatic Termination. This Agreement shall terminate automatically without any further required action or notice immediately after the Plan Effective Date.

13.06. Effect of Termination.

(a) Upon the occurrence of a Termination Date as to a Party, this Agreement shall be of no further force and effect as to such Party and each Party subject to such termination shall: (i) be released from its commitments, undertakings, and agreements under or related to this Agreement; (ii) have the rights and remedies that it would have had, had it not entered into this Agreement; and (iii) be entitled to take all actions, whether with respect to the Restructuring Transactions or otherwise, that it would have been entitled to take had it not entered into this Agreement, including with respect to any and all Claims or causes of action. Upon the occurrence of a Termination Date prior to the Confirmation Order being entered by a Bankruptcy Court, any and all consents or ballots tendered by the Parties subject to such termination before a Termination Date shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring Transactions and this Agreement or otherwise; provided that any Consenting Stakeholder withdrawing or changing its vote pursuant to this Section 13.06 shall promptly provide written notice of such withdrawal or change to each other Party to this Agreement and, if such withdrawal

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or change occurs on or after the Petition Date, file notice of such withdrawal or change with the Bankruptcy Court. Nothing in this Agreement shall be construed as prohibiting a Company Party or any of the Consenting Stakeholders from contesting whether any such termination is in accordance with its terms, or seeking enforcement of any rights under this Agreement that arose or existed before a Termination Date. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict (a) any right of any Company Party or the ability of any Company Party to protect and reserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Consenting Stakeholder, and (b) any right of any Consenting Stakeholder, or the ability of any Consenting Stakeholder, to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Company Party or Consenting Stakeholder. No purported termination of this Agreement shall be effective under this Section 13.06 or otherwise if the Party seeking to terminate this Agreement is in material breach of this Agreement, except a termination pursuant to Section 13.03(b)or Section 13.03(d). Nothing in this Section 13.06 shall restrict any Company Party’s right to terminate this Agreement in accordance with Section 13.03(b).

Section 14. Amendments and Waivers.

(a) This Agreement may not be modified, amended, or supplemented, and no condition or requirement of this Agreement may be waived, in any manner except in accordance with this Section 14.

(b) This Agreement may be modified, amended, or supplemented, or a condition or requirement of this Agreement may be waived, in a writing signed by: (a) each Company Party and (b) unless otherwise specified in this Agreement, the Required Consenting Stakeholders; provided, further, that any waiver, modification, amendment or supplement to this Section 14 shall require the written consent of all of the Parties; provided, further that the written consent of the Required Consenting Noteholders for any such modification, amendment, or waiver shall be required only to the extent such modification, amendment, or waiver impacts the treatment of Senior Notes Claims. Contemplated hereunder or any rights and benefits afforded to the Consenting Noteholders hereunder.

(c) Any proposed modification, amendment, waiver or supplement that adversely and disproportionately affects the economic treatment under the Plan of the Claims under the: DIP Term Loan Facility, the DIP Letter of Credit Facility, Superpriority Term Loan Facility, the Superpriority Revolving Facility, Revolving Credit Facility, the Term Loan Facility, the 2021 LC Facility, the 2023 LC Facility, the Cash Secured Letters of Credit or the Lloyds LC Facility shall require the written consent of the respective Required DIP Term Loan Lenders (as defined in the DIP Credit Facility Term Sheet), the Required DIP Letter of Credit Lenders (as defined in the DIP Credit Facility Term Sheet), Required Consenting Superpriority Term Lenders, Required Consenting Superpriority LC Lenders, the Required Consenting Revolving Lenders, the Required Consenting Term Lenders, the Required Consenting 2021 LC Lenders, the Required Consenting 2023 LC Lenders, the Required Consenting Cash Secured LC Issuers or the Required Consenting Lloyds LC Issuers, as applicable.

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(d) Any proposed modification, amendment, or waiver with respect to the commitments set forth in Section 5.03 shall require the consent of each Consenting Lender that has committed to fund the Senior Exit LC Facility thereunder.

(e) In addition to the consents required by Section 14(b) hereof, any proposed modification, amendment, or waiver with respect to the Technology Business Sale Proceeds Waterfall shall require the consent of the Required Consenting Superpriority Term Lenders.

(f) Any proposed modification, amendment, waiver or supplement that does not comply with this Section 14 shall be ineffective and void ab initio.

(g) The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver of any such right, power or remedy or any provision of this Agreement, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy. All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by Law.

Section 15. Miscellaneous.

15.01. Acknowledgement. Notwithstanding any other provision herein, this Agreement is not and shall not be deemed to be an offer with respect to any securities or solicitation of votes for the acceptance of a plan of reorganization for purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise. Any such offer or solicitation will be made only in compliance with all applicable securities Laws, provisions of the Bankruptcy Code, and other applicable Law.

15.02. Exhibits Incorporated by Reference; Conflicts. Each of the exhibits, annexes, signatures pages, and schedules attached hereto is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include such exhibits, annexes, and schedules. In the event of any inconsistency between this Agreement (without reference to the exhibits, annexes, and schedules hereto) and the exhibits, annexes, and schedules hereto, this Agreement (without reference to the exhibits, annexes, and schedules thereto) shall govern. In the event of any inconsistency between this Agreement and the Restructuring Term Sheet, this Agreement shall govern. In the event of any inconsistency between this Agreement and the DIP Credit Facility Term Sheet, the DIP Credit Facility Term Sheet shall govern. In the event of any inconsistency between this Agreement and the DIP Credit Facility Term Sheet, the DIP Credit Facility Term Sheet shall govern. In the event of any inconsistency between this Agreement, the DIP Credit Facility Term Sheet, and the DIP Credit Agreement, the DIP Credit Agreement shall govern. In the event of any inconsistency between this Agreement and the Exit Facilities Term Sheet, the Exit Facilities Term Sheet shall govern. In the event of any inconsistency between the Confirmation Order, the Plan, this Agreement and the Restructuring Term Sheet, the Confirmation Order shall control. Upon execution of the Definitive Documents, in the event of any conflict among the terms and provisions thereof and of this Agreement or the Restructuring Term Sheet, the applicable Definitive Document shall control.

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15.03. Further Assurances. Subject to the other terms of this Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, or as may be required by order of the Bankruptcy Court, from time to time, to effectuate the Restructuring Transactions, as applicable.

15.04. Entire Agreement. Except as otherwise explicitly provided herein, this Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral or written, among the Parties with respect thereto, other than any Confidentiality Agreement heretofore executed between the Company and any Consenting Stakeholder, which shall continue in full force and effect.

15.05. GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM. THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. By its execution and delivery of this Agreement, each Party irrevocably and unconditionally agrees for itself that any legal action, suit, or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit, or proceeding, may be brought in the United States District Court for the Southern District of New York or the courts of the State of New York located in the Borough of Manhattan, and by executing and delivering this Agreement, each of the Parties irrevocably accepts and submits itself to the exclusive jurisdiction of such courts, generally and unconditionally, with respect to any such action, suit or proceeding. Notwithstanding the foregoing consent to New York jurisdiction, if the Chapter 11 Cases are commenced, each Party agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement. By executing and delivering this Agreement, and upon commencement of the Chapter 11 Cases, each of the Parties irrevocably and unconditionally (a) submits to the personal jurisdiction of the Bankruptcy Court solely for purposes of any action, suit, proceeding, or other contested matter arising out of or relating to this Agreement, or for recognition or enforcement of any judgment rendered or order entered in any such action, suit, proceeding, or other contested matter; (b) waives any objection to laying venue in any such action or proceeding in the Bankruptcy Court; and (c) waives any objection that the Bankruptcy Court is an inconvenient forum or does not have jurisdiction over any Party hereto.

15.06. TRIAL BY JURY WAIVER. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

15.07. Execution of Agreement. This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement. Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

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15.08. Rules of Construction. This Agreement is the product of negotiations among the Company Parties and the Consenting Stakeholders, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof. The Company Parties and the Consenting Stakeholders were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel.

15.09. Successors and Assigns; Third Parties. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable. There are no third-party beneficiaries under this Agreement, and the rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other person or entity.

15.10. Notices. All notices hereunder shall be deemed given if in writing and delivered, by electronic mail, courier, or registered or certified mail (return receipt requested), to the following addresses (or at such other addresses as shall be specified by like notice):

(a)	if to a Company Party, to:

Company

McDermott International, Inc.

Attention: John Freeman, General Counsel

E-mail address: jfreeman@mcdermott.com

with copies to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention: Joshua A. Sussberg, P.C., Christopher T. Greco, P.C., Anthony R. Grossi, and John Luze

E-mail address: joshua.sussberg@kirkland.com

 christopher.greco@kirkland.com

 anthony.grossi@kirkland.com

 john.luze@kirkland.com

(b)	if to a Consenting Term Lender, to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attention: Damian S. Schaible and Natasha Tsiouris

E-mail address: damian.schaible@davispolk.com

  natasha.tsiouris@davispolk.com

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(c)	if to a Consenting Superpriority Term Lender, to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attention: Damian S. Schaible and Natasha Tsiouris

E-mail address: damian.schaible@davispolk.com

  natasha.tsiouris@davispolk.com

(d)	if to a Consenting 2021 LC Lender, to:

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022-4834

Attention: Melissa Alwang

E-mail address: melissa.alwang@lw.com

(e)	if to a Consenting 2023 LC Lender, to:

Linklaters LLP

1345 Avenue of the Americas

New York, New York 10105

Attention: Margot Schonholtz and Penelope Jensen

E-mail address: margot.schonholtz@linklaters.com

  penelope.jensen@linklaters.com

(f)	if to a Consenting Revolving Lender, to:

Linklaters LLP

1345 Avenue of the Americas

New York, New York 10105

Attention: Margot Schonholtz and Penelope Jensen

E-mail address: margot.schonholtz@linklaters.com

  penelope.jensen@linklaters.com

(g)	if to a Consenting Cash Secured LC Issuer, to:

Linklaters LLP

1345 Avenue of the Americas

New York, New York 10105

Attention: Margot Schonholtz and Penelope Jensen

E-mail address: margot.schonholtz@linklaters.com

  penelope.jensen@linklaters.com

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(h)	if to a Consenting Superpriority LC Lender, to:

Linklaters LLP

1345 Avenue of the Americas

New York, New York 10105

Attention: Margot Schonholtz and Penelope Jensen

E-mail address: margot.schonholtz@linklaters.com

  penelope.jensen@linklaters.com

(i)	if to a Consenting Noteholder, to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Attention: Andrew N. Rosenberg and Alice B. Eaton

E-mail address: arosenberg@paulweiss.com

  aeaton@paulweiss.com

-and-

Brown Rudnick LLP

7 Times Square

New York, NY 10036

Attention: Robert J. Stark and Bennett S. Silverberg

E-mail address: rstark@brownrudnick.com

  bsilverberg@brownrudnick.com

Any notice given by delivery, mail, or courier shall be effective when received.

15.11. Independent Due Diligence and Decision Making. Each Consenting Stakeholder hereby confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions, and prospects of the Company Parties.

15.12. Enforceability of Agreement. Each of the Parties to the extent enforceable waives any right to assert that the exercise of termination rights under this Agreement is subject to the automatic stay provisions of the Bankruptcy Code, and expressly stipulates and consents hereunder to the prospective modification of the automatic stay provisions of the Bankruptcy Code for purposes of exercising termination rights under this Agreement, to the extent the Bankruptcy Court determines that such relief is required.

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15.13. Waiver. If the Restructuring Transactions are not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms or the payment of damages to which a Party may be entitled under this Agreement.

15.14. Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party, and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy of any such breach, including an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

15.15. Several, Not Joint, Claims. Except where otherwise specified, the agreements, representations, warranties, and obligations of the Parties under this Agreement are, in all respects, several and not joint. Notwithstanding anything herein to the contrary, (i) the duties and obligations of the Parties under this Agreement shall be several, not joint; (ii) no Party shall have any responsibility by virtue of this Agreement for any trading by any other entity; (iii) no prior history, pattern, or practice of sharing confidences among or between the Parties shall in any way affect or negate this Agreement; (iv) the Parties hereto acknowledge that this agreement does not constitute an agreement, arrangement, or understanding with respect to acting together for the purpose of acquiring, holding, voting, or disposing of any equity securities of the Company, and the Parties do not constitute a “group” within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended; and (v) none of the Consenting Stakeholders shall have any fiduciary duty, any duty of trust or confidence in any form, or other duties or responsibilities in any kind or form to each other, the Company or any of the Company’s other lenders or stakeholders, including as a result of this Agreement or the transactions contemplated herein.

15.16. Severability and Construction. If any provision of this Agreement, or the application of any such provision to any person or entity or circumstance, shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon any such determination of invalidity, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

15.17. Remedies Cumulative. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

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15.18. Capacities of Consenting Stakeholders. Each Consenting Stakeholder has entered into this agreement on account of all Company Claims/Interests that it holds (directly or through discretionary accounts that it manages or advises) and, except where otherwise specified in this Agreement, shall take or refrain from taking all actions that it is obligated to take or refrain from taking under this Agreement with respect to all such Company Claims/Interests.

15.19. Email Consents. Where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Agreement, pursuant to Section 3.02, Section 14, or otherwise, including a written approval by the Company Parties or the Required Consenting Stakeholders, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel to the Parties submitting and receiving such consent, acceptance, approval, or waiver, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of such counsel.

15.20. Disclosure. The Company shall submit drafts to the Revolving and LC Agent Advisors, the AHG Term Advisors and the AHG Noteholder Advisors of any press releases that constitute disclosures of the existence or terms of this Agreement or any amendment to the terms of this Agreement prior to making any such disclosure. Except as required by applicable law or otherwise permitted under the terms of any other agreement between the Company and any Consenting Stakeholder, no Party or its advisors shall disclose to any person (including, for the avoidance of doubt, any other Party), other than advisors to the Company, the principal amount or percentage of any Claims against, or Interests in, the Company held by any Consenting Stakeholder, in each case, without such Consenting Stakeholder’s consent; provided that (i) if such disclosure is required by law, subpoena, or other legal process or regulation, the disclosing Party shall afford the relevant Consenting Stakeholder a reasonable opportunity to review and comment in advance of such disclosure and shall take all reasonable measures to limit such disclosure and (ii) the foregoing shall not prohibit the disclosure of the aggregate percentage or aggregate principal amount of Company funded debt held by all the Consenting Stakeholders, collectively, on a facility-by-facility basis. Notwithstanding the provisions in this Section 15.20, any Party may disclose, to the extent consented to in writing by a Consenting Stakeholder, such Consenting Stakeholder’s individual holdings.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day and year first above written.

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Company Parties’ Signature Page to

the Restructuring Support Agreement

MCDERMOTT INTERNATIONAL, INC.

    AND THE OTHER COMPANY PARTIES

By:	/s/ John Castellano
Name: John Castellano
Authorized Signatory

Consenting Stakeholder Signature Page to

the Restructuring Support Agreement

[Consenting Stakeholders’ Signature Pages are on file with the Company]

EXHIBIT A

Restructuring Term Sheet

Execution Version

THIS RESTRUCTURING TERM SHEET IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS RESTRUCTURING TERM SHEET SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE PLAN EFFECTIVE DATE OF THE RESTRUCTURING SUPPORT AGREEMENT ON THE TERMS DESCRIBED HEREIN AND IN THE RESTRUCTURING SUPPORT AGREEMENT, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

RESTRUCTURING TERM SHEET

INTRODUCTION

This Restructuring Term Sheet1 describes the principal terms of the Restructuring and the Restructuring Transactions of McDermott International, Inc. and certain of its direct and indirect subsidiaries. This Restructuring Term Sheet does not include a description of all of the terms, conditions, and other provisions that will be contained in the Definitive Documents governing the Restructuring, which remain subject to negotiation and completion in accordance with the RSA (to which this Restructuring Term Sheet is attached as an exhibit) and applicable bankruptcy law. The Restructuring will not contain any material terms or conditions that are inconsistent in any material respect with this Restructuring Term Sheet or the RSA. This Restructuring Term Sheet incorporates the rules of construction as set forth in section 102 of the Bankruptcy Code.

GENERAL PROVISIONS REGARDING THE RESTRUCTURING

Chapter 11 Plan

On the Plan Effective Date, or as soon as is reasonably practicable thereafter, each holder of an Allowed Claim or Interest, as applicable, shall receive under the Plan the treatment described in this Restructuring Term Sheet in full and final satisfaction, settlement, release, and discharge of and in exchange for such holder’s Allowed Claim or Interest, except to the extent different treatment is agreed to by the Reorganized Debtors, the Required Consenting Lenders and the holder of such Allowed Claim or Interest, as applicable.

The Plan will constitute a separate chapter 11 plan of reorganization for each Debtor. For the avoidance of doubt, any action required to be taken by the Debtors on the Plan Effective Date pursuant to this Restructuring Term Sheet may be taken on the Plan Effective Date or as soon as is reasonably practicable thereafter.

[1]	Capitalized terms used but not defined in this Restructuring Term Sheet have the meanings given to such terms in Exhibit 1 to this Restructuring Term Sheet.

GENERAL PROVISIONS REGARDING THE RESTRUCTURING

DIP Credit Facility

The DIP Credit Facility shall be on the terms set forth in the term sheet attached hereto as Exhibit 2 (the “DIP Credit Facility Term Sheet”).

To the extent the Funded DIP Indebtedness is repaid in full prior to the Plan Effective Date, the Debtors shall not make any payments to trade vendors for penalty interest payments (excluding, for the avoidance of doubt, customary liquidated damages to customers) unless such payments had otherwise been specified in the Approved Budget (as defined in the DIP Credit Agreement) or authorized pursuant to the DIP Order.

Sale of Technology Business Pursuant to Section 1123 of the Bankruptcy Code

Following the Petition Date, in consultation with the AHG Term Advisors and the Revolving and LC Agent Advisors, the Debtors shall continue their sale and marketing process and solicit bids for the sale or other disposition of all or substantially all of the Technology Business (the “Technology Business Sale”), in accordance with the terms and conditions of the RSA (including the Milestones) and in a manner acceptable to the Required Consenting Lenders. For the avoidance of doubt, the Debtors may only execute an agreement for the sale or other disposition of any part of the Technology Business with the consent of the Required Consenting Lenders.

The AHG Term Advisors and the Revolving and LC Agent Advisors shall have the right to review all information, diligence, documents and other materials provided by the Debtors or their advisors to any bidder or prospective bidder in connection with the Technology Business Sale and to consult with the Debtors and their advisors with respect to the Technology Business Sale. The Debtors shall provide to the AHG Term Advisors and the Revolving and LC Agent Advisors all term sheets, letters, proposals, offers, bids and other materials, whether non-binding or not, that are received by the Debtors or their advisors in connection with the Technology Business Sale within one (1) day of receipt by the Debtors or their advisors, as applicable.

The Technology Business Sale Proceeds shall be applied as follows (the “Technology Business Sale Proceeds Waterfall”):

•  first, to fund the minimum cash balance of $820 million as required by the Business Plan,

•  second, to repay Funded DIP Indebtedness (other than the Make Whole Amount);

•  third, payment of the Make Whole Amount;

•  fourth, to fund cash to support letters of credit sufficient to meet the $2.44 billion letter of credit capacity contemplated by the Exit Facilities Term Sheet; and

•  fifth, to the repayment of Prepetition Funded Secured Claims on a pro rata basis (the “Residual Technology Business Sale Proceeds”).

2

GENERAL PROVISIONS REGARDING THE RESTRUCTURING

Prepetition Pay Down

On the Plan Effective Date, the Prepetition Funded Secured Claims will be repaid on a pro rata basis from (i) the Residual Technology Business Sale Proceeds and (ii) any available cash (such available cash shall exclude cash held in variable interest entities associated with joint venture and consortium arrangements, cash trapped in foreign jurisdictions, and insurance captive cash) in excess of $820 million available cash at emergence after payment of all fees and transaction expenses ((i) and (ii) together the “Residual Prepetition Funded Secured Claims Pay Down”).

If the Residual Prepetition Funded Secured Claims Pay Down amount is greater than $0, the initial allocation of 94% of the New Common Stock to the holders of Prepetition Funded Secured Claims shall be reduced, and the initial allocation of 6% of the New Common Stock to holders of Senior Notes Claim shall be increased, by the percentage calculated by dividing:

1.  the Residual Prepetition Funded Secured Claims Pay Down amount by

2.  an amount equal to:

a.    (a) the aggregate amount of Prepetition Funded Secured Claims (including, without limitation, principal and any accrued prepetition or postpetition interest at the default rate as applicable) minus an amount equal to the sum of (i) the aggregate amount of the loans to be issued under the Term Loan Exit Facility and (ii) any proceeds of the Rights Offering up to $150 million; divided by

b.    (b) 94% minus an amount equal to (i) the aggregate proceeds of the Rights Offerings up to $150 million divided by (ii) Plan Equity Value

(such adjustment of initial allocations, the “Prepetition Funded Secured Claims Excess Cash Adjustment”).

For the avoidance of doubt, if the Technology Business Sale Proceeds paid pursuant to the Technology Business Sale Proceeds Waterfall have not paid the Make Whole Amount in full, all proceeds of the Rights Offering will (a) first go to the pay down of the Make Whole Amount and (b) once the Make Whole Amount is paid in full, the Prepetition Funded Secured Claims will be repaid on a pro rata basis from such remaining proceeds of the Rights Offering.

Prepetition LC Facilities

The DIP Orders will provide that the Prepetition Secured Letters of Credit can be maintained and renewed on an uninterrupted basis in accordance with the practices and procedures as were in effect prior to the Petition Date. Prepetition Secured Letters of Credit that expire during the Chapter 11 Cases and which do not auto-renew or are otherwise terminated without having been drawn will be replaced with letters of credit issued under the DIP Credit Facility. Modifications to Prepetition Secured Letters of Credit such as changes to beneficiaries and administrative changes will be permitted during the Chapter 11 Cases.

Cash Secured Letters of Credit shall retain their cash collateral during the Chapter 11 Cases and post-emergence (to the extent not (a) used to reimburse the applicable letter of credit issuer for any draws under such Cash Secured Letters of Credit or (b) rolled into the DIP Credit Facility collateral to secure DIP Letters of Credit).

Letters of credit issued under the Lloyds facility shall retain their cash collateral during the Chapter 11 Cases and post-emergence (to the extent not (a) used to reimburse any draws and (b) rolled into the DIP Credit Facility collateral to secure DIP Letters of Credit).

If the Reorganized Debtors refinance either (or both) of the above cash collateralized facilities in full, the existing cash collateral securing such refinanced facility shall be released to the Reorganized Debtors.

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GENERAL PROVISIONS REGARDING THE RESTRUCTURING

Exit Facilities	On the Plan Effective Date, the Reorganized Debtors and the Consenting Lenders as applicable shall enter into the following Exit Facilities on the terms set forth in the term sheet attached hereto as Exhibit 3 (the “Exit Facilities Term Sheet”) and otherwise on terms satisfactory to the Required Consenting Lenders, and set forth in Definitive Documents to be included in the Plan Supplement:

(i) a 4-year, super senior exit facility including a letter of credit facility in an amount $743 million (the “Super Senior Exit Facility”) and the Make Whole Tranche (which Make Whole Tranche will be subordinate in right of payment to the obligations with respect to letters of credit under the Super Senior Exit Facility), if applicable;

(ii)  a 4-year, senior letter of credit exit facility in an amount up to $1.326 billion (the “Senior Exit LC Facility”), ranked junior to the Super Senior Exit Facility, provided that the amount of the Senior Exit LC Facility shall be reduced dollar for dollar for each Prepetition Secured Letter of Credit that is funded during the Chapter 11 Cases;

(iii)  a senior secured letter of credit exit facility pursuant to which each outstanding Prepetition Secured Letter of Credit will be deemed issued on the Plan Effective Date (the “Roll-Off LC Exit Facility”), ranked junior to the Senior Exit LC Facility;

(iv) a 5-year senior secured term loan facility in an amount of $500 million of take-back debt (“Term Loan Exit Facility”), ranked pari passu with the Roll-Off LC Exit Facility; and

(v)   a 4-year, cash secured letter of credit exit facility in an amount up to $371 million (the “Cash Secured LC Exit Facility”).

In no event shall the sum of (v) the face amount of letters of credit issued and outstanding at any time under the Senior Exit LC Facility, plus (w) the face amount of letters of credit issued and outstanding at any time under the Super Senior Exit Facility, plus (x) the face amount of letters of credit issued or deemed issued and outstanding at any time under the Roll-Off LC Exit Facility, plus (y) the face amount of letters of credit issued and outstanding at any time under the Cash Secured LC Exit Facility, exceed the Secured Letter of Credit Cap plus permitted incremental capacity set forth in the Exit Facilities Term Sheet.

New Common Stock	On the Plan Effective Date, Reorganized McDermott shall issue a single class of common equity interests (the “New Common Stock”). On the Plan Effective Date, New Common Stock will be distributed to holders of Prepetition Funded Secured Claims and holders of Senior Notes Claims in accordance with the Restructuring Term Sheet and the Plan.

4

GENERAL PROVISIONS REGARDING THE RESTRUCTURING

Rights Offering	On or about the Plan Effective Date, the Debtors will consummate a non-backstopped common equity rights offering (the “Rights Offering”) allowing for Consenting Noteholders to purchase up to $150 million of New Common Stock otherwise earmarked for holders of Prepetition Funded Secured Claims valued at the Plan Equity Value and otherwise in accordance with the Rights Offering Procedures. The Rights Offering Procedures shall be approved within 5 days of Petition Date and shall provide for a subscription deadline of no later than the Voting Deadline. Subscription rights to participate in the Rights Offering shall be distributed to the Consenting Noteholders in accordance with section 12 of the RSA, this Restructuring Term Sheet, and the Plan and the issuance of such subscription rights will be exempt from SEC registration under applicable law. Proceeds of the Rights Offering to be used (a) first for cash pay down of any portion Make Whole Amount that is not paid in full in cash from Technology Business Sale Proceeds in accordance with the Technology Business Sale Proceeds Waterfall and (b) second for cash pay down of Prepetition Funded Secured Claims.

New Warrants

On the Plan Effective Date, the Debtors will issue two tranches of 7-year warrants (the “New Warrants”) for the purchase of up to 20% of the New Common Stock on a fully diluted basis as follows: I. New Warrants to purchase 10% of the New Common Stock at a strike price equal to (a) the Prepetition Funded Secured Claims (including, without limitation, principal and any accrued prepetition or postpetition interest at the default rate as applicable) less (i) the proceeds of the Rights Offering, (ii) the aggregate amount of the loans evidenced by the Term Loan Exit Facility, and (iii) the Residual Prepetition Funded Secured Claims Pay Down, divided by (b) the initial allocation of 94% of the New Common Stock to the holders of Prepetition Funded Secured Claims minus an amount equal to (x) the aggregate proceeds of the Rights Offerings divided by Plan Equity Value plus (y) the Prepetition Funded Secured Claims Excess Cash Adjustment; and

II. New Warrants to purchase 10% of the New Common Stock at a strike price equal to (a) the Prepetition Funded Secured Claims (including, without limitation, principal and any accrued prepetition or postpetition interest at the default rate as applicable) multiplied by 125%, less (i) the proceeds of the Rights Offering, (ii) the aggregate amount of the loans evidenced by the Term Loan Exit Facility, and (iii) the Residual Prepetition Funded Secured Claims Pay Down, divided by (b) the initial allocation of 94% of the New Common Stock to the holders of Prepetition Funded Secured Claims minus an amount equal to (x) the aggregate proceeds of the Rights Offering divided by Plan Equity Value and (y) the Prepetition Funded Secured Claims Excess Cash Adjustment.

The New Warrants shall be distributed to holders of Senior Notes Claims in accordance with this Restructuring Term Sheet and the Plan. The New Warrants shall have full anti-dilution and Black-Scholes protection.

Cash on Hand	Cash distributions in accordance with this Restructuring Term Sheet and the Plan shall be made from cash on hand as of the Plan Effective Date.

Definitive Documents	Any documents, including any Definitive Documents, that remain the subject of negotiation as of the Agreement Effective Date shall be subject to the rights and obligations set forth in Section 3.02 of the RSA, including but not limited to the consent rights set forth therein. Failure to reference such rights and obligations as it relates to any document referenced in this Restructuring Term Sheet shall not impair such rights and obligations.

Tax Matters	To the extent practicable, the Restructuring contemplated by this Restructuring Term Sheet will be structured so as to obtain the most beneficial structure for the Reorganized Debtors, which structure shall be acceptable to the Required Consenting Lenders.

5

TREATMENT OF CLAIMS AND INTERESTS OF THE DEBTORS UNDER THE PLAN

Class No.	Type of Claim	Treatment	Impairment / Voting
Unclassified Non-Voting Claims

N/A	DIP Claims

To the extent not paid in full with the Technology Business Sale Proceeds on or prior to the Plan Effective Date in accordance with the Technology Business Sale Proceeds Waterfall, on the Plan Effective Date, each holder of an Allowed DIP Term Loan Facility Claim (other than the Make Whole Amount but including all principal, accrued and unpaid interest, fees and expenses and non-contingent indemnity claims) and a DIP Letter of Credit Claim with respect to drawn DIP Letter of Credit that has not been reimbursed as of the Plan Effective Date shall receive payment in full in cash. To the extent not paid in full in accordance with the Technology Business Sale Proceeds Waterfall, each holder of an Allowed DIP Term Loan Facility Claim constituting the Make Whole Amount shall receive its pro rata share of the term loans arising under the Make Whole Tranche.

On the Plan Effective Date, each holder of (a) an Allowed DIP Letter of Credit Facility Claim (other than in respect of DIP Cash Secured Letters of Credit) shall receive participation in the Super Senior Exit Facility in an amount equal to each such holder’s DIP Letter of Credit Facility commitments and (b) a DIP Cash Secured Letter of Credit Claim shall receive participation in the Cash Secured LC Exit Facility in an amount equal to such holder’s DIP Cash Secured Letter of Credit Claim. On the Plan Effective Date, any cash collateral in the DIP Cash Secured LC Account (as defined in the DIP Credit Facility Term Sheet) shall collateralize the Cash Secured LC Exit Facility.

On the Plan Effective Date, all Hedging Obligations (as defined in the DIP Credit Facility Term Sheet) under the DIP Credit Facility shall be rolled into and deemed incurred under the Super Senior Exit Facility.

N/A

N/A	Administrative Claims	On the Plan Effective Date, except as otherwise expressly provided elsewhere in this Restructuring Term Sheet, each holder of an Allowed Administrative Claim shall receive payment in full in cash.	N/A

N/A	Priority Tax Claims	On the Plan Effective Date, each holder of an Allowed Priority Tax Claim shall receive treatment in a manner consistent with section 1129(a)(9)(C) of the Bankruptcy Code.	N/A

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TREATMENT OF CLAIMS AND INTERESTS OF THE DEBTORS UNDER THE PLAN

Class No.	Type of Claim	Treatment	Impairment / Voting

Classified Claims and Interests of the Debtors

Class 1	Other Secured Claims	On the Plan Effective Date, each holder of an Allowed Other Secured Claim shall receive, at the Debtors’ option and in their sole discretion: (a) payment in full in cash; (b) the collateral securing its Allowed Other Secured Claim; (c) Reinstatement of its Allowed Other Secured Claim; or (d) such other treatment rendering its Allowed Other Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.	Unimpaired / Deemed to Accept

Class 2	Other Priority Claims	Each holder of an Allowed Other Priority Claim shall receive treatment in a manner consistent with section 1129(a)(9) of the Bankruptcy Code.	Unimpaired / Deemed to Accept

Class 3	Other Prepetition Financing Claims	On the Plan Effective Date, each holder of an Allowed Other Prepetition Financing Claim shall be Reinstated.	Unimpaired / Deemed to Accept

Class 4	Bilateral Facility Claims	On the Plan Effective Date, each holder of an Allowed Bilateral Facility Claim shall be Reinstated.	Unimpaired / Deemed to Accept

Class 5	2021 Letter of Credit Claims	On the Plan Effective Date, each holder of an Allowed 2021 Letter of Credit Claim shall receive: (i) in respect of any 2021 Letter of Credit Claims on account of unfunded 2021 Letters of Credit, participation in the Roll-Off LC Exit Facility in an amount equal to each such holder’s Allowed 2021 Letter of Credit Claim, (ii) in respect of any 2021 Letter of Credit Claims on account of funded 2021 Letters of Credit, its Secured Creditor Pro Rata Share of the Secured Creditor Funded Debt Distribution, and (iii) payment in full in cash of any amounts accrued, and unpaid as of the Petition Date due to such holder of an Allowed 2021 Letter of Credit Claim pursuant to Section 2.15 of the 2021 LC Agreement.	Impaired / Entitled to Vote

7

TREATMENT OF CLAIMS AND INTERESTS OF THE DEBTORS UNDER THE PLAN

Class No.	Type of Claim	Treatment	Impairment / Voting

Class 6A	2023 Letter of Credit Claims	On the Plan Effective Date, each holder of an Allowed 2023 Letter of Credit Claim shall receive: (i) in respect of any 2023 Letter of Credit Claims on account of unfunded 2023 Letters of Credit, participation in the Roll-Off LC Exit Facility in an amount equal to each such holder’s Allowed 2023 Letter of Credit Claim, (ii) in respect of any 2023 Letter of Credit Claims on account of funded 2023 Letters of Credit, its Secured Creditor Pro Rata Share of the Secured Creditor Funded Debt Distribution, and (iii) payment in full in cash of any amounts accrued and unpaid, as of the Petition Date due to such holder of an Allowed 2023 Letter of Credit Claim pursuant to Section 2.15 of the Credit Agreement.	Impaired / Entitled to Vote

Class 6B	Revolving Credit Claims

As of the Effective Date, the Revolving Credit Claims shall be Allowed and deemed to be Allowed Claims in the full amount outstanding under the Revolving Credit Facility, including all principal, accrued and unpaid interest at the applicable default rate, and all accrued and unpaid fees, expenses, and noncontingent indemnity payable under the Revolving Credit Facility and the DIP Order. On the Plan Effective Date, each holder of an Allowed Revolving Credit Claim shall receive: (i) in respect of any Revolving Credit Claims on account of unfunded Revolving LCs, participation in the Roll-Off LC Exit Facility in an amount equal to each such holder’s Allowed Revolving Credit Claim, (ii) in respect of any Revolving Credit Claims on account of (x) Revolving Loans or (y) funded Revolving LCs, its Secured Creditor Pro Rata Share of the Secured Creditor Funded Debt Distribution, and (iii) payment in full in cash of any amounts accrued and unpaid, as of the Petition Date due to such holder of an Allowed Revolving Credit Claim pursuant to Section 2.15 of the Credit Agreement.

Impaired / Entitled to Vote

Class 6C	Term Loan Facility Claims

As of the Effective Date, the Term Loan Claims shall be Allowed and deemed to be Allowed Claims in the full amount outstanding under the Term Loan Facility, including all principal, accrued and unpaid interest at the applicable default rate, and all accrued and unpaid fees, expenses, and noncontingent indemnity payable under the Term Loan Facility and the DIP Order. On the Plan Effective Date, each holder of an Allowed Term Loan Facility Claim shall receive its Secured Creditor Pro Rata Share of the Secured Creditor Funded Debt Distribution.

Impaired / Entitled to Vote

Class 6D	Credit Agreement Hedging Claims	On the Plan Effective Date, each holder of an Allowed Credit Agreement Hedging Claim that remains unpaid as of the Plan Effective Date shall receive for any Allowed Credit Agreement Hedging Claims such holder’s Secured Creditor Pro Rata Share of the Secured Creditor Funded Debt Distribution.	Impaired / Entitled to Vote

8

TREATMENT OF CLAIMS AND INTERESTS OF THE DEBTORS UNDER THE PLAN

Class No.	Type of Claim	Treatment	Impairment / Voting

Class 7	Cash Secured Letter of Credit Claims	On the Plan Effective Date, each holder of an Allowed Cash Secured Letter of Credit Claim outstanding as of such date shall (i) be deemed to reissue its Cash Secured Letters of Credit under the Cash Secured LC Exit Facility which shall be secured by the same cash collateral which secured the Cash Secured Letters of Credit prior to the Petition Date, and (ii) payment in full in cash of any amounts accrued and unpaid, as of the Petition Date due to such holder of an Allowed Cash Secured Letter of Credit Claim pursuant to Section 2.15 of the Credit Agreement.	Impaired / Entitled to Vote

Class 8	Lloyds Letter of Credit Claims	On the Plan Effective Date, each holder of an Allowed Lloyds Letter of Credit Claim shall receive: (i) in respect of any Lloyds Letter of Credit Claims on account of unfunded Lloyds Letters of Credit, participation in the Roll-Off LC Exit Facility in amount equal to such Allowed Lloyds Letter of Credit Claim, (ii) in respect of any Lloyds Letter of Credit Claims on account of funded Lloyds Letters of Credit, its Secured Creditor Pro Rata Share of the Secured Creditor Funded Debt Distribution, and (iii) payment in full in cash of any amounts accrued and unpaid, as of the Petition Date due to such holder of an Allowed Lloyds Letter of Credit Claim pursuant to Section 2(b) of the Lloyds Letter of Credit Agreement.	Impaired / Entitled to Vote

Class 9	Senior Notes Claims

On the Plan Effective Date, each holder of an Allowed Senior Notes Claim shall receive its pro rata share of : (a) 6% of the New Common Stock plus additional shares of New Common Stock as a result of the Prepetition Funded Secured Claims Excess Cash Adjustment, subject to dilution on account of the New Warrants and the Management Incentive Plan; and (b) the New Warrants.

Pursuant to the Restructuring Support Agreement, each Consenting Noteholder electing to participate in the Rights Offering shall receive incremental New Common Stock equal to (x) its respective share of aggregate participation in the Rights Offering multiplied by (y) the total percentage of New Common Stock received in the Rights Offering.

Impaired / Entitled to Vote

Class 10	General Unsecured Claims	On the Plan Effective Date, each holder of an Allowed General Unsecured Claim shall be, at the option of the applicable Debtor or Reorganized Debtor, (a) Reinstated or (b) paid in full in cash.	Unimpaired / Deemed to Accept

Class 11	Intercompany Claims	On the Plan Effective Date, each holder of an Allowed Intercompany Claim shall have its Claim Reinstated or cancelled, released, and extinguished and without any distribution at the Debtors’ election (with the consent of the Required Consenting Lenders).	Impaired / Deemed to Reject or Unimpaired / Deemed to Accept

9

TREATMENT OF CLAIMS AND INTERESTS OF THE DEBTORS UNDER THE PLAN

Class No.	Type of Claim	Treatment	Impairment / Voting

Class 12	Existing Equity Interests Other Than in McDermott	On the Plan Effective Date, each holder of an Existing Equity Interest other than in McDermott shall have such Interest Reinstated or cancelled, released, and extinguished and without any distribution at the Debtors’ election and in their sole discretion.	Impaired / Deemed to Reject or Unimpaired / Deemed to Accept

Class 13	Existing Preferred Equity Interests in McDermott	On the Plan Effective Date, each Existing Preferred Equity Interests in McDermott shall be cancelled, released, and extinguished without any distribution.	Impaired / Deemed to Reject

Class 14	Existing Common Equity Interests in McDermott	On the Plan Effective Date, each Existing Common Equity Interests in McDermott shall be cancelled, released, and extinguished without any distribution.	Impaired / Deemed to Reject

GENERAL PROVISIONS REGARDING THE PLAN

Subordination	The classification and treatment of Claims under the Plan shall conform to the respective contractual, legal, and equitable subordination rights of such Claims, and any such rights shall be settled, compromised, and released pursuant to the Plan.

Restructuring Transactions	The Confirmation Order shall be deemed to authorize, among other things, all actions as may be necessary or appropriate to effectuate any transaction described in, approved by, contemplated by, or necessary to consummate the Plan and the Restructuring Transactions therein. On the Plan Effective Date, the Debtors, as applicable, shall issue all securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Restructuring.

Cancellation of Notes, Instruments, Certificates, and Other Documents	On the Plan Effective Date, except to the extent otherwise provided in this Restructuring Term Sheet or the Plan, all notes, instruments, certificates, and other documents evidencing Claims or Interests, including credit agreements and indentures, shall be canceled, and the Debtors’ obligations thereunder or in any way related thereto shall be deemed satisfied in full and discharged.

Executory Contracts and Unexpired Leases	The Plan will provide that the executory contracts and unexpired leases that are not rejected as of the Plan Effective Date (either pursuant to the Plan or a separate motion) will be deemed assumed pursuant to section 365 of the Bankruptcy Code.

Retention of Jurisdiction	The Plan will provide that the Bankruptcy Court shall retain jurisdiction for usual and customary matters.

10

GENERAL PROVISIONS REGARDING THE PLAN

Discharge of Claims and Termination of Interests	Pursuant to section 1141(d) of the Bankruptcy Code and except as otherwise specifically provided in the Definitive Documents, the Plan or in any contract, instrument, or other agreement or document created pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Plan Effective Date, of Claims (including any Intercompany Claims that the Debtors resolve or compromise after the Plan Effective Date), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, liens on, obligations of, rights against, and Interests in the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Plan Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services that employees of the Debtors have performed prior to the Plan Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Plan Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not (a) a Proof of Claim based upon such debt or right is filed or deemed filed pursuant to section 501 of the Bankruptcy Code, (b) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code, or (c) the holder of such a Claim or Interest has accepted the Plan. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the occurrence of the Plan Effective Date.

Releases by the Debtors[2]	Notwithstanding anything contained in the Plan to the contrary, pursuant to section 1123(b) of the Bankruptcy Code, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, on and after the Plan Effective Date, each Released Party is, and is deemed hereby to be, fully, conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged by the Debtors, the Reorganized Debtors, their Estates, and any person seeking to exercise the rights of the Debtors or the Estates, including any successors to the Debtors or any Estates representatives appointed or selected pursuant to section 1123(b)(3) of the Bankruptcy Code, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other Entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, from any and all Claims and Causes of Action, including any derivative claims asserted or assertable on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, contingent or non-contingent, in law, equity, contract, tort or otherwise, that the Debtors, the Reorganized Debtors, or their Estates, including any successors to the Debtors or any Estates representative appointed or selected pursuant

[2]	Subject to the pending independent director investigation.

11

GENERAL PROVISIONS REGARDING THE PLAN

to section 1123(b) of the Bankruptcy Code, would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Debtor or other Entity, or that any Holder of any Claim against, or Interest in, a Debtor or other Entity could have asserted on behalf of the Debtors, based on or relating to, or in any manner arising from, in whole or in part:

1.  the Debtors (including the capital structure, management, ownership, or operation thereof), the business or contractual arrangement between the Debtors and any Released Party, any Securities issued by the Debtors and the ownership thereof, the assertion or enforcement of rights and remedies against the Debtors, the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions (but excluding Avoidance Actions brought as counterclaims or defenses to Claims asserted against the Debtors), intercompany transactions between or among a Company Party and another Company Party, the Superpriority Credit Agreement, the Credit Agreement, the 2021 LC Agreement, the Lloyds Letter of Credit Agreement, the Senior Notes Indenture, the Senior Notes, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the RSA, the Disclosure Statement, the DIP Credit Agreement, the Exit Facility Documents, or the Plan (including, for the avoidance of doubt, the Plan Supplement);

2.  any Restructuring Transaction, contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the RSA, the Rights Offering, the New Warrant Agreement, the Disclosure Statement, the DIP Credit Agreement, the Exit Facility Documents, the Plan, or the Plan Supplement, before or during the Chapter 11 Cases;

3.  the Chapter 11 Cases, the filing of the Chapter 11 Cases, the Disclosure Statement or the Plan, the solicitation of votes with respect to the Plan, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, the Rights Offering, or the distribution of property under the Plan or any other related agreement; or

4.  any related act or omission, transaction, agreement, event, or other occurrence related or relating to any of the foregoing taking place on or before the Plan Effective Date, including all Avoidance Actions or other relief obtained by the Debtors in the Chapter 11 Cases.

Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (i) post Plan Effective Date obligations of any party or Entity under the Plan, the Confirmation Order, any Restructuring

12

GENERAL PROVISIONS REGARDING THE PLAN

Transaction, any Definitive Document, or any other document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the Exit Facility Documents, the New Warrant Agreement, or any Claim or obligation arising under the Plan or any Definitive Document or (ii) the rights of any holder of Allowed Claims to receive distributions under the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the foregoing Debtor release, which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute the Bankruptcy Court’s finding that the foregoing Debtor release is: (a) in exchange for the good and valuable consideration provided by the Released Parties, including, without limitation, the Released Parties’ contributions to facilitating the Restructuring and implementing the Plan; (b) a good faith settlement and compromise of the Claims released by the foregoing Debtor release; (c) in the best interests of the Debtors and their Estates and all holders of Claims and Interests; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any of the Debtors, the Reorganized Debtors, or the Debtors’ Estates asserting any Claim or Cause of Action released pursuant to the Debtor release.

Releases by Holders of Claims and Interests

Except as otherwise expressly set forth in this Plan or the Confirmation Order, on and after the Plan Effective Date, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, each Released Party is, and is deemed hereby to be, fully, conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged by each Releasing Party, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other Entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, from any and all Claims and Causes of Action, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, contingent or non-contingent, in law, equity, contract, tort, or otherwise, including any derivative claims asserted on behalf of the Debtors, that such Entity would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Debtor or other Entity, or that any Holder of any Claim against, or Interest in, a Debtor or other Entity could have asserted on behalf of the Debtors, based on or relating to, or in any manner arising from, in whole or in part:

1.  the Debtors (including the capital structure, management, ownership, or operation thereof), the business or contractual arrangement between the Debtors and any Releasing Party, any Securities issued by the Debtors and the ownership thereof, the assertion or enforcement of rights and remedies against the Debtors, the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions (but excluding Avoidance Actions brought as counterclaims or defenses to Claims asserted against the Debtors), intercompany transactions between or among a Company Party and

13

GENERAL PROVISIONS REGARDING THE PLAN

     another Company Party, the Superpriority Credit Agreement, the Credit Agreement, the 2021 LC Agreement, the Lloyds Letter of Credit Agreement, the Senior Notes Indenture, the Senior Notes, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the RSA, the Disclosure Statement, the DIP Credit Agreement, the Exit Facility Documents, or the Plan (including, for the avoidance of doubt, the Plan Supplement);

2.  any Restructuring Transaction, contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the RSA, the Rights Offering, the Disclosure Statement, the DIP Credit Agreement, the New Warrant Agreement, the Exit Facility Documents, the Plan, or the Plan Supplement, before or during the Chapter 11 Cases;

3.  the Chapter 11 Cases, the filing of the Chapter 11 Cases, the Disclosure Statement or the Plan, the solicitation of votes with respect to the Plan, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, the Rights Offering, or the distribution of property under the Plan or any other related agreement; or

4.  any related act or omission, transaction, agreement, event, or other occurrence related or relating to any of the foregoing taking place on or before the Plan Effective Date, including all Avoidance Actions or other relief obtained by the Debtors in the Chapter 11 Cases.

Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (i) any party of any obligations related to customary banking products, banking services or other financial accommodations (except as may be expressly amended or modified by the Plan and the Exit Facility Documents, or any other financing document under and as defined therein), (ii) any post-Plan Effective Date obligations of any party or Entity under the Plan, the Confirmation Order, any Restructuring Transaction, any Definitive Document, or any other document, instrument, or any agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the Exit Facility Documents, the New Warrant Agreement, or any Claim or obligation arising under the Plan or any Definitive Document or (iii) the rights of holders of Allowed Claims to receive distributions under the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the foregoing third-party release, which includes by reference each of the related provisions and definitions contained herein, and, further, shall constitute the Bankruptcy Court’s finding that the foregoing third-party release is: (a) consensual;

14

GENERAL PROVISIONS REGARDING THE PLAN

(b) essential to the Confirmation of the Plan; (c) given in exchange for a substantial contribution and for the good and valuable consideration provided by the Released Parties that is important to the success of the Plan; (d) a good faith settlement and compromise of the Claims released by the foregoing third-party release; (e) in the best interests of the Debtors and their Estates; (f) fair, equitable, and reasonable; (g) given and made after due notice and opportunity for hearing; and (h) a bar to any of the Releasing Parties asserting any claim or Cause of Action released pursuant to the foregoing third-party release.

Exculpation

Except as otherwise specifically provided in the Plan or the Confirmation Order, no Exculpated Party shall have or incur liability for, and each Exculpated Party shall be released and exculpated from any Claims and Causes of Action for any claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, filing, or termination of the RSA and related prepetition transactions (including the Superpriority Credit Agreement, the Credit Agreement, the 2021 LC Agreement, the Senior Notes Indenture, the Senior Notes, and the Lloyds Letter of Credit Agreement), the Disclosure Statement, the Plan, the DIP Credit Facility, the Exit Facility Documents, the New Warrant Agreement, the Plan Supplement, or any Restructuring Transaction, the Rights Offering, contract, instrument, release or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion), including any Definitive Document, created or entered into before or during the Chapter 11 Cases, any preference, fraudulent transfer, or other avoidance claim arising pursuant to chapter 5 of the Bankruptcy Code or other applicable law, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Plan Effective Date, except for claims related to any act or omission that is determined in a Final Order by a court of competent jurisdiction to have constituted actual fraud or willful misconduct, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.

The Exculpated Parties and other parties set forth above have, and upon confirmation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

15

GENERAL PROVISIONS REGARDING THE PLAN

Injunction	Except as otherwise expressly provided in the Plan or the Confirmation Order or for obligations or distributions issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities who have held, hold, or may hold Claims or Interests that have been released, discharged, or are subject to exculpation (the “Released Claims”) are permanently enjoined, from and after the Plan Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any Released Claims; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any Released Claims; (3) creating, perfecting, or enforcing any lien or encumbrance of any kind against such Entities or the property of such Entities on account of or in connection with or with respect to any Released Claims; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any Released Claims unless such holder has filed a motion requesting the right to perform such setoff on or before the Plan Effective Date, and notwithstanding an indication of a Claim or Interest or otherwise that such holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any Released Claims released or settled pursuant to the Plan.

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OTHER MATERIAL PROVISIONS REGARDING THE RESTRUCTURING

Management Incentive Plan

Effective on the Plan Effective Date, the Reorganized Debtors will reserve 7.5% of New Common Stock (on a fully diluted and fully distributed basis) which may be granted in the form of options, restricted stock, restricted stock units, warrants, stock appreciations rights or any combination thereof (each an “Award” and such reserve, the “MIP Pool”) for grant to management employees and members of the New Board and enter into severance and change in control arrangements (“Severance Arrangements”) with senior executives of the Debtors that are insiders pursuant to Section 16 of the Securities Exchange Act of 1934 (“Senior Executives”) in amounts and on terms and conditions to be agreed with and approved by the Required Consenting Lenders. The New Board shall grant no less than 53.33% of the MIP Pool to the employees of the Debtors no later than 60 days following the Plan Effective Date (the “Emergence Awards”) with the terms of the Emergence Awards to be determined as set forth below and the remainder of the MIP Pool will be available for future grants to management employees and members of the New Board with allocations, terms and conditions to be determined by the New Board. From the Petition Date through entry of the Confirmation Order, the Debtors, the Required Consenting Lenders and any consultants or advisors engaged by the Required Consenting Lenders will use commercially reasonable efforts to agree on an allocation schedule and the terms, conditions, vesting and composition (including, for the avoidance of doubt, which may be in any form of Award) of the Emergence Awards (together, the “MIP Proposal”), and during this period the Debtors will use commercially reasonable efforts to facilitate meetings between the Required Consenting Lenders and the Debtors’ key management personnel. As soon as reasonably practicable following the Plan Effective Date but no later than 60 days following the Plan Effective Date, the New Board shall consider the MIP Proposal for approval and New Board shall determine the final terms and conditions of the actual grants. A Senior Executive will be permitted to voluntarily terminate for “Good Reason” and receive the severance benefits under the Severance Arrangements if the Senior Executive does not receive an Emergence Award.

Governance	The new board of directors of Reorganized McDermott (the “New Board”) will consist of [●] directors: (i) the Chief Executive Officer of Reorganized McDermott, (ii) [●] directors selected by the Required Consenting Term Lenders and (iii) [●] directors selected by the Required Consenting Revolving Lenders and the Required Consenting LC Lenders. The identities of directors on the New Board shall be set forth in the Plan Supplement to the extent known at the time of filing. Corporate governance for Reorganized McDermott, including charters, bylaws, operating agreements, or other organization documents, as applicable, shall: (a) be consistent with this Restructuring Term Sheet, Section 3 of the RSA, and section 1123(a)(6) of the Bankruptcy Code; and (b) provide for customary minority shareholder protections and information and reporting requirements reasonably acceptable to the Debtors and the Required Consenting Stakeholders.

17

OTHER MATERIAL PROVISIONS REGARDING THE RESTRUCTURING

Exemption from SEC Registration; Listing	The issuance of all securities under the Plan will be exempt from SEC registration under applicable law. The Reorganized Debtors shall list the New Common Stock on the New York Stock Exchange within 36 months after the Plan Effective Dates.

Employment Obligations	The Parties shall consent to the continuation of the Debtors’ wages, compensation, and benefits programs according to existing terms and practices (excluding executive compensation programs). On the Plan Effective Date, subject to the consent of the Required Consenting Lenders, the Debtors shall (a) assume all change of control agreements entered into with current employees, provided that the Parties agree that the Restructuring shall not trigger any change of control or similar trigger under such agreements, or (b) enter into new agreements with such employees on terms and conditions acceptable to the Reorganized Debtors and the Required Consenting Lenders.

Indemnification Obligations	Consistent with applicable law, all indemnification provisions in place as of the Plan Effective Date (whether in the by-laws, certificates of incorporation or formation, limited liability company agreements, other organizational documents, board resolutions, indemnification agreements, employment contracts, or otherwise) for current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Debtors, as applicable, shall be reinstated and remain intact, irrevocable, and shall survive the effectiveness of the Restructuring on terms no less favorable to such current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Debtors than the indemnification provisions in place prior to the Restructuring, provided that the Reorganized Debtors shall not indemnify officers, directors, managers, employees, attorneys, accountants, investment bankers or other professionals of the Debtors for any claims or Causes of Action arising out of or relating to any act or omission that is a criminal act or constitutes intentional fraud, gross negligence, or willful misconduct.

Retained Causes of Action	The Reorganized Debtors, as applicable, shall retain all rights to commence and pursue any Causes of Action, other than any Causes of Action that the Debtors have released pursuant to the release and exculpation provisions outlined in this Restructuring Term Sheet and implemented pursuant to the Plan.

Conditions Precedent to Restructuring

The following shall be conditions to the Plan Effective Date (the “Conditions Precedent”):

(a)   the Debtors shall achieve (i) final, binding signed documentation reflecting (x) positive value adjustment of $235 million in projected gross profit and (y) $285 million in letter of credit relief and (ii) project cost savings of $560 million through the employment of risk mitigation strategies, in each case subject to the satisfaction of the Required Consenting Term Lenders and the Required Consenting Revolving Lenders in their sole discretion (the concessions in clauses (i) and (ii), the “Achievement Target”);

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(b)   the Bankruptcy Court shall have entered the Confirmation Order, which shall be a Final Order, in form and substance consistent in all respects with the RSA and otherwise in form and substance acceptable to the Debtors and the Required Consenting Stakeholders, which shall:

(i) authorize the Debtors to take all actions necessary to enter into, implement, and consummate the contracts, instruments, releases, leases, indentures, and other agreements or documents created in connection with the Plan in a manner consistent in all respects with the RSA and subject to the consent rights set forth therein;

(ii)  decree that the provisions in the Confirmation Order and the Plan are nonseverable and mutually dependent;

(iii)  authorize the Debtors, as applicable/necessary, to: (a) implement the Restructuring Transactions; (b) distribute the New Common Stock pursuant to the exemption from registration under the Securities Act provided by section 1145 of the Bankruptcy Code or other exemption from such registration or pursuant to one or more registration statements; (c) make all distributions and issuances as required under the Plan, including cash and the New Common Stock; and (d) enter into any agreements, transactions, and sales of property as set forth in the Plan Supplement, including the Management Incentive Plan, in each case, in a manner consistent with the terms of the RSA and subject to the consent rights set forth therein;

(iv) authorize the implementation of the Plan in accordance with its terms; and

(v)   provide that, pursuant to section 1146 of the Bankruptcy Code, the assignment or surrender of any lease or sublease, and the delivery of any deed or other instrument or transfer order, in furtherance of, or in connection with the Plan, including any deeds, bills of sale, or assignments executed in connection with any disposition or transfer of assets contemplated under the Plan, shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax; and

(c)   the Debtors shall have obtained all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan;

(d)   the final version of each of the Plan, the Definitive Documents, and all documents contained in any supplement to the Plan, including the Plan Supplement and any exhibits, schedules, amendments, modifications, or supplements thereto or other documents contained therein shall have been executed or filed, as applicable, in form and substance consistent in all respects with the RSA, this Restructuring Term Sheet, and the Plan, and comply with the applicable consent rights set forth in the RSA and the Plan for such documents and shall not have been modified in a manner inconsistent with the RSA;

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OTHER MATERIAL PROVISIONS REGARDING THE RESTRUCTURING

(e)   the Exit Facility Documents shall have been duly executed and delivered by all of the Entities that are parties thereto and all conditions precedent (other than any conditions related to the occurrence of the Plan Effective Date) to the effectiveness of the Exit Facilities shall have been satisfied or duly waived in writing in accordance with the terms of each of the Exit Facilities and the closing of each of the Exit Facilities shall have occurred;

(f)   the Final Order approving the DIP Credit Facility shall have been entered and shall remain in full force and effect and no event of default shall have occurred and be continuing thereunder;

(g)   all professional fees and expenses of retained professionals that require the Bankruptcy Court’s approval shall have been paid in full or amounts sufficient to pay such fees and expenses after the Plan Effective Date shall have been placed in a professional fee escrow account pending the Bankruptcy Court’s approval of such fees and expenses;

(h)   the Technology Business Sale shall have closed;

(i) to the extent invoiced, the payment in cash in full of all Restructuring Expenses;

(j) the Debtors shall have implemented the Restructuring Transactions and all transactions contemplated in this Restructuring Term Sheet in a manner consistent with the RSA (and subject to, and in accordance with, the consent rights set forth therein), this Restructuring Term Sheet, and the Plan;

(k)   no more than $50 million principal amount of Prepetition Secured Letters of Credit or DIP Letters of Credit (other than cash collateralized letters of credit) shall have been drawn and unreimbursed in full in cash as of the Plan Effective Date, provided that this condition may be waived solely with the written consent of the Required Consenting LC Lenders; and

(l) Reorganized McDermott shall have a minimum of $820 million of cash on its balance sheet (which amount shall not include cash collateral securing the Cash Secured Letters of Credit, the Lloyds Letters of Credit and the DIP Cash Secured Letters of Credit) assuming normal working capital; provided, that this condition may be waived solely with the written consent of the Required Consenting Lenders.

Waiver of Conditions Precedent to the Plan Effective Date	Except as otherwise specified herein or in the Plan, the Debtors, with the prior written consent of the Required Consenting Lenders, may waive any one or more of the Conditions Precedent to the Plan Effective Date without notice, leave, or order of the Bankruptcy Court or any formal action other than proceedings to confirm or consummate the Plan.

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Exhibit 1

DEFINITIONS

“2018 Collateral Agent” means Crédit Agricole Corporate and Investment Bank, in its capacity as Collateral Agent in respect of the Credit Agreement, the 2021 LC Facility and the Lloyds LC Facility.

“2021 LC Agreement” means that certain letter of credit agreement dated as of October 30, 2018 by and among certain of the Company Parties as applicants and guarantors thereto, and the 2021 LC Administrative Agent, as may be amended, supplemented, or otherwise modified from time to time.

“2021 LC Administrative Agent” means Barclays Bank PLC, as administrative agent for the 2021 LC Agreement.

“2021 LC Facility” means the $230,000,000.00 senior secured letter of credit facility under the 2021 LC Agreement.

“2021 Letters of Credit” means the letters of credit issued under the 2021 LC Facility.

“2023 LC Facility” means the $1,440,000,000.00 senior secured letter of credit facility under the Credit Agreement.

“2023 Letters of Credit” means the letters of credit issued under the 2023 LC Facility.

“Achievement Target” has the meaning specified in this Restructuring Term Sheet.

“Additional Consenting Stakeholder” means any holder of Claims that is not a party to the RSA as of the Agreement Effective Date who, at any time after the Agreement Effective Date, becomes a party to the RSA as an applicable Consenting Stakeholder by executing a signature page to the RSA.

“Additional Obligations” shall have the meaning specified in the DIP Credit Facility Term Sheet.

“Administrative Claim” means a Claim for costs and expenses of administration of the Chapter 11 Cases pursuant to sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred on or after the Petition Date until and including the Plan Effective Date to preserve the Estates and operate the Debtors’ businesses (which costs and expenses will for the avoidance of doubt include all Treasury Management Obligations (as defined in the Credit Agreement)); (b) Allowed Professional Claims; and (c) all fees and charges assessed against the Estates pursuant to section 1930 of chapter 123 of title 28 of the United States Code.

“Affiliate” shall have the meaning ascribed to it in section 101(2) of the Bankruptcy Code.

“Agents” means, collectively, the DIP Agents, the Revolving and LC Administrative Agent, the Term Loan Administrative Agent, the 2021 LC Administrative Agent, the 2018 Collateral Agent, the Superpriority Revolving Agent, the Superpriority Term Loan Agent, the Superpriority Collateral Agent, the North Ocean Agent and each administrative agent, collateral agent, trustee or other similar agent in respect of the Exit Facilities solely in its capacity as such.

“Agreement” shall have the meaning ascribed to it in the RSA.

“Agreement Effective Date” means the date on which the conditions set forth in Section 2 of the RSA have been satisfied or waived by the appropriate Party or Parties in accordance with the RSA.

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“Agreement Effective Period” means, with respect to a Party, the period from the Agreement Effective Date to the Termination Date applicable to that Party.

“AHG Noteholder Advisors” means Paul, Weiss, Rifkind, Wharton & Garrison LLP, Brown Rudnick LLP, Houlihan Lokey Capital, Inc., counsel to the Senior Notes Trustee, and any local or foreign advisors.

“AHG Term Advisors” means Davis Polk & Wardwell LLP, Porter Hedges LLP, Centerview Partners, Inc., and Ankura Consulting Group, LLC, and any other local or foreign advisors.

“Allowed” means, as to a Claim or an Interest, a Claim or an Interest allowed under the Plan, under the Bankruptcy Code, or by a final order, as applicable.

“Alternative Restructuring Proposal” means any inquiry, proposal, offer, bid, term sheet, discussion, or agreement with respect to a sale, disposition, new-money investment, restructuring, reorganization, merger, amalgamation, acquisition, consolidation, dissolution, debt investment, equity investment, liquidation, tender offer, recapitalization, plan of reorganization, share exchange, business combination, or similar transaction involving any one or more Company Parties or the debt, equity, or other interests in any one or more Company Parties that is an alternative to one or more of the Restructuring Transactions.

“Avoidance Actions” means any and all causes of action to avoid a transfer of property or an obligation incurred by any of the Debtors arising under sections 542, 544, 545, and 547 through and including 553 of the Bankruptcy Code or other similar or related state or federal statutes and common law.

“Award” shall have the meaning ascribed to it in this Restructuring Term Sheet.

“Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as amended.

“Bankruptcy Court” means the United States Bankruptcy Court in which the Chapter 11 Cases are commenced or another United States Bankruptcy Court with jurisdiction over the Chapter 11 Cases.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure.

“Bidding Procedures Motion” means the motion seeking approval of the Bidding Procedures.

“Bidding Procedures Order” means the order of the Bankruptcy Court approving the Bidding Procedures and establishing deadlines for the submission of bids and the auction in accordance with such procedures.

“Bidding Procedures” means the procedures governing the sale and marketing process for the Technology Business Sale, attached as Exhibit 1 to the Bidding Procedures Order.

“Bilateral Facilities” means those certain bilateral facilities entered into by various Company Parties and the individual lenders party thereto, including:

•

that certain facility agreement (as amended), dated April 13, 2016, between McDermott International, Inc., as borrower, McDermott Middle East, Inc., McDermott Eastern Hemisphere, Ltd., McDermott Arabia Company Limited, as guarantors, and Abu Dhabi Commercial Bank PJSC, as lending bank;

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•

that certain amended and restated master agreement for standby-by letters of credit, dated May 10, 2018, between Comet II B.V., CB&I, LLC, Chicago Bridge & Iron Company (Delaware), Chicago Bridge and Iron Company, B.V., CBI Services, LLC, CB&I UK Limited, CBI Constructors PTY LTD, CB&I Group Inc., and Woodlands International Insurance Limited, as applicants, CB&I, LLC, CB&I Company, CB&I Company B.V., CBI Services, LLC, CB&I UK Limited, CBI Constructors PTY LTD, CB&I Group Inc., and Woodlands International Insurance Limited, as guarantors, and Lloyds Bank PLC, as lending bank;

•	that certain credit facility agreement (as amended), dated April 30, 2018, between CBI Eastern Anstalt, as borrower, and Mashreqbank PSC, as lending bank;

•

that certain credit agreement (as amended) dated as of July 19, 2018 between Arabian CBI Company Limited, as customer, McDermott International Inc., as guarantor, and Samba Financial Group, as lending bank;

•

that certain facility letter (as amended), dated as of January 29, 2018 between McDermott Middle East, Inc., and McDermott Eastern Hemisphere, Ltd., as applicants, McDermott International, Inc., as guarantor, and International Bank of Qatar, as lending bank;

•	that certain reimbursement agreement for letters of credit or guarantees, dated July 30, 2015 between McDermott International, Inc., as applicant and Riyad Bank, as lending bank;

•	that certain facility agreement between McDermott Middle East Inc., as borrower, McDermott International, Inc., as guarantor, and First Gulf Bank, as lending bank;

•	that certain letter of credit reimbursement agreement (as novated), dated August 1, 2007 between J. Ray McDermott S.A., as applicant and Standard Chartered Bank, as lending bank;

•	that certain master reimbursement agreement between J. Ray McDermott S.A., as applicant, McDermott International, Inc., as guarantor, and ICICI Bank Limited, as lending bank;

•	that certain reimbursement agreement between Chicago Bridge and Iron Company, N.V., as customer, and Europe Arab Bank PLC, as lending bank;

•

that certain credit facilities agreement, dated April 4, 2019 between McDermott Middle East, Inc. and McDermott Middle East, Inc. Panama, as borrowers, McDermott International, Inc., as guarantor, and Commercial Bank of Dubai PSC, as lending bank; and

•	that certain indemnity and undertaking, dated as of June 28, 2019 between Comet II, B.V. as borrower and the Standard Bank of South African Limited as lending bank.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York.

“Business Plan” means the business plan for the Reorganized Debtors.

“Cash Management Bank” means any financial institution through which the Debtors have entered into “Cash Management Arrangements” (as defined in the Credit Agreement).

“Cash Secured LC Exit Facility” has the meaning ascribed to such term in the Exit Facilities Term Sheet.

“Cash Secured Letters of Credit” means the “Cash Secured Letters of Credit” issued under and on the terms set forth under the Credit Agreement.

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“Cause of Action” means any claims, interests, damages, remedies, causes of action, demands, rights, actions, controversies, proceedings, agreements, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, liens, indemnities, guaranties, and franchises of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, secured or unsecured, assertable, directly or derivatively, matured or unmatured, suspected or unsuspected, in contract, tort, law, equity, or otherwise. Causes of Action also include: (a) all rights of setoff, counterclaim, or recoupment and claims under contracts or for breaches of duties imposed by law or in equity; (b) the right to object to or otherwise contest Claims or Interests; (c) claims pursuant to sections 362, 510, 542, 543, 544 through 550, or 553 of the Bankruptcy Code; (d) such claims and defenses as fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any Avoidance Action.

“Chapter 11 Cases” means the Company Parties’ voluntary cases under chapter 11 of the Bankruptcy Code in the Bankruptcy Court.

“Claim” means any claim, as defined in section 101(5) of the Bankruptcy Code, against any of the Debtors.

“Class” means a category of holders of Claims or Interests pursuant to section 1122(a) of the Bankruptcy Code.

“Company Advisors” means Kirkland & Ellis LLP, Evercore L.L.C., and AlixPartners, LLP.

“Company Claims/Interests” means any Claim against a Company Party, including the 2021 Letter of Credit Claims, the 2023 Letter of Credit Claims, the Term Loan Facility Claims, the Revolving Credit Claims, the Credit Agreement Hedging Claims, the Senior Notes Claims, the Cash Secured Letter of Credit Claims and the Lloyds Letter of Credit Claims, provided that Company Claims/Interests shall not include (A) any Claim Transferred or to be Transferred by the Consenting Stakeholder as transferor under a trade confirmation or other agreement with a trade date falling on or before the date of the RSA or the date of a Joinder signed by an Additional Consenting Stakeholder pursuant to Section 9 of the RSA; (B) any Claim that is held in a fiduciary, agency, or other representative capacity for third party customers, clients, or accountholders; or (C) any Claims for which the Consenting Stakeholder does not have the right to direct voting or is not permitted by a preexisting contractual obligation or operation of law to vote in favor of the Restructuring.

“Company Parties” or “Company” means McDermott and each of its affiliates listed on Exhibit B to the RSA that have executed and delivered counterpart signature pages to the RSA to the AHG Term Advisors and the Revolving and LC Agent Advisors.

“Company Termination Event” means each of the termination events set forth in Section 13.03 of the RSA.

“Conditions Precedent” shall have the meaning ascribed to it in this Restructuring Term Sheet.

“Confidentiality Agreement” means an executed confidentiality agreement, including with respect to the issuance of a “cleansing letter” or other public disclosure of material non-public information agreement, in connection with any proposed Restructuring Transactions.

“Confirmation” means entry of the Confirmation Order on the docket of the Chapter 11 Cases.

“Confirmation Date” means the date on which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases within the meaning of Bankruptcy Rules 5003 and 9021.

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“Confirmation Hearing” means the hearing(s) before the Bankruptcy Court under section 1128 of the Bankruptcy Code at which the Debtors seek entry of the Confirmation Order.

“Confirmation Order” means the order of the Bankruptcy Court confirming the Plan under section 1129 of the Bankruptcy Code and approving the consummation of the Technology Business Sale.

“Consenting 2021 LC Lenders” means the holders of 2021 Letter of Credit Claims that have executed and delivered counterpart signature pages to the RSA, a Joinder, or a Transfer Agreement to counsel to the Company Parties.

“Consenting 2023 LC Lenders” means the holders of 2023 Letter of Credit Claims that have executed and delivered counterpart signature pages to the RSA, a Joinder, or a Transfer Agreement to counsel to the Company Parties.

“Consenting Cash Secured LC Issuers” means the holders of Cash Secured Letter of Credit Claims that have executed and delivered counterpart signature pages to the RSA, a Joinder, or a Transfer Agreement to counsel to the Company Parties.

“Consenting LC Lenders” means the Consenting Superpriority LC Lenders, the Consenting 2021 LC Lenders, the Consenting 2023 LC Lenders, the Consenting Lloyds LC Issuers and the Consenting Cash Secured LC Issuers.

“Consenting Lenders” means, collectively, the Consenting 2021 LC Lenders, the Consenting 2023 LC Lenders, the Consenting Revolving Lenders, the Consenting Term Lenders, the Consenting Lloyds LC Issuers, the Consenting Cash Secured LC Issuers, the Consenting Superpriority Term Lenders, and the Consenting Superpriority LC Lenders.

“Consenting Lloyds LC Issuers” means the holders of Lloyds Letter of Credit Claims that have executed and delivered counterpart signature pages to the RSA, a Joinder, or a Transfer Agreement to counsel to the Company Parties.

“Consenting Noteholders” means the holders of Senior Notes Claims that have executed and delivered counterpart signature pages to the RSA, a Joinder, or a Transfer Agreement to counsel to the Company Parties.

“Consenting Revolving Lenders” means the holders of Revolving Credit Claims that have executed and delivered counterpart signature pages to the RSA, a Joinder, or a Transfer Agreement to counsel to the Company Parties.

“Consenting Stakeholders” means, collectively, the Consenting 2021 LC Lenders, the Consenting 2023 LC Lenders, the Consenting Revolving Lenders, the Consenting Term Lenders, the Consenting Lloyds LC Issuers, the Consenting Cash Secured LC Issuers, the Consenting Superpriority Term Lenders, the Consenting Superpriority LC Lenders, and the Consenting Noteholders.

“Consenting Superpriority LC Lenders” means the holders of Superpriority Letter of Credit Facility Claims that have executed and delivered counterpart signature pages to the RSA, a Joinder, or a Transfer Agreement to counsel to the Company Parties.

“Consenting Superpriority Term Lenders” means the entity or entities, in their capacities as lenders, or investment advisors or managers of lenders, as applicable, of Superpriority Term Loan Facility Claims that have executed and delivered counterpart signature pages to the RSA, a Joinder, or a Transfer Agreement to counsel to the Company Parties.

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“Consenting Term Lenders” means the entity or entities, in their capacities as lenders, or investment advisors or managers of lenders, as applicable, of Term Loan Facility Claims that have executed and delivered counterpart signature pages to the RSA, a Joinder, or a Transfer Agreement to counsel to the Company Parties.

“Consummation” means the occurrence of the Plan Effective Date.

“Credit Agreement” means that certain Credit Agreement dated as of May 10, 2018, by and among certain of the Company Parties as borrowers and guarantors thereto, the Revolving and LC Administrative Agent, the Term Loan Administrative Agent, the Issuers (as defined in the Credit Agreement) and the lenders from time to time party thereto, as may be amended, supplemented, or otherwise modified from time to time.

“Credit Agreement Hedging Claims” means Claims in respect of Credit Agreement Hedging Obligations.

“Credit Agreement Hedging Obligations” means mark-to-market obligations arising out of the termination of any secured “Hedging Obligations” (as defined under the Credit Agreement) prior to the Plan Effective Date.

“Debtor” means each Company Party that has commenced a Chapter 11 Case.

“Definitive Documents” means the documents listed in Section 3.01 of the RSA.

“DIP Agents” means Crédit Agricole Corporate and Investment Bank in its capacity as letter of credit administrative agent and collateral agent under the DIP Credit Agreement and Barclays Bank PLC in its capacity as term loan administrative agent under the DIP Credit Agreement.

“DIP Cash Secured Letters of Credit” shall have the meaning specified in the DIP Credit Facility Term Sheet.

“DIP Claims” means all Claims arising under, derived from, based upon, or secured pursuant to the DIP Credit Agreement, including Claims for all Hedging Obligations (as defined in the DIP Credit Facility Term Sheet), principal amounts outstanding, interest, fees, expenses, costs, and other charges arising thereunder or related thereto, in each case, with respect to the DIP Credit Facility.

“DIP Credit Agreement” means that certain superpriority secured debtor-in-possession credit agreement that governs the DIP Credit Facility (as may be amended, supplemented, or otherwise modified from time to time), among, McDermott International, Inc., certain Debtors, as borrowers, the Debtor guarantors that are party thereto, the lenders party thereto, the DIP Letter of Credit Issuers, the DIP Agents and the DIP Lenders.

“DIP Credit Agreement Documents” means the DIP Credit Agreement and any related documents or agreements.

“DIP Credit Facility” shall have the meaning ascribed to it in the DIP Credit Facility Term Sheet.

“DIP Credit Facility Term Sheet” shall have the meaning ascribed to it in this Restructuring Term Sheet.

“DIP Lenders” means the lenders party to the DIP Credit Agreement with respect to the DIP Credit Facility.

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“DIP Letter of Credit Facility” shall have the meaning ascribed to it in the DIP Credit Facility Term Sheet.

“DIP Letter of Credit Issuers” shall have the meaning specified in the DIP Credit Facility Term Sheet.

“DIP Letter of Credit Lenders” means those DIP Lenders in respect of the DIP Letters of Credit.

“DIP Letters of Credit” means the $543 million new and incremental letters of credit to be provided under the DIP Letter of Credit Facility (including the DIP Cash Secured Letters of Credit) plus the DIP Roll-Up Letters of Credit.

“DIP Orders” means, together, the interim order approving the DIP Credit Facility (the “Interim DIP Order”) and the final order approving the DIP Credit Facility (the “Final DIP Order”), which shall in each case be in form and substance acceptable to the Debtors and the Required Consenting Lenders.

“DIP Roll-Up Letters of Credit” means the letters of credit to be provided under the DIP Letter of Credit Facility to convert (or “roll-up”) all of the Claims, obligations, or commitments arising under, derived from, based upon, or secured pursuant to the Superpriority Letters of Credit.

“DIP Roll-Up Term Loans” means the term loans to be provided under the DIP Term Loan Facility to convert (or “roll-up”) all of the Claims arising under, derived from, based upon, or secured pursuant to the Superpriority Credit Agreement, including Claims for all principal amounts outstanding, interest, fees, expenses, costs, the Make Whole Amount, and other charges arising thereunder or related thereto, in each case, with respect to the Superpriority Term Loan Facility.

“DIP Term Loan Facility” shall have the meaning ascribed to it in this Restructuring Term Sheet.

“DIP Term Loan Lenders” means those DIP Lenders in respect of the DIP Term Loans.

“DIP Term Loans” means the New DIP Term Loans and the DIP Roll-Up Term Loans.

“Disclosure Statement” means the related disclosure statement with respect to the Plan.

“Disclosure Statement Motion” means the motion seeking approval of the Disclosure Statement.

“Disclosure Statement Order” means an order of the Bankruptcy Court approving the Disclosure Statement, the Solicitation Materials, and the solicitation of the Plan.

“Emergence Awards” shall have the meaning ascribed to it in this Restructuring Term Sheet.

“Entity” shall have the meaning ascribed to it in section 101(15) of the Bankruptcy Code.

“Estate” means the estate of any Debtor created under sections 301 and 541 of the Bankruptcy Code upon the commencement of the applicable Debtor’s Chapter 11 Case.

“Exculpated Parties” means, collectively, and in each case in its capacity as such: (a) the Debtors; (b) any official committees appointed in the Chapter 11 Cases and each of their respective members; (c) the Consenting Stakeholders and any affiliated Hedge Banks; (d) each Agent and the Senior Notes Trustee; and (e) with respect to each of the foregoing, such Entity and its current and former Affiliates, and such Entity’s and its current and former Affiliates’ current and former equity holders, subsidiaries, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such.

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“Execution Date” means 11:59 p.m., prevailing Eastern Standard Time, on January 21, 2020.

“Existing Common Equity Interests” means the common stock of McDermott International, Inc., which is traded and quoted on the New York Stock Exchange under the symbol “MDR,” and any warrants to acquire such common stock existing prior to the Petition Date.

“Existing Equity Interest” means an Interest in a Company Party existing as of the Agreement Effective Date.

“Existing Preferred Equity Interests” means the 12% Redeemable Preferred Stock in McDermott International, Inc., issued on November 29, 2018, and the Series A Preferred Stock of McDermott International, Inc., issued on December 2, 2019.

“Exit Facilities” shall have the meaning ascribed to it in this Restructuring Term Sheet.

“Exit Facilities Term Sheet” shall have the meaning ascribed to it in this Restructuring Term Sheet.

“Exit Facility Agents” means each administrative agents, trustees, or other similar agents under the Exit Facility Agreement, solely in its capacity as such.

“Exit Facility Agreement” means that certain agreement to provide the Exit Facilities, if any, dated as of the Plan Effective Date, by and among the reorganized Debtors party thereto as borrowers, Reorganized McDermott, the Exit Facility Agents, the issuing banks party thereto, and the lender parties thereto, which shall be included in the Plan Supplement.

“Exit Facility Documents” means, collectively, the Exit Facility Agreement, if any, and any and all other agreements, documents, and instruments delivered or to be entered into in connection therewith, including any guarantee agreements, pledge and collateral agreements, intercreditor agreements, and other security documents, in each case if any, the terms of which documents shall be acceptable to the Debtors and the Required Consenting Lenders.

“Exit LC Facilities” means the Super Senior Exit Facility, the Senior Exit LC Facility, and the Roll-Off LC Exit Facility.

“Final Order” means an order or judgment of the Bankruptcy Court, or court of competent jurisdiction with respect to the subject matter, as entered on the docket in any Chapter 11 Case or the docket of any court of competent jurisdiction, and as to which the time to appeal, or seek certiorari or move for a new trial, reargument, or rehearing has expired and no appeal or petition for certiorari or other proceedings for a new trial, reargument, or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be timely filed has been withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, reargument, or rehearing will have been denied, resulted in no stay pending appeal of such order, or has otherwise been dismissed with prejudice; provided, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed with respect to such order will not preclude such order from being a Final Order.

“First Day Pleadings” means the pleadings and related documentation requesting certain emergency relief, or supporting the request for such relief, to be filed on or around the Petition Date and to be heard at the “first day” hearing.

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“Funded DIP Indebtedness” means indebtedness under the DIP Credit Facility in respect of the DIP Term Loans (which for the avoidance of doubt includes the Superpriority Term Loans rolled up into the DIP Credit Facility) and the Additional Obligations.

“General Unsecured Claims” means any Unsecured Claim against a Debtor other than the Bilateral Facility Claims and the Senior Notes Claims.

“Governing Body” means the board of directors, board of managers, or similar governing body of a Company Party.

“Governmental Unit” shall have the meaning ascribed to it in section 101(27) of the Bankruptcy Code.

“Hedge Bank” means, with respect to any Consenting Lender, the affiliate financial institution through which it has entered into “Hedging Obligations” (as defined in the Credit Agreement) with the Debtors.

“Impaired” means, with respect to any Class of Claims or Interests, a Class of Claims or Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.

“Intercompany Claim” means a Claim held by a Debtor against a Debtor or an Affiliate of a Debtor.

“Intercompany Interest” means an Interest in a Debtor held by a Debtor or an Affiliate or a Debtor.

“Interest” means any equity security (as defined in section 101(16) of the Bankruptcy Code) in any Debtor and any other rights, options, warrants, stock appreciation rights, phantom stock rights, restricted stock units, redemption rights, repurchase rights, convertible, exercisable or exchangeable securities or other agreements, arrangements or commitments of any character relating to, or whose value is related to, any such interest or other ownership interest in any Debtor.

“Joinder” means a joinder agreement, substantially in the form attached to the RSA as Exhibit C, whereby a holder of Claims that is not a Party to the RSA as of the Agreement Effective Date may become an Additional Consenting Stakeholder by executing such joinder agreement.

“Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, order, ruling, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a governmental authority of competent jurisdiction (including the Bankruptcy Court).

“Lloyds Letter of Credit Agreement” means that certain master agreement for stand-by letters of credit originally dated as of June 10, 2013 by and among Lloyds Bank plc (formerly known as Lloyds TSB Bank plc) and Comet II B.V., CB&I, LLC, Chicago Bridge and Iron Company B.V., CBI Serviceds, LLC, CB&I UK Limited, CBI Constructors PTY LTD, CB&I Group Inc., and Woodlands International Insurance Ltd, as amended and restated May 10, 2018 in connection with the Business Combination (as defined therein) with McDermott and certain of its subsidiaries, as may be amended, supplemented, or otherwise modified from time to time.

“Lloyds LC Bank” means Lloyds Bank PLC, as the Bank under the Lloyds Letter of Credit Agreement.

“Lloyds LC Facility” means the senior secured letter of credit facility under the Lloyds Letter of Credit Agreement.

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“Lloyds Letters of Credit” means the letters of credit issued under the Lloyds LC Facility.

“Liquidity Lender Steering Committee” means those certain institutions comprising the steering committee of lenders under the Superpriority Revolving Facility, the Revolving Credit Facility and the 2023 LC Facility.

“Make Whole Amount” means the make whole amount payable under Section 2.11(b) of the Superpriority Credit Agreement solely with respect to the tranches of the Superpriority Term Loan Facility that were funded prior to the Petition Date.

“Make Whole Tranche” means that certain tranche under the Super Senior Exit Facility in an amount equal to the portion of the Make Whole Amount remaining (if any) after applying the Technology Business Sale Proceeds and proceeds from the Rights Offering, subject to the terms of the Exit Facilities Term Sheet.

“Management Incentive Plan” shall have the meaning ascribed to it in this Restructuring Term Sheet.

“McDermott” means McDermott International, Inc. or any successor or assign, by merger, consolidation, or otherwise, prior to the Plan Effective Date.

“Milestones” means the milestones set forth in Section 4 of the RSA.

“MIP Pool” shall have the meaning ascribed to it in this Restructuring Term Sheet.

“MIP Proposal” shall have the meaning ascribed to it in this Restructuring Term Sheet.

“Net Prepetition Funded Secured Claims” shall have the meaning ascribed to it in this Restructuring Term Sheet.

“New Board” shall have the meaning ascribed to it in this Restructuring Term Sheet.

“New Common Stock” shall have the meaning ascribed to it in this Restructuring Term Sheet.

“New DIP Letters of Credit” means the new money letters of credit to be issued under the DIP Letter of Credit Facility.

“New DIP Term Loans” means the new money term loans to be provided under the DIP Term Loan Facility.

“New Warrants” shall have the meaning ascribed to it in this Restructuring Term Sheet.

“Noteholder Consent Fee” means cash in an amount equal to 1.0% of par value of the applicable Consenting Noteholder’s Senior Notes.

“Other Prepetition Financing Claim” means any Secured Claim arising under:

•

that certain facility agreement dated September 30, 2010 among McDermott, as guarantor, and its subsidiary NO 105 AS, as borrower, the BNP Paribas, in its capacity as facility agent and security agent, and the lenders party thereto, as may be amended, supplemented, or otherwise modified from time to time, to pay a portion of the construction costs of the NO 105;

•

that certain receivables factoring agreement dated November 25, 2016 among J. Ray McDermott de Mexico S.A. de C.V. and the financing intermediaries thereto, as may be amended, supplemented, or otherwise modified from time to time; or

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•	that certain re-invoicing service agreement dated May 2019 among Bramid Outsource Limited, as service provider, McDermott, as parent, and CB&I LLC, as customer.

“Other Priority Claim” means any Claim other than an Administrative Claim or a Priority Tax Claim entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

“Other Secured Claim” means any Secured Claim other than a Revolving Credit Claim, a Term Loan Facility Claim, a 2021 Letter of Credit Claim, a 2023 Letter of Credit Claim, a Lloyds Letter of Credit Claim, a Cash Secured Letter of Credit Claim, a Credit Agreement Hedging Claim, a Superpriority Term Loan Facility Claim, a Superpriority Revolving Facility Claim, an Other Prepetition Financing Claim, a Bilateral Facility Claim, or a DIP Claim.

“Outside Petition Date” means January 22, 2020.

“Parties” means the Company Parties and the Consenting Stakeholders.

“Person” shall have the meaning ascribed to it in section 101(41) of the Bankruptcy Code.

“Petition Date” means the date on which the Chapter 11 Cases are commenced.

“Plan” means the joint plan of reorganization filed by the Debtors under chapter 11 of the Bankruptcy Code that implements the Restructuring Transactions.

“Plan Effective Date” means the date that is the first Business Day after the Confirmation Date on which all Conditions Precedent have been satisfied or waived in accordance with the Plan.

“Plan Equity Value” means $2,352 million.

“Plan Supplement” means any compilation of documents and forms of documents, agreements, schedules, and exhibits to the Plan, which shall be filed by the Debtors prior to the Confirmation Hearing, and additional documents filed with the Bankruptcy Court prior to the Plan Effective Date as amendments to the Plan Supplement, each of which shall be consistent in all respects with, and shall otherwise contain, the terms and conditions set forth in the RSA and this Restructuring Term Sheet, where applicable.

“Prepetition Funded Secured Claims” means Claims in respect of (i) the Term Loans and the Revolving Loans, (ii) any funded Prepetition Secured Letters of Credit and (iii) the Credit Agreement Hedging Claims, but excluding amounts being rolled into the DIP Facility.

“Prepetition Funded Secured Claims Excess Cash Adjustment” shall have the meaning ascribed to it in this Restructuring Term Sheet.

“Prepetition Secured Facilities” means the Superpriority Credit Agreement, the Credit Agreement, the 2021 LC Agreement, and the Lloyds Letter of Credit Agreement.

“Prepetition Secured Letters of Credit” means the 2021 Letters of Credit, the 2023 Letters of Credit, the Revolving LCs, the Lloyds Letters of Credit, and the Cash Secured Letters of Credit.

“Priority Tax Claims” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

“Professional Claim” means a Claim by a professional seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code.

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“Proof of Claim” means a proof of claim filed against any of the Debtors in the Chapter 11 Cases by the applicable bar date as established by the Court.

“Purchase Agreement” means the purchase agreement pursuant to which the Debtors will effectuate the Technology Business Sale.

“Qualified Marketmaker” means an Entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers Company Claims/Interests (or enter with customers into long and short positions in Company Claims/Interests), in its capacity as a dealer or market maker in Company Claims/Interests and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

“Reinstatement or Reinstated” means, with respect to Claims and Interests, that the Claim or Interest shall be rendered unimpaired in accordance with section 1124 of the Bankruptcy Code.

“Related Party” means, collectively, current and former directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, predecessors, participants, successors, assigns, subsidiaries, affiliates, managed accounts or funds, partners, limited partners, general partners, principals, members, management companies, fund advisors or managers, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, heirs, executors, and assigns, and other professionals, in each case solely in their capacities as such, together with their respective past and present directors, officers, shareholders, partners, members, employees, agents, attorneys, representatives, heirs, executors and assigns, in each case solely in their capacities as such.

“Released Claims” has the meaning specified in the Restructuring Term Sheet.

“Released Parties” means, collectively, and in each case in its capacity as such: (a) each Debtor; (b) each Reorganized Debtor; (c) each Company Party; (d) each DIP Lender and each DIP Letter of Credit Issuer; (e) each Agent and the Senior Notes Trustee; (f) each Consenting Stakeholder; (g) each Hedge Bank; (h) each Cash Management Bank; (i) each lender under the Superpriority Credit Agreement, Credit Agreement, the 2021 LC Agreement, and the Lloyds Letter of Credit Agreement; (j) each holder of an Obligation (as defined in the Superpriority Credit Agreement) under the Superpriority Credit Agreement; (k) each holder of an Obligation (as defined in the Credit Agreement) under the Credit Agreement; (l) each Issuer (as defined in the Superpriority Credit Agreement) under the Superpriority Credit Agreement; (m) each Issuer (as defined in the Credit Agreement) under the Credit Agreement; (n) the Term Loan Ad Hoc Group and the Liquidity Lender Steering Committee; (o) each current and former Affiliate of each Entity in clause (a) through (n); and (p) each Related Party of each Entity in clause (a) through (n); provided that any holder of a Claim or Interest that opts out of the releases shall not be a “Released Party.”

“Releasing Parties” means, collectively, and in each case in its capacity as such: (a) each Debtor; (b) each Reorganized Debtor; (c) each Company Party; (d) each DIP Lender and each DIP Letter of Credit Issuer; (e) each Agent and the Senior Notes Trustee; (f) each Consenting Stakeholder; (g) each Hedge Bank; (h) each Cash Management Bank; (i) each lender under the Superpriority Credit Agreement, Credit Agreement, the 2021 LC Agreement and the Lloyds Letter of Credit Agreement; (j) each holder of an Obligation (as defined in the Super Priority Credit Agreement Credit Agreement) under the Superpriority Credit Agreement (k) each holder of an Obligation (as defined in the Credit Agreement) under the Credit Agreement; (l) each Issuer (as defined in the Superpriority Credit Agreement) under the Superpriority

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Credit Agreement (m) each Issuer (as defined in the Credit Agreement) under the Credit Agreement; (n) the Term Loan Ad Hoc Group and the Liquidity Lender Steering Committee; (o) all holders of Claims or Interests that vote to accept or are deemed to accept the Plan; (p) all holders of Claims or Interests that abstain from voting on the Plan and who do not affirmatively opt out of the releases provided by the Plan by checking the box on the applicable ballot indicating that they opt not to grant the releases provided in the Plan; (q) all holders of Claims or Interests that vote to reject the Plan or are deemed to reject the Plan and who do not affirmatively opt out of the releases provided by the Plan by checking the box on the applicable ballot indicating that they opt not to grant the releases provided in the Plan; (r) each current and former Affiliate of each Entity in clause (a) through (q), and (s) each Related Party of each Entity in clause (a) through (o).

“Reorganized Debtors” means a Debtor, or any successor or assign thereto, by merger, consolidation, or otherwise, on and after the Plan Effective Date.

“Reorganized McDermott” means McDermott, or any successor or assign, by merger, consolidation, or otherwise, on or after the Plan Effective Date.

“Required Consenting 2021 LC Lenders” means, as of the relevant date, the Consenting 2021 LC Lenders holding at least 50.01% of the aggregate outstanding principal amount of the 2021 Letters of Credit Claims that are held by Consenting 2021 LC Lenders.

“Required Consenting 2023 LC Lenders” means, as of the relevant date, the Consenting 2023 LC Lenders holding at least 50.01% of the aggregate outstanding principal amount of the 2023 Letters of Credit Claims that are held by Consenting 2023 LC Lenders.

“Required Consenting Cash Secured LC Issuers” means, as of the relevant date, the Consenting Cash Secured LC Issuers holding at least 50.01% of the aggregate outstanding principal amount of the Cash Secured Letters of Credit that are held by Consenting Cash Secured LC Issuers.

“Required Consenting LC Lenders” means, as of the relevant date, the Consenting 2021 LC Lenders, the Consenting Superpriority LC Lenders, Consenting 2023 LC Lenders, the Consenting Cash Secured LC Issuers, and the Consenting Lloyds LC Issuers holding at least 50.01% of the aggregate outstanding principal amount of Claims in respect of the 2021 Letters of Credit, 2023 Letters of Credit, Cash Secured Letters of Credit and the Lloyds Letters of Credit that are subject to the RSA.

“Required Consenting Lenders” means the Required Consenting LC Lenders, the Required Consenting Revolving Lenders and the Required Consenting Term Lenders.

“Required Consenting Lloyds LC Issuers” means, as of the relevant date, the Consenting Lloyds LC Issuers holding at least 50.01% of the aggregate outstanding principal amount of the Lloyds Letters of Credit that are held by Consenting Lloyds LC Issuers.

“Required Consenting Noteholders” means, as of the relevant date, the Consenting Noteholders holding at least 50.01% of the aggregate outstanding principal amount of the Senior Notes Claims that are held by Consenting Noteholders.

“Required Consenting Revolving Lenders” means, as of the relevant date, the Consenting Revolving Lenders holding at least 50.01% of the aggregate outstanding principal amount of the Revolving Credit Claims that are held by Consenting Revolving Lenders.

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“Required Consenting Stakeholders” means the Required Consenting LC Lenders, the Required Consenting Revolving Lenders, the Required Consenting Term Lenders and Required Consenting Noteholders.

“Required Consenting Superpriority Term Lenders” means, as of the relevant date, the Consenting Superpriority Term Lenders holding at least 50.01% of the aggregate outstanding principal amount of the Superpriority Term Loans that are held by Consenting Superpriority Term Lenders; provided that, following the entry of the Final DIP Order, means such lenders holding at least 50.01% of the DIP Roll-Up Term Loans under the DIP Credit Facility.

“Required Consenting Superpriority LC Lenders” means, as of the relevant date, the Consenting Superpriority LC Lenders holding at least 50.01% of the aggregate outstanding principal amount of the Superpriority Letters of Credit that are held by Consenting Superpriority LC Lenders; provided that, following the entry of the Final DIP Order, means such lenders holding at least 50.01% of the DIP Roll-Up Letters of Credit under the DIP Credit Facility.

“Required Consenting Term Lenders” means, as of the relevant date, the Consenting Term Lenders and Consenting Superpriority Term Lenders holding at least 50.01% of the aggregate outstanding principal amount of the Term Loans and the Superpriority Term Loans that are held by Consenting Term Lenders and Consenting Superpriority Term Lenders.

“Residual Prepetition Funded Secured Claims Pay Down” shall have the meaning ascribed to it in this Restructuring Term Sheet.

“Residual Technology Business Sale Proceeds” shall have the meaning ascribed to it in this Restructuring Term Sheet.

“Restructuring” means the restructuring of McDermott and its direct and indirect subsidiaries, as described in the RSA and this Restructuring Term Sheet.

“Restructuring Expenses” means the prepetition and postpetition reasonable and documented fees and expenses of the Revolving and LC Agent Advisors, the AHG Term Advisors, and the AHG Noteholder Advisors (in each case, in accordance with the terms of their respective engagement letters with their respective clients, if any).

“Restructuring Term Sheet” shall have the meaning ascribed to it in the RSA.

“Restructuring Transactions” means those certain restructuring and recapitalization transactions with respect to the Company Parties’ capital structure on the terms and conditions set forth in the RSA.

“Revolving and LC Administrative Agent” means Crédit Agricole Corporate and Investment Bank, in its capacity as administrative agent for the Revolving Credit Facility and the 2023 LC Facility.

“Revolving and LC Agent Advisors” means Linklaters LLP, Bracewell LLP and FTI Consulting, Inc. as advisors to the Revolving and LC Administrative Agent, 2018 Collateral Agent, the Superpriority Revolving Administrative Agent and the Superpriority Collateral Agent, and any other local or foreign advisors.

“Revolving Credit” means the Revolving LCs and the Revolving Loans.

“Revolving Credit Facility” means the senior secured revolving credit facility under the Credit Agreement.

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“Revolving LCs” means the letters of credit issued under and on the terms set forth under the Revolving Credit Facility.

“Revolving Loans” means the revolving loans issued under and on the terms set forth under the Revolving Credit Facility.

“Rights Offering” shall have the meaning ascribed to it in this Restructuring Term Sheet.

“Rights Offering Procedures” means the procedures governing the Rights Offering.

“Roll-Off LC Exit Facility” has the meaning specified in the Restructuring Term Sheet.

“RSA” shall have the meaning ascribed to it in the introduction to this Restructuring Term Sheet.

“Sale Order” means the order of the Bankruptcy Court authorizing certain of the Debtors to enter into the Purchase Agreement subject to entry of the Confirmation Order.

“SEC” means the Securities and Exchange Commission.

“Second Day Pleadings” means the pleadings and related documentation requesting certain relief, or supporting the request for such relief, to be heard at the “second day” hearing.

“Secured” means when referring to a Claim: (a) secured by a lien on collateral to the extent of the value of such collateral, as determined in accordance with section 506(a) of the Bankruptcy Code or (b) subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code.

“Secured Creditor Equity Distribution” means 94% of the New Common Stock less the percentage of New Common Stock to be turned over on account of (i) the Prepetition Funded Secured Claims Excess Cash Adjustment and (ii) the Rights Offering, and subject to dilution on account of the Management Incentive Plan and, the New Warrants.

“Secured Creditor Funded Debt Distribution” means (a) cash in an amount equal to the Residual Technology Business Sale Proceeds; (b) cash in an amount equal to any proceeds of the Rights Offering; (c) the Secured Creditor Equity Distribution; and (d) the new term loans evidenced by the Term Loan Exit Facility.

“Secured Creditor Pro Rata Share” means with respect to any recipient of any distribution from the Secured Creditor Funded Debt Distribution under the Plan, such recipient’s pro rata share thereof measured by reference to the aggregate amount of: (a) all Allowed Term Loan Facility Claims, (b) all Allowed Revolving Credit Claims consisting of (x) all Revolving Loans and (y) funded Revolving LCs, (c) all Allowed 2021 Letter of Credit Claims consisting of funded 2021 Letters of Credit, (d) all Allowed 2023 Letter of Credit Claims consisting of funded 2023 Letters of Credit, (e) all Allowed Lloyds Letter of Credit Claims consisting of funded Lloyds Letters of Credit, and (f) all Credit Agreement Hedging Claims consisting of Hedging Obligations (as defined in the Credit Agreement), in each case as of the date of such distribution.

“Secured Letter of Credit Cap” has the meaning ascribed to it in the Exit Facilities Term Sheet.

“Secured Tax Claim” means any Secured Claim that, absent its Secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code (determined irrespective of time limitations), including any related Secured Claim for penalties.

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“Securities Act” means the Securities Act of 1933, as amended, 15 U.S.C. §§ 77a–77aa, or any similar federal, state, or local law.

“Security” means a security as defined in section 2(a)(1) of the Securities Act.

“Senior Executives” shall have the meaning ascribed to it in this Restructuring Term Sheet.

“Senior Exit LC Facility” shall have the meaning ascribed to it in this Restructuring Term Sheet.

“Senior Notes” means the 10.625% senior notes due 2024 issued by certain of the Company Parties pursuant to the Senior Notes Indenture.

“Senior Notes Claims” means all principal and interest outstanding under the Senior Notes.

“Senior Notes Indenture” means that certain indenture dated as of April 18, 2018 by and among certain of the Company Parties and the Senior Notes Trustee, as may be amended, supplemented, or otherwise modified from time to time.

“Senior Notes Trustee” means UMB Bank, N.A., in its capacity as trustee for the Senior Notes Indenture.

“Severance Arrangements” shall have the meaning ascribed to it in this Restructuring Term Sheet.

“Solicitation Materials” means the court-approved Plan and Disclosure Statement and related documentation to be distributed to holders of Claims entitled to vote on the Plan.

“Stakeholder Termination Event” means each of the applicable termination events set forth in Section 13.01 and 13.02 of the RSA.

“Super Senior Exit Facility” has the meaning specified in the Restructuring Term Sheet.

“Superpriority Agreement Agents” means the Superpriority Revolving Administrative Agent, the Superpriority Collateral Agent and the Superpriority Term Loan Agent.

“Superpriority Collateral Agent” means Crédit Agricole Corporate and Investment Bank, in its capacity as Collateral Agent under the Superpriority Credit Agreement.

“Superpriority Credit Agreement” means that certain superpriority senior secured credit agreement, dated October 21, 2019, between certain of the Debtors as borrowers and guarantors, a syndicate of lenders and letter of credit issuers, the Superpriority Term Loan Agent, and the Superpriority Revolving Agent as amended from time to time.

“Superpriority Facility” means the Superpriority Term Loan Facility and the Superpriority Revolving Facility.

“Superpriority Letters of Credit” means the superpriority letters of credit issued under the Superpriority Revolving Facility.

“Superpriority Revolving Administrative Agent” means Crédit Agricole Corporate and Investment Bank, in its capacity as revolving administrative agent for the Superpriority Revolving Facility.

“Superpriority Revolving Facility” means the superpriority secured letter of credit facility under the Superpriority Credit Agreement.

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“Superpriority Term Loan Agent” means Barclays Bank PLC in its capacity as administrative agent for the Superpriority Term Loan Facility.

“Superpriority Term Loan Facility” means the superpriority secured term loan credit facility under the Superpriority Credit Agreement.

“Superpriority Term Loans” means the superpriority term loans issued and on the terms set forth under the Superpriority Term Loan Facility.

“Technology Business” shall have the meaning ascribed to it in the Superpriority Credit Agreement.

“Technology Business Sale” shall have the meaning ascribed to it in this Restructuring Term Sheet.

“Technology Business Sale Proceeds” means cash proceeds received from the Technology Business Sale, net of (a) the reasonable transaction costs in connection with the Technology Business Sale, (b) taxes paid or reasonably estimated to be payable by the Debtors or Reorganized Debtors as a result of the Technology Business Sale, (c) any debt service payments due under the DIP Credit Agreement which are required to be repaid or otherwise becomes due in connection with the Technology Business Sale, and (d) payment of $210 million of prepetition accounts payable.

“Technology Business Sale Proceeds Waterfall” shall have the meaning ascribed to it in this Restructuring Term Sheet.

“Termination Date” means the date on which termination of the RSA as to a Party is effective in accordance with Sections 13.01, 13.02, 13.03, 13.04, or 13.05 of the RSA.

“Term Loan Ad Hoc Group” means those certain institutions comprising the ad hoc group of lenders in respect of the Superpriority Term Loans and the lenders in respect of the Term Loan Facility.

“Term Loan Administrative Agent” means Barclays Bank PLC, in its capacity as administrative agent for the Term Loan Facility.

“Term Loan Exit Facility” shall have the meaning ascribed to it in this Restructuring Term Sheet.

“Term Loan Facility” means the senior secured term loan facility under the Credit Agreement.

“Term Loans” means the term loans issued and on the terms set forth under the Term Loan Facility.

“Term Sheets” means, collectively, this Restructuring Term Sheet, the DIP Credit Facility Term Sheet and the Exit Facilities Term Sheet.

“Transfer” means to sell, resell, reallocate, use, pledge, assign, transfer, hypothecate, participate, donate or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales or other transactions).

“Transfer Agreement” means an executed form of the transfer agreement providing, among other things, that a transferee is bound by the terms of the RSA and substantially in the form attached to the RSA as Exhibit C.

“Unimpaired” means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is not Impaired.

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“United States Trustee” means the United States Trustee for the jurisdiction in which the Chapter 11 Cases are commenced.

“Unsecured Claim” means any Claim that is not a Secured Claim.

“Voting Deadline” means, subject to the approval of the Bankruptcy Court, February 18, 2020.

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Exhibit 2

DIP Credit Facility Term Sheet

THIS DIP TERM SHEET DOES NOT CONSTITUTE (NOR SHALL IT BE CONSTRUED AS) AN OFFER OR COMMITMENT WITH RESPECT TO ANY CREDIT FACILITY. THE TRANSACTION DESCRIBED HEREIN WILL BE SUBJECT TO CREDIT APPROVAL BY THE DIP LENDERS AND THE DIP AGENTS, BOARD APPROVAL BY THE COMPANY PARTIES, AND THE NEGOTIATION AND COMPLETION OF DEFINITIVE DOCUMENTS INCORPORATING THE TERMS SET FORTH HEREIN. THE CLOSING OF ANY TRANSACTION SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH AGREED DEFINITIVE DOCUMENTS AND THE APPLICABLE DIP ORDERS.

DIP FACILITY TERM SHEET

INTRODUCTION

This non-binding indicative DIP facility term sheet (this “DIP Term Sheet”) sets forth the principal terms of a superpriority, priming secured debtor-in-possession credit facility (the “DIP Credit Facility”; the credit agreement evidencing the DIP Credit Facility, the “DIP Credit Agreement” and, together with the other definitive documents governing the DIP Credit Facility and the DIP Orders, the “DIP Documents,” each of which shall be in form and substance acceptable to the DIP Lenders, the DIP Agents and the Company Parties (as defined below) and substantially consistent with this DIP Term Sheet to be entered into with the Company Parties); provided that, for the avoidance of doubt, nothing herein shall impair or modify any consent rights with respect to any DIP Documents provided under Section 3 of the RSA (as defined below). The DIP Credit Facility will be subject to the approval of the Bankruptcy Court and consummated in the Chapter 11 Cases in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) commenced by McDermott International Inc. (“McDermott” or the “Company”) and the other Company Parties (collectively, the “Debtors”) in accordance with (i) interim (the “Interim DIP Order”) and final orders (the “Final DIP Order” and, together with the Interim DIP Order, the “DIP Orders”) of the Bankruptcy Court authorizing the Debtors to enter into the DIP Credit Facility, each of which shall be in form and substance acceptable to McDermott, the DIP Lenders and the DIP Agents, and (ii) the DIP Documents to be executed by the Company Parties.

Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the accompanying Restructuring Term Sheet (as defined in the Restructuring Support Agreement dated of even date herewith (the “RSA”).

Borrowers	McDermott Technology, B.V., a wholly owned subsidiary of the Company organized in the Netherlands, McDermott Technology (Americas), Inc., a Delaware corporation, and McDermott Technology (US), Inc., a Delaware corporation, each as a debtor in possession in the Chapter 11 Cases.

Guarantors

The DIP Obligations (as defined below) will be guaranteed by the Company and each Debtor that is a direct or indirect subsidiary of the Company (other than any Excluded Subsidiary referred to below) (all companies which provide guarantees, collectively, the “Guarantors” and, together with the Borrowers, the “Company Parties”).

For purposes hereof, “Excluded Subsidiaries” shall mean, at any time, (a) any non-U.S. subsidiary if at such time such subsidiary’s guarantee is prohibited by (x) any governmental authority with authority over such non-U.S. subsidiary or (y) applicable law or regulation or analogous restriction, or such subsidiary’s guarantee would result in a substantial risk to the officers or directors of such subsidiary of civil or criminal liability and (b) any non-U.S. subsidiary under circumstances where each of the DIP Agents determine in their sole discretion (in consultation with the Company and the Required DIP Lenders) that the cost, burden, difficulty or consequence of providing such guarantee at such time is excessive in relation to the value afforded thereby. If any subsidiary of the Company is an Excluded Subsidiary solely as a result of clause (a) of the preceding sentence, the Company shall use commercially reasonable efforts (as determined by the DIP Agents) to obtain the relevant governmental or third party consent or other authority to permit such subsidiary to become a Guarantor or to mitigate such risk of liability.

Agents

Credit Agricole Corporate and Investment Bank, as DIP LC Agent

Barclays Bank PLC, as DIP Term Agent

Credit Agricole Corporate and Investment Bank, as DIP Collateral Agent

The DIP LC Agent, the DIP Term Agent and the DIP Collateral Agent are collectively referred to herein as the “DIP Agents”.

DIP Letter of Credit Issuers	The entities specified as DIP Letter of Credit Issuers in the DIP Credit Agreement

DIP Lenders

Lenders under the Superpriority Senior Secured Credit Agreement dated as of October 21, 2019 (the “Superpriority Credit Agreement”), the Credit Agreement, dated as of May 10, 2018 (the “Credit Agreement”), the Letter of Credit Agreement, dated as of October 30, 2018 (the “Barclays Sidecar”), and the Lloyds Letter of Credit Agreement (collectively, the “Prepetition Secured Facilities”) that are party to the RSA and agree to provide DIP financing (collectively, the “DIP Lenders”) in the form of DIP Term Loans (the “DIP Term Loan Lenders”) and participations in DIP Letters of Credit (the “DIP Letter of Credit Lenders”). For the avoidance of doubt, DIP Letter of Credit Lenders shall not risk participate as lenders in DIP Cash Secured LCs (as defined below).

Consistent with the agreement among the Borrowers, the Ad Hoc Term Loan Group and the Other Backstop Parties (as defined below), New DIP Term Loans will be allocated as follows: (x) $1,053.4 million to be allocated pro rata based on total outstanding term loans of DIP Term Loan Lenders under the Superpriority Credit Agreement and on total outstanding term loans under the Credit Agreement of DIP Term Loan Lenders that are part of the Ad Hoc Term Loan Group (with the determination of such amount of term loans under the Credit Agreement based solely upon the representation of such member of the Ad Hoc Term Loan Group to the DIP Term Agent with respect to itself, including with respect to unsettled trades) and (y) $146.6 million to be allocated to the Other Backstop Parties (as defined below) pro rata based on their backstop commitments with respect to such $146.6 million of New DIP Term Loans.

DIP Secured Parties	The DIP Agents, the DIP Letter of Credit Issuers, the DIP Lenders and the holders of Hedging Obligations.

DIP Credit Facility Structure and Size	The DIP Credit Facility shall be a superpriority committed credit facility provided by the DIP Lenders and comprised of: (a) term loans (the “DIP Term Loans” and the facility under which such term loans are issued, the “DIP Term Loan Facility”), comprised of up to $1.2 billion principal amount of New DIP Term Loans (as defined below) plus $800 million principal amount of the Superpriority Term Loans rolled into the DIP Term

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Loan Facility plus the Make Whole Amount (as defined below) plus the Additional Obligations (as defined below), of which $550 million of New DIP Term Loans will be available upon entry of the Interim DIP Order (the “Initial Term Loan Funding”), (b) up to $743 million principal amount of letters of credit (including up to $100 million principal amount of DIP Cash Secured LCs, the “DIP Letters of Credit” and the facility under which such letters of credit are to be issued, the “DIP Letter of Credit Facility”, each of the DIP Term Loan Facility and the DIP Letter of Credit Facility, a “DIP Facility”) comprised of the New DIP Letters of Credit (as defined below) and the Superpriority Letters of Credit rolled into the DIP Letter of Credit Facility, of which $300 million of New DIP Letters of Credit, will be available upon entry of the Interim DIP Order (the “Initial LC Funding” and, together with the Initial Term Loan Funding, the “Initial Funding”) and (c) the Hedging Obligations (as defined below) on the terms provided herein. The DIP Credit Facility will be subject to the definitive documents which shall reflect the terms and conditions set forth in this DIP Term Sheet. The reimbursement mechanics and the letter of credit issuance mechanics of the DIP Credit Facility shall be on terms mutually agreed upon by the DIP Lenders and the Debtors, and in accordance with the DIP Budget (as defined herein).

Committed DIP Financing

•  New Funded DIP Indebtedness: Up to $1.2 billion principal amount of DIP Term Loans to be provided as debtor-in-possession financing (the “New DIP Term Loans”).

•  New DIP Letters of Credit: $543 million of new and incremental DIP Letters of Credit to be provided as debtor-in-possession financing (the “New DIP Letters of Credit”).

Superpriority Facility and Hedging Roll-Up

Upon entry of the Interim DIP Order:

•  Any prepetition currency and interest rate hedging transactions of the Debtors owing to the DIP Agents, the DIP Letter of Credit Lenders or their affiliates shall be rolled up into the DIP Credit Facility; provided that only interest rate hedging transactions with a notional amount of up to $500 million shall be rolled up into the DIP Credit Facility (the “Rolled-Up Hedging Obligations”) which shall be allocated ratably amongst the DIP Letter of Credit Lenders or their affiliates providing such interest rate hedging transactions based on the notional amount of their prepetition interest rate hedging with the Debtors.

Upon entry of the Final DIP Order:

•  100% of the $800 million principal amount of Superpriority Term Loans and the $200 million principal amount of Superpriority Letters of Credit, in each case that are outstanding as of the Petition Date, shall be rolled into DIP Credit Facility and deemed to constitute DIP Term Loans and DIP Letters of Credit, respectively.

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•  The Make Whole Amount payable in respect of Superpriority Term Loans funded prior to the Petition Date shall be rolled into the DIP Credit Facility as DIP Term Loans (the “Make Whole Amount”).

•  Any interest and fees due in respect of the Superpriority Term Loans and the Superpriority Letters of Credit as of the Final DIP Order shall be rolled into the DIP Credit Facility and deemed to constitute obligations due under the DIP Credit Facility (the “Additional Obligations” and together with the Superpriority Term Loans, the Superpriority Letters of Credit, the Make Whole Amount, and the Rolled Up Hedging Obligations, the “Rolled-up Obligations”).

The Rolled-up Obligations, the New Hedging Obligations, the New DIP Term Loans and the New DIP Letters of Credit and any other obligations under the DIP Credit Facility are collectively referred to herein as the

“DIP Obligations.”

Fees on the New DIP Term Loans

Fees on the full commitment amount of the New DIP Term Loans:

Upfront Fee: 2.25% of the entire commitment amount of the New DIP Term Loans earned and payable in full upon Initial Funding

Backstop Fee: 2.25% of the (x) $1,053.4 million commitment amount of the New DIP Term Loans to DIP Term Loan Lenders that are members of the Ad Hoc Group of Term Lenders based pro rata upon holdings of outstanding term loans under the Superpriority Credit Agreement and (y) $146.6 million commitment amount of the New DIP Term Loans to certain financial institutions that backstop such $146.6 million of New DIP Term Loans (the “Other Backstop Parties”), in each case earned and payable in full upon Initial Funding

For the avoidance of doubt, no such fees shall be payable in respect of any Rolled-Up Obligations.

Fees on the New DIP Letters of Credit

Fees on the full commitment amount of the New DIP Letters of Credit:

Upfront Fee: 2.25% of the entire commitment amount of the New DIP Letters of Credit earned and payable in full upon Initial Funding

Backstop Fee: 2.25% of the entire commitment amount of the New DIP Letters of Credit earned and payable in full upon Initial Funding

For the avoidance of doubt, no such fees shall be payable in respect of any Rolled-Up Obligations.

Maturity

The earliest to occur of:

•  (a) 9 months after the Petition Date, which date shall be extended automatically by an additional 90 days if the following conditions are satisfied on the date that is ten business days prior to the then-current Maturity Date:

•  No Default or Event of Default shall exist;

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•  The representations and warranties of the Debtors contained in the DIP Credit Agreement shall be true and correct in all material respects;

•  The RSA has not been terminated;

•  An order approving the Technology Business Sale has been entered by the Bankruptcy Court; and

•  The Technology Business Sale has not closed solely due to regulatory approvals remaining outstanding;

•  (b) the Plan Effective Date; and

•  (c) acceleration of the DIP Term Loans or DIP Letters of Credit following the occurrence of an Event of Default (the “Maturity Date”).

Any condition contained in clause (a) above may be waived with the express written consent of each of the Required DIP Term Loan Lenders and the Required DIP Letter of Credit Lenders.

Margin

DIP Letters of Credit: 900 bps with respect to DIP Letters of Credit (other than the DIP Cash Secured LCs).

DIP Term Loans: LIBOR + 900 bps with respect to all DIP Term Loans.

Default Rate Premium: + 200 bps in respect of DIP Term Loans and DIP Letters of Credit following the occurrence of an Event of Default under the DIP Credit Facility.

Other Fees	Unused Commitment Fees: 50 bps. Fronting Fees: 50 bps. Other customary letter of credit fees.

Conditions Precedent to Issuance of New DIP Letters of Credit

The DIP Credit Agreement shall include customary conditions precedent to the issuance of each New DIP Letters of Credit plus the following:

•  after giving effect to the issuance of such New DIP Letter of Credit, the aggregate amount of all DIP Letters of Credit (including DIP Cash Secured LCs) plus the undrawn face amount of letters of credit issued and outstanding under the Prepetition Secured Facilities plus the drawn amount of any letters of credit under the Prepetition Secured Facilities shall not exceed $2.44 billion in principal amount;

•  at all times prior to the issuance of such New DIP Letter of Credit no more than $125 million principal amount of letters of credit under the Prepetition Secured Facilities (other than letters of credit fully secured by cash collateral) shall have been drawn and remain unreimbursed in full in cash during the pendency of the Chapter 11 Cases;

•  The New DIP Letters of Credit shall not contain a draw mechanism in the form letter of credit that expressly allows the beneficiary to draw the New DIP Letters of Credit upon the occurrence of an insolvency event; and

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•  With respect to the issuance of certain letters of credit under the DIP Credit Facility as required by the applicable DIP Letter of Credit Issuer and any financial letter of credit, such letter of credit (each a “DIP Cash Secured LC”) shall be cash collateralized by funds equal to 105% of the face amount of such letter of credit which funds shall solely secure such letter of credit.

All conditions precedent to the issuance of New DIP Letters of Credit may only be waived with the written consent of the Required DIP Letter of Credit Lenders.

DIP Collateral

The DIP Obligations will be secured by:

•  Upon entry of the Interim DIP Order, superpriority priming liens on existing first lien collateral package as well as first lien on unencumbered assets, if any, subject to the Carve Out.

•  As Cash Secured Letters of Credit under the Credit Agreement and cash collateralized letters of credit under the Lloyds Facility expire, the cash collateral in support of such expiring letters of credit shall be placed in a cash collateral account (the “DIP Cash Secured LC Account”) which shall constitute DIP Collateral securing DIP Obligations in respect of DIP Letters of Credit and which cash, subject to the following sentence, may not be released therefrom until the payment or satisfaction in full in cash of the DIP Obligations in respect of DIP Letters of Credit except to reimburse the DIP Letter of Credit Lenders for any DIP Letter of Credit that is drawn and not timely reimbursed or to cash collateralize DIP Cash Secured LCs, if any. Such cash shall be released and deposited to a cash collateral account which shall be available to secure letters of credit on the Plan Effective Date.

Hedging	Any hedging transactions permitted under the DIP Orders and hedging orders entered by the Bankruptcy Court, that are entered into after the Petition Date by the Debtors with a counterparty that is a DIP Agent, a DIP Letter of Credit Lender or any affiliate of the foregoing (or, subject to the consent of the DIP LC Agent in its reasonable discretion, other persons, on to be agreed terms) will be secured by the DIP Collateral (such hedging obligations, the “New Hedging Obligations” together with the Rolled-Up Hedging Obligations, the “Hedging Obligations”).

Use of Proceeds

The proceeds of the DIP Credit Facility shall be used to, among other things:

•  pay fees, interest, payments and expenses associated with the DIP Credit Facility,

•  provide for the ongoing working capital and capital expenditure needs of the Debtors during the pendency of the Chapter 11 Cases,

•  fund the Carve-Out,

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•  fund the Adequate Protection payments, and

•  fund the costs of the administration of the Chapter 11 Cases and the consummation of the restructuring, in each case, subject to the DIP Budget.

•  DIP Letters of Credit shall be issued only (x) for new projects, (y) for incremental letters of credit with respect to existing projects and (z) to replace prepetition secured letters of credit not subject to auto-renewal.

The proceeds of the DIP Credit Facility, including DIP Letters of Credit, shall not be used to support any hedging obligations (other than the Hedging Obligations), bilateral letter of credit obligations or surety obligations of the Debtors or to make any payments to trade vendors for penalty interest payments (excluding, for the avoidance of doubt, customary liquidated damages to customers) unless otherwise specified in the DIP Budget or authorized pursuant to the DIP Order.

Adequate Protection

The DIP Orders shall provide for the following adequate protection in respect of all claims under the Prepetition Secured Facilities:

•  Payment of fees and charges under Section 2.15(c)(i), (c)(iii) and (e) of the Credit Agreement.

•  Payment of reasonable fees and expenses of the Revolving and LC Administrative Agent, the Term Loan Administrative Agent, the 2021 LC Administrative Agent, the 2018 Collateral Agent, the Superpriority Revolving Agent, the Superpriority Term Loan Agent, the Superpriority Collateral Agent, and the Issuers (as defined in the Credit Agreement), including the reasonable fees and expenses of their professionals.

•  Payment of reasonable fees and expenses of professionals (including legal, financial and engineering/project review advisors) of AHG Term Advisors and the Revolving and LC Agent Advisors.

•  First lien on any unencumbered assets, junior only to superpriority DIP Credit Facility liens, and superpriority claims.

•  Compliance with the Cash Secured Letter of Credit Cash Coverage Requirement in Section 2.06(b) of the Credit Agreement.

•  Other customary legal protections including benefit of the DIP Milestones.

Selected Key Milestones

The DIP Orders and the DIP Credit Agreement shall provide that the Debtors will implement their Chapter 11 Cases in accordance with the milestones as reflected in Annex 1 attached hereto (the “DIP Milestones”).

The Company Parties may extend a DIP Milestone only with the express written consent of the Required DIP Term Loan Lenders and the Required DIP Letter of Credit Lenders.

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Conditions Precedent	Usual and customary conditions precedent, including, without limitation, entry into an RSA that is satisfactory to the DIP Lenders.

Financial Covenants

Based on the Superpriority Credit Agreement (except without the ability for Debtors to deliver a supplemental budget and prior to modifications made in amendment to facilitate Tranche B funding under the Superpriority Credit Agreement), however;

•  Minimum LTM Adjusted EBITDA covenant to be set at 10% cushion to Debtors’ final business plan;

•  Additional Maximum Specified Project Charge covenant (tested quarterly) to be included; and

•  The Debtors shall not allow (to be tested on a weekly basis) the aggregate cumulative actual vendor disbursements and JV infusions with respect to Cameron, Duke Asheville, Calpine, MOX, Tyra Pkg 1 & 3, Freeport 1&2, Freeport 3, ROTA-3 PIPELINE, KGD 98/2 SPS Surf, Golden Pass, Mozambique, TOTAL Ethane, Borstar, Entergy – Lake Charles, Entergy – St. Charles and Entergy – Montgomery County (the “Specified Projects”) (as noted in the most recently delivered DIP Budget as “Specified Project Cash Flow Forecast”) by the Debtors for each four-week period to be more than the projected amount therefor set forth in the most recently delivered DIP Budget by more than 15% and for each week within such variance testing period, to be more than the projected amount therefor set forth in the most recently delivered DIP Budget by more than (x) 20%, with respect to each of the first week and on a cumulative basis for the two-week period ending with the second week of such variance testing period and (y) 15% on a cumulative basis with respect to the three-week period ending with the third week and the four-week period ending with the fourth week, in each case of such variance testing period.

Negative Covenants/ Events of Default

Usual and customary negative covenants and events of default, including without limitation, events of default occurring as a result of (a) (i) a breach of any DIP Milestone, (ii) failure to pay principal, fees and interest when due, and (iii) failure to comply with covenants (subject to specified grace periods) and (b) certain bankruptcy matters including (i) entry of an order (A) converting any chapter 11 case to a case under chapter 7, (B) dismissing any chapter 11 case, (C) appointing a chapter 11 trustee, (D) terminating exclusivity, (E) staying, reversing or vacating the interim or final orders approving the DIP Credit Facility, (F) approving the sale of all or substantially all assets of the Debtors, and (G) termination of the RSA and (ii) if 30 days after the entry of the Interim DIP Order, the Final DIP Order has not been entered (this clause (b), the “Bankruptcy Events of Default”).

In addition, the DIP Credit Agreement shall include a prohibition on maintaining (a) FX hedging with an aggregate notional amount greater than $1 billion and (b) interest rate hedging with an aggregate notional amount of more than $500 million).

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Upon the occurrence and during the continuation of an Event of Default, (a) the Required DIP Term Loan Lenders or the DIP Term Agent at the direction of the Required DIP Term Loan Lenders may immediately (i) deliver a notice of an Event of Default to Debtors and (ii) terminate the commitments of the DIP Term Loan Lenders and (b) the Required DIP Letter of Credit Lenders or the DIP LC Agent at the direction of the Required DIP Letter of Credit Lenders may immediately (i) deliver a notice of an Event of Default to Debtors and (ii) terminate the commitments of the DIP Letter of Credit Lenders.

In addition, upon the occurrence and during the continuation of an Event of Default, upon five (5) business days prior written notice to the Debtors from either the Required DIP Term Loan Lenders or the Required DIP Letter of Credit Lenders or the respective DIP Agent at the direction thereof, (a) (x) in the case of such notice from the Required DIP Term Loan Lenders, the obligations under the DIP Term Loan Facility shall accelerate and (y) in the case of such notice from the Required DIP Letter of Credit Lenders, the obligations under the DIP Letter of Credit Facility shall accelerate, (b) the DIP Facility obligations shall accrue interest at the Default Rate, (c) the automatic stay under section 362 of the Bankruptcy Code shall be terminated without order of the Bankruptcy Court, without the need for filing any motion for relief from the automatic stay or any other pleading, for the purpose of permitting the Required DIP Term Loan Lenders or the Required DIP Letter of Credit Lenders to do any of the following: (i) direct the relevant DIP Agents to foreclose on the collateral and (ii) enforce all of their rights under the DIP Documents.

Affirmative Covenants

Usual and customary affirmative covenants, including without limitation:

•  Compliance with all reporting requirements outlined in the section “Financial Reporting Requirements”.

•  Each DIP Budget (including the individual disbursements outlined therein) shall be reasonably acceptable to the Required DIP Lenders.

•  Use commercially reasonable efforts to obtain and maintain ratings with respect to the DIP Credit Facility and DIP Letter of Credit Facility.

Financial Reporting Requirements

The Debtors will provide the following reporting to the DIP Secured Parties, AHG Term Advisors and the Revolving and LC Agent Advisors throughout the Chapter 11 Cases:

•  Updated 13-week cash flow forecast to be provided every four weeks (the “DIP Budget”).

•  Variance analysis to be provided weekly in a form substantially consistent with that provided under the Superpriority Credit Agreement and otherwise reasonably acceptable to the Required DIP Lenders, but for the avoidance of doubt, to include a variance report setting forth the numerical variance of the actual results for disbursement with respect to the Specified Projects as noted in the DIP Budget as “Specified Project Cash Flow Forecast” in respect of each four-week period as compared to the line item included in the most recent 13-week cash flow forecast previously delivered to the DIP Lenders, together with a qualitative explanation for any material variances.

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•  Bi-weekly update report on CB&I legacy projects, the Entergy Projects, Duke Ashville, and all new projects in excess of $500 million substantially consistent with existing internal reporting and otherwise reasonably acceptable to the Required DIP Lenders.

•  New contract reporting requirements substantially consistent with the Superpriority Credit Agreement and otherwise reasonably acceptable to the Required DIP Lenders.

•  Monthly analysis of EAC variances for projects with a contract value in excess of $500 million that exceed project level contingencies, projects with new claims, and default notices issued in the prior month in each case in a form reasonably acceptable to the Required DIP Lenders.

•  Monthly management conference calls with the AHG Term Advisors and the Revolving and LC Agent Advisors.

Other	• Conditions requiring KEIP/KERP to be acceptable to the Required DIP Lenders. • Representations and warranties customary for financings of this type and acceptable to the DIP Lenders.

Prepayments

The Borrower shall not be permitted to prepay or repay DIP Term Loans or cash collateralize DIP Letters of Credit (other than DIP Cash Secured LCs) other than on a pro rata basis across the entire DIP Credit Facility (including the Make Whole Amount).

Prior to the Maturity Date, the Borrower may, upon at least two business days’ notice (which notice may be made contingent upon the consummation of certain events or transactions) and at the end of any applicable interest period (or at other times with the payment of applicable breakage costs), prepay and cash collateralize in full or in part, the DIP Term Loans and the DIP Letters of Credit.

Prior to the Maturity Date, mandatory prepayments shall be required under certain to be agreed standard and customary circumstances, including:

•  Permitted Asset Sales: The Debtors shall prepay, on a pro rata basis, the DIP Term Loans and cash collateralize the DIP Letters of Credit (other than DIP Cash Secured LCs) in an amount equal to 100% of the net cash proceeds of the sale or other disposition of any property or assets of the Debtors or any of their respective subsidiaries, except for ordinary course and de minimis sales and additional exceptions (including reinvestment rights for certain asset sales)[1] to be agreed on in the DIP Documents.

[1]	NTD: Reinvestment rights for Pipes and ancillary Tech Business.

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Payments following an Event of Default

Upon either (A) the written direction of the Required DIP Lenders after the occurrence and during the continuance of an Event of Default or (B) the acceleration of any DIP Facility, all payments in respect of any DIP Obligations (other than obligations with respect to DIP Cash Secured LCs, which shall only have recourse to the DIP Cash Secured LC Account) and proceeds of DIP Collateral shall be applied in the following order, subject to the Carve Out:

•  first, to pay interest on and then principal of (i) the DIP Term Loans that any Administrative Agent may have advanced on behalf of any DIP Lender for which such Administrative Agent has not then been reimbursed by such DIP Lender or the Borrowers and (ii) the reimbursement obligations owed to any DIP Letter of Credit Issuer (other than with respect to DIP Cash Secured LCs) for which such DIP Letter of Credit Issuer has not then been reimbursed by any DIP Lender or the Borrowers;

•  second, to pay DIP Obligations in respect of any expense reimbursements or indemnities (including fees and expenses in respect of cash management services) then due to any Administrative Agent or the Collateral Agent;

•  third, to pay DIP Obligations in respect of any expense reimbursements or indemnities (including fees and expenses in respect of cash management services) then due to the DIP Lenders and the DIP Letter of Credit Issuers;

•  fourth, to pay DIP Obligations in respect of any fees then due to any Administrative Agent, the Collateral Agent, and the DIP Letter of Credit Issuers;

•  fifth, to pay (i) interest then due and payable in respect of the DIP Term Loans (ratably to the aggregate principal amount of such Loans) (ii) interest owing in respect of reimbursement obligations under the DIP Credit Agreement and (iii) fees owing to any DIP Letter of Credit Lenders;

•  sixth, to pay or prepay the DIP Term Loans (including the Make Whole Amount), reimbursement obligations under the DIP Credit Agreement, Hedging Obligations, the Additional Obligations and other obligations under the DIP Credit Agreement, including to provide cash collateral for outstanding DIP Letters of Credit (other than with respect to DIP Cash Secured LCs), on a pro rata basis;

•  seventh, to discharge prepetition claims under the Prepetition Secured Facilities in accordance with the Collateral Agency and Intercreditor Agreement, dated as of May 10, 2018; and

•  eighth, to such other person or entity entitled thereto under applicable agreements or as otherwise required by law.

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Cash Collateralization of DIP Letters of Credit	To the extent required, DIP Letters of Credit shall be cash collateralized in an amount equal to 105% of the DIP Letters of Credit so collateralized.

Prepayment Premium	For the avoidance of doubt, all prepayments and repayments (as a result of the Technology Business Sale or otherwise) shall be made without premium or penalty other than breakage, if applicable.

Voting

Except as otherwise provided for herein, voting in respect of amendments, waivers, and modifications of the terms of the DIP Credit Agreement shall be customary for financings of this type (including all lender consent requirements to be agreed); provided that, where customary, certain waivers, amendments and modifications to be agreed will require the consent of each of the Required DIP Term Loan Lenders and the Required DIP Letter of Credit Lenders, including, without limitation, any waivers, amendments and modifications of the Bankruptcy Events of Default.

As used herein:

“Required DIP Lenders” means, at any time, DIP Lenders having exposure (including term exposure and letter of credit exposure) and unused letter of credit commitments representing at least a majority of the sum of all exposure outstanding and unused letter of credit commitments at such time (subject to customary defaulting lender limitations).

“Required DIP Term Loan Lenders” means, at any time, DIP Term Loan Lenders having term exposure (including term loan commitments and term loans) representing at least a majority of the sum of the term exposure of all DIP Term Loan Lenders at such time.

“Required DIP Letter of Credit Lenders” means, at any time, DIP Letter of Credit Lenders having letter of credit exposure (including ratable portion of letter of credit obligations) and unused letter of credit commitments representing at least a majority of the sum of all letter of credit exposure outstanding and unused letter of credit commitments at such time (subject to customary defaulting lender limitations).

Carve Out	The DIP Orders will include a carve out (the “Carve Out”) substantially in the form attached as Annex 2 hereto.

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Annex 1

DIP Milestones

The Company Parties shall implement the Restructuring Transactions in accordance with the DIP Milestones which shall include the following:

(a) on or before January 22, 2020, the Company Parties shall have filed voluntary petitions under chapter 11 of the Bankruptcy Code with the Bankruptcy Court;

(b) on the Petition Date, the Company Parties shall have filed with the Bankruptcy Court (i) a motion seeking entry of the Interim DIP Order and (ii) the Bidding Procedures Motion;

(c) no later than 5 calendar days after the Petition Date, the Bankruptcy Court shall have entered the Interim DIP Order;

(d) no later than 35 calendar days after the Petition Date, the Bankruptcy Court shall have entered the Bidding Procedures Order;

(e) no later than 30 calendar days after the Petition Date, the Company Parties shall have filed the Plan, the Disclosure Statement and the Disclosure Statement Motion;

(f) no later than 35 calendar days after the Petition Date, the Bankruptcy Court shall have entered the Final DIP Order;

(g) no later than 45 calendar days after the Petition Date, the Bid Deadline (as defined in the Bidding Procedures Order) shall have expired;

(h) no later than 50 calendar days after the Petition Date, the Auction (as defined in the Bidding Procedures Order), if any, shall have occurred;

(i) no later than 80 calendar days after the Petition Date, the Bankruptcy Court shall have entered the Sale Order;

(j) no later than 90 calendar days after the Petition Date, the Bankruptcy Court shall have entered the Disclosure Statement Order;

(k) no later than 150 calendar days after the Petition Date, the Bankruptcy Court shall have entered the Confirmation Order;

(l) no later than 9 months after the Petition Date, the Plan shall have become effective; provided that such milestone shall be automatically extended for an additional 90 days solely to the extent regulatory approvals remain outstanding for the Technology Business Sale.

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Annex 22

Carve Out

1. Carve Out.

(a) Carve Out. As used in this [Final/Interim] Order, the “Carve Out” means the sum of (i) all fees required to be paid to the Clerk of the Court and to the Office of the United States Trustee under section 1930(a) of title 28 of the United States Code plus interest at the statutory rate (without regard to the notice set forth in (iii) below); (ii) all reasonable fees and expenses up to $100,000 incurred by a trustee under section 726(b) of the Bankruptcy Code (without regard to the notice set forth in (iii) below); (iii) to the extent allowed at any time, whether by interim order, procedural order, or otherwise, all unpaid fees and expenses (the “Allowed Professional Fees”) incurred by persons or firms retained by the Debtors pursuant to section 327, 328, or 363 of the Bankruptcy Code (the “Debtor Professionals”) at any time before or on the first business day following delivery by the DIP Agents of a Carve Out Trigger Notice (as defined below), whether allowed by the Court prior to or after delivery of a Carve Out Trigger Notice; and (iv) Allowed Professional Fees of Debtor Professional Persons in an aggregate amount not to exceed $[_____] incurred after the first business day following delivery by the DIP Agents of the Carve Out Trigger Notice, to the extent allowed at any time, whether by interim order, procedural order, or otherwise (the amounts set forth in this clause (iv) being the “Post-Carve Out Trigger Notice Cap”). For purposes of the foregoing, “Carve Out Trigger Notice” shall mean a written notice delivered by email (or other electronic means) by the DIP Agents to the Debtors, their lead restructuring counsel and the U.S. Trustee, which notice may be delivered following the occurrence and during the continuation of an Event of Default and acceleration of the DIP Obligations under the DIP Facility, stating that the Post-Carve Out Trigger Notice Cap has been invoked.

(b) Carve Out Reserves. On the day on which a Carve Out Trigger Notice is given by the DIP Agents to the Debtors (the “Termination Declaration Date”), the Carve Out Trigger Notice shall also constitute a demand to the Debtors to utilize all cash on hand as of such date and any available cash thereafter held by any Debtor to fund a reserve in an amount equal to the then unpaid amounts of the

[2]	NTD: Subject to definitional/conforming changes in the Interim DTP Order and modifications as required by the Court.

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Allowed Professional Fees. The Debtors shall deposit and hold such amounts in a segregated account at the DIP Agents in trust to pay such then unpaid Allowed Professional Fees (the “Pre-Carve Out Trigger Notice Reserve”) prior to any and all other claims. On the Termination Declaration Date, the Carve Out Trigger Notice shall also constitute a demand to the Debtors to utilize all cash on hand as of such date and any available cash thereafter held by any Debtor, after funding the Pre-Carve Out Trigger Notice Reserve, to fund a reserve in an amount equal to the Post-Carve Out Trigger Notice Cap. The Debtors shall deposit and hold such amounts in a segregated account at the DIP Agents in trust to pay such Allowed Professional Fees benefiting from the Post-Carve Out Trigger Notice Cap (the “Post-Carve Out Trigger Notice Reserve” and, together with the Pre-Carve Out Trigger Notice Reserve, the “Carve Out Reserves”) prior to any and all other claims. All funds in the Pre-Carve Out Trigger Notice Reserve shall be used first to pay the obligations set forth in clauses (i) through (iii) of the definition of Carve Out set forth above (the “Pre-Carve Out Amounts”), but not, for the avoidance of doubt, the Post-Carve Out Trigger Notice Cap, until paid in full, and then, to the extent the Pre-Carve Out Trigger Notice Reserve has not been reduced to zero, to pay the DIP Agents for the benefit of the DIP Lenders, unless the [DIP Obligations] have been indefeasibly paid in full, in cash, and all Commitments have been terminated, in which case any such excess shall be paid to the Prepetition Secured Creditors in accordance with their rights and priorities as of the Petition Date. All funds in the Post-Carve Out Trigger Notice Reserve shall be used first to pay the obligations set forth in clause (iv) of the definition of Carve Out set forth above (the “Post-Carve Out Amounts”), and then, to the extent the Post-Carve Out Trigger Notice Reserve has not been reduced to zero, to pay the DIP Agents for the benefit of the DIP Lenders, unless the [DIP Obligations] have been indefeasibly paid in full, in cash, and all Commitments have been terminated, in which case any such excess shall be paid to the Prepetition Secured Creditors in accordance with their rights and priorities as of the Petition Date. Notwithstanding anything to the contrary in the DIP Documents, or this [Final/Interim] Order, if either of the Carve Out Reserves is not funded in full in the amounts set forth in this paragraph [•], then, any excess funds in one of the Carve Out Reserves following the payment of the Pre-Carve Out Amounts and Post-Carve Out Amounts, respectively, shall be used to fund the other Carve Out Reserve, up

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to the applicable amount set forth in this paragraph [●], prior to making any payments to the DIP Agents or the Prepetition Secured Creditors, as applicable. Notwithstanding anything to the contrary in the DIP Documents or this [Final/Interim] Order, following delivery of a Carve Out Trigger Notice, the DIP Agents and the Prepetition Secured Agent shall not sweep or foreclose on cash (including cash received as a result of the sale or other disposition of any assets) of the Debtors until the Carve Out Reserves have been fully funded, but shall have a security interest in any residual interest in the Carve Out Reserves, with any excess paid to the DIP Agents for application in accordance with the DIP Documents. Further, notwithstanding anything to the contrary in this [Final/Interim] Order, (i) disbursements by the Debtors from the Carve Out Reserves shall not constitute [Loans] (as defined in the DIP Credit Agreement) or increase or reduce the [DIP Obligations], (ii) the failure of the Carve Out Reserves to satisfy in full the Allowed Professional Fees shall not affect the priority of the Carve Out, and (iii) in no way shall the Initial Budget, Budget, Carve Out, Post-Carve Out Trigger Notice Cap, Carve Out Reserves, or any of the foregoing be construed as a cap or limitation on the amount of the Allowed Professional Fees due and payable by the Debtors. For the avoidance of doubt and notwithstanding anything to the contrary in this [Final/Interim] Order, the DIP Facility, or in any Prepetition Secured Facilities, the Carve Out shall be senior to all liens and claims securing the DIP Facility, the Adequate Protection Liens, and the 507(b) Claim, and any and all other forms of adequate protection, liens, or claims securing the [DIP Obligations] or the [Prepetition Secured Obligations].

(c) Payment of Allowed Professional Fees Prior to the Termination Declaration Date. Any payment or reimbursement made prior to the occurrence of the Termination Declaration Date in respect of any Allowed Professional Fees shall not reduce the Carve Out.

(d) No Direct Obligation To Pay Allowed Professional Fees. None of the DIP Agents, DIP Lenders, or the Prepetition Secured Creditors shall be responsible for the payment or reimbursement of any fees or disbursements of any Professional Person incurred in connection with the Chapter 11 Cases or any successor cases under any chapter of the Bankruptcy Code. Nothing in this [Interim/Final] Order or otherwise shall be construed to obligate the DIP Agents, the DIP Lenders, or the Prepetition Secured Creditors, in any way, to pay compensation to, or to reimburse expenses of, any Professional Person or to guarantee that the Debtors have sufficient funds to pay such compensation or reimbursement.

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(e) Payment of Carve Out On or After the Termination Declaration Date. Any payment or reimbursement made on or after the occurrence of the Termination Declaration Date in respect of any Allowed Professional Fees shall permanently reduce the Carve Out on a dollar-for-dollar basis.

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Exhibit 3

Exit Facilities Term Sheet

Exit Facilities

Summary of Terms and Conditions

This indicative term sheet sets forth the principal terms of the credit facilities described below (the “Exit Facilities” (including for the avoidance of doubt the Super Senior Exit Facility, the Senior LC Exit Facility, the Roll-Off LC Exit Facility, the Term Loan Exit Facility, the Cash Secured LC Exit Facility and the Make Whole Exit Facility)).

Parent Guarantor:	Reorganized McDermott (as defined in the Restructuring Support Agreement) (the “Company”).

Borrowers:	To be identified in the Exit Facility Agreement (as defined in the Restructuring Support Agreement, the “Exit Facility Agreement”) (the “Borrowers”).

Guarantors:	Subject to the limitations set forth below in this section, all obligations of (i) the Borrowers under the Exit Facilities and (ii) the Company and its subsidiaries under interest rate protection, commodity trading or hedging, currency exchange or other hedging or swap arrangements or cash management arrangements entered into with a person that is either an Administrative Agent (as defined below) or any LC Lender or Lender or any affiliate of either an Administrative Agent or any LC Lender or Lender, in each case, at the time of entering into such arrangements or in existence on the Closing Date (as defined below) (the “Hedging/Cash Management Arrangements” and each such holder of such Hedging/Cash Management Arrangements, a “Hedge Counterparty” and collectively the “Hedge Counterparties”) will be unconditionally guaranteed jointly and severally on a secured basis (the “Guarantees”), by the Company and each existing and subsequently acquired or organized direct or indirect wholly-owned restricted subsidiary of the Company (other than any Excluded Subsidiary referred to below) (all entities which provide such guarantees, collectively, the “Guarantors” and, together with the Borrowers, the “Credit Parties”).

For purposes hereof, “Excluded Subsidiaries” shall mean, at any time, (a) any subsidiary that is an immaterial subsidiary or a non-wholly owned subsidiary, (b) any non-U.S. subsidiary if at such time the guarantee to be provided by such subsidiary is prohibited by any governmental authority with authority over such non-U.S. subsidiary or would result in any breach of any law or regulation (or analogous restriction) of the jurisdiction of organization of such subsidiary or result in a substantial risk to the officers or directors of such Person of civil or criminal liability, (c) any subsidiary under circumstances where each Administrative Agent determines in its sole discretion (in consultation with the Company) that the cost, burden, difficulty or consequence of providing such guarantee at such time is excessive in relation to the value afforded thereby. If any wholly-owned subsidiary of the Company is an Excluded Subsidiary solely as a result of clause (b) of the preceding sentence, the Company shall use commercially reasonable efforts (as determined by the Administrative Agents) to obtain the relevant governmental or third party consent or other authority to permit such subsidiary to become a Guarantor or to mitigate such risk of liability.

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The Exit Facility Documentation (as defined below) will contain appropriate exclusions and related provisions (including keepwell or similar provision) regarding guarantees and other credit support to be provided in respect of swap obligations by any Guarantor that is not an “eligible contract participant” as defined in the Commodity Exchange Act, as amended, and regulations thereunder.

Joint Lead Arrangers and Joint Lead Bookrunners:	One or more of ABN AMRO Capital USA LLC, Barclays Bank PLC, Crédit Agricole Corporate and Investment Bank, Royal Bank of Canada and the other institutions (if any) to be identified in the Exit Facility Agreement will act as joint lead arrangers and joint lead bookrunners (in such capacities, the “Lead Arrangers”) for the Exit Facilities and will perform the duties customarily associated with such roles.

Administrative Agents and Collateral Agent:	(i) Crédit Agricole Corporate and Investment Bank (“CACIB”) or such other entity to be identified in the Exit Facility Agreement will act as sole and exclusive administrative agent in respect of the LC Exit Facilities (in such capacity, the “LC Administrative Agent”) and will perform the duties customarily associated with such role, (ii) the entity to be identified in the Exit Facility Agreement will act as sole and exclusive administrative agent in respect of the Term Loan Exit Facility (in such capacity, together with the LC Administrative Agent, the “Administrative Agents”) and will perform the duties customarily associated with such role and (iii) the entity to be identified in the Exit Facility Agreement will act as sole and exclusive collateral agent (in such capacity, the “Collateral Agent”) in respect of the Exit Facilities and will perform the duties customarily associated with such role.

Documentation Agent:	One or more financial institutions selected by the Lead Arrangers in consultation with the Company.

Syndication Agents:	One or more financial institutions selected by the Lead Arrangers in consultation with the Company.

LC Lenders:	Various banks, financial institutions and institutional lenders participating in the LC Exit Facilities as lenders (each, an “LC Lender” and, collectively, the “LC Lenders”).

Lenders:	Various banks, financial institutions and institutional lenders participating in the Term Loan Exit Facility as lenders (each, a “Lender” and, collectively, the “Lenders”).

Facilities:	A 4-year, super senior secured exit facility comprising (i) a letter of credit facility in an amount up to $743 million (the “Super Senior Exit Facility”) and (ii) any Make-Whole Exit Facility (as described below);

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A 4-year, senior secured letter of credit exit facility in an amount up to $1.326 billion (the “Senior LC Exit Facility”) ranked junior to the Super Senior Exit Facility; provided that the maximum amount of the Senior LC Exit Facility shall be reduced dollar-for-dollar for each Prepetition Secured Letter of Credit (as defined in the Restructuring Support Agreement among certain of the Credit Parties and certain of their prepetition lenders, among others (the “Restructuring Support Agreement”), each a “Prepetition Secured Letter of Credit” and collectively the “Prepetition Secured Letters of Credit”) that is funded and not reimbursed in full in cash during the Chapter 11 Cases. Availability under the Senior LC Exit Facility shall be limited to the aggregate maximum amount thereof less the sum of (a) the aggregate face amount of Letters of Credit outstanding under the Roll-Off LC Exit Facility and (b) the amount of drawings of Letters of Credit under the Roll-Off LC Exit Facility that have not been reimbursed in full in cash. Subject to the Sizing Principle (as defined below) the mechanics of the foregoing availability construct will be set forth in the Exit Facility Documentation and shall be effectuated such that commitments under the Senior LC Exit Facility shall be $0 as of the Closing Date and shall increase from time to time as Letters of Credit under the Roll-Off LC Exit Facility terminate;

A senior secured letter of credit exit facility pursuant to which each outstanding Prepetition Secured Letter of Credit (other than any letter of credit deemed issued under the Cash Secured LC Exit Facility) will be deemed issued under its respective prepetition credit agreement, solely as amended pursuant to the Plan (as defined in the Restructuring Support Agreement) (the “Roll-Off LC Exit Facility” and, together with the Super Senior Exit Facility and the Senior LC Exit Facility, the “LC Exit Facilities”) so that (a) all auto-renewing Prepetition Secured Letters of Credit and associated reimbursement obligations will continue under the Roll-Off LC Exit Facility until their final expiration date or such time when they have been terminated in accordance with the terms existing on the petition date, and (b) the Roll-Off LC Exit Facility will not be available for issuances of new letters of credit;

A cash secured letter of credit exit facility in an amount up to $371 million (the “Cash Secured LC Exit Facility”);

It being understood and agreed that the aggregate amount of commitments under the LC Exit Facilities and the Cash Secured LC Exit Facility on the Closing Date will be equal to $2.44 billion minus the aggregate amount of the drawings of Prepetition Secured Letters of Credit and letters of credit issued under the DIP Credit Facility (as defined in the Restructuring Support Agreement, the “DIP Credit Facility”) during the Chapter 11 Case (as defined in the Restructuring Support Agreement) that have not been reimbursed in full in cash (the foregoing being referred to as the “Sizing Principle”); and

A 5-year senior secured term loan facility in an amount equal to $500 million of take-back debt (the “Term Loan Exit Facility”) in respect of certain prepetition obligations which shall be deemed term loans (the “Term Loans”) under the Term Loan Exit Facility upon the Closing Date. The Term Loan Exit Facility shall rank pari passu with the Roll-Off LC Exit Facility.

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In no event shall the sum of (v) the face amount of Letters of Credit issued under the Cash Secured LC Exit Facility, plus (w) the face amount of Letters of Credit issued under the Senior LC Exit Facility, plus (x) the face amount of Letters of Credit issued under the Super Senior Exit Facility, plus (y) the face amount of Letters of Credit issued under the Roll-Off LC Exit Facility exceed the Secured Letter of Credit Cap plus the amount of any Incremental Facility constituting part of the Senior LC Exit Facility.

“Secured Letter of Credit Cap” shall mean, at any time, (a) $2.44 billion minus (b) the aggregate amount of (i) drawings on Prepetition Secured Letters of Credit and letters of credit issued under the DIP Credit Facility (as defined in the Restructuring Support Agreement) during the Chapter 11 Cases (as defined in the Restructuring Support Agreement) that have not been reimbursed in full in cash and (ii) unreimbursed drawings of Letters of Credit during the term of the Exit Facilities at such time.

Purpose and Use of Proceeds: The letters of credit issued under the LC Exit Facilities (each, a “Letter of Credit”) will be used by the Company and its subsidiaries to support performance obligations of the Company and any direct or indirect subsidiary or joint venture of the Company.

Availability of Facilities:	The LC Exit Facilities will be made available on the Closing Date.

The Term Loan Exit Facility will be deemed made on the Closing Date. Amounts in respect of the Term Loans that are repaid or prepaid may not be reborrowed.

Maturity:	The Super Senior Exit Facility and the Senior LC Exit Facility will mature on the 4th anniversary of the Closing Date.

Letters of Credit under the Roll-Off LC Exit Facility will automatically be deemed issued under the Senior LC Exit Facility on the maturity date of the prepetition credit facility under which they were issued.

The Term Loan Exit Facility will mature on the 5th anniversary of the Closing Date.

Each such date on which an Exit Facility matures, a “Maturity Date”.

Ranking of Facilities:	The Super Senior Exit Facility (including the Hedging/Cash Management Arrangements) will be the most senior ranking credit facility in right of payment under the Exit Credit Agreement.

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The Make Whole Exit Facility (described below) will be subordinate in right of payment to the obligations with respect to letters of credit under the Super Senior Exit Facility, if applicable, and senior in right of payment to each other Exit Facility sharing the collateral. The Company will have no other liabilities at any time which rank pari passu with the Super Senior Exit Facility.

The Senior LC Exit Facility will rank junior in right of payment to the Super Senior Exit Facility and the Make Whole Exit Facility and senior in right of payment to the Roll-Off LC Exit Facility and the Term Loan Exit Facility. The Senior LC Exit Facility will rank pari passu with any Incremental LC Facility or any Revolver Facility.

The Roll-Off LC Exit Facility and the Term Loan Exit Facility will be junior in right of payment to each other Exit Facility sharing the collateral and shall rank pari passu in right of payment with one another.

Make Whole Exit Facility:	To the extent net proceeds from the Company’s planned sale of its tech business are insufficient to pay, in full, the make whole amount (the “Make Whole Amount”) due in respect of the Company’s prepetition superpriority senior secured credit agreement, the holders of term loans thereunder (the “Make Whole Holders”) shall receive indebtedness that shall be in the form of a separate term loan facility (the “Make Whole Exit Facility”). Such Make Whole Exit Facility shall (i) be in the principal amount of any portion of the Make Whole Amount outstanding at emergence, (ii) mature on the 4th anniversary of the Closing Date and (iii) have an interest rate of LIBOR + 3.00% (subject to a 0% floor).

Letters of Credit:	Letters of Credit will be issued for the account of the Borrowers to support obligations of any of the Company and/or the Company’s subsidiaries or joint ventures by one or more issuers (or affiliates of such issuers) that agree to issue Letters of Credit and are reasonably acceptable to the Company and the LC Administrative Agent (each, an “Issuer”); provided that no Issuer shall be required to issue trade or commercial letters of credit or bank guarantees without its consent and each such Letter of Credit must comply with the relevant Issuer’s internal policies with respect thereto. Each Letter of Credit (other than applicable Letters of Credit outstanding under the Roll-Off LC Exit Facility) shall expire not later than 12 months after its date of issuance or such longer period of time as may be agreed by the applicable Issuer; provided that Letters of Credit that extend past the applicable Maturity Date must be cash collateralized or backstopped no later than 95 days prior to the applicable Maturity Date pursuant to arrangements reasonably acceptable to the relevant Issuer; provided that any Letter of Credit may provide for renewal thereof for additional periods of up to 12 months or such longer period of time as may be agreed by the applicable Issuer.

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Drawings under any Letter of Credit shall be reimbursed by the Borrowers not later than the date that is the next succeeding business day if notice of such drawing is received by the Parent from the relevant Issuer prior to 11:00 a.m., or not later than 10:00 a.m. on the second business day following the date of such notice if such notice is received after 11:00 a.m. To the extent that the Borrowers do not reimburse the applicable Issuer within the time period specified above, the LC Lenders in the applicable LC Exit Facility shall be irrevocably obligated to reimburse such Issuer pro rata based upon their respective commitments. If an LC Lender becomes a defaulting LC Lender, then the Letter of Credit exposure of such defaulting LC Lender under an LC Exit Facility will automatically be reallocated among the non-defaulting LC Lenders in such LC Exit Facility pro rata in accordance with their commitments, up to an amount such that the Letter of Credit exposure of such non-defaulting LC Lender does not exceed its commitments under such LC Exit Facility. In the event that such reallocation does not fully cover the Letter of Credit exposure of each such defaulting LC Lender under such LC Exit Facility, the LC Administrative Agent or any Issuer may require the Borrowers to cash collateralize such “uncovered” exposure in respect of each outstanding Letter of Credit, and no Issuer will have any obligation to issue new Letters of Credit, or to extend, renew or amend existing Letters of Credit to the extent the Letter of Credit exposure, as applicable, would exceed the commitments of the non-defaulting LC Lenders under such LC Exit Facility, unless such “uncovered” exposure is cash collateralized to the Issuer’s reasonable satisfaction.

Cash Secured Letters of Credit:	Amounts on deposit in a cash collateral account (the “Cash Collateral Account”) for the benefit of the Cash Secured LC Issuers (as defined below) will secure (i) the Borrowers’ obligations in respect of issued Letters of Credit issued under the Cash Secured LC Exit Facility (the “Cash Secured Letters of Credit”) on a first-priority basis and (ii) the other obligations of the Borrowers and the Guarantors under the Exit Facilities on a second-priority basis for the benefit of the other secured parties under the Exit Facility Documentation. The Borrowers shall cause the balance of the Cash Collateral Account at all times to equal at least 105% of the face amounts of all undrawn issued Cash Secured Letters of Credit plus all unpaid reimbursement obligations with respect thereto (the “Funded LC Exposure Amount”).

Cash Secured Letters of Credit will be issued by one or more issuing banks reasonably acceptable to the Company and the LC Administrative Agent which have agreed in writing to be an issuing bank therefor (each in such capacity, the “Cash Secured LC Issuers”); provided that no Cash Secured LC Issuer shall be required to issue trade or commercial letters of credit or bank guarantees without its consent and each such cash secured letter of credit must comply with the relevant Cash Secured LC Issuers’ internal policies with respect thereto. Unless otherwise agreed by the applicable Cash Secured LC Issuer, each Cash Secured Letter of Credit shall expire not later than the earlier of (a) 12 months after its date of issuance or such longer period of time

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as may be agreed by the applicable Cash Secured LC Issuer and (b) the fifth business day prior to the Cash Secured Facility LC Maturity Date (as defined below); provided that any Cash Secured Letter of Credit may provide for renewal thereof for additional periods of up to 12 months or such longer period as may be agreed by the applicable Cash Secured LC Issuer (which in no event shall extend beyond the date referred to in clause (b) above, except pursuant to arrangements reasonably acceptable to the relevant Cash Secured LC Issuer).

Drawings under any issued Cash Secured Letters of Credit shall be reimbursed by the Borrowers on the next succeeding business day if notice of such drawing is received prior to 11:00 a.m. or not later than 10:00 a.m. on the second business day following the date of such notice if such notice is received after 11:00 a.m. To the extent that the Borrowers do not reimburse the applicable Cash Secured LC Issuer by such time, funds shall be drawn from the Cash Collateral Account to so reimburse the applicable Cash Secured LC Issuer.

No Cash Secured LC Issuer shall have any obligation to issue any Cash Secured Letter of Credit if the Funded LC Exposure Amount in respect of Letters of Credit issued by it exceeds (or upon issuance of such Letter of Credit would exceed) the aggregate commitments of such Cash Secured LC Issuer in respect of Cash Secured Letters of Credit.

“Cash Secured Facility LC Maturity Date” means the 4th anniversary of the Closing Date.

Incremental Facility:	After the Closing Date, so long as no default or event of default shall exist or occur as a result thereof, the Borrowers will be permitted on one or more occasions to incur additional letter of credit commitments on a pari passu basis with the Senior LC Exit Facility under the Exit Facility Documentation in an aggregate amount not to exceed (a) $100 million (each such increase, an “Initial Incremental LC Facility”) plus (b) after the Super Senior Exit Facility has been cash collateralized or otherwise satisfied in full according to its terms and all commitments thereunder terminated (such satisfaction and termination in respect of the Super Senior Exit Facility, a “Termination” of such facility) (it being understood that any letter of credit that is already fully cash collateralized shall not be required to be further collateralized, satisfied or refinanced and terminated as part of such Termination), in an aggregate incremental amount not to exceed $250 million less the amount of the Initial Incremental LC Facility (each such increase, a “Second Incremental LC Facility” and together with the Initial Incremental LC Facility, each an “Incremental LC Facility”). Subject to availability of commitments therefor and following a Termination of the Super Senior Exit Facility, the Exit Facility Documentation will allow for an increase in the Senior LC Exit Facility commitments in an amount up to the aggregate initial commitments under the Super Senior Exit Facility.

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The terms of the Incremental LC Facilities will be subject to “most favored nation” protections in favor of the LC Lenders and Administrative Agents under the Senior LC Exit Facility.

Each Incremental LC Facility may be used solely to provide performance letters of credit for the benefit of the Company and its subsidiaries. No existing LC Lender or Issuer will be obligated to provide any portion of any Incremental LC Facility.

Refinancing Facility:	The Exit Facility Documentation will contain customary provisions for refinancing facilities, other than with respect to the Super Senior Exit Facility, which must be Terminated in accordance with the Exit Facility Documentation.

Closing Date:	The date on which the Exit Facility Documentation becomes effective (the “Closing Date”).

Interest Rate:	The Term Loans shall accrue interest at a rate per annum equal to LIBOR (subject to a 0% floor) + 4.00%. The payment of interest on the Term Loans will be paid with a minimum cash payment of LIBOR (subject to a 0% floor) + 1.00%, with the remaining 3.00% to be paid in kind and capitalized at the end of each applicable interest period by adding to the principal of the Term Loan; provided that, the payment of interest will toggle to full cash payment if the fixed charge coverage ratio exceeds 1.25x as of the date of the most recently delivered financials.

Fees:	Commitment Fee: Each LC Lender under the Senior LC Exit Facility shall receive an upfront commitment fee of 1.50% payable on the commitment of such LC Lender which shall be earned when such LC Lender commits to the Senior LC Exit Facility and shall be paid on the date of emergence.

Letter of Credit Fees: Each Letter of Credit issued under the Super Senior Exit Facility shall accrue a fee for the account of the applicable LC Lenders at a rate per annum equal to 4.75% of such LC Lender’s pro rata portion of the face amount of such Letter of Credit.

Each Letter of Credit issued under the Senior LC Exit Facility shall accrue a fee for the account of the applicable LC Lenders at a rate per annum equal to (a) 3.00% of such LC Lender’s pro rata portion of the face amount of such Letter of Credit until April 30, 2023 and (b) 3.50% of such LC Lender’s pro rata portion of the face amount of such Letter of Credit thereafter.

Each Letter of Credit issued under the Roll-Off LC Exit Facility shall accrue a fee for the account of the applicable LC Lenders equal to the fee previously payable in respect of such Letter of Credit under the Credit Agreement, Lloyds LC Facility or the 2021 LC Agreement (each as defined in the Restructuring Support Agreement), as applicable.

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Fronting Fees: Each Letter of Credit issued under the LC Exit Facilities and the Cash Secured LC Exit Facility shall accrue a fronting fee for the account of the Issuer thereof in an amount equal to 0.25% per annum of the daily maximum amount available to be drawn under such Letter of Credit.

Unused Commitment Fees: An unused commitment fee shall be payable to each LC Lender under the Super Senior Exit Facility and Senior LC Exit Facility in an amount equal to 0.50% per annum of the amount of its unused commitments thereunder.

Other Fees: Other customary letter of credit fees.

Default Interest:	With respect to overdue principal or any unreimbursed draw under a Letter of Credit the applicable interest rate plus 2.00% per annum, and with respect to any other overdue amount (including overdue interest and overdue fees), the applicable interest for a base rate loan plus 2.00% per annum.

Funding Protection and Taxes:	Usual and customary for financings of this type, with provisions protecting the LC Lenders, the Lenders and the Administrative Agents from withholding tax liabilities (with customary limitations and exclusions); provided that protection for increased costs imposed as a result of rules enacted or promulgated under the Dodd-Frank Act or Basel III shall be included in the Exit Facility Documentation; provided, further, that with respect to provisions relating to cost and yield protection, no LC Lenders or Lender shall be entitled to demand compensation for any increased cost or reduction with respect thereto if it is not the general policy or practice of such LC Lenders or Lender to demand it in similar circumstances under comparable provisions of other credit agreements (as reasonably determined by such LC Lender or Lender). The Exit Facility Documentation shall contain provisions regarding the timing for asserting a claim under these provisions and permitting the Company to replace a LC Lender or Lender who asserts such claim.

Voluntary Prepayments, Cash Collateralization and Reductions in Commitments:	Voluntary reductions of the unutilized portion of the commitments under the LC Exit Facilities and cash collateralization of Letters of Credit under the LC Exit Facilities will be permitted at any time (subject to customary notice requirements, which notice may be contingent upon the consummation of certain transactions), in minimum amounts to be agreed upon, without premium or penalty.

Voluntary prepayments of the Term Loan Exit Facility and Make Whole Exit Facility will be permitted at any time (subject to customary notice requirements, which notice may be contingent upon the consummation of certain transactions), in minimum amounts to be agreed upon, without premium or penalty, subject to the limitations set forth in the negative covenants herein.

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Cash Collateralization:	If at any time the sum of the face amount of the Letters of Credit and any unreimbursed drawings with respect to the Letters of Credit exceeds the aggregate commitments with respect to any LC Exit Facility, cash collateralization of Letters of Credit issued under such LC Exit Facility shall be required in an amount equal to such excess within one business day.

If at any time the sum of the face amount of the Cash Secured Letters of Credit and unused commitments with respect to the Cash Secured Letters of Credit exceeds the aggregate amount on deposit in the Cash Collateral Account supporting the Cash Secured Letters of Credit, the Company shall make the additional cash deposits into the Cash Collateral Account in an amount equal to such excess within one business day.

All letters of credit that were cash secured under the DIP Credit Facility shall be Cash Secured Letters of Credit.

The Borrower shall be permitted to cash collateralize (or otherwise backstop in a manner acceptable to each Issuer) 105% of the aggregate outstanding Letters of Credit and terminate the commitments of the Issuers and the LC Lenders at any time without premium or penalty.

Exit Facility Documentation:	The definitive documentation relating to the Exit Facilities (the “Exit Facility Documentation”) will be negotiated in good faith and will contain the terms and conditions set forth herein and, to the extent not provided for herein, will give due regard and take into account (a) the operational and strategic requirements of the Company and its subsidiaries in light of their capitalization, size, business, industry and the Company’s proposed business plan, (b) any changes in jurisdictions of organization for the Loan Parties, and (c) any operational changes and changes in size resulting from asset sales completed on or before the Closing Date (collectively, the “Exit Facility Documentation Principles”).

Collateral:	Subject to the limitations set forth below in this section, the obligations, the Guarantees and any Hedging/Cash Management Arrangements, with terms and limitations to be agreed, will be secured by first priority liens on and security interests in substantially all of the present and after-acquired assets of the Company and each other Credit Party (collectively, but excluding the Excluded Assets (as defined below), the “Collateral”) including, but not limited to, (a) a perfected pledge of all of the capital stock directly held by the Company and each other Credit Party in any of its restricted subsidiaries and (b) perfected security interests (subject to permitted liens to be agreed) in, and mortgages on, substantially all tangible and intangible assets of the Company and each other Credit Party (including, without limitation, vessels), accounts receivable, inventory, equipment, general intangibles, substantially all other personal property, material fee-owned real property, intercompany indebtedness and the proceeds of the foregoing).

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Notwithstanding anything to the contrary herein, but subject to the last two sentences of this paragraph, the Collateral shall not include: (i) any fee owned real property and real property leasehold interests in each case with a value of less than an amount to be agreed (with all required mortgages being permitted to be delivered post-closing); (ii) letter of credit rights (except to the extent a security interest therein can be perfected by the filing of a Uniform Commercial Code financing statement) and commercial tort claims, in each case, below a threshold to be agreed; (iii) pledges of and security interests in assets or property prohibited by applicable law, rule or regulation (to the extent such law, rule or regulation is effective under applicable anti-assignment provisions of the Uniform Commercial Code (or foreign equivalent)); (iv) any asset or property if and for so long as the grant of a security interest therein is effectively prohibited by, or constitutes a breach or default under or results in the termination of any contract, license, sublicense, agreement, instrument or other document; (v) any asset or property in which any Credit Party now or hereafter has rights, to the extent in each case a security interest or lien may not be granted by such Credit Party in such property without the consent of one or more third parties, including any governmental authority; (vi) where the cost of obtaining a security interest in, or perfection of, such assets is excessive in relation to the practical benefit to the Issuers afforded thereby as determined by the Collateral Agent in its sole discretion; (vii) equity interests of unrestricted subsidiaries to the extent that, and for so long as, such equity interests are pledged to secure indebtedness of such unrestricted subsidiary, and equity interests of captive insurance companies; (viii) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law; and (ix) each of the following: (1) deposit accounts used exclusively for payroll, payroll taxes and other employee wage and benefit payments, (2) deposit accounts used exclusively for taxes, including, without limitation, sales tax accounts, (3) escrow, defeasance and redemption accounts, (4) fiduciary or trust accounts and (5) accounts that hold permitted cash collateral for letters of credit not issued under the Exit Facilities, bank acceptances, bank guarantees and other similar obligations and, in the case of clauses (1) through (5), the funds or other property held in or maintained in any such account. The foregoing are, collectively, the “Excluded Assets.” The foregoing exclusions shall not apply to any vessels required at any time to be mortgaged vessels. If any assets are Excluded Assets at any time solely as a result of clause (iv) and/or (v) above, the Company shall, at the reasonable request of the Collateral Agent, diligently pursue a waiver of such prohibition, breach, default or termination or any required consents, as applicable.

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All the above-described pledges, security interests and mortgages shall be created and perfected on terms and pursuant to documentation that is usual and customary for financings of this type and consistent with the Exit Facility Documentation Principles.

Notwithstanding anything herein to the contrary, (i) the Credit Parties will not be required to enter into control agreements with respect to cash, securities or deposit accounts or other control agreements or arrangements required with respect to any assets requiring perfection through control other than material accounts and other material assets, (ii) no action shall be required with respect to any vessel with a fair market value of less than $10,000,000, (iii) no actions shall be required under the law of any non-U.S. jurisdiction in order to create or perfect any security interest other than (x) in respect of mortgaged vessels and (y) actions reasonably requested by the Collateral Agent in any other jurisdiction taking into account (1) the materiality of the relevant Collateral, (2) the cost thereof, and (3) the benefits to the LC Lenders and Lenders afforded thereby, and (iv) no lien by any person organized outside of the United States shall be made that would result in any breach of any law or regulation (or analogous restriction) of the jurisdiction of organization of such person or result in a substantial risk to the officers or directors of such person of a civil or criminal liability. The LC Lenders and Lenders are expressly advised that in certain jurisdictions it may be (A) impossible or impractical (including for legal and regulatory reasons) to create security over certain categories of assets or (B) it may take longer than agreed upon to grant or create such security over certain categories of assets, in which event the Collateral Agent will be empowered to grant the necessary extension of time for obtaining such security. If any actions are not taken in respect of Collateral solely as a result of clause (iv) of the preceding sentence, the Company shall, at the reasonable request of the Collateral Agent, diligently pursue any relevant governmental or third party consents or other authority to permit such subsidiary to create or perfect a security interest in such Collateral or to mitigate such risk of liability.

Representations and Warranties:	Limited to the following (subject to materiality thresholds and exceptions to be agreed and to be applicable to the Company and its restricted subsidiaries): good standing and organizational status; power and authority; execution; delivery and enforceability; no violation of, or conflict with law, charter documents or material agreements; ownership of subsidiaries; litigation; no burdensome restrictions; no defaults under material contracts; margin regulations; governmental and regulatory approvals; compliance with laws (including the Investment Company Act); PATRIOT Act and anti-terrorism laws; OFAC, FCPA, anti-corruption, anti-money laundering, sanctions and similar laws; Federal Power Act; security instruments; Regulation H; use of proceeds; insurance; full disclosure and accuracy of disclosure in all material respects; financial statements; no material adverse effect; taxes; ERISA/pension plan compliance; labor matters; intellectual property; creation, perfection and priority of security interests;

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environmental laws; title and real property; mortgaged vessels; solvency of the Company and its consolidated subsidiaries, taken as a whole, on the Closing Date; EEA financial institutions; and others as may be determined in accordance with the Exit Facility Documentation Principles.

The representations and warranties will be required to be made on the Closing Date and reaffirmed in connection with each extension of credit on and after the Closing Date.

Affirmative Covenants:	Limited to the following (applicable to the Company and its restricted subsidiaries), subject to exceptions and qualifications to be agreed: delivery of annual and quarterly financial statements (in each case, together with customary management discussion and analysis) (a) within such number of days to be identified in the Exit Facility Agreement of fiscal year end for each fiscal year and (b) within such number of days to be identified in the Exit Facility Agreement of fiscal quarter end for the first three fiscal quarters of each fiscal year (accompanied by customary management discussion and analysis and, in the case of annual financial statements, by an audit opinion from nationally recognized auditors that is not subject to qualification or exception as to “going concern” or the scope of such audit); compliance certificates; collateral reporting requirements; annual budget; lender calls; delivery of notices of defaults and certain material events; reporting obligations regarding litigation, labor relations, tax returns, insurance, ERISA matters, environmental matters, PATRIOT Act information and other information; commercially reasonable efforts to maintain ratings (but not to maintain a specific rating); inspections (including books and records) upon reasonable prior notice; maintenance of organizational existence and rights and franchises; maintenance of property (subject to casualty, condemnation and normal wear and tear) and customary insurance; maintenance of books and records; payment of taxes; corporate franchises; compliance with laws and regulations (including, without limitation environmental laws, labor relations; ERISA and the PATRIOT Act and anti-terrorism laws); OFAC, FCPA and similar laws; conduct of business; use of proceeds; designation of unrestricted subsidiaries; further assurances on guarantee and collateral matters (including, without limitation, with respect to security interests in after-acquired property); environmental; real property; undertakings with respect to North Ocean 105; and others as may be determined in accordance with the Exit Facility Documentation Principles.

Negative Covenants:	Limited to the following (to be applicable to the Company and its restricted subsidiaries), subject to exceptions and qualifications to be agreed:

indebtedness (with exceptions for (i) the Exit Facilities, (ii) any permitted facilities for additional LC capacity, (iii) a revolving loan facility (the “Revolver Facility”) subject to terms to be mutually agreed and set forth in the Exit Facility Documentation that may be secured pari passu with the Exit Facilities (other than the Cash Secured LC Exit Facility) in a principal amount up to $450 million provided that on the

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date such revolving facility is entered into (x) the Super Senior Exit Facility has been Terminated, (y) the Company and each Borrower shall have as of the last day of the most recently-ended fiscal quarter prior to such date (the “Test Date”) on a pro-forma basis a minimum fixed charge coverage ratio of at least a level to be mutually agreed and set forth in the Exit Facility Documentation, and (z) the Company shall have as of the Test Date on a pro-forma basis a maximum “contingent leverage” ratio at a level to be agreed), and (iv) certain bilateral lines of credit and surety bonds);

liens (with exceptions for liens with respect to the (i) the Exit Facilities, (ii) any permitted facilities for additional LC capacity, and (iii) the Revolver Facility);

no further negative pledges;

restricted payments (including restricted junior debt payments) (“Restricted Payments”) (provided that Restricted Payments will be permitted on and after the first anniversary of the Closing Date if (i) no default or event of default is continuing or would result therefrom; (ii) after giving effect thereto, the aggregate amount of all Restricted Payments does not exceed (x) 50% of the Company’s cumulative consolidated net income (to be defined in the Exit Facility Documentation) since the Closing Date plus (y) an unlimited amount if, in the case of this clause (y), at the time of making, and after giving effect to, such Restricted Payment, the Company shall have liquidity (to be defined in the Exit Facility Documentation to include any availability under the Revolving Facility, “Liquidity”) greater than $850 million and (iii) a Termination of the Super Senior Exit Facility has occurred). The first $50 million of Restricted Payments (or such lesser amount as may be required to satisfy the Make Whole Exit Facility in full) shall be applied to permanently repay amounts outstanding under the Make Whole Exit Facility. Thereafter, until funded debt is reduced to no more than $250 million, 50% of such Restricted Payments shall be used to permanently repay funded debt. If funded debt is reduced to no more than $250 million, then 25% of each Restricted Payment shall be applied as cash collateral for the Senior Exit LC Facility (and each such application shall be deemed to be a “Restricted Payment” for purposes of calculating additional Restricted Payment capacity);

fundamental changes; disposition of assets; acquisitions and other investments; disposal of restricted subsidiary interests; sales and lease-backs; transactions with affiliates; conduct and nature of business; amendments or waivers of organizational documents; capital expenditures; use of proceeds; accounting changes and changes to fiscal year; margin regulations; speculative transactions; cancellation of indebtedness; post-termination benefits; payments of junior priority indebtedness; restrictions on subsidiary distributions; limitations on activities in Panama; Vessel Flags; and others as may be determined in accordance with the Exit Facility Documentation Principles.

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Financial Covenants:	The Exit Facility Documentation will contain the following financial maintenance covenants (collectively, the “Financial Covenants”):

(i) If as of the last day of any fiscal quarter, commencing with the fifth full fiscal quarter after the Closing Date, Liquidity is less than $450 million then, as of such date and as of the two immediately succeeding fiscal quarter end dates, the Company shall be subject to a minimum fixed charge coverage ratio test of at least the ratio to be identified in the Exit Facility Agreement; and

(ii) Beginning with the first fiscal quarter ending after the Closing Date, the Company and each Borrower shall maintain minimum Liquidity as of the last day of each fiscal quarter of not less than $300 million.

Events of Default:	Limited to the following (applicable to the Company and its restricted subsidiaries): nonpayment of principal, interest or fees (with a grace period of 3 business days for interest, fees and other amounts); any representation or warranty proves to be incorrect in a material respect; failure to perform negative covenants or any Financial Covenant (and affirmative covenants to provide notice of default or maintain the Company’s or any Borrower’s existence) and cross default to indebtedness, in each case, above a threshold to be agreed (including hedging agreements); failure to comply with any other covenants if such failure remains unremedied for a period to be determined; bankruptcy, creditors’ process (or similar proceedings) and insolvency of the Company and its significant restricted subsidiaries; judgments, injunctions or orders above a threshold to be agreed; ERISA/pension plan events; invalidity of guarantees or security documents; loss of perfection with respect to Collateral; and Change of Control (to be defined in a manner to be mutually agreed and set forth in the Exit Facility Documentation), in each case, subject to materiality, threshold, notice and grace period provisions to be agreed and others as may be determined in accordance with the Exit Facility Documentation Principles.

Conditions to Extensions of Credit on Closing Date:	The several obligations of each LC Lender and each Lender to make extensions of credit under the Exit Facilities on the Closing Date will be subject to usual and customary conditions precedent and others consistent with the Restructuring Support Agreement and the Plan (as defined in the Restructuring Support Agreement).

Conditions Precedent to each extension of credit (other than on the Closing Date):	The issuance of Letters of Credit after the Closing Date shall be conditioned upon (a) the accuracy of representations and warranties in all material respects, (b) the absence of defaults or events of default at the time of, and immediately after giving effect to the making of, such extension of credit, (c) receipt of a customary request for issuance of a letter of credit and (d) exposure in respect of alternative currencies not exceeding an alternative currency cap to be agreed. The Roll-Off LC Exit Facility will not be available for issuances of Letters of Credit after the Closing Date.

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Assignments:	From and after the Closing Date, LC Lenders and Lenders may assign all, or a part of, their commitments under the Exit Facilities, in an amount of not less than $5.0 million to their affiliates, affiliated funds or one or more banks, financial institutions or other entities that are “Eligible Assignees” (to be defined in a mutually acceptable manner) which are acceptable to (x) in the case of the LC Exit Facilities, each applicable Issuer (not to be unreasonably withheld or delayed), (y) the applicable Administrative Agent (not to be unreasonably withheld or delayed), and (z) unless any payment or bankruptcy event of default is continuing or such assignment is to a LC Lender or Lender under such Exit Facility or an affiliate or affiliated fund thereof, the Company (not to be unreasonably withheld or delayed); provided that such bank, financial institution or other entity will be deemed acceptable to the Company if the Company does not otherwise reject such bank, financial institution or other entity within 5 business days provided, further, that the consent of the Company to such assignment shall be deemed to be given if the Company has not responded within 5 business days of a request for such consent.

Upon such assignment, such Eligible Assignee will become an LC Lenders or Lender in respect of the applicable Exit Facility for all purposes under the Exit Facility Documentation; provided that assignments made to affiliates and other LC Lenders or Lenders will not be subject to any minimum assignment amount requirements. A $3,500 processing fee will be required in connection with any such assignment.

The Lenders will be permitted to sell participations in Term Loans subject to customary limitations on voting rights.

Amendments and Voting:	No amendment, modification, termination or waiver of any provision of the Exit Facility Documentation will be effective without the written approval of LC Lenders, Lenders and Make Whole Holders holding more than 50.0% of the aggregate amount of the funded and unfunded commitments under the Exit Facilities (collectively, the “Required Lenders”), except that (i) the consent of each LC Lender, Lender or Make Whole Holder directly and adversely affected thereby shall be required with respect to: (A) increases in the commitment of such LC Lender, Lender or Make Whole Holder (it being understood that a waiver of any condition precedent or the waiver of any default or event of default will not constitute an extension or increase of any commitment), (B) reductions of principal, interest or fees (other than a waiver of default interest) (it being understood that a waiver of any condition precedent or the waiver of any default or event of default will not constitute a reduction in principal), (C) extensions of scheduled amortization payments or final maturity or interest and fee payment dates (it being understood that a waiver of any condition precedent or

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the waiver of any default or event of default will not constitute an extension of any scheduled amortization payment or the final maturity date or the date for payment of any interest or fees) and (D) voting requirements and (E) modification to pro rata sharing and payment waterfall provisions, (ii) the consent of 100% of the LC Lenders, Lenders and Make Whole Holders will be required with respect to releases of all or substantially all of the value of the guarantees or all or substantially all of the value of the Collateral (other than in connection with any sale of the Collateral or of the relevant Guarantor permitted by the Exit Facility Documentation), and (iii) customary protections for the Administrative Agents, Collateral Agent and Issuers will be provided. Other voting matters to be determined.

The Exit Facility Documentation shall provide that in no event shall the aggregate amount of the Super Senior Exit Facility and any other indebtedness (other than the Make Whole Exit Facility) that is pari passu with, or senior to, the Super Senior Exit Facility increase to an amount more than the aggregate initial amount of Super Senior Exit Facility commitments without the consent of LC Lenders holding (a) 100% of the commitments under the Super Senior Exit Facility and (b) 2/3 of the aggregate amount of (i) commitments under the Senior LC Exit Facility and (ii) participations in Prepetition Secured Letters of Credit included in the Roll-Off LC Exit Facility.

The Exit Facility Documentation shall provide that in no event shall the aggregate amount of the Senior LC Exit Facility and any other indebtedness that is junior to the Super Senior Exit Facility and senior to the Roll-Off LC Exit Facility increase to an amount more than the aggregate amount of the Senior LC Exit Facility commitments expressly contemplated herein (including any Incremental Facility and any additional capacity expressly permitted following the Termination of the Super Senior Exit Facility) and on the conditions set forth herein without the consent of (a) before the Termination of the Super Senior Exit Facility, LC Lenders holding (i) 2/3 of the aggregate commitments under the Super Senior Exit Facility and (ii) 2/3 of (A) the aggregate commitments under the Senior LC Exit Facility and (B) participations in Prepetition Secured Letters of Credit and (b) after a Termination of the Super Senior Exit Facility, LC Lenders holding a majority of (i) commitments under the Senior LC Exit Facility and (ii) participations in Prepetition Secured Letters of Credit included in the Roll-Off LC Exit Facility.

The Exit Facility Documentation shall contain customary provisions for replacing non-consenting LC Lenders, Lenders and Make Whole Holders in connection with amendments and waivers requiring the consent of all LC Lenders, Lenders and Make Whole Holders or of all LC Lenders, and Lenders and Make Whole Holders directly and adversely affected thereby so long as the Required Lenders shall have consented thereto.

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The Exit Facility Documentation shall permit the Administrative Agents and the Collateral Agent, as applicable, together with the relevant Credit Party or Credit Parties and without the need for consent of any LC Lender, Lender, Make Whole Holder or Issuer, to amend the form, scope and content of any particular guarantee or collateral document to conform and/or comply with local law requirements and/or custom.

Indemnity and Expenses:	The Exit Facility Documentation shall provide for the reimbursement of expenses of the Administrative Agents, the Collateral Agent, the Lead Arrangers, the LC Lenders, the Lenders and the Issuers on terms consistent with the Exit Facility Documentation Principles.

The Exit Facility Documentation shall provide for the Borrowers to indemnify the Lead Arrangers, the Administrative Agents, the Collateral Agent, the LC Lenders, the Lenders and the Issuers (together with their respective affiliates (and controlling persons) and the respective officers, directors, employees, agents, members (and successors and assigns) of each of the foregoing) and hold them harmless from and against costs, expenses and liabilities on terms consistent with the Exit Facility Documentation Principles.

Governing Law and Jurisdiction:	The Exit Facility Documentation will provide that the Credit Parties will submit to the exclusive jurisdiction and venue of the federal and state courts of the State of New York located in the Borough of Manhattan in New York City (except to the extent an Administrative Agent, the Collateral Agent, any LC Lender, any Lender or any Issuer requires submission to any other jurisdiction in connection with the exercise of any rights under any security document or the enforcement of any judgment) and will waive any right to trial by jury. New York law will govern the Exit Facility Documentation, except with respect to certain security documents where applicable local law will apply.

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EXHIBIT B

Company Parties

McDermott International, Inc.
CBI Constructors Pty. Ltd.
J. Ray McDermott (Aust.) Holding Pty. Limited
McDermott Australia Pty. Ltd.
McDermott Servicos Offshore do Brasil Ltda.
Horton CBI, Limited
Lutech Resources Canada Ltd.
CB&I Canada Ltd.
J. Ray McDermott International Vessels, Ltd.
CB&I Middle East Holding, Inc.
Environmental Solutions (Cayman) Ltd.
Environmental Solutions Holding Ltd.
Environmental Solutions Ltd.
Highland Trading Company, Ltd.
McDermott Cayman Ltd.
Oasis Supply Company, Ltd.
Offshore Pipelines International, Ltd.
Shaw E & I International Ltd.
Shaw Overseas (Middle East) Ltd.
Chicago Bridge & Iron (Antilles) N.V.
McDermott International Marine Investments N.V.
McDermott Overseas Investment Co. N.V.
Varsy International N.V.
CB&I Finance Company Limited
CBI Eastern Anstalt
McDermott Asia Pacific Sdn. Bhd.
McDermott Eastern Hemisphere, Ltd.
CB&I Matamoros, S. de R. L. de C.V.
Chicago Bridge de Mexico, S.A. de C.V.
J. Ray McDermott de Mexico, S.A. de C.V.
McDermott Marine Mexico, S.A. de C.V.
Servicios de Fabricacion de Altamira, S.A. de C.V.
Servicios Profesionales de Altamira, S.A. de C.V.
J. Ray McDermott (Norway), AS
North Ocean 105 AS
CBI Panama, S.A.
Eastern Marine Services, Inc.
Hydro Marine Services, Inc.
J. Ray McDermott Far East, Inc.
J. Ray McDermott International, Inc.
J. Ray McDermott Underwater Services, Inc.
J. Ray McDermott, S.A.
McDermott (Amazon Chartering), Inc.

McDermott Caspian Contractors, Inc.
McDermott Gulf Operating Company, Inc.
McDermott International Investments Co., Inc.
McDermott International Management, S. de RL.
McDermott International Trading Co., Inc.
McDermott International Vessels, Inc.
McDermott Middle East, Inc.
McDermott Offshore Services Company, Inc.
McDermott Old JV Office, Inc.
McDermott Overseas, Inc.
McDermott Subsea, Inc.
North Atlantic Vessel, Inc.
Arabian CBI Co. Ltd.
Arabian CBI Tank Manufacturing Company Ltd.
Lummus Arabia Ltd Co.
McDermott Arabia Company Limited
CB&I Global Operations International, Pte. Ltd.
CB&I Global Operations US Pte. Ltd.
CB&I Singapore Pte. Ltd.
Chartering Company (Singapore) Pte. Ltd.
J. Ray McDermott (Qingdao) Pte. Ltd.
McDermott Asia Pacific Pte. Ltd.
CB&I Cojafex B.V.
CB&I Europe B.V.
CB&I Holdings B.V.
CB&I Nederland B.V.
CB&I Oil & Gas Europe B.V.
CB&I Power Company B.V.
CB&I Rusland B.V.
CBI Company B.V.
CBI Company Two B.V.
Chicago Bridge & Iron Company B.V.
Comet II B.V.
Lealand Finance Company B.V.
Lummus Technology B.V.
Lummus Technology Heat Transfer B.V.
Lutech Project Solutions B.V.
Lutech Projects B.V.
Lutech Resources B.V.
McDermott Technology (2), B.V.
McDermott Technology (3), B.V.
McDermott Technology, B.V.
Netherlands Operating Company B.V.
Novolen Technology Holdings C.V.
McDermott Trinidad Ltd.
Aiton & Co Limited

CB&I Constructors Limited
CB&I Group UK Holdings
CB&I Holdings (UK) Limited
CB&I (US) Holdings, Ltd.
CB&I London
CB&I Paddington Limited
CB&I Power Limited
CB&I UK LIMITED
CBI UK Cayman Acquisition Limited
Lummus Consultants International Limited
Lutech Resources Limited
McDermott Holdings (U.K.) Limited
McDermott Marine Construction Limited
Oxford Metal Supply Limited
Pipework Engineering and Developments Limited
Shaw Dunn Limited
Shaw Group UK Limited
Whessoe Piping Systems Limited
CB&I El Dorado, Inc.
850 Pine Street LLC
Asia Pacific Supply Co.
Atlantic Contingency Constructors II, LLC
Atlantis Contractors Inc.
CB&I Clearfield, Inc.
CB&I Connecticut, Inc.
CB&I Financial Resources LLC
CB&I Global, L.L.C.
CB&I HOUSTON 06 LLC
CB&I HOUSTON 07 LLC
CB&I HOUSTON 08 LLC
CB&I HOUSTON 09 LLC
CB&I HOUSTON 10 LLC
CB&I HOUSTON 11 LLC
CB&I HOUSTON 12 LLC
CB&I HOUSTON 13 LLC
CB&I HOUSTON LLC
CB&I Project Services Group, LLC
CB&I Storage Tank Solutions LLC
CB&I STS Delaware LLC
CB&I STS Holdings LLC
CB&I Tyler LLC
CBI Americas Ltd.
CBI Company Ltd.
CBI HoldCo Two Inc.
CBI Overseas (Far East) Inc.
CBI Overseas, LLC

CBI Services, LLC
CBI US Holding Company Inc.
Central Trading Company, Ltd.
Chicago Bridge & Iron Company
Chicago Bridge & Iron Company (Delaware)
Constructors International, L.L.C.
CSA Trading Company Ltd.
EDS Equipment Company, LLC
HBI Holdings, LLC
Howe-Baker Holdings, L.L.C.
Howe-Baker International Management, LLC
Howe-Baker International, L.L.C.
Howe-Baker Management, L.L.C.
J. Ray Holdings, Inc.
J. Ray McDermott Holdings, LLC
J. Ray McDermott Solutions, Inc.
J. Ray McDermott Technology, Inc.
Lummus Gasification Technology Licensing LLC
Lummus Technology International LLC
Lummus Technology LLC
Lummus Technology Overseas LLC
Lummus Technology Services LLC
Lummus Technology Ventures LLC
Lutech Resources Inc.
Matrix Management Services, L.L.C.
McDermott Blackbird Holdings, LLC
McDermott Finance L.L.C.
McDermott Investments, LLC
McDermott Subsea Engineering, Inc.
McDermott Technology (Americas), Inc.
McDermott Technology (US), Inc.
McDermott Technology, LLC
McDermott, Inc.
Nuclear Energy Holdings, L.L.C.
Oceanic Contractors, Inc.
OPI Vessels, Inc.
Prospect Industries (Holdings) Inc.
S C Woods, L.L.C.
Shaw Connex, Inc.
Shaw International Inc.
Shaw Transmission & Distribution Services International, Inc.
SparTEC, Inc.
TVL Lender II, Inc.
Chicago Bridge & Iron Company
CB&I Brazil Holdings, Inc.
CB&I Energy Services, LLC

CB&I Fabrication, LLC
CB&I Group Inc.
CB&I Holdco International, LLC
CB&I Holdco, LLC
CB&I International One, LLC
CB&I International, Inc.
CB&I International, LLC
CB&I Lake Charles, L.L.C.
CB&I Offshore Services, Inc.
CB&I Power International, Inc.
CB&I Power, LLC
CB&I Rio Grande Holdings, L.L.C.
CB&I Rio Grande Valley Fabrication & Manufacturing, L.L.C.
CB&I Walker LA, L.L.C.
International Consultants, L.L.C.
Lummus Consultants International LLC
Pike Properties II, Inc.
Shaw Beneco, Inc.
Shaw Energy Services, Inc.
Shaw Fabricators, Inc.
Shaw Far East Services, LLC
Shaw Home Louisiana, LLC
Shaw International Management Services Two, Inc.
Shaw JV Holdings, L.L.C.
Shaw Managed Services, LLC
Shaw Management Services One, Inc.
Shaw Nuclear Energy Holdings (UK), Inc.
Shaw Power Delivery Systems, Inc.
Shaw Power Services Group, L.L.C.
Shaw Power Services, LLC
Shaw Power Technologies, Inc.
Shaw Process Fabricators, Inc.
Shaw Services, L.L.C.
Shaw SSS Fabricators, Inc.
Shaw Transmission & Distribution Services, Inc.
CB&I North Carolina, Inc.
Shaw NC Company, Inc.
CB&I Laurens, Inc.
A & B Builders, Ltd.
Catalytic Distillation Technologies
CB&I LLC
Chemical Research & Licensing, LLC
Howe-Baker Engineers, Ltd.
Matrix Engineering, Ltd.
McDermott Engineering, LLC

Exhibit C

Provision for Joinder Agreement

The undersigned [(“Transferee”)][Additional Consenting Stakeholder] hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of __________ (the “Agreement”),3 by and among McDermott International, Inc. and its affiliates and subsidiaries bound thereto and the Consenting Stakeholders[, including the transferor to the Transferee of any Company Claims/Interests (each such transferor, a “Transferor”)], and agrees to be bound by the terms and conditions thereof [to the extent the Transferor was thereby bound,] (including for the avoidance of doubt the commitments made in Section 5.03) and shall be deemed a “Consenting Stakeholder” and a [“Consenting 2021 LC Lender”] [“Consenting 2023 LC Lender”] [“Consenting Revolving Lender”] [“Consenting Cash Secured LC Issuer”] [“Consenting LLoyds LC Issuer”] [“Consenting Term Lender”] [“Consenting Superpriority LC Lender”] [“Consenting Superpriority Term Lender”] [“Consenting Noteholder”] under the terms of the Agreement.

[The Transferee][undersigned Additional Consenting Stakeholder] specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date [of the Transfer][hereof.], [including the agreement to be bound by the vote of the Transferor if such vote was cast before the effectiveness of the Transfer discussed herein.]

Date Executed:

Name:

Title:

Address:

E-mail address(es):

Aggregate Amounts Beneficially Owned or Managed on Account of:
2021 Letters of Credit
2023 Letters of Credit
Revolving Credit:
A. Revolving LCs	A.
B. Revolving Loans	B.
Term Loans
Cash Secured LCs
Superpriority LCs
Superpriority Term Loans
Senior Notes

[3]	Capitalized terms used but not otherwise defined herein shall having the meanings ascribed to such terms in the Agreement.

Exhibit C

Corporate Organization Chart

McDermott International, Inc. Entity Organizational Structure

McDermott International, Inc. (Panama)
McDermott Technology, B.V. (Netherlands)
McDermott International Investments Co., Inc. (Panama)
Comet II B.V. (Netherlands)
McDermott International Trading Co., Inc. (Panama)
Deepsea Group Limited (United Arab Emirates)
Lealand Finance Company B.V. (Netherlands)
CB&I Holdings B.V. (Netherlands)
McDermott Marine Construction Limited (England & Wales)
Deepsea (Europe) Limited (England & Wales)
io Oil & Gas Management, LLC (Delaware)
50%
Deepsea (UK) Limited (England & Wales)
io Oil & Gas UK LLP (England & Wales)
50%
McDermott Aerbaijan Marine Construction, Inc. (Panama)
80%
McDermott Overseas Investment Co. N.V. (Curacao)
Delta Catalytic (Holland) B.V. (Netherlands)
CB&I (Nigeria) Limited (Nigeria)
Chicago Bridge & Iron Company & Co. LLC (Oman)
70%
Chicago Bridge & Iron Company (Egypt) LLC (Egypt)
80%
CBI (Malaysia) Sdn. Bhd. (Malaysia)
CBI Venezolana, S.A. (Venezuela)
Chicago Bridge Uruguay S.A. (Uruguay)
CBI Aruba N.V. (Aruba)
CBI Constructors S.A. (Proprietary) Limited (South Africa)
CB&I Ecuador CIA.LTDA (Ecuador)(17)
CB&I STS Trinidad Ltd (Trinidad)
99.9%
Chicago Bridge de Mexico, S.A. de C.V.(12) (Mexico)
Arabian CBI Co. Ltd. (8) (Saudi Arabia)
75%
P.T. Chicago Bridge & Iron (Indonesia)
CBI Jamaica Limited (Jamaica)
Lutech Resources Canada Ltd. (Alberta)
CBI Panama, S.A. (Panama)
CBI Constructors (Pty.) Limited (New South Wales)
CB&I Power Company B.V. (Netherlands)
CB&I Canada Ltd. (British Columbia)
McDermott Italia S. r. l. (Italy)
CCS JV SCARL (Italy)
24.983%
3.33%
99%
Chicago Bridge & Iron (Antilles) N.V. (Curacao)
CBI Costa Rica, S.A. (Costa Rica)
1%
96.67%
CB&I Hungary Holding Limited Liability Company (Hungary)
CBI Bahamas Limited (Bahamas)
CBI Constructors FZE (Dubai)
CBI Overseas, LLC (Delaware)
CB&I STS Mozambique, Limitada (Mozambique)
CBI Eastern Anstalt (Liechtenstein)
CB&I Europe B.V. (Netherlands)
CB&I Engineering and Construction Consulting (Shanghai) Co., Ltd. (China)
94.285714%
2.857143%
Chicago Bridge Servicios Petroleros S.A. (Bolivia)
2.857143%
CB&I Holdings (UK) Limited (England & Wales)
CB&I Constructors Limited (England & Wales)
Oxford Metal Supply Limited (England & Wales)
CB&I Finance Company Limited (Ireland)
Woodlands International Insurance Company Designated Activity Company (Ireland)
CBI Dominicana, S.R.L. (Dominican Republic)
99.99999%
CBI Peruana S.A.C. (Peru)
CB&I Oil & Gas Europe B.V. (Netherlands)
CBI (Philippines) Inc. (Philippines)
Horton CBI, Limited (Alberta)(6)
99.938%
CBI Colombiana S.A. (Cartagena)(9)
94.99%
CBI Montajes de Chile Limitada(10) (Chile)
99%
CB&I Australia Pty Ltd (Australia)
CBIT I, LLC (Delaware)
CBIT II, LLC (Delaware)
CBIT III, LLC (Delaware)
CBIT IV, LLC (Delaware)
49.99%
49.33003%
CBI (Thailand) Limited (Thailand)
CB&I Singapore Pte. Ltd. (Singapore)
CBI Company Two B.V. (Netherlands)
Arabian CBI Tank Manufacturing Company Ltd. (Saudi Arabia)
75%
25%
CB&I Global Operations International, Pte. Ltd. (Singapore)
CB&I Global Operations US Pte. Ltd. (Singapore)(5)
90%
CBI Company B.V. (Netherlands)
CB&I UK LIMITED (England & Wales)
CB&I HOUSTON 11 LLC (Delaware)
CB&I HOUSTON 06 LLC (Delaware)
CB&I HOUSTON 12 LLC (Delaware)
CB&I HOUSTON 07 LLC (Delaware)
CB&I HOUSTON 13 LLC (Delaware)
CB&I HOUSTON 08 LLC (Delaware)
CB&I HOUSTON 09 LLC (Delaware)
CB&I HOUSTON LLC (Delaware)
CB&I HOUSTON 10 LLC (Delaware)
CB&I Global, L.L.C. (Delaware)
CB&I Group UK Holdings (England & Wales)
90%
Shaw Group UK Limited (England & Wales)
Shaw Dunn Limited (England & Wales)
Pipework Engineering and Developments Limited (England & Wales)
Shaw Power Arabia (Saudi Arabia)
10%
Aiton & Co Limited (England & Wales)
Whessoe Piping Systems Limited (England & Wales)
The Shaw Group UK 1997 Pension Scheme Limited
The Shaw Group UK 2001 Pension Plan Limited
The Shaw Group UK Pension Plan Limited
Netherlands Operating Company B.V. (Netherlands)
CB&I s.r.o. (Czech Republic)
CB&I Korea Yuhanhoesa ("Limited") (Korea)
CB&I Rusland B.V. (Netherlands)
CB&I Rusland B.V.-Nizhny Novgorod Branch (Russia)
Lutech Resources Limited (England & Wales)
Lutech Resources B.V. (Netherlands)
CB&I Nederland B.V. (Netherlands)
Lutech Resources India Private Limited (India)(15)
CB&I India Private Limited (India)(13)
CB&I Cairo, L.L.C. (Egypt)
90%
10%
Lutech Resources Czech Republic s.r.o (Czech Republic)
90%
10%
CB&I-CTCI B.V. (Netherlands)
50%
Lummus Arabia Ltd. Co. (Saudi Arabia)(14)
95%
Lutech Projects B.V. (Netherlands)
Lutech Project Solutions B.V. (Netherlands)
CCSJV Engineering Services Lda (Zona Franca da Madeira) (Portugal)
33.33%
50%
Lummus JV (Algeria)
CBI Clough JV Pte Ltd (Singapore)
65%
World Bridge General Contracting Private Limited Liability Company (Iraq)
CB&I Power Limited (England & Wales)
CCS Netherlands B.V. (Netherlands)
33.33%
North Caspian Engineering LLP (Kazakhstan)
25%
CB&I Mauritius (Mauritius)
99%
CB&I Mozambique Limitada (Mozambique)
33.34%
CCS LNG Mozambique, Lda. (Mozambique)
CB&I Lummus Deutschland GmbH (Germany)

CB&I (US) Holdings, Limited (England & Wales)
CBI US Holding Company Inc. (Delaware)(13)
J. Ray Holdings, Inc. (Delaware)(2)
CBI HoldCo Two Inc. (Delaware)
McDermott Investments, LLC (Delaware)
J. Ray McDermott Holdings, LLC (Delaware)
Chicago Bridge & Iron Company (Delaware)
McDermott Technology, LLC (Delaware)
McDermott Technology Sub, LLC (Delaware)
32.8%
Net Power, LLC (Delaware)
Net Power Europe Ltd (England & Wales)
J. Ray McDermott Technology, Inc. (Delaware)
McDermott International B.V. (Netherlands)
McDermott Subsea Engineering, Inc. (Delaware)
DeepSea (Americas) LLC (Texas)
Deepsea (US) Incorporated (Texas)
OPI Vessels, Inc. (Delaware)
J. Ray McDermott International Vessels, Ltd. (Cayman Islands)
McDermott, Inc. (Delaware)
CB&I Financial Resources LLC (Delaware)
CBI Americas Ltd. (Delaware)
Lutech Resources Inc. (Delaware)
CB&I STS Delaware LLC (Delaware)
CSA Trading Company Ltd. (Delaware)
Fibre Making Processes, Inc. (Illinois)
Lone Star Risk Corporation (Texas)
CB&I STS Holdings LLC (Delaware)
Chicago Bridge & Iron Company (Illinois)
Asia Pacific Supply Co. (Delaware)
Central Trading Company Ltd. (Delaware)
Oceanic Contractors, Inc. (Delaware)
Oasis Supply Company, Ltd. (Cayman Islands)
CBI Company Ltd. (Delaware)
1%
Constructora C.B.I. Limitada (Chile)
99%
CBI de Nicaragua, S.A. (Nicaragua)
Atlantis Contractors Inc. (Delaware)
Highland Trading Company, Ltd. (Cayman Islands)
CB&I Tyler LLC (Delaware)
CB&I WOODLANDS LLC (Delaware)
CB&I Paddington Limited (England & Wales)
CB&I London (England & Wales)
CBI Caribe, Limited (Delaware)
CBI de Venezuela, C.A. (Venezuela)
CB&I Group Inc. (Louisiana)
CB&I Lake Charles, L.L.C. (Louisiana)
Nuclear Energy Holdings, L.L.C. (Delaware)
CB&I Laurens, Inc. (South Carolina)
Shaw GRP of California (California)
CB&I Cojafex B.V. (Netherlands)
Shaw Power Services Group, L.L.C. (Louisiana)
Shaw Process Fabricators, Inc. (Louisiana)
Shaw SSS Fabricators, Inc. (Louisiana)
TVL Lender II, Inc. (Delaware)
CB&I Power, LLC (Louisiana)
850 Pine Street LLC (Delaware)
Chicago Bridge & Iron Company (Delaware) (Delaware)
CB&I El Dorado, Inc. (Arkansas)
Pike Properties II, Inc. (Louisiana)
Shaw Fabricators, Inc. (Louisiana)
Shaw JV Holdings, L.L.C. (Louisiana)
Shaw Management Services One, Inc. (Louisiana)
CB&I Clearfield, Inc. (Delaware)
Shaw Services, L.L.C. (Louisiana)
Shaw Tulsa Fabricators, Inc. (Oklahoma)
Blue Water Technologies, Inc. (Idaho)
CB&I Connecticut, Inc. (Delaware)
Shaw Pipe Fabrication Holdings, LLC (Delaware)
CMI Texas JV (Unincorporated)
Offshore Pipelines International, Ltd. (Cayman Islands)
60%
Offshore Pipelines Nigeria Limited (Nigeria)
J. Ray McDermott (Nigeria) Ltd. (Nigeria)(20)
99.99998%
McDermott Servicos Offshore do Brasil Ltda. (Brazil)(19)
99.998412%
SparTEC, Inc. (Delaware)
50%
Spars International Inc. (Texas)
Deep Oil Technology, Inc. (California)
45%
J. Ray McDermott Solutions, Inc. (Delaware)
McDermott Blackbird Holdings, LLC (Delaware)
WD 140 Platform LLC (Louisiana)
FloaTEC, LLC (Delaware)
50%
io Oil & Gas US, LLC (Delaware)
McDermott Engineering, LLC (Texas)
75%
McDermott Engineering L.L.C and Khalid Suhail Al Shuaibi for Engineering Consultancy (Saudi Arabia)

MCDERMOTT

McDermott Technology (3), B.V. (Netherlands)
McDermott Technology (2), B.V. (Netherlands)
14.89%
85.11%
McDermott Engineering & Construction Nigeria Limited (Nigeria)
Novolen Technology Holdings C.V. (Netherlands)
Lummus Consultants International Limited (England & Wales)
OOO CB&I Technology (Russia)
Lummus Technology Heat Transfer B.V. (Netherlands)
Lummus Novolen Technology GmbH (Germany)
CB&I Lummus Engineering & Technology China Co., Ltd. (China)
Lummus Consultants International Limited (Dubai Branch) (Dubai)
Lummus Technology Heat Transfer B.V. - Gurgaon Branch (India)
McDermott Technology (Americas), Inc. (Delaware)
McDermott Technology (US), Inc. (Delaware)
Shaw Home Louisiana, LLC (Louisiana)
CB&I International, Inc. (Louisiana)
Shaw Power Delivery Systems, Inc. (Louisiana)
CB&I Energy Services, LLC (Louisiana)
CB&I Holdco, LLC (Louisiana)
CB&I Lummus Ltda. (Brazil)
99.999997%
.000003%
Convey All Bulk, L.L.C. (Alabama)
Atlantic Contingency Constructors II, LLC (Delaware)
Pacific Support Group LLC (Hawaii)
Shaw CENTCOM Services, L.L.C. (Louisiana)
TYA Group, LLC (Louisiana)
Pacific Contingency Services, LLC (Delaware)
CPS-KBR Mariana Support Services, LLC (Delaware)
Integrated Site Solutions, L.L.C. (Michigan)
Emergency Response Services, LLC (Delaware)
Environmental Solutions Holding Ltd. (Cayman Islands)
Disaster Response Solutions, L.L.C. (Delaware)
Environmental Solutions (Cayman) Ltd. (Cayman Islands)
Environmental Solutions Ltd. (Cayman Islands)
Environmental Solutions of Ecuador S.A. Envirosolutec (Ecuador)
CB&I International One LLC (Louisiana)
Holding Manufacturas Shaw South America, C.A. (Venezuela)
Manufacturas Shaw South America, C.A. (Venezuela)
Shaw Asia Company, Limited (Thailand)
Shaw E & I International Ltd. (Cayman Islands)
Shaw Pacific Pte. Ltd. (Singapore)
Shaw Stone & Webster Arabia Co., Ltd. (Saudi Arabia)
CB&I Brazil Holdings, Inc. (Louisiana)
Shaw International Management Services Two, Inc. (Louisiana)
CB&I Power International, Inc. (Louisiana)
CB&I Engineering (Thailand) Ltd. (Thailand)
Shaw Transmission & Distribution Services, Inc. (Louisiana)
Shaw Nuclear Energy Holdings (UK), Inc. (Louisiana)
Shaw Transmission & Distribution Services International, Inc. (Delaware)
EDS Equipment Company, LLC (Delaware)
Shaw NC Company, Inc. (North Carolina)
Shaw Energy Services, Inc. (Louisiana)
Shaw Beneco, Inc. (Louisiana)
The NASCENT Group, JV (Unknown)
CB&I Offshore Services, Inc. (Louisiana)
CB&I Fabrication, LLC (Louisiana)
Shaw Managed Services, LLC (Louisiana)
CB&I Walker LA, L.L.C. (Louisiana)
Shaw Power Services, LLC (Louisiana)
CB&I Project Services Group, LLC (Delaware)
MDR Services, LLC (South Carolina)
CB&I Michigan, Inc. (Michigan)
Shaw Power Technologies, Inc. (Louisiana)
CBI Services, LLC (Delaware)
CB&I International, LLC (Louisiana)
CB&I North Carolina, Inc. (North Carolina)
CB&I LLC (Texas)
International Consultants, L.L.C. (Louisiana)
CB&I Massachusetts, Inc. (Massachusetts)
CB&I Holdco International, LLC (Louisiana)
PT Stone & Webster Indonesia (Indonesia)
S C Woods, L.L.C. (Delaware)
Shaw Far East Services, LLC (Louisiana)
CB&I Storage Tank Solutions LLC (Delaware)
Howe-Baker International, L.L.C. (Delaware)
CC JV
CB&I Rio Grande Valley Fabrication & Manufacturing, L.L.C. (Louisiana)
Prospect Industries (Holdings) Inc. (Delaware)
Constructors International, L.L.C. (Delaware)
CB&I Rio Grande Holdings, L.L.C. (Louisiana)
Shaw Connex, Inc. (Delaware)
Howe-Baker Holdings, L.L.C. (Delaware)
CB&I Zachry Chiyoda JV (CZCJV)
CB&I Chiyoda RS (CCRS)
CB&I Matamoros, S. de R.L. de C.V. (Mexico)
Howe-Baker International Management, LLC (Delaware)
HBI Holdings, LLC (Delaware)
Matrix Engineering, Ltd. (Texas)
Howe-Baker Management, L.L.C. (Delaware)
Matrix Management Services, L.L.C. (Delaware)
Howe-Baker Engineers, Ltd. (Texas)
A & B Builders, Ltd. (Texas)
CBI UK Cayman Acquisition Limited (England & Wales)
CBI Overseas (Far East) Inc. (Delaware)
Shaw International Inc. (Delaware)
Shaw Overseas (Middle East) Ltd. (Cayman Islands)
CB&I Middle East Holding, Inc. (Cayman Islands)
CB&I Nass Pipe Fabrication W.L.L. (Bahrain)
CB&I SKE&C Middle East Ltd. (Cayman Islands)
Shaw Emirates Pipes Manufacturing Limited Liability Company (United Arab Emirates)
Lummus Technology LLC (Delaware)
49.51677%
49.51677%
Lummus Engineered Products LLC (Delaware)
Lummus Consultants International LLC (Louisiana)
Lummus Technology International LLC (Delaware)
Lummus Technology Ventures LLC (Delaware)
Lummus Technology B.V. (Netherlands)
Chevron Lummus Global L.L.C. (Delaware)
Lummus Gasification Technology Licensing LLC (Delaware)
CLG Technical Services LLC (Delaware)
Lummus Technology Services LLC (Delaware)
Chemical Research & Licensing, LLC (Texas)
Lummus Technology Overseas LLC (Delaware)
Catalytic Distillation Technologies (Texas)

Exhibit D

Liquidation Analysis

LIQUIDATION ANALYSIS1

Introduction

Under the “best interests of creditors” test set forth in section 1129(a)(7) of the Bankruptcy Code, the Bankruptcy Court may not confirm a plan of reorganization unless the plan provides each holder of an allowed claim or interest that does not otherwise vote in favor of the plan with property of a value, as of the effective date of the plan, that is not less than the amount that such holder would receive or retain if the debtor were liquidated under chapter 7 of the Bankruptcy Code.

To demonstrate that the Plan satisfies the best interests of creditors test, the Debtors, with the assistance of their restructuring advisors, AP Services, LLC, have prepared the hypothetical liquidation analysis (the “Liquidation Analysis”), which is based upon certain assumptions discussed in the Disclosure Statement and accompanying notes to the Liquidation Analysis.

The Liquidation Analysis sets forth an estimated range of recovery values for each Class of Claims and Interests upon disposition of assets pursuant to a hypothetical chapter 7 liquidation. As illustrated by this Liquidation Analysis, holders of Claims or Interests in Impaired Classes and Holders of Claims in certain Unimpaired Classes that would receive a full recovery under the Plan would receive a lower recovery in a hypothetical liquidation than they would under the Plan. Further, no holder of a Claim or Interest would receive or retain property under the Plan of a value that is less than such holder would receive in a chapter 7 liquidation. Accordingly, and as set forth in greater detail below, the Debtors believe that the Plan satisfies the “best interests of creditors” test set forth in section 1129(a)(7) of the Bankruptcy Code.

Statement of Limitations

The preparation of a liquidation analysis is an uncertain process involving the use of estimates and assumptions that, although considered reasonable by the Debtors based upon their business judgment and input from their advisors, are inherently subject to significant business, economic, and competitive risks, uncertainties and contingencies, most of which are difficult to predict and many of which are beyond the control of the Debtors, their management, and their advisors. Inevitably, some assumptions in the Liquidation Analysis would not materialize in an actual chapter 7 liquidation, and unanticipated events and circumstances could materially affect the ultimate results in an actual chapter 7 liquidation. The Liquidation Analysis was prepared for the sole purpose of generating a reasonable good faith estimate of the proceeds that would be generated if the Debtors’ assets were liquidated in accordance with chapter 7 of the Bankruptcy Code. The Liquidation Analysis is not intended and should not be used for any other purpose. The underlying financial information in the Liquidation Analysis and values stated herein have not been subject

[1]

Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Joint Prepackaged Chapter 11 Plan of Reorganization of McDermott International, Inc. and Its Debtor Affiliates (as altered, amended, modified, or supplemented from time to time, the “Plan”).

to any review, compilation, or audit by any independent accounting firm. In addition, various liquidation decisions upon which certain assumptions are based are subject to change. As a result, the actual amount of claims that would ultimately be Allowed against the Debtors’ estates could vary significantly from the estimates stated herein, depending on the nature and amount of claims asserted during the pendency of the chapter 7 case. Similarly, the value of the Debtors’ assets in a liquidation scenario is uncertain and could vary significantly from the values set forth in the Liquidation Analysis.

The Liquidation Analysis was prepared for the sole purpose of generating a reasonable and good faith estimate of the recoveries that would result if the Debtors’ assets were liquidated in accordance with chapter 7 of the Bankruptcy Code and is not intended and should not be used for any other purpose. The Liquidation Analysis does not include estimates for: (i) the tax consequences, either foreign or domestic, that may be triggered upon the liquidation and sale of assets, (ii) recoveries resulting from any potential preference, fraudulent transfer, or other litigation or avoidance actions, (iii) certain claims that may be entitled to priority under the Bankruptcy Code, including administrative priority claims under sections 503(b) and 507(b) of the Bankruptcy Code, or (iv) additional unsecured and contract breakage claims arising from a chapter 7 liquidation. More specific assumptions are detailed in the notes below. ACCORDINGLY, NEITHER THE DEBTORS NOR THEIR ADVISORS MAKE ANY REPRESENTATION OR WARRANTY THAT THE ACTUAL RESULTS OF A LIQUIDATION OF THE DEBTORS WOULD OR WOULD NOT, IN WHOLE OR IN PART, APPROXIMATE THE ESTIMATES AND ASSUMPTIONS REPRESENTED HEREIN. THE ACTUAL LIQUIDATION VALUE OF THE DEBTORS IS SPECULATIVE AND RESULTS COULD VARY MATERIALLY FROM ESTIMATES PROVIDED HEREIN.

In preparing the Liquidation Analysis, the Debtors estimated Allowed Claims based upon a review the Debtors’ financial statements to account for other known liabilities, as necessary. In addition, the Liquidation Analysis includes estimates for Claims not currently asserted in the chapter 11 cases, but which could be asserted and allowed in a chapter 7 liquidation, including chapter 7 administrative claims such as wind down costs and trustee fees (together, the “Wind-Down Expenses”). To date, the Bankruptcy Court has not estimated or otherwise fixed the total amount of Allowed Claims used for purposes of preparing this Liquidation Analysis. Therefore, the Debtors’ estimate of Allowed Claims set forth in the Liquidation Analysis should not be relied on for any other purpose, including determining the value of any distribution to be made on account of Allowed Claims and Interests under the Plan. NOTHING CONTAINED IN THE LIQUIDATION ANALYSIS IS INTENDED TO BE OR CONSTITUTES A CONCESSION OR ADMISSION OF THE DEBTORS. THE ACTUAL AMOUNT OF ALLOWED CLAIMS IN THE CHAPTER 11 CASES COULD MATERIALLY DIFFER FROM THE ESTIMATED AMOUNTS SET FORTH IN THE LIQUIDATION ANALYSIS.

Basis of Presentation

The Liquidation Analysis has been prepared assuming that the Debtors converted their current chapter 11 cases to cases under chapter 7 of the Bankruptcy Code on or about June 30, 2020 (the “Liquidation Date”). Except as otherwise noted herein, the Liquidation Analysis is based upon the unaudited financial statements of the Debtors as of September 30, 2019 and those values, in total, are assumed to be representative of the Debtors’ assets and liabilities as of the Liquidation Date. The Debtors’ management team believes that the September 30, 2019 book value of assets and certain liabilities are a proxy for such book values as of the Liquidation Date. It is assumed that on the Liquidation Date, the Bankruptcy Court would appoint a chapter 7 trustee (the “Trustee”) to oversee the liquidation of the Debtors’ estates, during which time all of the assets of the Debtors would be sold and the cash proceeds, net of liquidation-related costs, would then be distributed to creditors in accordance with applicable law: (i) first, for payment of liquidation, wind down expenses and trustee fees attributable to the Wind-Down Expenses; (ii) second, to pay the secured portions of all Allowed Secured Claims from the respective collateral; and (iii) third, to pay amounts on the Allowed Other Priority Claims. Any remaining net cash would be distributed to creditors holding Unsecured Claims, including deficiency Claims that arise to the extent of the unsecured portion of the Allowed Secured Claims. An inability by the Debtors or the Trustee to maintain the Debtors’ operations of the Technology and Tanks segments during the marketing period, a seizure of collateral by secured creditors, and/or significant employee attrition would likely yield significantly lower recoveries than those estimated in this Liquidation Analysis.

The Debtors’ business is geographically diverse, spanning over 100 projects across 54 countries. This Liquidation Analysis assumes that the Trustee is able to market and sell the Technology and Tanks segments as going concern enterprises whereas the operations of the Onshore and Offshore segments will cease and the related individual assets will be sold in a sale under a six-month liquidation process (the “Liquidation Timeline”) under the direction of the Trustee, utilizing the Debtors’ resources and third-party advisors, to allow for the orderly wind down of the Debtors’ estates. There can be no assurance that the liquidation would be completed in a limited time frame, nor is there any assurance that the recoveries assigned to the assets would in fact be realized. Further, local geographic issues may arise, such as the seizure of local assets that prevents the Debtors’ assets from generating proceeds for the estate. Under section 704 of the Bankruptcy Code, a trustee must, among other duties, collect and convert the property of the estate as expeditiously (generally in a distressed process) as is compatible with the best interests of parties-in-interest. The Liquidation Analysis is also based on the assumptions that: (i) the Debtors have continued access to cash collateral during the course of the Liquidation Timeline to fund Wind Down Expenses and (ii) operations, accounting, treasury, IT, and other management services needed to wind down the estates continue. The Liquidation Analysis was prepared on a by-entity basis for all Liquidating Entities and is displayed below on a consolidated basis for convenience. Asset recoveries accrue first to satisfy creditor claims at the legal entity level. To the extent any remaining value exists at the individual entity, it flows to each individual entity’s parent organization or appropriate shareholder.

DETAILED LIQUIDATION ANALYSIS

The liquidation analysis for the Liquidation Entities was analyzed on a by-entity basis. The following Liquidation Analysis for the Liquidating Entities should be reviewed in conjunction with the associated notes. In the table below, book values and proceeds by asset type are displayed for the Onshore and Offshore segments only.

Liquidation Analysis Summary
			Book	Recovery%		Proceeds
($millions)	Note:		Value	Low	High	Low	High
Cash & Cash Equivalents	[A	]	$450	100%	100%	$450	$450
Accounts Receivable, net	[B	]	1,306	16%	32%	209	418
Contracts in Progress	[C	]	991	—	10%	—	96
Other Current Assets	[D	]	139	13%	25%	17	35
Inventory	[E	]	20	25%	50%	5	10
PP&E	[F	]	2,234	29%	38%	656	839
Other Assets	[G	]	216	15%	24%	32	53

Gross Proceeds from Liquidation of Onshore and Offshore			$5,357	25.6%	35.5%	$1,369	$1,900
Gross Proceeds from Going Concern Entities	[H	]				2,330	2,690

Total Proceeds from Liquidation						$3,699	$4,590
Trustee, Severance and Wind-Down Expenses	[I	]				918	945

Net Proceeds from Liquidation						$2,781	$3,646
DIP Claims
DIP Debt Claim	[J	]				$2,638	$2,638
DIP Debt Recovery $						2,638	2,638

DIP Debt Recovery %						100%	100%
Secured Claims	[K	]
Secured Funded Debt Claims						$4,533	$4,533
Secured Funded Debt Recovery $						143	1,008

Secured Funded Debt Recovery %						3%	22%
Bond Unsecured Claims	[L	]
Bond Claims						$1,402	$1,402
Bond Recovery $						—	—

Bond Recovery %						—	—
General Unsecured Claims	[M	]
Unsecured Balance Sheet Claim						$3,909	$3,909
Unsecured Balance Sheet Recovery $						—	—

Unsecured Balance Sheet Recovery %						—	—
Total Distributions						$2,781	$3,646

Notes to the Liquidation Analysis

[A] Cash and Cash Equivalents: The cash balance represents the estimated balance as of the Liquidation Date. A 100% recovery on cash and equivalents has been estimated for the low and high cases.

[B] Accounts Receivable: Recovery on accounts receivable recognizes that collections will be difficult or impossible after considering the offsetting claims that clients will bring following the immediate cessation of the Onshore and Offshore segments. Accounts receivable were evaluated by type, on a blended basis, a 16% to 32% recovery has been estimated for the Debtors’ receivables.

[C] Contracts in Progress: Similar to accounts receivable, contracts in progress are expected to be largely uncollectible in a liquidation. On the high side, consideration is given that after drawing on the L/C’s, some recovery may be available to the Debtors. Recovery on contracts in progress has been estimated at 0% - 10%.

[D] Other Current Assets: Other current assets consists of items such as prepaid expenses and accounting assets that are unlikely to have economic value. These assets were evaluated by type and on a blended basis, a 13% to 25% recovery has been estimated.

[E] Inventory: Inventory is expected to yield salvage values in a liquidation setting. A 25% to 50% recovery has been estimated on these assets.

[F] Property Plant & Equipment: Property, Plant and Equipment primarily consists of land, buildings, vessels, equipment, leasehold improvements and IT assets. Recoveries were estimated using appraisals when available and recovery rates by asset type. On a blended basis, a recovery of 29% to 38% of book value has been estimated.

[G] Other Assets: Other assets consists of items such as long-term prepaid expenses and accounting assets that are unlikely to have economic value. These assets were evaluated by type and on a blended basis, a 15% to 24% recovery has been estimated.

[H] Gross Proceeds from Going Concern Entities: The estimated proceeds from the Technology and Tanks segments are based on discounts to estimated proceeds based on market indications of value for the segments. These discounts account for the orderly, though forced, sale process that would be taking place. The estimated proceeds for the two entities are $2.3 billion to $2.7 billion.

[I] Trustee, Severance and Wind-Down Expenses: Trustee, Severance and Wind-Down Expenses represent the expenses associated with administering the chapter 7 liquidation. A combined 3% trustee and related legal expense has been applied to non-cash asset recovery values. Additionally, an estimated $270 million of certain priority liabilities (e.g., accrued salary and benefits) and approximately $490 million of severance, demobilization and other wind-down expenses have been included. A full recovery is estimated for Trustee, Severance and Wind-Down Expenses.

[J] DIP Claims: Represents the estimated claims for the DIP facility, including drawn letters of credit as of the Liquidation Date. A full recovery is estimated for DIP Claims.

[K] Secured Claims: Represents the estimated claims for the Term Loan, Revolver and letters of credit, assuming the letters of credit are drawn as part of the bankruptcy and liquidation. Based on the available proceeds to pay Secured Claims, a blended recovery of 3% to 22% has been estimated for the Secured Claims.

[L] Bond Unsecured Claims: The Bond Unsecured Claims represent bond claims, including unpaid interest. No recovery is expected on these claims.

[M] General Unsecured Claims: General Unsecured Claims represent an estimate of pre-petition unsecured claims. No recovery is expected on these claims. These claims do not include estimates for contract rejection damage claims, liquidated damage claims and other costs of exiting the business that may be unsecured claims. Similarly, these claims do not include estimates for bi-lat and surety bond claims that may arise as part of a liquidation.

Exhibit E

Financial Projections

Exhibit E

FINANCIAL PROJECTIONS

Financial Projections

In connection with the Disclosure Statement, the Debtors’ management team (“Management”) prepared financial projections (“Financial Projections”) for Reorganized McDermott for the six months ending December 31, 2020 and fiscal years 2021 through 2023 (the “Projection Period”). The Financial Projections were prepared by Management and are based on a number of assumptions made by Management with respect to the future performance of Reorganized McDermott’s operations. ALTHOUGH MANAGEMENT HAS PREPARED THE FINANCIAL PROJECTIONS IN GOOD FAITH AND BELIEVES THE ASSUMPTIONS TO BE REASONABLE, THE DEBTORS AND REORGANIZED MCDERMOTT CAN PROVIDE NO ASSURANCE THAT SUCH ASSUMPTIONS WILL BE REALIZED. AS DESCRIBED IN DETAIL IN THE DISCLOSURE STATEMENT, A VARIETY OF RISK FACTORS COULD AFFECT REORGANIZED MCDERMOTT’S FINANCIAL RESULTS AND MUST BE CONSIDERED. ACCORDINGLY, THE FINANCIAL PROJECTIONS SHOULD BE REVIEWED IN CONJUNCTION WITH A REVIEW OF THE RISK FACTORS SET FORTH IN THE DISCLOSURE STATEMENT AND THE ASSUMPTIONS DESCRIBED HEREIN, INCLUDING ALL RELEVANT QUALIFICATIONS AND FOOTNOTES.

The Debtors believe that the Plan meets the feasibility requirement set forth in section 1129(a)(11) of the Bankruptcy Code, as confirmation is not likely to be followed by liquidation or the need for further financial reorganization of the Debtors or any successor under the Plan. In connection with the planning and development of a plan of reorganization and for the purposes of determining whether such plan would satisfy this feasibility standard, the Debtors analyzed their ability to satisfy their financial obligations while maintaining sufficient liquidity and capital resources.

THESE FINANCIAL PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARD COMPLIANCE WITH PUBLISHED GUIDELINES OF THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS FOR PREPARATION AND PRESENTATION OF PROSPECTIVE FINANCIAL INFORMATION.

The Financial Projections contain certain forward-looking statements, all of which are based on various estimates and assumptions. Such forward-looking statements are subject to inherent uncertainties and to a wide variety of significant business, economic, and competitive risks, including those summarized herein. When used in the Financial Projections, the words “anticipate,” “believe,” “estimate,” “will,” “may,” “intend,” and “expect” and similar expressions generally identify forward-looking statements. Although the Debtors believe that their plans, intentions, and expectations reflected in the forward-looking statements are reasonable, they cannot be sure that they will be achieved. These statements are only predictions and are not guarantees of future performance or results. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by a forward-looking statement. All forward-looking statements attributable to the Debtors or Persons or Entities acting on their behalf are expressly qualified in their entirety by the cautionary statements set forth herein. Forward-looking statements speak only as of the date on which they are made. Except as required by law, the Debtors expressly disclaim any obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.

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The Financial Projections should be read in conjunction with the assumptions, qualifications, and explanations set forth in the Disclosure Statement and the Plan in their entirety as well as the notes and assumptions set forth below.

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($ Millions)	For Years Ending December 31
	Q3 2020E	Q4 2020E	2021E	2022E	2023E
Income Statement
New Orders	$3,509	$4,217	$11,969	$12,786	$12,999
Backlog - RPO	17,883	19,771	21,370	20,194	20,250
% of Revenue in Current Backlog	93%	84%	62%	24%	12%

Revenue	$2,247	$2,329	$10,369	$13,962	$12,943
% Growth	NA	NA	7%	35%	-7%
Project Costs	(2,052)	(2,079)	(9,411)	(12,585)	(11,602)
Other Direct Operating Expenses	(51)	(42)	(202)	(187)	(192)

Gross Profit	143	208	756	1,189	1,149
% Margin	6%	9%	7%	9%	9%
R&D	(2)	(2)	(13)	(17)	(18)
Total SG&A	(72)	(68)	(244)	(263)	(234)
Restructuring & Transaction Expenses	(4)	(3)	(2)	—	—
Other Operating Expenses	(1)	(0)	3	1	1

Operating Income	63	135	499	911	898

% Margin	3%	6%	5%	7%	7%
Adjustments
Other Income / (Expense)	1	1	3	3	3
DD&A	29	36	138	147	177
Restructuring & Transaction Expenses	4	3	2	—	—

Adj. EBITDA	$98	$175	$642	$1,061	$1,078

% Margin	4%	7%	6%	8%	8%
Unlevered Cash Flow
Adj. EBITDA	$98	$175	$642	$1,061	$1,078
Restructuring & Transaction Expenses	(4)	(3)	(2)	—	—
Income Tax Benefit / (Expense)	(15)	(15)	(105)	(184)	(184)
Changes in Net Working Capital	(95)	(137)	(315)	(154)	(333)
Equity Operations Income	(1)	(2)	(10)	(8)	(7)

Cash Flow from Operating Activities	(17)	17	211	715	555

Capital Expenditures	(58)	(37)	(155)	(81)	(58)

Unlevered Free Cash Flow	(75)	(20)	56	634	497

Net Interest Income / (Expense)	(14)	(14)	(55)	(54)	(53)

Levered Free Cash Flow	(89)	(34)	1	581	444

Other Financing and Investing Activity	(26)	(8)	(152)	(133)	3

Total Change in Cash	$(115)	$(42)	$(151)	$447	$447

Cash and Debt
Beginning Cash Balance	$1,304	$1,189	$1,147	$996	$1,443
Changes in Cash	(115)	(42)	(151)	447	447

Ending Cash Balance	$1,189	$1,147	$996	$1,443	$1,891
Total Funded Debt	$(776)	$(774)	$(762)	$(750)	$(736)
Cash	1,189	1,147	996	1,443	1,891

Net Debt	$413	$373	$234	$694	$1,155

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Principal Assumptions for the Financial Projections

The Financial Projections are based on, and assume the successful implementation of, the Debtors’ business plan. Both the business plan and the Financial Projections reflect numerous assumptions, including various assumptions regarding the anticipated future performance of Reorganized McDermott, industry performance, general business and economic conditions, and other matters, many of which are beyond the control of the Debtors. In addition, there is significant uncertainty regarding the disruption of business that may accompany a restructuring in Bankruptcy Court. Therefore, although the Financial Projections are necessarily presented with numerical specificity, the actual results achieved during the Projection Period will likely vary from the projected results. These variations may be material. Accordingly, no representation can be or is being made with respect to the accuracy of the Financial Projections or the ability of Reorganized McDermott to achieve the projected results of operations. See “Risk Factors.”

While the Debtors believe that the expectations are based on reasonable assumptions within the bounds of their knowledge of their business and operations, parties in interest are cautioned that any such forward-looking statements are not guarantees of future performance, and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements.

Select Risk Factors Related to the Financial Projections

The Financial Projections are subject to inherent risks and uncertainties, most of which are difficult to predict and many of which are beyond management’s control, related to the global offshore, subsea, power, liquefied natural gas (“LNG”) and downstream energy industries. While the Financial Projections assume significant and profitable future bookings, future projects awards are inherently uncertain and volatile. Any reduction in future awards could have a significant impact on profitability and cash flow due to the lost revenue and potentially large unabsorbed costs.

Factors that may cause actual results to differ from expected results include, but are not limited to:

•	ability to competitively bid and win the significant new projects assumed in the projections;

•	uncertainty and risks associated with contractual pricing in the Debtors’ industries;

•	delays and cost overruns in the Debtors’ projects;

•	fluctuations in oil and natural gas prices that could impact customers’ operations;

•	revenues projected may not be realized or, if realized, may not result in profits due to project cancellations or changes in project scope and schedule;

•	greater revenue concentration as projected new awards are associated with an increasingly concentrated group of customers;

•	increasing requirements for letters of credit to support new awards, which may exceed current letters of credit commitments;

•	changes in the availability and cost of capital;

•	employee turnover at the management, support, and field operations level; and

•	the effects of existing and future laws and governmental regulations, including tax, environmental, and regulation.

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These Financial Projections are premised upon the Debtor’s ability to procure contracts for discrete projects providing engineering, procurement, construction and/or installation work. While the Debtors have confirmed backlog through the projection period, the quantum of which reduces from 84% in the fourth quarter of 2020 to 12% in 2023. Given the inherent volatility in the industry in which the Debtor’s operate, the lack of significant secured backlog, unpredictable working capital requirements, and the potential fluctuation of financial performance, actual future results may be materially different (positively or negatively) from these projections.

1) General Assumptions

A. Overview

Currently, the Debtors are a fully integrated provider of engineering, procurement, construction and installation (“EPCI”) and technology solutions to the energy industry. The Debtors proprietary technologies, integrated expertise, and comprehensive solutions are utilized for offshore, subsea, power, LNG, and downstream energy projects around the world. The Debtors customers include national, major integrated and other oil and gas companies as well as producers of petrochemicals and electric power, and the Debtors operate in most major energy-producing regions throughout the world. The Debtors execute contracts through a variety of methods, principally fixed-price, but also including cost-reimbursable, cost-plus, day-rate and unit-rate basis or some combination of those methods.

The Debtors’ business, after completing the sale of its Technology business, is organized into four operating groups, consisting of: North, Central and South America (“NCSA”); Europe, Africa, Russia and Caspian (“EARC”); the Middle East and North Africa (“MENA”); Asia Pacific (“APAC”);. The Debtor’s business model is based upon contract awards for projects ranging from front end engineering and design, commissioning, construction, procurement, installation, and storage tanks. This business model requires a significant investment in identifying and pursuing various projects and tenders that require an investment in business development and working capital from inception to completion. Many of the Debtor’s projects require a significant lead time from invitation to tender to contract execution.

On May 10, 2018, the Debtors completed the combination with Chicago Bridge & Iron Co. N.V. (“CB&I”), making the Debtors a vertically integrated business with onshore, offshore and technology offerings. Some of the projects acquired through CB&I, however, have proven problematic and driven significant losses and liquidity needs. In response, the Debtors have developed a revamped business plan, reflected in these financial projections, to realign the business into a more focused EPCI provider targeting offshore/subsea, petrochemical, and select LNG projects.

B. Accounting Policies

Upon emergence from bankruptcy, the Debtors expect to adopt fresh-start accounting in accordance with the provisions of Accounting Standards Codification (“ASC”) 852, Reorganizations, issued by the Financial Accounting Standards Board (“FASB”). While the Debtors expect to implement fresh start accounting upon emergence, they have not yet completed the work required to quantify the impact to the Financial Projections, and the impact is not reflected in these projections.

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C. Methodology

In developing the Financial Projections, the Debtors considered (1) projected revenue from contracts with customers, including estimations of costs to complete each contract and the recognition of incentive fees and unapproved change orders and claims, (2) the outlook for the global offshore, subsea, power, LNG, and downstream energy markets and (3) the Debtors’ competitive and strategic position in the industry. The assumptions in the Financial Projections have been developed by the relevant finance and operational departments and senior management of the Debtors.

The Financial Projections have been developed based on the following key strategic parameters of the Debtors’ business plan:

•

sale of 100% of the Debtors’ interest in Lummus Technology (“Technology”) during the first half of 2020 with no corresponding benefits of downstream petrochemical pull-through from any type of strategic alliance;

•	stabilization and optimization of the portfolio with the completion of legacy CB&I high-risk focus projects;

•

optimize and reposition the Debtors’ portfolio by de-risking the business from bid through execution in the (1) offshore market in the Middle East, where deep relationships exist, familiar track record with in-house fabrication and assets; (2) selective Offshore / Subsea projects that are bespoke with acceptable margins; (3) specialized LNG projects with limited construction risk and modularization where possible; (4) downstream refining and petrochemical linked with Technology and Front End Engineering Design (“FEED”); and storage tanks;

•	order win rate returning to a representative historical level the second half of 2020;

•

significant improvements within direct operating expenses, including: (1) fixed overhead reductions within PED function; (2) improvement in utilization of fabrication yards and engineering based on current bookings; and (3) targeted cost reductions within marine and other support functions.

D. Plan Consummation

The Financial Projections set forth below have been prepared based on the assumption that the Assumed Effective Date is June 30, 2020. This date reflects the Debtors’ best current estimate but there can be no assurance as to when the Assumed Effective Date will actually occur.

2. Assumptions With Respect to the Projected Income Statement

A. Revenue

In the Financial Projections, revenues are forecasted based on expected percentage-of completion, contract price and work progress for each of the Debtors’ projects. The orders and backlog projections in the Financial Projections have been informed by existing contracts, near-term currently visible contracting opportunities, and additional contract opportunities estimated by management. Future bookings assume a robust recovery upon emergence and are based on a targeted portfolio repositioning. Projections of future bookings are uncertain and inherently speculative and are subject to the risk factors noted herein.

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B. Cost and Operating Expenses

Cost and operating expenses are primarily comprised of (1) project costs, including raw materials, direct construction costs and overhead, and (2) utilization of fabrication yards, engineering and support services based on current bookings. Cost and operating expenses projections are based on (a) current cost run-rates, (b) anticipated project cost profiles, and (c) expected cost increases and general cost inflation over time.

C. Selling, General, and Administrative

Selling, General and Administrative Costs (“SG&A”) are primarily comprised of labor and other expenses associated with the Debtors’ corporate overhead. Projected SG&A is based primarily on (1) current run-rate SG&A costs, (2) general cost inflation, and (3) expected staff variations over time.

D. Research and Development Expenses

Research and development expenses relates to future investments to ensure that Debtors’ portfolio of patents remains competitive and future acquisitions of rights to technologies.

E. Depreciation and Amortization

Depreciation and Amortization reflects the anticipated depreciation and amortization of real property, major marine vessels, intangible assets and other assets. With the exception of vessels, most assets are depreciated on a straight-line basis over their respective useful lives. Major marine vessels are depreciated using the units-of-production method based on the utilization of each vessel. Finite-lived intangible assets are amortized over their estimated remaining useful economic lives.

F. Interest Expense

Interest expense post-emergence is forecasted based on the Debtors’ proposed capital structure as more fully described in the Plan and the appendices thereto.

3. Assumptions With Respect to the Cash Flows and Debt

A. Income Tax Expense

Income tax is estimated as a percentage of revenue based on the jurisdictions anticipated in the Debtors’ contracts and projects in the Financial Projections.

B. Changes in Working Capital

Cash impact from changes in working capital has been forecasted on a project-by-project level and is primarily comprised of changes in accounts receivable, accounts payable, accrued expenses, and advance billings on contracts.

C. Capital Expenditures

The Financial Projections for capital expenditures were prepared with consideration given by management to the Debtor’s projected fixed asset needs. Capital expenditures primarily relate to expenditures needed to comply with laws and the applicable regulations and standards of governmental authorities and organizations, upgrades to meet customer requirements and anticipated projects, and further enhancements over time to ensure the Debtors’ competitiveness.

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Capital for a new fabrication yard in Saudi Arabia which will support Saudi Aramco and other clients in the Gulf Cooperation Council has been currently excluded from these Financial Projections while options for alternate in-country financing are being evaluated. This fabrication yard is critical and vital for the ongoing relationship with Saudi Aramco and a strategic imperative given rising in-country requirements. The Debtors are committed to securing funding such that the new yard is completed as agreed to.

D. Opening Cash Balance

Management expects to have approximately $1,304 million of cash on the Assumed Effective Date; which includes $120 million of cash and cash equivalents held in foreign jurisdictions and $364 million held in variable interest entities associated with joint venture, consortium arrangements, and insurance captives.

E. Debt

The pro-forma capital June 30, 2020 capital structure includes the following:

•	5-year senior secured term loan facility in an amount of $500 million of funded debt; and

•	$276 million associated with vessel modifications remaining with the Debtors.

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Exhibit F

Valuation Analysis

Exhibit F

Valuation Analysis

THE VALUATION INFORMATION CONTAINED HEREIN IS NOT A PREDICTION OR GUARANTEE OF THE ACTUAL MARKET VALUE THAT MAY BE REALIZED THROUGH THE SALE OF ANY SECURITIES TO BE ISSUED PURSUANT TO THE PLAN OR OF THE PRICES AT WHICH ANY SUCH SECURITIES MAY TRADE AFTER GIVING EFFECT TO THE TRANSACTIONS CONTEMPLATED BY THE PLAN. THIS VALUATION IS PRESENTED SOLELY FOR THE PURPOSE OF PROVIDING ADEQUATE INFORMATION AS REQUIRED BY SECTION 1125 OF THE BANKRUPTCY CODE TO ENABLE THE HOLDERS OF CLAIMS OR INTERESTS ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN TO MAKE AN INFORMED JUDGMENT ABOUT THE PLAN AND SHOULD NOT BE USED OR RELIED UPON FOR ANY OTHER PURPOSE, INCLUDING THE PURCHASE OR SALE OF CLAIMS AGAINST THE DEBTORS.

Solely for purposes of the Plan1 and the Disclosure Statement, Evercore, as investment banker to the Debtors and at their request, has estimated the total enterprise value (the “Total Enterprise Value”) of the Reorganized Debtors on a going concern basis as of the assumed Effective Date of June 30, 2020 (the “Assumed Effective Date”). The valuation analysis is based on projections provided by the Debtors’ management (the “Financial Projections”) for the years 2020 through 2023 (the “Projection Period”). The Financial Projections and therefore the valuation analysis exclude any contribution from Lummus Technology (“Technology”), which is in the process of being sold and is assumed to be fully separated from the Debtor’s business at the Assumed Effective Date.

In estimating the Total Enterprise Value of the Reorganized Debtors, Evercore met with the Debtors’ senior management team to discuss the Debtors’ assets, operations and future prospects, reviewed the Debtors’ historical financial information, reviewed certain of the Debtors’ internal financial and operating data, reviewed the Financial Projections, reviewed publicly available third-party information and conducted such other studies, analyses, and inquiries we deemed appropriate. Further, with the consent of the Debtors, Evercore has relied upon and assumed, and expresses no view as to, the accuracy, completeness, and fairness of such financial and other information. At the direction of the Debtors, Evercore did not attempt to independently audit or verify such information, nor did it seek or perform an independent appraisal of the assets or liabilities of the Debtors or the Reorganized Debtors. Evercore did not conduct an independent investigation into any of the legal, tax, pension or accounting matters affecting the Debtors or the Reorganized Debtors, and therefore takes no responsibility for and makes no representation as to their impact on the Debtors or the Reorganized Debtors from a financial point of view.

The valuation information set forth in this Exhibit F to the Disclosure Statement represents a valuation of the Reorganized Debtors based on the application of standard valuation techniques, subject to the assumptions and qualifications set forth herein. The estimated values set forth in this section: (i) do not purport to constitute an appraisal of the assets of the

[1]

Capitalized terms used but not defined herein shall have the meanings set forth in the Disclosure Statement Relating to the First Amended Joint Plan of Reorganization of McDermott International, Inc., et al Pursuant to Chapter 11 of the Bankruptcy Code, to which this exhibit is attached as Exhibit F.

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Reorganized Debtors; (ii) do not constitute an opinion on the terms and provisions or fairness from a financial point of view to any person of the consideration to be received by such person under the Plan; (iii) do not constitute a recommendation to any holder of Allowed Claims or Interests as to how such person should vote or otherwise act with respect to the Plan; and (iv) do not necessarily reflect the actual market value that might be realized through a sale or liquidation of the Reorganized Debtors. The actual value of an operating business such as the Reorganized Debtors’ is subject to uncertainties and contingencies that are difficult to predict and will fluctuate with changes in various factors affecting the financial conditions and prospects of such a business.

The Financial Projections are attached as Exhibit F to the Disclosure Statement. The estimated values set forth herein assume that the Reorganized Debtors will achieve the results set forth in their Financial Projections in all material respects and will continue as an operating business. Evercore has relied on the Debtors’ representation and warranty that the Financial Projections: (i) have been prepared in good faith; (ii) are based on fully disclosed assumptions, which, in light of the circumstances under which they were made, are reasonable; (iii) reflect the Debtors’ best currently available estimates; and (iv) reflect the Debtors’ good faith judgments. Evercore does not express any view as to the attainability of the Financial Projections. As disclosed in the Disclosure Statement, the future results of the Reorganized Debtors are dependent upon various factors, many of which are beyond the control or knowledge of the Debtors and Evercore, and consequently are inherently difficult to project. Because of the inherent volatility of the industry in which the Debtors operate, the lack of significant secured backlog visibility beyond 2021, the fluctuation of the Debtors’ historical financial performance, unpredictable working capital requirements and the unforeseen impact the bankruptcy process will have on the Debtors’ ability to secure new projects, Evercore placed significantly less emphasis in its analysis on projections beyond 2021. The Reorganized Debtors’ actual future results may differ materially (positively or negatively) from the Financial Projections, and as a result, the actual Total Enterprise Value of the Reorganized Debtors may be significantly higher or lower that the range estimated herein.

This valuation report contemplates facts and conditions known and existing as of January 21, 2020. Events and conditions subsequent to this date, including updated projections, as well as other factors, could have a substantial effect upon the Total Enterprise Value. Among other things, failure to consummate the Plan in a timely manner may have a materially negative effect on the Total Enterprise Value. For purposes of this valuation, Evercore has assumed that no material changes that would affect the Total Enterprise Value will occur between January 22, 2020 and the Assumed Effective Date. Neither Evercore nor the Debtors has any obligation to update, revise or reaffirm this valuation.

The following is a brief summary of certain financial analyses performed by Evercore to arrive at its recommended range of estimated Total Enterprise Value for the Reorganized Debtors and does not purport to be a complete description of all of the analyses and factors undertaken to support Evercore’s conclusions. The preparation of a valuation is a complex process involving various determinations as to the most appropriate analyses and factors to consider, and the application of those analyses and factors under the particular circumstances. As a result, the process involved in preparing a valuation report is not readily summarized.

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In arriving at its valuation estimate, Evercore did not consider any one analysis or factor to the exclusion of any other analyses or factors. Accordingly, Evercore believes that its analysis and views must be considered as a whole and that selecting portions of its analysis and factors could create a misleading or incomplete view of the processes underlying the preparation of the valuation. Reliance on only one of the methodologies used or portions of the analysis performed could create a misleading or incomplete conclusion as to the estimated Total Enterprise Value.

In performing its analysis, Evercore applied the following valuation methodologies as applicable to the operations of the Debtors: (i) a peer group trading analysis; and (ii) a discounted cash flow analysis.

1)	Peer Group Trading Analysis

The peer group trading analysis estimates the value of a company based on a relative comparison with other publicly traded entities with certain generally similar operating and financial characteristics. Under this methodology, the enterprise value for each selected public entity is determined by examining the trading value for the equity of such entity in the public markets and adding the aggregate amount of outstanding net debt for such entity. Such enterprise values are commonly expressed as multiples of various financial and operating statistics, such as earnings before interest, taxes and depreciation and amortization expense and other one-time costs (“Adj. EBITDA”). Multiples of cash flow from operations are also commonly referred to for valuation purposes, after normalizing for net debt. The implied enterprise value is then calculated by applying these multiples to the Reorganized Debtors’ actual and projected financial and operational metrics. Although the peer group was compared to the Reorganized Debtors’ for purposes of this analysis, no entity used in the peer group trading analysis is identical or directly comparable to the Reorganized Debtors’ business operations. In order to calculate peer group trading multiples, Evercore relied on publicly available filings with the SEC and equity research analyst consensus estimates. The selection of public comparable entities for this purpose was based upon characteristics that were deemed relevant based on Evercore’s professional judgment.

The selection of appropriate public entities is often difficult, a matter of judgment and subject to limitations due to sample size and the availability of meaningful market-based information. Accordingly, Evercore’s comparison of the selected entities to the business of the Reorganized Debtors and analysis of the results of such comparisons was not purely mathematical, but instead necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the relative values of the selected companies and the Reorganized Debtors.

2)	Discounted Cash Flow Analysis

The discounted cash flow (“DCF”) analysis estimates the value of the Debtors’ business by calculating the present value of future unlevered after tax free cash flows (“Expected Future Cash Flows”) to be generated by that asset or business assuming that the Financial Projections are realized. Under this methodology, Expected Future Cash Flows are discounted by a range of discount rates above and below the Debtor’s weighted average cost of capital (the “Discount Rate”), as estimated by Evercore utilizing, among other assumptions, the

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capital asset pricing model as of January 21, 2020 and the Assumed Effective Date of the Plan. The Total Enterprise Value of the Reorganized Debtors is determined by calculating the present value of the Expected Future Cash Flows over the course of the Projection Period plus an estimate for the value of the Reorganized Debtors beyond the Projection Period, known as the terminal value. The terminal value is calculated using a range of estimated Adj. EBITDA multiples, cash flow from operations multiples and perpetuity growth rates.

Although formulaic methods are used to derive the key estimates for the DCF methodology, their application and interpretation still involve complex considerations and judgments concerning potential variances in the projected financial and operating characteristics of the Reorganized Debtors, which in turn affect their cost of capital and terminal multiples. Because of the inherent volatility of the industry in which the Debtor operates, the lack of significant secured backlog visibility beyond 2021, the fluctuation of its historical financial performance, unpredictable working capital requirements and the unforeseen impact the bankruptcy process will have on the Debtors’ ability to secure new projects, Evercore did not rely on business projections beyond the Projection Period in its DCF analysis. Furthermore, the Debtor is not anticipated to generate material free cash flow until 2022. As a consequence, the implied valuations that result using the DCF methodology are highly dependent on terminal values, based upon terminal years for which there is little secured backlog visibility, which in all DCF scenarios analyzed represent more than 75% of the implied DCF valuation, and in many cases more than 90% of the implied DCF valuation. As a result, significantly less emphasis was placed on the DCF analysis.

3)	Total Enterprise Value

As a result of the analyses described herein, and subject to the disclaimers and explanations set forth herein, Evercore estimates the Total Enterprise Value of the Reorganized Debtors to be approximately $2,000 million to $2,500 million, with a mid-point of $2,250 million, as of the Assumed Effective Date. After deducting pro forma funded debt of $500 million and debt of $276 million associated with vessel modifications remaining with the Debtor and adding pre-emergence cash of $878 million (which includes $308 million of cash and cash equivalents held in variable interest entities associated with joint venture and consortium arrangements, $120 million of cash held in foreign jurisdictions and excludes $370 million of cash to fund trough liquidity and $56 million in insurance captives) projected as of the Assumed Effective Date, Evercore’s estimate of Total Enterprise Value implies a value for the New Common Stock (the “Equity Value”) of approximately $2,102 million to $2,602 million, with a midpoint of $2,352 million. These values do not give effect to the potentially dilutive impact of, among other things, any shares issued upon exercise of any warrants granted to prior shareholders, including the New Warrants, or any shares issued upon exercise of options that may be granted under a long-term incentive plan which the Board of Directors of the Reorganized Debtors may authorize for management of the Reorganized Debtors, including the Management Incentive Plan. The implied Total Enterprise Value should be considered, as a whole, and the underlying analyses should not be considered indicative of the values of any individual operation.

The preceding analysis estimates a valuation range that is significantly different from the accounting book value of the Debtors’ assets. The accounting book value of the Debtors’ assets as of September 30, 2019 was approximately $6,007 million (excluding Technology), as disclosed in the Debtors’ unaudited financial statements for the period ended on September 30, 2019. Such accounting book value is an accounting balance prepared in accordance with GAAP and is based upon historical costs adjusted for depreciation and amortization. Book values of assets prepared in accordance with GAAP generally do not reflect the current or future performance of the assets in the current market environment and may be materially different from actual or future value of the underlying assets.

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Depending on the actual financial results of the Debtors or changes in the financial markets, and due to the assumptions and other uncertainties described above, the enterprise value of the Debtors may differ from the estimated Total Enterprise Value as of the Assumed Effective Date set forth herein. Accordingly, none of the Debtors, Evercore, or any other person assumes responsibility for the accuracy of the estimated Total Enterprise Value. In addition, the market prices, to the extent there is a market, of the Reorganized Debtors’ securities will depend upon additional uncertainties and contingencies including, among other things, prevailing interest rates, conditions in the financial markets, the investment decisions of the prepetition creditors receiving such securities under the Plan (some of whom may prefer to liquidate their investment rather than hold it on a long-term basis), and other factors that generally influence the prices of securities, all of which are difficult to predict. Actual market prices for such securities also may be affected by the Debtors’ chapter 11 cases or other factors not possible to predict. Accordingly, the Total Enterprise Value estimated above does not purport to be an estimate of the post-reorganization market-trading value of the Reorganized Debtors or their securities. Such trading value may be materially different from the Total Enterprise Value ranges associated with this valuation analysis. The Reorganized Debtors will be private, non-SEC reporting companies. There can be no assurance that any trading market will develop for the New Common Stock. The estimates of value for the Reorganized Debtors do not necessarily reflect the values that may be attainable in public or private markets.

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